Exhibit 3

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser who, if you are taking advice in the United Kingdom, is duly authorised under the Financial Services and Markets Act 2000.

This document has been prepared on the assumption that the Scheme will become effective in accordance with its current terms.

If you have sold or otherwise transferred all your WPP Shares, please send this document and the accompanying documents to the purchaser or transferee or to the bank, stockbroker or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. If you have sold or transferred only part of your holding of WPP Shares, you should retain this document and the accompanying documents and consult the bank, stockbroker or agent through who the sale was effected.

WPP Share Owners should read the whole of this document.

The Directors of New WPP, whose names appear on page 3 of this document, and New WPP accept responsibility for the information contained in this document. To the best of the knowledge of the Directors and New WPP (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and contains no omission likely to affect its import.

WPP 2005 plc

(incorporated under the Companies Act and registered in England and Wales with registered number 05537577)

Prospectus

Relating to

admission to the Official List and to trading on the London Stock Exchange of up to 1,270,000,000 Ordinary Shares of 475 pence each

Sponsored by

Merrill Lynch International

This document has been prepared in connection with a scheme of arrangement pursuant to section 425 of the Companies Act to introduce a new holding company, New WPP, to WPP Group. A summary of the Scheme is set out in Part III of this document. As described in Part III of this document it is proposed that the nominal value of the New WPP Shares will be reduced to 10 pence each via the New WPP Reduction of Capital.

Risk factors in relation to holding New WPP Shares are set out in Part II of this document.

This document comprises a prospectus relating to New WPP prepared in accordance with the Prospectus Rules of the UK Listing Authority made under section 73A of the Financial Services and Markets Act 2000.

No New WPP Shares have been marketed to, nor are available for purchase by, the public in the United Kingdom or elsewhere in connection with the introduction of the New WPP Shares to the Official List. This document does not constitute an offer or invitation for any person to subscribe for or purchase any securities in New WPP.

Application has been made to the UK Listing Authority for the ordinary share capital of New WPP to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange to be admitted to trading on the London Stock Exchange. Admission to the Official List of the UK Listing Authority, together with admission to trading on the London Stock Exchange’s market for listed securities, constitute admission to official listing on a stock exchange. If the Scheme proceeds as currently envisaged, it is expected that admission to listing and trading will become effective and that dealings will commence at 8.00 a.m. on 25 October 2005. Application has also been made to list the New WPP ADSs representing New WPP Shares on NASDAQ. It is expected that listing will be effective and trading of the New WPP ADSs will commence on NASDAQ at 9.30 a.m. (New York time) on 25 October 2005.

The distribution of this document in jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities laws of any such jurisdiction. This document does not constitute an offer to sell or issue, or the solicitation of an offer to buy or subscribe, shares in any jurisdiction in which such offer or solicitation is unlawful.

Securities may not be offered or sold in the United States unless they are registered under the Securities Act or are exempt from such registration requirements. Any securities issued pursuant to the Scheme have not been and will not be registered under the Securities Act but will be issued in reliance on the exemption provided by Section 3(a)(10) thereof.

In connection with the provisions of the Reform Act, WPP and/or New WPP may include forward-looking statements (as defined in the Reform Act) in oral or written public statements issued by or on behalf of WPP and/or New WPP. These forward-looking statements may include, among other things, plans, objectives, projections and anticipated future economic performance based on assumptions and the like that are subject to risks and uncertainties. As such, actual results or outcomes may differ materially from those discussed in the forward-looking statements. Important factors which may cause actual results to differ include but are not limited to: the unanticipated loss of a material client or key personnel, delays or reductions in client advertising budgets, shifts in industry rates of compensation, government compliance costs or litigation, natural disasters or acts of terrorism, WPP’s and New WPP’s exposure to changes in the values of other major currencies (because a substantial portion of their revenues are derived and costs incurred outside of the United Kingdom) and the overall level of economic activity in WPP’s and New WPP’s major markets (which varies depending on, among other things, regional, national and international political and economic conditions and government regulations in the world’s advertising markets). In light of these and other uncertainties, the forward-looking statements included in the document should not be regarded as a representation by WPP or New WPP that WPP’s or New WPP’s plans and objectives will be achieved. Neither WPP nor New WPP undertakes any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions or assumptions or other factors, unless required to do so by the Prospectus Rules, the Listing Rules or the Disclosure Rules.

Merrill Lynch International, which is regulated in the UK by The Financial Services Authority, is acting exclusively for WPP and New WPP in connection with the application for Admission and for no one else and will not be responsible to anyone other than WPP and New WPP for providing the protections afforded to its clients or for providing advice in relation to this Prospectus.

Notice to Italian residents: This document is not addressed to any Italian resident other than an existing share owner of WPP.

DIRECTORS, SECRETARY, REGISTERED AND HEAD OFFICE AND ADVISERS

Directors

Philip Lader	- Chairman (non-executive)

Sir Martin Stuart Sorrell	- Chief Executive Officer

Paul Winston George Richardson	- Finance Director

Howard Paster	- Executive Director

Mark Julian Read	- Strategy Director

Esther Dyson	- Non-Executive Director

Orit Gadiesh	- Non-Executive Director

David Herman Komansky	- Non-Executive Director

Christopher Alasdhair Anthony Ewan Mackenzie	- Non-Executive Director

Stanley Wilbur Morten	- Non-Executive Director

Koichiro Naganuma	- Non-Executive Director

Lubna Suliman Olayan	- Non-Executive Director

John Anthony Quelch	- Non-Executive Director

Jeffrey Allen Rosen	- Non-Executive Director

Paul Spencer	- Non-Executive Director

Colin Richard Day	- Non-Executive Director

The business address for all the above Directors is 27 Farm Street, London W1J 5RJ

Company Secretary	Marie W Capes

Registered Office	Pennypot Industrial Estate,
Hythe, Kent CT21 6PE
020 7408 2204

Head Office	27 Farm Street,
London W1J 5RJ
020 7408 2204

Sponsor	Merrill Lynch International
2 King Edward Street
London EC1A 1HQ

Legal Advisers to New WPP	Allen & Overy LLP
One New Change,
London EC4M 9QQ

Auditors and Reporting Accountants	Deloitte & Touche LLP
Hill House, 1 Little New Street,
London EC4A 3TR

Registrars	Computershare Investor Services PLC
P.O. Box 82,
The Pavilions,
Bridgwater Road, Bristol BS99 7NH

US Depositary	Citibank N.A.
388 Greenwich Street,
14th Floor,
New York, New York 10013,
USA

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

12 August 2005	Voting record date for Scheme in respect of the ADR holders

19 September 2005	10 a.m. (New York time): Latest requested time for receipt by the trustee of the 401k Plans of instructions for Scheme in respect of the WPP ADSs held under the 401k Plans

20 September 2005	10 a.m. (New York time): Latest requested time for receipt by the US Depositary of voting instructions for Scheme in respect of the WPP ADRs

24 September 2005	3.30 p.m.: Latest requested time for receipt of white form of proxy for the Court Meeting(1)

24 September 2005	3.45 p.m.: Latest requested time for receipt of blue form of proxy for the Extraordinary General Meeting

24 September 2005	6.00 p.m.: Voting record time (in respect of the Extraordinary General Meeting and the Court Meeting)

26 September 2005	3.30 p.m.: Court Meeting

26 September 2005	3.45 p.m.: Extraordinary General Meeting(2)

24 October 2005	Court Hearing to sanction the Scheme and associated reduction of capital

24 October 2005	Last day of dealings in WPP Shares and WPP ADSs(3)

24 October 2005	6.00 p.m.: Scheme Record Time(3)

25 October 2005	Effective Date(3)

25 October 2005	8.00 a.m.: Delisting of WPP Shares, New WPP Shares admitted to Official List, crediting of New WPP Shares to CREST accounts and dealings in New WPP Shares commence on the London Stock Exchange(3)

25 October 2005	9.30 a.m. (New York time): Dealings in New WPP ADSs commence on NASDAQ(4)

26 October 2005	Court hearing of the petition to confirm the New WPP Reduction of Capital(5)

27 October 2005	New WPP Reduction of Capital becomes effective(5)

by 8 November 2005	Despatch of New WPP Share certificates(5)

All times are London times unless otherwise stated.

(1)	Forms of proxy for the Court Meeting not returned by this time may be handed to the Registrars, Computershare Investor Services PLC, or to the Chairman, at the Court Meeting.

(2)	To commence at the time fixed or, if later, immediately following the conclusion or adjournment of the Court Meeting.

(3)	These dates are indicative only and will depend, inter alia, on the date upon which the Court sanctions the Scheme.

(4)	New WPP Shares credited to the account of the US Depositary will be represented by the New WPP ADSs (in book-entry form direct registration book entry form or in the form of a registered New WPP ADR certificate). The US Depositary will effect the cancellation of the WPP ADSs and the issuance of New WPP ADSs, including the exchange of WPP ADSs represented by WPP ADR certificates which will continue to be honoured by the US Depositary.

(5)	These dates are indicative only and will depend, inter alia, on the date upon which the Scheme becomes effective.

The dates given are based on WPP’s current expectations and may be subject to change. WPP will give adequate notice of changes by issuing an announcement through a Regulatory Information Service.

INCORPORATION BY REFERENCE

The following documents, all of which have been filed with the Document Viewing Facility of the Financial Services Authority (25 North Colonnade, London E14 5HS) or announced through a Regulatory Information Service are incorporated into this document (other than Part I) by reference:

(a)	pages 130 to 172 of WPP’s 2004 Annual Report and Accounts, comprising WPP’s audited consolidated financial statements for the year ended 31 December 2004 under UK GAAP together with relevant accounting policies and notes. The independent auditor’s report is on page 169, the consolidated balance sheet as a 31 December 2004 is on page 136, the consolidated profit and loss account for the year ended 31 December 2004 is on page 134, a statement showing changes in equity is on page 149, the consolidated cash flow statement is on page 135, the accounting policies are on pages 130 to 133 and the explanatory notes are on pages 137 to 168;

(b)	pages 112 to 143 of WPP’s 2003 Annual Report and Accounts, comprising WPP’s audited consolidated financial statements for the year ended 31 December 2003 under UK GAAP together with relevant accounting policies and notes. The independent auditor’s report is on page 142, the consolidated balance sheet as at 31 December 2003 is on page 117, the consolidated profit and loss account for the year ended 31 December 2003 is on page 115, a statement showing changes in equity is on page 129, the consolidated cash flow statement is on page 116, the accounting policies are on pages 112 to 114 and the explanatory notes are on pages 118 to 141; and

(c)	pages 104 to 135 of WPP’s 2002 Annual Report and Accounts, comprising WPP’s audited consolidated financial statements for the year ended 31 December 2002 under UK GAAP together with relevant accounting policies and notes. The independent auditor’s report is on page 132, the consolidated balance sheet as at 31 December 2002 is on page 109, the consolidated profit and loss account for the year ended 31 December 2002 is on page 107, a statement showing changes in equity is on page 121, the consolidated cash flow statement is on page 108, the accounting policies are on pages 104 to 106 and the explanatory notes are on pages 110 to 131.

WPP and New WPP will provide without charge to each person to whom a copy of this document has been delivered, upon the written or oral request of such person, a copy of any documents incorporated by reference in this document except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into this document. Requests for copies of any such document should be directed to:

WPP

27 Farm Street

London W1J 5RJ

England

Attention: Feona McEwan,

Group Communications Director

Telephone: +44 (0) 20 7408 2204

New WPP

As above

PART I – SUMMARY INFORMATION

(1) The following summary should be read as an introduction to this document; (2) any decision to invest in New WPP Shares should be based on consideration of this document as a whole by the investor; (3) where a claim relating to the information contained in this document is brought before a court, the plaintiff investor might, under the national legislation of the EEA States, have to bear the costs of translating this document before the legal proceedings are initiated; and (4) civil liability attaches to those persons who are responsible for this summary, including any translations of this summary, but only if this summary is misleading, inaccurate or inconsistent when read together with the other parts of this document.

1.	Information on WPP

WPP and its subsidiaries and affiliates comprise one of the largest advertising and marketing businesses in the world. For the year ended 31 December 2004 WPP Group had revenue of approximately £4,300 million and reported operating profit of approximately £485 million. In the six months ended 30 June 2005, WPP Group had revenue of approximately £2,470 million and reported operating profit of approximately £299.6 million. As of 31 December, 2004 WPP Group had 57,788 employees (84,000 including associates) located in approximately 2000 offices in 106 countries.

WPP and its subsidiaries and affiliates operate through a number of established global, multinational and national advertising and marketing services companies that are organised into four business segments. WPP Group’s largest segment is advertising and media investment management where it operates well-known advertising networks such as JWT, Ogilvy & Mather Worldwide, Grey Worldwide, Red Cell, Y&R and Bates Asia as well as media investment management companies such as MindShare, Mediaedge:cia and MediaCom. WPP Group’s other segments are information, insight and consultancy (where its operations are conducted through Kantar Media Research, Millward Brown, Research International and other companies), Public relations and public affairs (where it operates through well-known companies such as Burson-Marsteller, Cohn & Wolfe, Hill & Knowlton, GCI Group and Ogilvy Public Relations Worldwide) and branding and identity, healthcare and specialist communications (where its operations are conducted through Enterprise IG, Landor Associates, Fitch Worldwide, CommonHealth, Grey Healthcare Group, Sudler & Hennessey, Healthworld, OgilvyOne, Wunderman, 141 Worldwide and other companies).

WPP and its subsidiaries and affiliates serve over 330 clients in at least three service disciplines and more than 230 clients in four service disciplines. WPP Group serves over 200 clients in six or more countries. All together, WPP Group now serves more than 300 of the Fortune Global 500, over one-half of the NASDAQ 100, and over 30 of the Fortune e-50. WPP Group’s 10 largest clients in 2004, measured by revenues, were Altria, American Express, BAT, Ford, GlaxoSmithKline, IBM, Nestle, Pfizer, Unilever and Vodafone. Together, these clients accounted for approximately 31 per cent. of WPP’s revenues in 2004. The WPP companies have maintained long-standing relationships with many of WPP Group’s clients, with the average length of relationship for the top 10 clients being approximately 50 years.

The primary sources of funds for the WPP Group are cash generated from operations and funds available under its credit facility. The primary uses of funds in recent years have been for debt service and repayment, capital expenditures, acquisitions, share repurchases and cancellations and dividends.

WPP has a highly experienced board of directors, who also comprise the board of New WPP.

2.	Information on New WPP

As set out in paragraph 3 below, New WPP is the proposed new parent company for the WPP Group. New WPP was incorporated under the name WPP 2005 plc on 16 August under the Companies Act as a public limited company limited by shares and registered in England and Wales with number 05537577. Deloitte and Touche LLP are the auditors of New WPP.

New WPP has not traded since its incorporation. It has an authorised share capital of £8,312,550,000 divided into 1,750,000,000 ordinary shares of 475 pence each and 50,000 redeemable shares of £1 each. As of the date of this document it has issued 2 ordinary shares and 50,000 redeemable shares.

3.	The Scheme of Arrangement

On 26 August 2005, WPP announced its intention to introduce a new parent company for the WPP Group, New WPP. New WPP is currently called WPP 2005 plc but will be renamed WPP Group plc immediately after the Scheme becomes effective. After the Scheme becomes effective, New WPP will own all the shares of WPP, the existing parent

PART I – SUMMARY INFORMATION

company, which will be renamed WPP 2005 plc immediately after the Scheme becomes effective. It is proposed that after the Scheme becomes effective New WPP will undergo a reduction of capital to create distributable reserves.

Under the Companies Act 1985 a public company requires (amongst other things) “distributable reserves” in order to declare and pay dividends and to effect share repurchases. On the basis of WPP’s existing policies, the directors of WPP consider that approximately £5 billion of distributable reserves should be created in order to cater for likely requirements for dividends and share repurchases in the medium to long term. Therefore, the Scheme Proposals are being implemented to create distributable reserves in New WPP which will provide flexibility and be available for future dividends and share repurchases. These distributable reserves are created via the proposed reduction in the nominal value of the New WPP Shares referred to above. Assuming a reduction of capital of 465 pence per share, and that no further WPP Shares are issued after 30 August 2005, this will create distributable reserves of approximately £5.88 billion.

The introduction of a new parent company facilitates the proposed reduction of capital which will result in the creation of substantial distributable reserves. In particular, a reduction of capital by the existing parent company would create a significantly smaller amount of reserves and would be likely to be more time-consuming and administratively complex. It is also possible that a portion of the reserves created by a reduction of capital in the existing parent company would be likely to be non-distributable, at least in the short to medium term.

Therefore, the directors of WPP (who are also the directors of New WPP) have concluded that the introduction of the new parent company and the related reduction of capital is the most appropriate way of creating distributable reserves.

On completion of the Scheme Proposals, each WPP share owner will receive one New WPP ordinary share in place of every WPP ordinary share held by them at the Scheme Record Time (which is expected to be 6.00 p.m. (London time) on 24 October 2005).

New WPP Shares will be admitted to the Official List and to trading on the London Stock Exchange’s market for listed securities. New WPP ADSs will be listed for trading on NASDAQ.

New WPP Shares will initially have a nominal value of 475 pence per share (or such lower nominal value as the Directors shall decide before the date on which the Court is asked to sanction the Scheme). However, shortly after the introduction of New WPP, the capital of New WPP will be reduced by decreasing the nominal value of each New WPP Share from 475 pence (or such lower nominal value as the Directors shall decide before the date on which the Court is asked to sanction the Scheme) to 10 pence, being the same as each existing WPP Share.

4.	Risk Factors

Prior to investing in the New WPP Shares, prospective investors should consider the factors and risks attaching to an investment in New WPP, including the following risks:

•	WPP Group competes for clients in a highly competitive industry, which may reduce market shares and decrease profits;

•	WPP Group receives a significant portion of its revenues from a limited number of large clients, and the loss of these clients could adversely impact WPP Group’s prospects, business, financial condition and results of operations;

•	WPP Group may be subject to certain regulations that could restrict WPP Group’s activities;

•	WPP Group is dependent on its employees;

•	WPP Group is exposed to the risks of doing business internationally;

•	Currency exchange rate fluctuations could adversely affect WPP Group’s consolidated results of operations;

•	WPP Group may have difficulty repatriating the earnings of its subsidiaries;

•	WPP Group is subject to recessionary economic cycles;

•	WPP Group may be unsuccessful in evaluating material risks involved in completed and future acquisitions;

•	WPP Group may be unsuccessful in integrating any acquired operations with its existing businesses; and

•	Goodwill recorded on WPP Group’s consolidated balance sheet with respect to acquired companies may become impaired.

PART I – SUMMARY INFORMATION

5.	Summary Financial Information

The tables below set out WPP’s summary financial information for the periods indicated. The UK GAAP data for 2002, 2003 and 2004 has been extracted without material adjustment from WPP’s audited financial statements for the year ended 31 December 2004 prepared in accordance with UK GAAP. The IFRS data for 2004 has been extracted without material adjustment from the non-statutory accounts of WPP for the year ended 31 December 2004 prepared in accordance with IFRS. The IFRS data for 2005 has been extracted without material adjustment from the unaudited interim results of WPP for the six months ended 30 June 2005 prepared in accordance with IFRS.

(a) UK GAAP Financial Information

(i) Summary Consolidated Profit and Loss Account

	For the year ended 31 December
	2004 £m		2003 £m		2002 Restated[1] £m
Turnover (billings)	19,598		18,621		18,029
Revenue	4,300		4,106		3,908
Gross profit	4,074		3,869		3,690
Operating costs	(3,590)		(3,454)		(3,430)
Operating profit	485		416		260
Profit on ordinary activities before interest, taxation, fixed asset gains and write-downs	529		422		290
Net interest payable and similar charges	(71)		(72)		(86)
Profit on ordinary activities before taxation	457		350		193
Taxation on profit on ordinary activities	(140)		(122)		(103)
Profit on ordinary activities after taxation	316		228		90
Profit attributable to ordinary share owners	292		208		76
Ordinary dividends	(92)		(77)		(63)
Retained profit for the year	200		132		13
Headline PBIT[2]	608		534		468
Headline PBIT[2] margin	14.1%		13.0%		12.0%
Headline PBT[2]	547		473		388
Headline earnings per share[2]
Basic earnings per ordinary share	33.6	p	29.8	p	24.4	p
Diluted earnings per ordinary share	32.3	p	29.0	p	23.8	p
Standard earnings per share
Basic earnings per ordinary share	25.7	p	18.7	p	6.8	p
Diluted earnings per ordinary share	25.0	p	18.2	p	6.7	p
Headline earnings per ADR [2,3]
Basic earnings per ADR	168.0	p	149.0	p	122.0	p
Diluted earnings per ADR	161.5	p	145.0	p	119.0	p
Standard earnings per ADR[3]
Basic earnings per ADR	128.5	p	93.5	p	34.0	p
Diluted earnings per ADR	125.0	p	91.0	p	33.5	p

Notes

[1]	Restated on implementation of UITF 38 (Accounting for ESOP Trusts).

[2]	Headline PBIT: Profit on ordinary activities before interest, taxation, goodwill amortisation and impairment, fixed asset gains and write-downs.

Headline PBT: Profit on ordinary activities before taxation, goodwill amortisation and impairment, fixed asset gains and write-downs, and net interest charges on defined benefit pension schemes.

PART I – SUMMARY INFORMATION

Headline earnings per ordinary share and ADR excludes goodwill amortisation and impairment, fixed asset gains and write-downs, and net interest charges on defined benefit pension schemes.

The calculation of Headline PBIT, Headline PBT and Headline earnings is set out in note 28 of WPP’s UK GAAP 2004 financial statements.

[3]	Basic and diluted earnings per ADR have been calculated using the same method as earnings per share, multiplied by a factor of five.

(ii) Summary Consolidated Balance Sheet

	As at 31 December
	2004 £m	2003 Restated[1] £m	2002 Restated[1] £m
Fixed assets	6,519	6,386	6,051
Current assets	4,799	4,311	3,596
Creditors: amounts falling due within one year (including convertible bonds)	(5,220)	(4,902)	(4,120)
Net current liabilities	(421)	(591)	(524)
Total assets less current liabilities	6,098	5,796	5,527
Creditors: amounts falling due after more than one year (including convertible bonds)	(1,853)	(1,691)	(1,838)
Provisions for liabilities and charges	(91)	(100)	(71)
Net assets excluding pension provision	4,154	4,005	3,619
Pension provision	(188)	(189)	(185)
Net assets including pension provision	3,966	3,816	3,434
Capital and reserves
Called up share capital	119	119	116
Equity share owners’ funds	3,915	3,768	3,395
Total capital employed	3,966	3,816	3,434

Notes

[1]	Restated on implementation of UITF 38 (Accounting for ESOP Trusts).

(iii) Summary Consolidated Cash Flow Statement

	For the year ended 31 December
	2004 £m	2003 Restated[1] £m	2002 Restated[1] £m
Operating profit	485	415	260
Net cash inflow from operating activities	690	942	780
Dividends received from associates	19	16	9
Returns on investment and servicing of finance	(73)	(38)	(78)
UK and overseas tax paid	(101)	(94)	(85)
Capital expenditure and financial investment	(86)	(85)	(90)
Acquisitions and disposals	(209)	(345)	(277)
Equity dividends paid	(82)	(67)	(56)
Net cash inflow before management of liquid resources and financing	157	329	203
Increases in cash and overdrafts for the year	368	234	236
Balance of cash and overdrafts at end of year	1,039	716	501

Net debt at end of year	(300)	(362)	(723)

Notes

[1]	Restated on implementation of UITF 38 (Accounting for ESOP Trusts).

PART I – SUMMARY INFORMATION

(b) IFRS Financial Information

(i) Summary Consolidated Income Statement

For the year ended 31 December 2004

	2004 £m
Turnover (billings)	19,598
Revenue	4,300
Gross profit	4,074
Operating costs	(3,599)
Operating profit	475
Profit before interest and taxation	505
Finance income	56
Finance charges	(127)
Profit before taxation	434
Taxation	(135)
Profit for the year	299
Headline PBIT	560
Headline PBIT margin	13.0%
Headline PBT	490
Earnings per share
Basic earnings per ordinary share	24.0	p
Diluted earnings per ordinary share	23.4	p

The accompanying notes form an integral part of this income statement.

No operations with a material impact on the WPP Group’s results were acquired or discontinued during 2004. In 2004, acquisitions contributed revenue of £63.6 million, operating profit of £12.9 million and profit on ordinary activities before interest and taxation of £18.9 million.

(ii) Summary Consolidated Balance Sheet

At 31 December 2004

2004 £m
Non-current assets	5,967
Current assets	4,722
Current liabilities	(5,167)
Net current liabilities	(445)
Total assets less current liabilities	5,522
Non-current liabilities	(2,457)
Net assets	3,066
Capital and reserves
Called up share capital	119
Equity share owners’ funds	3,011
Total capital employed	3,066

PART I – SUMMARY INFORMATION

(iii) Summary Consolidated Cash Flow Statement

For the year ended 31 December 2004

2004 £m
Net cash flows from operating activities	556

Net cash outflow from investing activities	(295)

Net cash outflow from financing activities	(51)
Net increase in cash and cash equivalents	210
Translation differences	(45)
Cash and cash equivalents at beginning of year	1,118
Cash and cash equivalents at end of year	1,283

Impact of adoption of IFRS on WPP

WPP has historically prepared its primary financial statements under UK GAAP. For periods beginning on or after 1 January 2005, all listed companies in the European Union, including WPP, are required to prepare their consolidated financial statements in accordance with IFRS, including International Accounting Standards. WPP’s first IFRS results are its interim results for the six months ending 30 June 2005, announced on 26 August 2005, and the first Annual Report under IFRS will be for the year ending 31 December 2005. However, non-statutory IFRS results for the year ending 31 December 2004 have been prepared and are summarised above.

Interim results for the six months ended 30 June 2005

On 26 August 2005 the WPP Group announced its unaudited interim results for the six month period ended 30 June 2005. The Group has prepared its interim results in accordance with International Financial Reporting Standards (IFRS). Comparative figures for the period ended 30 June 2004 have been restated to comply with IFRS.

	Six months ended 30 June 2005 £m		Six months ended 30 June 2004 £m
Revenue	2,468		2,026
Operating profit	253		183
Headline PBIT	300		228
Profit before taxation	222		160
Headline PBT	255		193
Diluted earnings per share	11.1	p	8.0	p
Headline diluted earnings per share	13.8	p	10.8	p
Headline PBIT margin	12.1%		11.3%
Net debt	(1,242)		(740)
Net assets	3,742		2,951

Summary of results

The unaudited interim results for the six months ended 30 June 2005 reflect continuing improvement over last year.

Reported revenue was up almost 22% at £2.5 billion. On a like-for-like basis, excluding the impact of acquisitions, revenues were up 6%. Headline operating profit was up 31% to £300m from £228m. Headline operating margin rose by 0.8 margin points to 12.1% from 11.3%. Headline profit before tax was up 32% to £255 million from £193 million. Reported profit before tax rose by 38% from £160m to £222m. In constant currencies pre-tax profits rose by 37%. Diluted headline earnings per share rose by 27% to 13.8p from 10.8p. In constant currencies, earnings per share on the same basis rose by 26%.

PART II – RISK FACTORS

Any investment in New WPP Shares is subject to a number of risks. Before making any investment decision, prospective and existing shareholders should carefully consider the factors and risks attaching to an investment in New WPP Shares, together with all other information contained in this document including, in particular, the risk factors described below. Additional risks and uncertainties that are not currently known to WPP or New WPP, or that they currently deem immaterial, may also have an adverse effect on WPP Group’s business. Investors should consider carefully whether an investment in New WPP Shares is suitable for them in light of the information in this document and their personal circumstances.

1.	WPP Group competes for clients in a highly competitive industry, which may reduce market shares and decrease profits.

The communications services industry is highly competitive and fragmented. At the parent company level, WPP Group’s principal competitors are other large multinational communications services companies, as well as regional and national advertising and/or marketing services firms. In the communications services industry, service agreements with clients are generally terminable by the client upon 90 days’ notice. As such, clients may move their accounts to another agency on relatively short notice. In many cases, a WPP agency represents a client for only a portion of its advertising or marketing services needs or only in particular geographic areas, thus enabling the client to continually compare the effectiveness of the WPP agency against other agencies’ work. Many clients do not permit an agency working for it to represent competing accounts or product lines in the same market. A lesser number of companies will not permit any of the agencies owned by a communications service company to work on competing accounts or product lines in any market. These client conflict policies can and sometimes do prevent WPP’s agencies from seeking and winning new clients and assignments. If WPP’s agencies are unable to compete effectively in the markets in which they operate, WPP’s market share and profits may decrease.

2.	WPP Group receives a significant portion of its revenues from a limited number of large clients, and the loss of these clients could adversely impact WPP Group’s prospects, business, financial condition and results of operations.

A relatively small number of clients contribute a significant percentage of WPP Group’s consolidated revenues. WPP Group’s ten largest clients accounted for approximately 31 per cent. of revenues in the year ended 31 December 2004. WPP Group’s clients generally are able to reduce advertising and marketing spending or cancel projects at any time for any reason. There can be no assurance that any of WPP Group’s clients will continue to utilise WPP Group’s services to the same extent, or at all, in the future. A significant reduction in advertising and marketing spending by, or the loss of one or more of, WPP Group’s largest clients, if not replaced by new client accounts or an increase in business from existing clients, would adversely affect WPP Group’s prospects, business, financial condition and results of operations.

3.	WPP Group may be subject to certain regulations that could restrict WPP Group’s activities.

From time to time, governments, government agencies and industry self-regulatory bodies in the United States, European Union and other countries in which WPP Group operates have adopted statutes, regulations and rulings that directly or indirectly affect the form, content and scheduling of advertising, public relations and public affairs, and market research, or otherwise affect the activities of WPP Group and its clients. Though WPP Group does not expect any existing or proposed regulations to materially adversely impact WPP Group’s business, WPP Group is unable to estimate the effect on its future operations of the application of existing statutes or regulations or the extent or nature of future regulatory action.

4.	WPP Group is dependent on its employees.

The advertising and marketing services businesses are highly dependent on the talent, creative abilities and technical skills of its personnel and the relationships its personnel have with clients. WPP Group believes that its operating companies have established reputations in the industry that attract talented personnel. However, WPP Group, like all services businesses, is vulnerable to adverse consequences from the loss of key employees due to the competition among their businesses for talented personnel.

PART II – RISK FACTORS

5.	WPP Group is exposed to the risks of doing business internationally.

WPP Group operates in 106 countries throughout the world. WPP Group’s international operations are subject to a number of risks inherent in operating in different countries. These include, but are not limited to risks regarding:

(i)	currency exchange rate fluctuations;

(ii)	restrictions on repatriation of earnings; and

(iii)	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets.

The occurrence of any of these events or conditions could adversely affect WPP Group’s ability to increase or maintain its operations in various countries.

6.	Currency exchange rate fluctuations could adversely affect WPP Group’s consolidated results of operations.

WPP Group’s reporting currency is the UK pound sterling. However, WPP Group’s significant international operations give rise to an exposure to changes in foreign exchange rates, since most of its revenues from countries other than the UK are denominated in currencies other than the UK pound sterling, including the US dollar. Changes in exchange rates can reduce WPP Group’s revenues when measured in UK pounds sterling.

7.	WPP Group may have difficulty repatriating the earnings of its subsidiaries.

Any payment of dividends, distributions, loans or advances to WPP Group by its subsidiaries could be subject to restrictions on, or taxation of, dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which WPP Group’s subsidiaries operate. If WPP Group is unable to repatriate the earnings of its subsidiaries it could have an adverse impact on WPP Group’s ability to pay dividends or to redeploy earnings in other jurisdictions where they could be used more profitably.

8.	WPP Group is subject to recessionary economic cycles.

WPP Group’s business is affected by recessionary economic cycles. Recessionary economic cycles may adversely affect the businesses of WPP Group’s clients, which can have the effect of reducing the amount of services they purchase for WPP Group’s agencies and thus can materially adversely affect WPP Group’s consolidated results of operations.

9.	WPP Group may be unsuccessful in evaluating material risks involved in completed and future acquisitions.

WPP Group regularly reviews potential acquisitions of businesses that are complementary to its businesses. As part of the review WPP Group conducts business, legal and financial due diligence with the goal of identifying and evaluating material risks involved in any particular transaction. Despite WPP Group’s efforts, it may be unsuccessful in ascertaining or evaluating all such risks. As a result, it might not realise the intended advantages of any given acquisition. If WPP Group fails to realise the expected benefits from one or more acquisitions, WPP Group’s business, results of operations and financial condition could be adversely affected.

10.	WPP Group may be unsuccessful in integrating any acquired operations with its existing businesses.

WPP Group may experience difficulties in integrating operations acquired from other companies. These difficulties include the diversion of management’s attention from other business concerns and the potential loss of key employees of the acquired operations. Acquisitions also frequently involve significant costs related to integrating information technology, accounting and management services and rationalising personnel levels. If WPP Group experiences difficulties in integrating one or more acquisitions, WPP Group’s business, results of operations and financial condition could be adversely affected.

11.	Goodwill recorded on WPP Group’s balance sheet with respect to acquired companies may become impaired.

WPP Group has a significant amount of goodwill recorded on its balance sheet with respect to acquired companies. WPP Group annually tests the carrying value of goodwill for impairment. The estimates and assumptions about results of operations and cash flows made in connection with impairment testing could differ from future actual results of operations and cash flows. In addition, future events could cause WPP Group to conclude that the asset values associated with a given operation have become impaired. Any resulting impairment loss could have a material impact on WPP Group’s financial condition and results of operations.

WPP Group may use ordinary shares, incur indebtedness, expend cash or use any combination of ordinary shares, indebtedness and cash for all or part of the consideration to be paid in future acquisitions that would result in additional goodwill being recorded on WPP Group’s balance sheet.

PART III – THE SCHEME OF ARRANGEMENT

1.	Introduction

On 26 August 2005, WPP announced its intention to implement a change to its corporate structure by putting in place a new parent company for WPP Group via a scheme of arrangement (the Scheme).

This new parent company (New WPP) is currently called WPP 2005 plc but will be renamed WPP Group plc immediately after the Scheme becomes effective. If the Scheme becomes effective the existing parent company, WPP Group plc (WPP), will be re-named WPP 2005 plc. It is likely that WPP will also be re-registered as a private limited company shortly after the Scheme becomes effective.

It is also proposed that, subject to the Scheme Proposals becoming effective and subject to separate approval by share owners, the New WPP board of directors should be authorised to adopt the New Share Plans and the Continuing Plans (the Share Plans Proposals).

The corporate reorganisation is proposed to be effected by way of a Court sanctioned scheme of arrangement under section 425 of the Companies Act, accompanied by a Court approved reduction of capital.

New WPP will then carry out a reduction of capital to create substantial distributable reserves (the New WPP Reduction of Capital).

2.	Reasons for the Scheme Proposals

Under the Companies Act, a public company requires (amongst other things) “distributable reserves” in order to declare and pay dividends and to effect share repurchases. On the basis of WPP’s existing policies, the Directors consider that approximately £5 billion of distributable reserves should be created in order to cater for likely requirements for dividends and share repurchases in the medium to long term. Therefore, the Scheme Proposals are being implemented to create distributable reserves in New WPP which will provide flexibility and be available for future dividends and share repurchases. These distributable reserves are created as a result of the proposed reduction in the nominal value of the New WPP Shares referred to above. Assuming a reduction of capital of 465 pence per share, and that no further WPP Shares are issued after 30 August 2005, this will create distributable reserves of approximately £5.88 billion.

The introduction of a new parent company facilitates the proposed reduction of capital which will result in the creation of substantial distributable reserves. In particular, a reduction of capital by the existing parent company would create a significantly smaller amount of reserves and would be likely to be more time-consuming and administratively complex. It is also possible that a portion of the reserves created by a reduction of capital in the existing parent company would be likely to be non-distributable, at least in the short to medium term.

Therefore, the Directors have concluded that the introduction of the new parent company and the related reduction of capital is the most appropriate way of creating distributable reserves.

A number of other listed companies have implemented similar reorganisations for similar purposes.

The Scheme Proposals should not result in any disruption to WPP Group commercial operations.

3.	Principal features of the Scheme

3.1	Structure

Under the Scheme, all Scheme Shares will be cancelled and New Shares will be issued to New WPP so that New WPP will own all the issued shares in WPP. In consideration for the cancellation of the Scheme Shares, Scheme Share Owners at the Scheme Record Time will receive New WPP Shares, having the same economic and voting rights in New WPP as the Scheme Shares they hold in WPP at the Scheme Record Time, on the following basis:

for each Scheme Share cancelled         one New WPP Share

Scheme Share Owners will not receive any cash as part of the Scheme.

New WPP Shares will have the same rights as those attaching to the existing WPP Shares. The New WPP Shares to be issued pursuant to the Scheme will rank pari passu in all respects with any New WPP Shares in issue at the Scheme Record Time and shall rank in full for all dividends or distributions made, paid, or declared after the Scheme Record Date on the ordinary share capital of New WPP.

The rights attaching to the New WPP Shares are summarised in paragraph 4.2(a) of Part VIII.

PART III – THE SCHEME OF ARRANGEMENT

3.2	Effect of the Scheme

The Scheme is subject to a number of conditions as set out in paragraph 4 below. If these conditions are satisfied and the Scheme becomes effective, New WPP will become the immediate parent company of WPP and the parent company of WPP Group. New WPP will, in turn, be owned by Scheme Share Owners in the same proportions as they own WPP at the Scheme Record Time.

The Scheme is expected to become effective and dealings in New WPP Shares are expected to commence on 25 October 2005.

WPP will make announcements to WPP Share Owners from time to time in relation to the progress of the scheme, including, upon the scheme becoming effective.

3.3	Transitional Matters

Further WPP Shares may be allotted before and after the Scheme comes into effect. In order to ensure that the timing of the allotment of those WPP Shares does not leave them outside the scope or effect of the Scheme, it is proposed that the WPP Articles should be amended in such a way as to ensure that:

(a)	any WPP Shares which are issued prior to the confirmation by the Court of the reduction of capital of WPP provided for under the Scheme will be allotted and issued subject to the terms of the Scheme and will be bound by the Scheme accordingly;

(b)	any WPP Shares which are allotted and issued after the Scheme has become effective will be acquired by New WPP and/or its nominee or nominees in exchange for the issue or transfer of New WPP Shares to the allottees; and

(c)	in the event that any WPP Shares are allotted and issued to any person within (b) above following any reorganisation of or material alteration to the share capital of either WPP or New WPP or any other return of value to holders of New WPP Shares after the Effective Date, the number of New WPP Shares to be issued or transferred to that person will be adjusted in an appropriate manner.

3.4	New WPP Articles of Association

The Articles of Association of New WPP are substantially the same as those of WPP. However, the directors of New WPP concluded it was appropriate to take the opportunity to update the articles to bring them into line with current practice and recent changes in legislation. The principal differences between New WPP’s articles and WPP’s articles are described in paragraph 4.2(k) of Part VIII of this document. New WPP’s articles are also available for inspection as set out in paragraph 21 of Part VIII of this document.

4.	Conditions to implementation of the Scheme

The implementation of the Scheme is conditional on the following having occurred:

(a)	the Scheme is approved by a majority in number, representing three-fourths in value, of those WPP Share Owners present and voting, either in person or by proxy, at the Court Meeting;

(b)	the special resolution to approve the matters in connection with the Scheme (which is set out in the Notice of the Extraordinary General Meeting contained in Part 7 of the Scheme Circular) is duly passed at the Extraordinary General Meeting by a majority of not less than three-fourths of the votes cast;

(c)	the Australian Federal Treasurer having issued a statement of no objection in relation to the Scheme or the period of time during which the Australian Federal Treasurer may object to the Scheme having elapsed;

(d)	the Scheme is sanctioned by the Court at the Court Hearing;

(e)	an office copy of the Order of the Court sanctioning the Scheme under section 425 of the Companies Act 1985 having been delivered to the Registrar of Companies for registration and the minute confirming the reduction of capital in relation to the Scheme is registered by the Registrar of Companies; and

(f)	permission having been granted by the UK Listing Authority to admit the New WPP Shares to the Official List and to trading on the London Stock Exchange’s market for listed securities.

PART III – THE SCHEME OF ARRANGEMENT

The directors of WPP will not take the necessary steps to implement the Scheme unless the above conditions have been satisfied or waived and, at the relevant time, they consider that it continues to be in WPP’s and the WPP Share Owners’ best interests that the Scheme should be implemented.

If the Scheme and the New WPP Reduction of Capital does not become effective for any reason, WPP will undertake restructuring within the WPP Group in order to generate additional distributable reserves (including, via reorganising the mechanics for the upstreaming of profits to WPP) in order to maintain the payment of dividends and the repurchase of shares. It is anticipated that such restructuring may result in the WPP Group incurring additional costs to those of the Scheme and the New WPP Reduction of Capital.

5.	Timetable

The Court Meeting has been convened for 3.30 p.m. on 26 September 2005 pursuant to an order of the Court, at which meeting, or at any adjournment thereof, WPP Share Owners will consider and, if thought fit, approve the Scheme.

The Extraordinary General Meeting has been convened for 3.45 p.m. on 26 September 2005 (or, if later, immediately following the conclusion or adjournment of the Court Meeting). At the Extraordinary General Meeting, or at any adjournment thereof, WPP Share Owners will consider and, if thought fit, pass a resolution covering various matters in connection with the Scheme.

Any changes to the proposed timetable will be announced via a Regulatory Information Service.

The Court Hearing to approve the Scheme is expected to be held on 24 October 2005. Scheme Share Owners will have the right to attend the Court Hearing and, if lodging a response to the petition to the Court to sanction the Scheme, to appear in person or be represented by counsel to support or oppose the sanction of the Scheme. The Court Hearing will be held at the Royal Courts of Justice, The Strand, London WC2A 2LL.

The Scheme contains a provision for WPP and New WPP jointly to consent, on behalf of all persons concerned, to any modification of or addition to the Scheme, or to any condition that the Court may think fit to approve or impose. The Court would be unlikely to approve or impose any modification of, or addition or condition to, the Scheme which might be material to the interests of Scheme Share Owners unless Scheme Share Owners were informed of any such modification, addition or condition. It will be a matter for the Court to decide, in its discretion, whether or not the consent of Scheme Share Owners should be sought at a further meeting. Similarly, if a modification, addition or condition is put forward which in the opinion of the directors of WPP, is of such a nature or importance as to require the consent of the Scheme Share Owners at a further meeting, the directors of WPP will not take the necessary steps to enable the Scheme to become effective unless and until such consent is obtained.

If the Scheme is sanctioned at the Court Hearing and the other conditions to the Scheme have been satisfied or waived, the Scheme is expected to become effective, and dealings in New WPP Shares are expected to commence, on 25 October 2005.

If the Scheme has not become effective by 30 June 2006 (or such later date as WPP and New WPP may agree and the Court may allow), it will lapse, in which event there will not be a new parent company of WPP, Scheme Share Owners will remain share owners of WPP and the existing WPP Shares will continue to be listed on the Official List.

6.	Listings, dealings, share certificates and settlement

Application will be made to the UK Listing Authority for the admission of up to 1,270,000,000 New WPP Shares to the Official List and for the New WPP Shares to be admitted to trading on the London Stock Exchange’s market for listed securities. The last day of dealings in WPP Shares is expected to be 24 October 2005. The last time for registration of transfers of Scheme Shares is expected to be 6.00 p.m. on 24 October 2005, the Scheme Record Time. It is expected that Admission will become effective and that dealings in the New WPP Shares will commence on 25 October 2005, the Effective Date. The listing of WPP Shares is also expected to be cancelled on that date.

Application has been made to list the New WPP ADSs for trading on NASDAQ. It is expected that the New WPP ADSs will be listed and trading in the New WPP ADSs will commence on NASDAQ at 9.30 a.m. (New York time) on 25 October 2005.

These dates may be deferred if it is necessary to adjourn any meeting required to approve the arrangements described in this document or if there is any delay in obtaining the Court’s sanction of the Scheme. In the event of a delay, the application for the WPP Shares to be delisted will be deferred, so that the listing will not be cancelled until immediately before the Scheme becomes effective.

PART III – THE SCHEME OF ARRANGEMENT

With effect from (and including) the Effective Date, all share certificates representing the Scheme Shares will cease to be valid and binding in respect of such holdings and should be destroyed. This is the case even though New WPP will be renamed WPP Group plc on the Scheme becoming effective.

The US Depositary will effect the cancellation of WPP ADSs, including WPP ADSs held in the form of WPP ADR certificates, and issuance of New WPP ADSs under the terms of a New WPP ADS Deposit Agreement, as promptly as practicable after the Effective Date. The US Depositary will cancel the WPP ADSs held in book-entry form in an account maintained by a participant in DTC and issue New WPP ADSs through the book-entry transfer facilities of DTC as soon as practicable upon receipt by the US Depositary of the applicable number of New WPP Shares in its CREST account(s). Holders of WPP ADSs will need to surrender any WPP ADSs held in the form of WPP ADR certificates to the US Depositary for cancellation and exchange for New WPP ADSs. Promptly following the Effective Date, the US Depositary will mail materials to effect the exchange of WPP ADSs represented by WPP ADR certificates for New WPP ADSs to the holders of WPP ADSs represented by WPP ADR certificates registered on its books as of the ADS Scheme Record Time. The holders of WPP ADSs represented by WPP ADR certificates will be able to choose to receive their New WPP ADSs in the form of New WPP ADR certificates or book-entry direct registration with the ADS Depositary. The US Depositary will cancel certain uncertificated and restricted WPP ADSs held in book entry form and issue uncertificated and restricted New WPP ADSs promptly upon receipt of the applicable number of New WPP Shares in its CREST account.

The articles of association of New WPP permit the holding of New WPP Shares under the CREST system. New WPP has applied for the New WPP Shares to be admitted to CREST with effect from Admission. Accordingly, settlement of transactions in the New WPP Shares following Admission may take place within the CREST system if any Scheme Share Owner so wishes. CREST is a voluntary system and holders of New WPP Shares who wish to receive and retain share certificates will be able to do so. Scheme Share Owners may, however, elect to receive New WPP Shares in uncertificated form if they are a system-shareholder (as defined in the CREST Regulations) in relation to CREST.

For Scheme Share Owners who hold their WPP Shares in a CREST account at the Scheme Record Time, New WPP Shares are expected to be credited to the relevant CREST member account on 25 October 2005, the Effective Date. For those holding shares in certificated form at the Scheme Record Time, definitive share certificates for the New WPP Shares are expected to be despatched within ten business days after the Effective Date. In the case of joint holders, certificates will be despatched to the joint holder whose name appears first in the register. All certificates will be sent by pre-paid first class post at the risk of the person entitled to them. Pending the despatch of certificates for New WPP Shares, transfers of New WPP Shares will be certified against the register of members of New WPP. Temporary documents of title will not be issued in respect of the New WPP Shares.

WPP Shares held in uncertificated form will be disabled in CREST on the Effective Date. New WPP reserves the right to issue New WPP Shares to any or all share owners in certificated form if, for any reason, it wishes to do so.

All mandates in force at the Scheme Record Time relating to payment of dividends on WPP Shares and all instructions given relating to notices and other communications will, unless and until varied or revoked, be treated, from the Effective Date, as being valid and effective mandates or instructions to New WPP in relation to the corresponding holding of New WPP Shares.

All documents, certificates, cheques or other communications sent by or to Scheme Share Owners, or as such persons shall direct, will be sent at their own risk and may be sent by post.

7.	WPP Share Plans

It is intended that the WPP Share Plans and awards under certain of the WPP Share Plans will be amended, if and where necessary, to ensure that any awards or options outstanding under the WPP Share Plans will ultimately be satisfied in New WPP Shares or New WPP ADSs. How it is proposed that this will be achieved, including the proposed amendments to the WPP Share Plans, is described in paragraphs 14 and 20 of Part 3 of the Scheme Circular.

8.	Overseas share owners

8.1	General

The implications of the Scheme for persons resident in, or citizens or nationals of, jurisdictions outside the United Kingdom (overseas share owners) may be affected by the laws of the relevant jurisdictions. Such overseas share owners should inform themselves about and observe all applicable legal requirements.

PART III – THE SCHEME OF ARRANGEMENT

It is the responsibility of any person into whose possession this document comes to satisfy themselves as to their full observance of the laws of the relevant jurisdiction in connection with the Scheme, including the obtaining of any governmental, exchange control or other consents which may be required and/or compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

If, in respect of any overseas share owners, New WPP is advised that the allotment and issue of New WPP Shares would or might infringe the laws of any jurisdiction outside the United Kingdom, or would or might require New WPP to obtain any governmental or other consent or effect any registration, filing or other formality with which, in the opinion of New WPP, it would be unable to comply or which it regards as unduly onerous, the Scheme provides that New WPP may determine either (a) that the share owner’s entitlement to New WPP Shares shall be issued to a nominee for such share owner appointed by New WPP and then sold, with the net proceeds being remitted to the share owner concerned; or (b) that the share owner’s entitlement to New WPP Shares pursuant to the Scheme shall be issued to such share owner and then sold on his behalf as soon as reasonably practical at the best price which can be reasonably obtained at the time of sale, with the net proceeds of sale being remitted to the share owner. Any remittance of the net proceeds of sale referred to in this paragraph shall be at the risk of the relevant holder.

Overseas share owners should consult their own legal and tax advisers with respect to the legal and tax consequences of the Scheme in their particular circumstances.

For additional information relating to certain US tax considerations, see paragraph 15 of Part VIII of this document.

8.2	United States

Any securities to be issued under the Scheme in the United States have not been and will not be registered under the Securities Act but will be issued in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof. For the purpose of qualifying for the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof, WPP will advise the Court that its sanctioning of the Scheme will be relied on by New WPP as an approval of the Scheme following a hearing on its fairness to Scheme Share Owners, at which Court hearing all Scheme Share Owners are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all such share owners.

Securities to be issued in the Scheme in exchange for WPP Securities that were not “restricted securities” should not be treated as “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and persons who receive securities in the Scheme in exchange for WPP Shares or WPP ADSs that were not restricted securities (other than “affiliates” as described in the paragraph below) may resell them without restriction under the Securities Act. Persons who hold restricted WPP Shares or restricted WPP ADSs will receive New WPP Shares or New WPP ADSs, as the case may be, that will be subject to the same restrictions as applied to their WPP Shares or WPP ADSs.

A person who is entitled to receive securities in the Scheme and who is an affiliate of WPP prior to implementation of the Scheme may not resell such securities without registration under the Securities Act except pursuant to the applicable resale provisions of Rule 145(d) of the Securities Act or another applicable exemption from registration or in a transaction not subject to registration (including a transaction that satisfies the applicable requirements of Regulation S under the Securities Act). Whether a person is an affiliate of a company for purposes of the Securities Act depends on the circumstances but affiliates can include certain officers, directors and significant shareholders. Persons who believe they may be affiliates of WPP should consult their own legal advisers prior to any sale of securities received in the Scheme.

WPP files annual reports and submits certain other information and documents to the SEC pursuant to its registration under section 12 of the US Securities Exchange Act of 1934. Once the Scheme becomes effective, New WPP will automatically succeed to WPP’s existing US Securities Exchange Act registration, and will be subject to the reporting requirements thereof.

The reports and other information filed by WPP with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 450 Fifth Street, NW, Washington, D.C. 20549 and on the SEC’s website at www.sec.gov. Please call the SEC on 1-800-SEC-0330 for further information.

Each of WPP and New WPP is a public limited company incorporated under the laws of England and Wales. Some of their respective directors and officers reside outside of the United States. In addition, a substantial portion of the directly owned assets of such persons, of WPP and New WPP are located outside of the United States. As a result, it

PART III – THE SCHEME OF ARRANGEMENT

may be difficult or impossible for investors to effect service of process within the United States against WPP, New WPP or their respective directors and officers or to enforce against any of them judgments, including those obtained in original actions or in actions to enforce judgments of the U.S. courts, predicated upon the civil liability provisions of the federal securities laws of the United States.

For additional information relating to certain US tax considerations relevant to the Scheme, see paragraph 15 of Part VIII of this document.

9.	New WPP Reduction of Capital

The New WPP Reduction of Capital is being implemented to create distributable reserves in New WPP. New WPP Shares will initially have a nominal value of 475 pence per share (or such lower nominal values as the Directors shall decide before the date on which the Court is asked to sanction the Scheme). However, shortly after the Scheme becomes effective, the capital of New WPP will, subject to Court approval, be reduced by decreasing the nominal value of each New WPP Share (including the New WPP Shares represented by new WPP ADSs) and each unissued share in the capital of New WPP from 475 pence (or such lower nominal value as the Directors shall decide before the date on which the Court is asked to sanction the Scheme) to 10 pence, being the same as the existing WPP Shares. The Directors may propose a reduction in the nominal value of its shares if necessary to ensure that its shares are not allotted at a discount to their nominal value.

The initial share owners of New WPP resolved on 26 August 2005 to reduce its capital as described above, conditional on the Scheme becoming effective. At the Extraordinary General Meeting of WPP, the WPP Share Owners (who will become the share owners of New WPP if the Scheme becomes effective) will also be asked to approve the New WPP Reduction of Capital.

The New WPP Reduction of Capital will also require the confirmation of the Court at the proposed Court Hearing (which is expected will be held on 24 October 2005) and, if so confirmed, will create distributable reserves of approximately £5.88 billion (assuming a reduction of capital of 465 pence per share, and that no further shares of WPP are issued after 30 August 2005). The creation of distribution reserves will provide flexibility and be available for future dividends and share repurchases at the discretion of the Directors of New WPP.

The New WPP Reduction of Capital is expected to become effective on 27 October 2005.

10.	Announcements

New WPP and WPP will announce the Scheme becoming effective, WPP being delisted and New WPP being listed via a Regulatory Information Service.

New WPP will announce the New WPP Reduction of Capital becoming effective via a Regulatory Information Service.

PART IV – INFORMATION RELATING TO WPP GROUP

1.	Introduction

WPP Group operates through a number of established global, multinational and national advertising and marketing services companies that are organised into four business segments. WPP Group’s largest segment is Advertising and Media investment management where it operates the well-known advertising networks such as JWT, Ogilvy & Mather Worldwide, Grey Worldwide, Red Cell, Y&R and Bates Asia as well as media investment management companies such as MindShare, Mediaedge:cia and MediaCom. WPP Group’s other segments are Information, insight and consultancy (where its operations are conducted through Kantar Media Research, Millward Brown, Research International and other companies), Public relations and public affairs (where it operates through well-known companies such as Burson-Marsteller, Cohn & Wolfe, Hill & Knowlton, GCI Group and Ogilvy Public Relations Worldwide) and Branding & identity, Healthcare and Specialist communications (where its operations are conducted by Enterprise IG, Landor Associates, Fitch Worldwide, CommonHealth, Grey Healthcare Group, Sudler & Hennessey, Ogilvy Healthworld, OgilvyOne, Wunderman, 141 Worldwide and other companies).

2.	History And Development Of WPP Group

WPP was incorporated and registered in England and Wales in 1971 and is a public limited company under the Companies Act 1985, and until 1985 operated as a manufacturer and distributor of wire and plastic products. In 1985, new investors acquired a significant interest in WPP and changed the strategic direction of WPP Group from being a wire and plastics manufacturer and distributor to being a multinational communications services organisation. Since then, WPP Group has grown both organically and by the acquisition of companies, most significantly the acquisitions of JWT Group, Inc. in 1987, The Ogilvy Group, Inc. in 1989, Young & Rubicam Inc. (Young & Rubicam or Young & Rubicam Brands, as the group is now known) in 2000, Tempus Group plc (Tempus) in 2001, Cordiant Communications Group plc (Cordiant) in 2003 and Grey Global Group Inc. (Grey) in March 2005.

On 4 October 2000, WPP Group finalised its acquisition of Young & Rubicam. The value of the consideration, which was satisfied entirely by the issue of new WPP ordinary shares or WPP ADSs, was £3.0 billion. In accordance with UK GAAP, the consideration was calculated by reference to the opening WPP share price on 4 October 2000, which was £7.99. The merger with Young & Rubicam brought together two organisations sharing a common approach to the integration of advertising and marketing services for clients. Management believes that the companies complement one another in providing alternative operating brands in common business areas while adding the market research expertise of WPP Group to the Young & Rubicam businesses. The Young & Rubicam companies and other WPP Group companies continue to share a large number of major clients including Ford and AT&T. Within the enlarged WPP Group client conflicts can be managed more effectively through separate operating brands so that clients can be assured of confidentiality. In addition, the merger has strengthened WPP Group geographically, particularly in North America and Continental Europe.

On 6 November 2001, WPP Group finalised its acquisition of Tempus. The consideration was satisfied principally by £369 million in cash. Prior to the acquisition, WPP Group owned a 22 per cent. interest in the ordinary share capital of Tempus. Subsequent to the acquisition, The Media Edge and CIA, Tempus’ core brand, merged operations to create Mediaedge:cia. Mediaedge:cia’s geographically balanced network enables it to develop, manage and implement national, regional and global communications and media solutions for the benefit of its clients.

The acquisition of Cordiant was completed on 1 August 2003. WPP issued £11.3 million in new WPP shares as consideration for Cordiant and its shareholders, entering into a scheme of arrangement under section 425 of the Act. WPP Group also paid £265.5 million for the debt of Cordiant. £62.1 million of the debt was repaid prior to the acquisition date. Since the acquisition, Cordiant and its subsidiaries have been assimilated into WPP Group’s global communications and media network, although shortly after the acquisition WPP Group separately sold Cordiant’s interest in Zenith Optimedia Group Limited to Publicis for £75 million. Cordiant gave WPP Group reinforced relationships with a number of major multinational clients, strong agencies in Europe to develop Red Cell, Bates Asia (an Asian-based entity with local and multinational clients), a number of ex-Zenith media planning and buying operations, effective healthcare and retail-rooted branding and identity operations, and a number of specialist public relations and event management capabilities.

On 7 March 2005, WPP Group completed the acquisition of Grey in consideration for the issue of 78 million new WPP ordinary shares and $720 million in cash. Grey was consolidated into the results of WPP from 7 March 2005. Grey brings a number of strategic assets and strong people – a planning and account handling advertising agency, a media

PART IV – INFORMATION RELATING TO WPP GROUP

investment management capability, a public relations capability, a healthcare capability and a direct, sales promotion, interactive and internet capability. Geographic strengths include the US and Europe (including Eastern Europe) in particular, as well as interesting bases in Asia Pacific, Latin America, Africa and the Middle East. From a client perspective there are also major opportunities to build on existing common client opportunities and explore new relationships.

3.	Business Overview

In 2004 turnover increased 5.2 per cent. to £19.6 billion as compared to 2003. Revenues increased by 4.7 per cent. to £4.3 billion as compared to 2003. On a like-for-like basis, under which current year actual results on a constant currency basis (which include acquisitions from the relevant date of completion) are compared with prior year results, adjusted to include the results of acquisitions for the commensurate period in the prior year, revenues were up by over 4 per cent. Excluding the acquisition of Cordiant, like-for-like revenues were up 5.6 per cent. Reported operating profit (excluding income from associates) increased in 2004 by 16.7 per cent. to £484.6 million, including the effects of £36 million and £48 million of goodwill impairment charges taken on subsidiaries in 2004 and 2003, respectively. Reported profit before interest, taxes and fixed asset gains and write-downs was up over 25 per cent. to £529.2 million in 2004 from £421.5 million in 2003. Headline PBIT (profit on ordinary activities before interest, taxation, goodwill, amortisation and impairment, fixed asset gains and write-downs) increased by almost 14% in 2004 to £607.7 million from £533.5 million in 2003, and over 21% in constant currencies. Profit before tax in 2004 was up over 30 per cent. to £456.5 million as compared to 2003. Headline profit before tax (profit on ordinary activities before taxation, goodwill, amortisation and impairment, fixed asset gains and write-downs, and net interest charges on defined benefit pension schemes) was up over 15% in 2004 to £546.5 million from £473.4 million in 2003. Diluted earnings per share increased by over 37 per cent. to 25.0p. Headline diluted earnings per share (excluding goodwill amortisation and impairment, fixed asset gains and write-downs, and net interest charges on defined benefit pension schemes) increased over 11% to 32.3p.

WPP Group’s business comprises the provision of communications services on a national, multinational and global basis. It operates from over 2,000 offices in 106 countries. WPP Group organises its businesses in the following areas: Advertising and Media investment management; Information, insight and consultancy; Public relations and public affairs; and Branding and identity, Healthcare, and Specialist communications (including direct, promotion and relationship marketing).

Approximately 46 per cent. of WPP Group’s reported revenues in 2004 were from Advertising and Media investment management, with the remaining 54 per cent. of its revenues being derived from the business segments of Information, insight and consultancy; Public relations and public affairs; and Branding and identity, Healthcare and Specialist communications. Over the past several years, the pattern of revenue growth varied by communications services sector and brand.

The following table shows, for the last three fiscal years, reported revenue attributable to each business segment in which WPP Group operates. In 2004, certain of WPP Group’s public relations and public affairs businesses, which were historically included in Advertising and Media investment management have been moved to Public relations and public affairs. As a result, the comparative figures for both Advertising and Media investment management and Public relations and public affairs have been restated to reflect this change.

Revenue	2004 (£m)	% of Total in 2004	2003 (£m)	% of Total in 2003	2002 (£m)	% of Total in 2002
Advertising and Media investment Management	1,985.3	46.1	1,911.2	46.6	1,786.9	45.7
Information insight and consultancy	744.8	17.3	703.6	17.1	664.7	17.0
Public relations and public affairs	445.2	10.4	450.9	11.0	470.7	12.1
Branding and identity, Healthcare and Specialist communications	1,124.2	26.2	1,040.3	25.3	986.0	25.2

TOTAL	4,299.5	100.0	4,106.0	100.0	3,908.3	100.0

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The pattern of revenue growth also differed regionally. The following table shows, for the last three fiscal years, reported revenue attributable to each geographic area in which WPP Group operates and demonstrates WPP Group’s regional diversity.

Revenue	2004 (£m)	% of Total in 2004	2003 (£m)	% of Total in 2003	2002 (£m)	% of Total in 2002
North America	1,651.9	38.5	1,678.7	40.9	1,723.2	44.1
United Kingdom	728.5	16.9	664.9	16.2	619.2	15.8
Continental Europe	1,134.8	26.4	1,079.4	26.3	929.6	23.8
Asia Pacific, Latin America, Africa and Middle East	784.3	18.2	683.0	16.6	636.3	16.3

TOTAL	4,299.5	100.0	4,106.0	100.0	3,908.3	100.0

WPP Group’s principal activities within each of its business segments are described below.

(a)	Advertising and Media investment management

(i)	Advertising

The principal functions of an advertising agency are the planning and creation of marketing and branding campaigns and the design and production of advertisements for all types of media such as television, cable, the internet, radio, magazines, newspapers and outdoor locations such as billboards.

WPP Group’s advertising agencies include JWT, Ogilvy & Mather Worldwide, Y&R, Grey Worldwide, Red Cell and Bates Asia. WPP Group also owns interests in Asatsu-DK (20.9 per cent.), Chime Communications (21.8 per cent.); LG Ad in Korea (28.2 per cent.); Singleton, Ogilvy & Mather in Australia (41 per cent.) and various interests in Dentsu, Young & Rubicam offices in Asia, with interests ranging from 27 per cent. to 67 per cent. of the total share capital.

JWT. JWT, one of the world’s first advertising agencies, was founded in 1864 and is a full service multinational advertising agency headquartered in New York. JWTs relationships with a number of its major clients have been in existence for many years, exhibiting, management believes, an ability to adapt to meet the clients’ and market’s new demands.

Ogilvy & Mather Worldwide. Ogilvy & Mather is a full-service multinational advertising agency. Ogilvy & Mather was formed in 1948 and is headquartered in New York. Its strategy includes an integrated service offering known as 360 Degree Brand Stewardship, through which it covers a range of offerings from sales promotion to healthcare communications, event and entertainment marketing, data mining and brand identity.

Y&R. Y&R was formed in 1923 and is a full-service multinational advertising agency network headquartered in New York. Y&R’s clients also benefit from the brand knowledge developed over a 10 year period in Brand Asset Valuator®, its proprietary brand management tool.

Grey Worldwide. Grey commenced operations in 1917 and was incorporated in 1925 as Grey Advertising Inc. Grey Worldwide has offices in over 80 countries and was acquired in March 2005 as part of the Grey acquisition.

Red Cell. Red Cell, formed in January 2001, is WPP Group’s ‘micro-network’, offering flexibility and entrepreneurial character to its clients. The Red Cell network includes Berlin Cameron/Red Cell in the US, HHCL/Red Cell in London and Batey in Asia.

Bates Asia. Bates is an Asia-focused advertising network, with increasing strength in China and India. In 2004, Bates Asia created a new practice, Bates Asia Technology, in conjunction with other WPP Group technology agencies, and plans to merge 141 Asia with Ogilvy Activation to form a large activation network in Asia.

Dentsu Young & Rubicam. DY&R is operated by Y&R and Dentsu in Asia. It is a full service advertising network operating in the Asia/Pacific region.

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(ii)	Media investment management

In 2003, WPP Group formed GroupM, a worldwide full service media investment management entity and the parent company for WPP Group’s consolidated media assets which include Mediaedge:cia and Mindshare. These media investment management companies plan and buy media to communicate clients’ brand messages in the most effective manner on behalf of their clients using WPP GroupM’s scale in combination with its marketplace knowledge and vendor relationships. Scale also allows for greater investment in systems, research and insights, as well as in practice and talent development. In 2004, GroupM launched a new network, MAXUS, allowing WPP GroupM to more effectively manage growth into the future. MAXUS enjoys the full advantage of the shared resources within WPP Group.

MindShare. MindShare, formed from the merger of the media departments of JWT and Ogilvy & Mather, offers media planning, buying and research services for its clients, including existing JWT and Ogilvy & Mather clients. The MindShare network includes MindShare entertainment, based in Hollywood, and Performance, a sponsorship and sports marketing business.

Mediaedge:cia. Mediaedge:cia was formed following WPP Group’s acquisition of Tempus in 2001 with the merger of its core brand CIA with The MediaEdge. Mediaedge:cia provides a core offer of media planning and placement and offers a range of fully integrated consultancy and implementation services to a client base that includes Y&R and Wunderman clients, independent clients and clients of other agencies. Mediaedge:cia major initiatives in 2004 included enhancing its Interaction (customer relationship management, online search and marketing services, including production) and Content services (sponsorship and event marketing, programming, branded content, entertainment and cause-related marketing) enhanced by a fast growing modelling business focused on return on investment.

(b)	Information, insight and consultancy

To help optimise its worldwide research offering to clients, WPP Group’s separate global research and strategic marketing consultancy businesses, which are described below, are managed on a centralised basis under the umbrella of the Kantar Group, including BrandZ, the proprietary diagnostic and predictive research tool developed by WPP Group for managing brands. The principal interests comprising the Kantar Group are:

Research International. RI, a large custom research company, specialises in a wide range of business sectors and areas of marketplace information including strategic market studies, brand positioning and equity research, customer satisfaction surveys, product development, international research and advanced modelling.

Millward Brown. MB is one of the world’s leading companies in advertising research, including pre-testing, tracking and sales modelling, and offers a full range of services to help clients market their brands more effectively.

KMR Group. KMR focuses on media planning databases and new product development projects. KMR has the following principal subsidiaries and investments:

AGBNielsen Media Research. AGBNielsen, a joint venture formed with VNU, is a leading provider of television audience measurement systems worldwide.

BMRB International. BMRB is one of Europe’s largest and fastest growing full-service market research agencies. BMRB offers innovative research solutions through its network and partnerships with agencies worldwide.

IBOPE Media Information (WPP Group holds 31 per cent. of the total share capital). IBOPE is one of Latin America’s leading media research businesses, which services national and multinational clients throughout the region in measurement and analysis of television ratings and advertising expenditures.

IMRB International. IMRB is a leading market research business in India.

Lightspeed Research. Lightspeed provides online consumer panel access for tracking and ad hoc studies. Lightspeed also offers online proprietary panel products and solutions for such specialty consumer panels as healthcare, financial services, expectant and new mothers, automotive and family.

(c)	Public relations and public affairs

Public relations and public affairs companies advise clients who are seeking to communicate with consumers, governments and/or the business and financial communities. Public relations and public affairs activities include national and international corporate, financial and marketing communications, crisis management, public affairs

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and government lobbying. WPP Group’s largest businesses in this area are Burson-Marsteller, Hill & Knowlton Inc., Ogilvy Public Relations Worldwide, Cohn & Wolfe and GCI Group.

Burson-Marsteller. BM, founded in 1953, specialises in corporate and marketing communications, business-to-business services, crisis management, employee relations and government relations.

Hill & Knowlton. H&K, founded in 1927, is a worldwide public relations and public affairs firm headquartered in New York. H&K provides national and multinational clients with a wide range of communications services including corporate and financial public relations, marketing communications, internal communication, change management, crisis communications and public affairs counseling. The Hill & Knowlton network also includes the businesses of Penn, Schoen & Berland, Blanc & Otus, Wexler & Walker Public Policy Associates and Sparks & Noble and Dome Communications (both acquired in 2004).

Ogilvy Public Relations Worldwide. OPR is a leading public relations and public affairs firm based in New York with practice areas in marketing, health and medical, corporate public affairs and technology and social marketing. The firm has offices in key financial, governmental and media centres as well as relationships with affiliates worldwide. The OPR network also includes the business of BWR, its entertainment offering, which created a new product placement division in 2004.

Cohn & Wolfe. C&W, an international public relations agency, was established in 1970 and offers marketing-related public relations for its clients. C&W provides its clients with business results and marketing communications solutions.

GCI Group. GCI Group, a global public relations firm, has expertise in five practices: healthcare, corporate, consumer marketing, technology and media relations.

Others. WPP Group includes a number of other companies specialising in public relations and public affairs, including BKSH, Blanc & Otus, Buchanan Communications, Bulletin, Clarion Communications, Finsbury, Quinn Gillespie, Robinson Lerer & Montgomery and Timmons and Company.

(d)	Branding and identity, Healthcare and Specialist communications

WPP Group’s activities in this business area include branding and identity; direct marketing, sales promotions and relationship marketing; healthcare marketing and other sector marketing businesses; and specialist communications services including custom media, demographic and industry sector marketing, sports marketing, and media, technology and production services.

(i)	Branding and Identity

Enterprise IG. Enterprise IG is a global brand agency, with 27 offices in 20 countries.

Addison. Addison is a corporate marketing consultancy. It deals with the reputation management and communication requirements (outside public relations) of large organisations at the corporate or head office level.

Lambie-Nairn. Lambie-Nairn is a branding agency whose work extends from strategic brand consultancy, working with clients to define their brand architecture, positioning and strategy, to onscreen TV identity design to major corporate design work for major multinational clients.

Warwicks. Warwicks is a design and publishing company, specialising in the design and production of sales, promotion, public relations and service literature for a diverse range of companies.

BDG McColl. BDG McColl is an architecture and design practice specialising in the design of commercial buildings and interiors.

BDGworkfutures. BDGworkfutures is an international design consultancy focusing on strategy and design for working environments.

Landor Associates. Landor is a leading branding consultancy and strategic design firm. Landor creates, builds and revitalises clients’ brands and helps position these brands for continued success. Landor’s branding and identity consultants, designers and researchers work with clients on a full range of branding and identity projects, including corporate identity, packaging and brand identity systems, retail design and branded environments, interactive branding and design, verbal branding and nomenclature systems, corporate literature, brand extensions and new brand development. Landor, headquartered in San Francisco, was founded in 1941.

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Fitch. Fitch is a leading brand and design consultancy, operating across the three main geographical areas (Europe, the United States, and Asia Pacific) for multinational clients and for those regional clients standing to benefit from a globally informed interdisciplinary approach. Through trends forecasting, strategy, and design, Fitch creates content and design solutions for its clients. Rodney Fitch, who founded the agency in 1972, rejoined in 2004 as Chairman and CEO of Fitch.

MJM Creative. MJM is a full-service communications company for live events, meetings, exhibits, trade shows, brand theatre and training, serving clients around the world.

(ii)	Healthcare marketing and communications

WPP Group has extensive expertise in healthcare marketing and communications services. CommonHealth, Sudler & Hennessey and Ogilvy Healthworld (formed by the merger of Ogilvy Healthcare and Healthworld Communications Group in 2004) offer three of the most comprehensive specialist healthcare communications networks in the world. Grey Healthcare Group was acquired in March 2005 as part of the Grey acquisition.

(iii)	Specialist communications

(A)	Interactive, promotion and relationship marketing

WPP Group has a number of operating businesses in this category, including:

I.	OgilvyOne Worldwide is a direct marketing group, offering online marketing consulting and also traditional direct marketing communications such as direct response advertising techniques.

II.	Wunderman is an integrated marketing solutions company that delivers customer relationship management services to its clients. Wunderman combines strategic consulting, data-driven and creative marketing services, the Internet, and the latest information technologies to drive and measure business results for its clients. Wunderman is part of Young & Rubicam Brands.

III.	Knowledge Base Marketing, a Wunderman company, is a single source provider of integrated information-based marketing solutions to businesses in targeted high-growth industries. KBM delivers its integrated business solutions services by creating consolidated databases, and then designing, implementing and evaluating database marketing programs for clients. KBM’s capabilities include data warehousing, data mining, information services and data analysis.

IV.	141 Worldwide is a global marketing services network whose offers include direct marketing, customer relationship management, promotional marketing, interactive solutions, sports and entertainment marketing, field marketing, public relations and media broadcast public relations.

V.	rmg:connect is a global operation which, effective in December 2004, consolidates all of JWTs customer relationship marketing offerings.

VI.	A Eicoff & Co specialises in targeted cable and broadcast television advertising.

VII.	Einson Freeman is a US-based promotion marketing agency.

VIII.	EWA specialises in customer service and loyalty support programs, with units specialising in government, education, the automobile industry, retail and agriculture.

IX.	VML, headquartered in Kansas City, specialises in full service integrated on-line and traditional advertising.

X.	Mando Brand Assurance is a UK-based global promotional risk management company, underwriting marketing activity for major international brands.

XI.	Headcount Worldwide Field Marketing joined specialist communications as part of the Cordiant acquisition. Headcount offers field marketing and brand development services, supported by strong customer relationship skills.

(B)	Custom media

I.	Forward is a custom media business which specialises in direct customer communications programmes.

II.	Spafax specialises in the aviation sector.

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(C)	Real Estate

Pace is one of the largest specialists in the real estate communications market in the United States, offering comprehensive services in the marketing of both commercial and residential property to developers, builders and real estate agents.

(D)	Corporate/B2B

Ogilvy Primary Contact is a leading UK-based provider of business-to-business, financial and corporate advertising.

(E)	Youth marketing

The Geppetto Group assists clients in communicating their products and services to the youth market (children and teens) and implementing creative branding solutions.

(F)	Demographic marketing

The Bravo Group, Kang & Lee and Mendoza Dillon create multi-cultural marketing and communications programs targeted to the fast-growing US Hispanic and Asian communities. Their multi-disciplinary services include advertising, promotion and event marketing, public relations, research and direct marketing. The Bravo Group and Kang & Lee are part of Young & Rubicam Brands. WING Latino Group, a full-service marketing communications company specialising in targeting the Latino market in the US, was acquired in March 2005 as part of the Grey acquisition.

(G)	Foodservice

The Food Group specialises in targeted food advertising, marketing, and culinary and technology solutions.

(H)	Sports marketing

I.	Global Sportnet is a German-based sports marketing agency specialising in the marketing of exclusive and worldwide broadcasting and marketing rights to European soccer matches and the sponsorship consultancy of blue-chip clients across various sports. They also launched the Performance joint venture with MindShare to create a dedicated sports and entertainment sponsorship consultancy.

II.	PRISM Group, on a global basis, offers sports marketing and consultancy, event management, public relations and communication design.

III.	Premiere Group. Premiere is a London-based sports and entertainment marketing consultancy.

(I)	Technology

Banner Corporation is a European marketing communications firm specialising in the technology sector. Banner is part of Young & Rubicam Brands.

(J)	Media & production services

I.	Metro Group provides a diverse range of technical and creative services, including multimedia, film, video and asset archiving, equipment sales and post-production systems to clients in the UK.

II.	The Farm Group, headquartered in the UK, is a film and video production services company.

(K)	Manufacturing

The original business of WPP Group remains as the manufacturing division, which operates through subsidiaries of Wire and Plastic Products Limited. The division produces a wide range of products for commercial, industrial and retail applications.

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(e)	WPP

WPP, the parent company, develops the professional and financial strategy of WPP Group, promotes operating efficiencies, coordinates cross referrals of clients among WPP Group companies and monitors the financial performance of its operating companies. The principal activity of WPP Group is the provision of communications services worldwide. WPP acts only as the parent company and does not trade. The parent company complements the operating companies in three distinct ways:

(i)	First, the parent company relieves them of much administrative work. Financial matters (such as planning, budgeting, reporting, control, treasury, tax, mergers, acquisitions, investor relations) are co-ordinated centrally.

(ii)	Second, the parent company encourages and enables operating companies of different disciplines to work together, both for the benefit of clients and for the job satisfaction of our people. In the management of talent (including recruitment and training), property management, procurement, information technology and knowledge sharing, the parent company plays an across-the-WPP Group role.

(iii)	More recently, WPP itself has become able to function as the 21st century equivalent of the full-service agency. For a minority of clients, predominantly those with a large geographical spread and a need for marketing services ranging from advertising through design and website construction to research and internal communications, WPP can act as a portal to provide a single point of contact and accountability.

The parent company operates with a limited group of approximately 250 people at the centre in London, New York, Hong Kong and Sao Paolo. On the Scheme becoming effective, New WPP will replace WPP as parent company.

(f)	WPP Group Strategy

WPP Group has three strategic priorities:

(i)	First in the short term, having weathered the recession successfully, to build on the strong base we have established;

(ii)	Second, in the medium term, to continue to integrate successfully the acquisitions of Young & Rubicam Brands and Grey;

(iii)	Third, in the long term or over the next five to 10 years, to increase the combined geographic share of revenues of Asia Pacific, Latin America, Africa and the Middle East, and Central and Eastern Europe, from around 20 per cent. to one-third; to increase the share of revenues of marketing services from around 54 per cent. to two-thirds; and to increase the share of more measurable marketing services such as information insight and consultancy, direct, interactive and internet – from around one-third of our revenues to 50 per cent.

(g)	Clients

WPP Group’s structure of independent, autonomous companies and associates allows it to provide a comprehensive and, when appropriate, integrated range of communications services to national, multinational and global clients and to serve their increasingly complex and diverse geographic needs. WPP Group serves over 330 clients in three or more disciplines, more than 230 clients in four disciplines and nearly 200 of its clients in six or more countries. All together, WPP Group now serves more than 300 of the Fortune Global 500, over one-half of the NASDAQ 100 and over 30 of the Fortune e-50. WPP Group’s ten largest clients in 2004, measured by revenues, were Altria, American Express, BAT, Ford, GlaxoSmithKline, IBM, Nestle, Pfizer, Unilever and Vodafone. Together, these clients accounted for approximately 31 per cent. of WPP Group’s revenues in 2004. No client of WPP Group represented more than 8 per cent. of WPP Group’s aggregate revenues in 2004. WPP Group companies have maintained long-standing relationships with many of its clients, with an average length of relationship for the top 10 clients of approximately 50 years.

PART IV – INFORMATION RELATING TO WPP GROUP

(h)	Acquisitions

Total initial cash consideration spent on acquisitions and investments was £113 million in 2004. WPP or its operating companies acquired or made an investment in a number of companies in 2004, identified below:

Name	Country
Advertising and Media Investment management
Digit	UK
Plush	Australia
Marketing Communication Group	Canada
Northcote[1]	Chile
Y&R Chile[1]	Chile
Effort Advertising	China
Newsun Insight	China
KR Media	France
Concept Media[1]	Germany
Sponsorcom	Germany
DY&R India[1]	India
O&M India[1]	India
AdForce[1]	Indonesia
Logic	Japan
Operans[1]	Netherlands
Parintex[1]	Poland
Ablea	South Korea
Diamond[1]	South Korea
Focus Media	Spain
Y&R Vinizius[1]	Spain
Stenstrom	Sweden
MediaCore	Taiwan

Information, insight and consultancy
Cannondale Associates	USA
Da Vinci Healthcare Partners	USA
Marketing and Planning Systems (MaPS)	USA
AGB Group[1,2]	Italy

Public relations and public affairs
Chime Communications[1]	UK
Dome	USA

Specialist communications
The Farm[1]	UK
Retail Planning Associates	USA
Lewis Kahn Staniford (LKS)	Australia
NZP (Netherlands)	Netherlands
141 Romania[1]	Romania
MediaPro	Spain

[1]	Increased stake

[2]	In 2005, WPP Group formed a 50/50 joint venture with VNU, combining the AGB Group and the non-US television audience measurement service of Nielsen Media Research. The joint venture operates under the name AGB Nielsen Media Research.

In the first quarter of 2005, in addition to the completion of the acquisition of Grey, WPP Group made acquisitions or increased equity interests in advertising and media investment management in the United Kingdom, Denmark and Argentina; in information, insight and consultancy in Hong Kong; in public relations and public affairs in Denmark; in healthcare in the United States, Netherlands and Switzerland; and in direct, internet and interactive in the United States.

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4.	Organisational Structure

WPP Group’s business comprises the provision of communications services on a national, multinational and global basis. It operates from 2,000 offices in 106 countries. WPP Group organises its businesses in the following areas: Advertising and media investment management; Information, insight and consultancy; Public relations and public affairs; and Branding and identity, Healthcare, and Specialist communications (including direct, promotion and relationship marketing). A listing of WPP Group brands operating within these business segments is set forth below.

Advertising
ADK[1]
Bates Asia
Batey/Red Cell
Berlin Cameron/Red Cell
Brand Buzz[4]
The Campaign Palace
Dentsu Young & Rubicam (DY&R)[1,4]
Diamond Ad
Equus/Red Cell[1]
Grey Worldwide[6]
LG Ad1
JWT
Marsteller Advertising[4]
Ogilvy & Mather Worldwide
Red Cell
Soho Square
Y&R4

Information, insight & consultancy
The Kantar Group:
Added Value Group
BPRI
Cannondale Associates
Center Partners
Fusion 5
Glendinning
HeadlightVision
The Henley Centre
IMRB International
KMR Group
• AGBNielsen Media Research[2]
• BMRB International
• IBOPE Media Information[1]
• Marktest[1]
• Mediafax
Lightspeed Research
Management Ventures
Mattson Jack Group
Millward Brown
pFour Consultancy
Research International
Ziment
Other marketing consultancies
OHAL
Quadra Advisory[1]

Media Investment management
Group M:
The Digital Edge[5]
MAXUS
MediaCom
Mediaedge:cia
MindShare
mOne Worldwide
Outrider
Wunderman Media[5]
Other media agencies
KR Media[3]
Kinetic

Public relations & public affairs
BKSH[4]
Blanc & Otus
Buchanan Communications
Bulletin
Burson-Marsteller[4]
Chime Communications PLC[1]
Clarion Communications
Cohn & Wolfe[4]
Finsbury
GCI Group[6]
Hill & Knowlton
Ogilvy Public Relations Worldwide
Penn, Schoen & Berland
Quinn Gillespie
Robinson Lerer & Montgomery[4]
Timmons and Company
Wexler & Walker Public Policy Associates

PART IV – INFORMATION RELATING TO WPP GROUP

Branding & Identity
CB’a
Enterprise IG
Landor Associates[4]
The Partners[4]
Addison Corporate Marketing
BDGMcColl
BDGworkfutures
Coley Porter Bell
Dovetail
Fitch
Lambie-Nairn
MJM Creative
Walker Group
Warwicks

Healthcare
CommonHealth
Feinstein Kean Healthcare
Grey Healthcare Group[6]
Ogilvy Healthwortd
Sudler & Hennessey[4]

Direct, promotion & relationship marketing
A. Eicoff & Co
Brierley & Partners[1]
Dialogue Marketing
Einson Freeman
EWA
FullSIX[1]
Good Technology[5]
The Grass Roots Group[1]
Grey Synchronized Partners[6]
• Grey Direct[6]
• Grey Interactive[6]
• G2 Worldwide[6]
• J. Brown[6]
Headcount Worldwide Field
Marketing
High Co1
Imaginet
KnowledgeBase Marketing[4]
Mando Brand Assurance
Maxx Marketing
OgilvyOne Worldwide
rmg:connect
RTC Relationship Marketing[4]
Savatar
syzygy[1]
VML
Wunderman[4]
141 Worldwide

Specialist communications
Corporate/B2B
Brouillard
Ogilvy Primary Contact
Custom media
Forward
Spafax
Demographic marketing
The Bravo Group[4]
Kang & Lee[4]
Mendoza Dillon
UniWorld[1]
WING Latino[6]
Employer branding/recruitment
JWT Specialized
Communications
Event marketing
PCI Fitch
Foodservice
The Food Group
Sports marketing
Global Sportnet
Premiere Group
PRISM Group
Entertainment marketing
Alliance[6]
Youth marketing
The Geppeto Group
G WHIZ[6]
Real estate
Pace
Technology
Banner Corporation[4]
Media and production services
Clockwork Capital[1]
The Farm Group
MEDIAPRO Group[1]
Metro Group

WPP Knowledge Communities
The Channel
The Store

[1]	Associate

[2]	Joint venture

[3]	Minority investment

[4]	Part of Young & Rubicam Brands

[5]	A Mediaedge:cia company

[6]	Part of Grey Global Group

PART IV – INFORMATION RELATING TO WPP GROUP

5.	Property, Plant and Equipment

The majority of WPP Group’s properties are leased, although certain properties which are used mainly for office space are owned in the United States (including the 370,000 net square foot Young & Rubicam headquarters office building located at 285 Madison Avenue in New York, New York), Argentina, Brazil, Mexico, Peru and Thailand, and manufacturing facilities are owned in the United Kingdom. Principal leased properties include office space at the following locations:

Location	Use	Approximate square footage
Worldwide Plaza, New York, NY	Ogilvy & Mather	675,700

466 Lexington Avenue, New York, NY	JWT, Hill & Knowtton	456,100

777 Third Avenue, New York, NY	Grey Global Group[1]	439,100

230 Park Ave South, New York, NY	Burson-Marsteller, Bravo, Landor, Sudler & Hennessey	328,000

498 Seventh Avenue, New York, NY	MindShare, 141	204,200

500 Woodward Avenue, Detroit, MI	JWT, MindShare	183,300

Darmstadter Landstrasse, Frankfurt, Germany	Ogilvy & Mather	150,500

350 North Orleans, Chicago, IL	Ogilvy & Mather, MindShare, OPR	126,600

233 North Michigan Avenue, Chicago, IL	Y&R Advertising, Wunderman, Burson-Marsteller, Mediaedge:cia, Landor	122,100

27-8 Chamwon-Dong Seochkuy, Seoul, South Korea	Diamond Ad Ltd.	118,700

114 Fifth Avenue, New York, NY	Grey Global Group[1]	116,200

825 Seventh Avenue, New York, NY	Mediaedge:cia	109,800

10 Cabot Square, Canary Wharf, London, UK	Ogilvy & Mather	104,200

222 Merchandise Mart Plaza, Chicago, IL	JWT, Hill & Knowlton	101,500

Greater London House, London, UK	Y&R Advertising, Wunderman	91,000

[1]	Upon completion of the merger with Grey Global Group as at 7 March 2005

WPP Group considers its properties, owned or leased, to be in good condition and generally suitable and adequate for the purposes for which they are used. As of 31 December 2004, the fixed asset value (cost less depreciation) representing properties, both owned and leased, as reflected in WPP Group’s consolidated financial statements was approximately £177.0 million.

6.	Significant Changes

6.1	WPP Group

There has been no significant change in the financial or trading position of WPP Group since 30 June 2005 (the date to which the WPP unaudited interim results for the six months ended 30 June 2005 set out in Section C of Part VI of this document were prepared).

6.2	New WPP

Since 19 August 2005 (the date for which the New WPP financial information set out in Section D of Part VI of this document was prepared, such financial information being that in relation to which the accountants’ report dated 31 August 2005 (also in Section D of Part VI of this document) is given), New WPP has not traded, nor has there been any significant change in its financial or trading position.

PART IV – INFORMATION RELATING TO WPP GROUP

7.	Current Trading And Prospects

On 26 August 2005, WPP announced its WPP unaudited interim results for the six month period ended 30 June 2005 which included the following statement:

“The Group’s performance in the first half of the year mirrored the continuing good economic conditions in the United States, Central and Eastern Europe, Asia Pacific, Latin America, Africa and the Middle East, reinforced by a mild improvement in Western Europe, although the United Kingdom remains relatively weak, even against France and Germany. Like-for-like revenue was up 6% in the first half of 2005, exceeding budgeted levels. July like-for-like revenues were up almost 3%. Experts forecast that the industry will grow at 2-3% this year, which, so far, the group has well exceeded, therefore growing market share. An IFRS operating margin of 12.1% (against 2004 UK GAAP of 13.7%) was achieved, due principally to higher than budgeted revenues and a relative reduction in, and the variability of, non-staff costs.

The first half of 2005 saw another significant improvement in activity, even against the quadrennial 2004. Our levels of activity in 2005 should match, or surpass, the levels of activity seen in 2004 and there are significant new business opportunities at both the network and parent company levels.

Corporate profitability remains strong on both sides of the Atlantic and, as a result, advertising and marketing services spending does too, if anything continuing to strengthen. However, in a low inflationary environment, which remains a government and central bank priority and which has been with us continuously for almost 15 years, significant, continuous, like-for-like volume gains remain difficult to achieve. Overcapacity, disintermediation via the web, slowing population growth and concentrating distribution result in limited pricing power. This pressure is at its most intense in the slower growth, but large, mature markets of the United States and Western Europe. Concerns remain of stagflation, as the United States wrestles with increasing oil prices, twin fiscal and trade deficits and the potential impact of changes in interest rate policy.

The consumer remains under pressure on both sides of the Atlantic from increasing levels of debt, low savings ratios and potentially fragile house prices. Any slack in consumer spending has not to date been taken up by significant increases in corporate capital spending, beyond replacement spending.

Consequently, clients are seeking new ways of reaching the consumer and finding new geographic growth opportunities. Satellite and cable television, outdoor and out-of-home advertising and radio in traditional media and more importantly direct, internet and interactive are taking a growing share of client spending, albeit from lower absolute and relative levels. Similarly, but geographically, Asia (particularly but not exclusively China and India), Latin America, despite political volatility, Africa, the Middle East and Eastern Europe are becoming more and more significant, again from lower absolute and relative levels. We are finding that our industry is becoming increasingly more and more two-paced. Slow growth in traditional media, such as network television, newspapers and magazines, more rapid growth in new media, such as direct, internet and interactive, driven by new technology. Slower growth in the mature markets of the United States and Western Europe, more rapid growth in Central and Eastern Europe, Asia, Latin America, Africa and the Middle East. Even varied growth patterns regionally – for example, slow growth in Western Europe and rapid growth in Eastern Europe.

In these market conditions, the prospects for our industry remain very good, as the needs for differentiation through innovation and branding and global expansion grow.

The prospects for trading performance improvements at WPP remain good too. We are today raising our IFRS operating margin targets for 2005 to 13.7% (equivalent to 14.8% under 2004 UK GAAP) from 13.2% (14.3% under 2004 UK GAAP) and for 2006 to 14.2% (equivalent to 15.3% under 2004 UK GAAP). This effectively accelerates the timetable for achievement of our operating margin targets by one year. We will also be setting an IFRS target of 14.7% for 2007 (equivalent to 15.8% under 2004 UK GAAP). Our long term operating margin target (pre-IFRS) remains 20%, or approximately 19% under IFRS.

Plans, budgets and forecasts will continue to be made on a conservative basis and considerable attention is still being focused on achieving margin and staff cost to revenue or gross margin targets. Margins continue to be strong in important parts of the business. For example, the combined operating margins of our advertising and media investment management sector (pre-IFRS), are almost 15% in the first half. Geographically, North American operating margins are 16%. In addition to influencing absolute levels of cost, the initiatives taken by the parent company in the areas of human resources, property, procurement, information technology and practice development continue to improve the flexibility of the Group’s cost base.

PART IV – INFORMATION RELATING TO WPP GROUP

The Group continues to improve co-operation and co-ordination between companies in order to add value to our clients’ businesses and our people’s careers, an objective which has been specifically built into short-term incentive plans. Particular emphasis and success has been achieved in the areas of media investment management, healthcare, privatisation, new technologies, new markets, retailing, internal communications, hi-tech, financial services and media and entertainment. The Group continues to lead the industry, in co-ordinating investment geographically and functionally through parent company initiatives.

The Group also continues to concentrate on its long-term targets and strategic objectives of improving operating profits; improving operating margins by half to one margin point per annum or more depending on revenue growth; improving staff cost to revenue or gross margin ratios by 0.6 margin points per annum or more depending on revenue growth; converting 25-33% of incremental revenue to profit; growing revenue faster than industry averages and encouraging co-operation among Group companies.

As clients face an increasingly undifferentiated market place, particularly in mature markets, the Group is competitively well positioned to offer them the creativity they desire, along with the ability to deliver the most effective co-ordinated communications in the most efficient manner. The rise of the procurement function, the increasing concentration of distribution and the legislative acceptance of media ownership concentration in several countries, will further stimulate consolidation amongst clients, media owners, wholesalers and retailers and last, but not least, advertising and marketing services agencies. The Group is very well positioned to capitalise on these developments and to focus on developing the best talents, the strongest management structures and the most innovative incentive plans in the industry for our people.”

The Board reiterates the guidance for 2005 in respect of WPP Group as outlined in the WPP interim results for the six month period ended 30 June 2005 as set out above. The full text of WPP’s unaudited interim results for the six month period ended 30 June 2005 is set out in Section C of Part VI of this document.

8.	Working Capital

New WPP is of the opinion that taking into account available bank and other facilities, assuming the Scheme becomes effective, it has sufficient working capital for its present requirements, that is for at least 12 months following the date of this document.

9.	Dividend Policy

New WPP’s dividend policy will be unchanged from WPP’s current dividend policy pursuant to which growth in dividends is in line with underlying grants in operating profit, provided that no more than one third of WPP’s free cash is returned to share owners in the form of share buybacks or dividends.

WPP announced a proposed interim dividend for 2005 on 26 August 2005, proposed to be paid to share owners on the register at 14 October 2005. This proposed interim dividend is unaffected by the Scheme and remains proposed by WPP.

The table below sets forth the amounts of interim, final and total dividends paid on the WPP Shares in respect of each financial year indicated.

	Pence per ordinary share
Year ended	Interim	Final	Total
2002	1.73	3.67	5.40
2003	2.08	4.40	6.48
2004	2.50	5.28	7.78

The 2004 interim dividend was paid on 15 November 2004 to share owners on the register at 15 October 2004. The 2004 final dividend was paid on 4 July 2005 to share owners on the register at 3 June 2005.

PART IV – INFORMATION RELATING TO WPP GROUP

The table below sets forth the amounts of interim, final and total dividends paid on WPP Shares in respect of each financial year indicated restated based on the number of WPP Shares in issue as of 30 August 2005 (the latest practicable date prior to the date of this document).

	Pence per ordinary share
Year ended	Interim	Final	Total
2002	1.58	3.36	4.94
2003	1.95	4.13	6.08
2004	2.3	4.96	7.26

10.	Employees

The table below sets out the average number of people (full time equivalents) employed by WPP Group in the previous three financial years:

	2004	2003	2002
United Kingdom	7,069	6,806	6,783
North America	17,271	14,755	14,687
Continental Europe	14,793	13,675	13,908
Asia Pacific, Latin America, Africa & Middle East	18,655	16,368	15,039
Total	57,788	51,604	50,417

11.	Corporate Governance

The Combined Code provides that the board of directors of a United Kingdom public company should include a balance of executive and non-executive directors (and in particular independent non-executive directors), with independent non-executive directors (excluding the Chairman) comprising at least one-half of the board. The Combined Code states that the board should determine whether a director is independent in character and judgment and whether there are any relationships or circumstances which are likely to affect, or could appear to affect, the director’s judgment. The Directors support high standards of corporate governance. New WPP will comply with the requirements of the Combined Code and will implement the procedures required to comply with the internal control aspects of the Combined Code in accordance with the Turnbull Report as well as relevant provisions of the Securities Exchange Act 1934 as will apply to New WPP.

New WPP’s Board of Directors comprises four Executive Directors (including the Chief Executive) and twelve Non-Executive Directors (including the Chairman).

The Board considers that the independent directors of New WPP are: Esther Dyson; Orit Gadiesh; David Komansky, Christopher Mackenzie; Stanley Morten, Paul Spencer, Lubna Olayan, Jeffrey Rosen and Colin Day. The Chairman, Philip Lader, was independent on his appointment in 2001.

Koichiro Naganuma is not considered to be independent by New WPP, given the substantial cross-shareholdings between WPP and Asatsu-DK. John Quelch is not considered independent in view of the consultancy fees which he has received in addition to his fees as a non-executive director.

In accordance with the requirements of the Combined Code, the audit committee is made up of at least three members who are all independent non-executive Directors and includes one member with recent and relevant experience. The audit committee is chaired by Paul Spencer and its other members are Stanley Morten and Jeffrey Rosen. It will normally meet six times a year. The committee has responsibility for, amongst other things, the planning and review of WPP Group annual report and accounts and quarterly reports and the involvement of WPP Group auditors in that process, focusing particularly on compliance with legal requirements, accounting standards (in particular, the transition to IFRS and the rules of the UK Listing Authority, compliance with the Combined Code, monitoring progress toward full compliance with Sarbanes-Oxley Act, compliance with NASDAQ rules (to the extent they apply to WPP) and ensuring that an effective system of internal financial control is maintained. The ultimate responsibility for reviewing and approving the annual report and accounts and the quarterly reports, remains with the Board.

PART IV – INFORMATION RELATING TO WPP GROUP

In accordance with the requirements of the Combined Code, the compensation committee is made up of at least three members who are all considered by the Board of New WPP to be independent non-executive Directors. The remuneration committee is chaired by Stanley Morten and its other members are Philip Lader and Christopher Mackenzie. The committee, which meets at least six times a year, has responsibility for the determination of specific remuneration packages for each of the executive Directors and the Chairman, including pension rights and any compensation payments and recommending and monitoring the level and structure of remuneration for senior management, and the implementation of the WPP Share Plans.

In accordance with the requirements of the Combined Code, the majority of members of the nomination committee are independent non-executive Directors. The nomination committee is chaired by Philip Lader and its other members are Stanley Morten, Christopher Mackenzie and Sir Martin Sorrell. This committee, which meets on an ad hoc basis throughout the year, leads the process of board appointments and makes recommendations to the Board, inter alia, on board composition and balance.

New WPP believes that it is in full compliance with the Combined Code.

PART V – SELECTED FINANCIAL INFORMATION

The table below sets out WPP’s summary financial information for the periods indicated. The UK GAAP data for 2002, 2003 and 2004 has been extracted without material adjustment from the 2004 financial statements which have been prepared in accordance with U.K. GAAP and are incorporated by reference into this document as set out in Part VI Section A of this document. The IFRS data for 2004 has been extracted without material adjustment from the non-statutory accounts of WPP for the year ended 31 December 2004 which have been prepared in accordance with IFRS set out in Part VI Section B of this document. The IFRS data for 2005 has been extracted without material adjustment from the unaudited Interim Results of WPP for the six months ended 30 June 2005 which have been prepared in accordance with IFRS and are set out in Part VI Section C of this document. U.K. GAAP, IFRS and U.S. GAAP differ in certain significant respects. A summary of the principal differences between U.K. GAAP and US GAAP are included in the 2004 UK GAAP financial statements and a summary of the principal differences between UK GAAP and IFRS are included in the 2004 IFRS financial statements set out in Part VI Section B of this document. New WPP cannot offer any assurance that the summary in Part VI Section B reflects the differences which would have the most significant impact. As this is only a summary, investors are advised to read the whole of this document and not rely on the information summarised in Part V of this document.

PART V – SELECTED FINANCIAL INFORMATION

(a) UK GAAP Financial Information

(i) Summary Consolidated Profit and Loss Account

	For the year ended 31 December
	UK GAAP
	2004 £m		2003 £m		2002 Restated[1] £m
Turnover (billings)	19,598		18,621		18,029
Revenue	4,300		4,106		3,908
Gross profit	4,074		3,869		3,690
Operating costs	(3,590)		(3,454)		(3,430)
Operating profit	485		415		260

Profit on ordinary activities before interest, taxation, fixed asset gains and write-downs	529		422		290
Net interest payable and similar charges	(71)		(72)		(86)
Profit on ordinary activities before taxation	457		350		193
Taxation on profit on ordinary activities	(140)		(122)		(103)
Profit on ordinary activities after taxation	316		228		90
Profit attributable to ordinary share owners	292		208		76
Ordinary dividends	(92)		(77)		(63)
Retained profit for the year	200		132		13

Headline PBIT[2]	608		534		468
Headline PBIT[2] margin	14.1%		13.0%		12.0%
Headline PBT[2]	547		473		388

Headline earnings per share[2]
Basic earnings per ordinary share	33.6	p	29.8	p	24.4	p
Diluted earnings per ordinary share	32.3	p	29.0	p	23.8	p
Standard earnings per share
Basic earnings per ordinary share	25.7	p	18.7	p	6.8	p
Diluted earnings per ordinary share	25.0	p	18.2	p	6.7	p
Headline earnings per ADR[2,3]
Basic earnings per ADR	168.0	p	149.0	p	122.0	p
Diluted earnings per ADR	161.5	p	145.0	p	119.0	p
Standard earnings per ADR[3]
Basic earnings per ADR	128.5	p	93.5	p	34.0	p
Diluted earnings per ADR	125.0	p	91.0	p	33.5	p

Notes

[1]	Restated on implementation of UITF 38 (Accounting for ESOP Trusts)

[2]	Headline PBIT: Profit on ordinary activities before interest, taxation, goodwill amortisation and impairment, fixed asset gains and write-downs.

Headline PBT: Profit on ordinary activities before taxation, goodwill amortisation and impairment, fixed asset gains and write-downs, and net interest charges on defined benefit pension schemes.

Headline earnings per ordinary share and ADR excludes goodwill amortisation and impairment, fixed asset gains and write-downs, and net interest charges on defined benefit pensions schemes.

The calculation of Headline PBIT, Headline PBT and Headline earnings is set out in note 28 of WPP’s 2004 financial statements.

[3]	Basic and diluted earnings per ADR have been calculated using the same method as earnings per share, multiplied by a factor of five.

PART V – SELECTED FINANCIAL INFORMATION

(ii) Summary Consolidated Balance Sheet Data

	As at 31 December
	UK GAAP
	2004 £m	2003 Restated[1] £m	2002 Restated[1] £m
Fixed assets	6,519	6,386	6,051
Current assets	4,799	4,311	3,596
Creditors: amounts falling due within one year (including convertible bonds)	(5,220)	(4,902)	(4,120)
Net current liabilities	(421)	(591)	(524)
Total assets less current liabilities	6,098	5,796	5,527

Creditors: amounts falling due after more than one year (including convertible bonds)	(1,853)	(1,691)	(1,838)
Provisions for liabilities and charges	(91)	(100)	(71)
Net assets excluding pension provision	4,154	4,005	3,619
Pension provision	(188)	(189)	(185)
Net assets including pension provision	3,966	3,816	3,434
Capital and reserves
Called up share capital	119	119	116
Equity share owners’ funds	3,915	3,768	3,395
Total capital employed	3,966	3,816	3,434

Notes

[1]	Restated on implementation of UITF 38 (Accounting for ESOP Trusts)

(iii) Summary Consolidated Cash Flow Statement

	For the year ended 31 December
	UK GAAP
	2004 £m	2003 Restated[1] £m	2002 Restated[1] £m
Operating profit	485	415	260
Net cash inflow from operating activities	690	942	780
Dividends received from associates	19	16	9
Returns on investment and servicing of finance	(73)	(38)	(78)
UK and overseas tax paid	(101)	(94)	(85)
Capital expenditure and financial investment	(86)	(85)	(90)
Acquisitions and disposals	(209)	(345)	(277)
Equity dividends paid	(82)	(67)	(56)
Net cash inflow before management of liquid resources and financing	157	329	203
Increase in cash and overdrafts for the year	368	234	236
Balance of cash and overdrafts at end of year	1,039	716	501

Net debt at end of year	(300)	(362)	(723)

Notes

[1]	Restated on implementation of UITF 38 (Accounting for ESOP Trusts)

PART V – SELECTED FINANCIAL INFORMATION

(b) IFRS Financial Information

(i) Summary Consolidated Income Statement

For the year ended 31 December 2004

	2004 £m
Turnover (billings)	19,598
Revenue	4,300
Gross profit	4,074
Operating costs	(3,599)
Operating profit	475
Profit before interest and taxation	505
Finance income	56
Finance charges	(127)
Profit before taxation	434
Taxation	(135)
Profit for the year	299
Headline PBIT	560
Headline PBIT margin	13.0%
Headline PBT	490
Earnings per share
Basic earnings per ordinary share	24.0	p
Diluted earnings per ordinary share	23.4	p

The accompanying notes form an integral part of this income statement.

No operations with a material impact on the Group’s results were acquired or discontinued during 2004. In 2004, acquisitions contributed revenue of £63.6 million, operating profit of £12.9 million and profit on ordinary activities before interest and taxation of £18.9 million.

(ii) Summary Consolidated Balance Sheet

At 31 December 2004

2004 £m
Non-current assets	5,967
Current assets	4,722
Current liabilities	(5,167)
Net current liabilities	(445)
Total assets less current liabilities	5,522
Non-current liabilities	(2,457)
Net assets	3,066
Capital and reserves
Called up share capital	119
Equity share owners’ funds	3,011
Total capital employed	3,066

PART V – SELECTED FINANCIAL INFORMATION

(iii) Summary Consolidated Cash Flow Statement

For the year ended 31 December 2004

2004 £m
Net cash flows from operating activities	556
Net cash outflow from investing activities	(295)
Net cash outflow from financing activities	(51)
Net increase in cash and cash equivalents	210
Translation differences	(45)
Cash and cash equivalents at beginning of year	1,118
Cash and cash equivalents at end of year	1,283

Impact of adoption of IFRS on WPP

WPP has historically prepared its primary financial statements under UK Generally Accepted Accounting Practice (UK GAAP). For periods beginning on or after 1 January 2005, all listed companies in the European Union, including WPP, are required to prepare their consolidated financial statements in accordance with International Financial Reporting Standards (IFRS), including International Accounting Standards (IAS). WPP’s first IFRS results are its interim results for the six months ending 30 June 2005, announced on 26 August 2005, and the first Annual Report under IFRS will be for the year ending 31 December 2005. However, non-statutory IFRS results for the year ending 31 December 2004 are included in Part VI Section B of this document and selected information is set out in paragraph (b) above.

Interim results for the six months ended 30 June 2005

On 26 August 2005 the WPP Group announced its unaudited interim results for the six month period ended 30 June 2005. The full text of that announcement is shown in Part VI Section C of this document. A summary is shown below. The WPP Group has prepared its interim results in accordance with IFRS. Comparative figures for the period ended 30 June 2004 have been restated to comply with IFRS.

	Six months ended 30 June 2005 £m		Six months ended 30 June 2004 £m
Revenue	2,468		2,026
Operating profit	253		183
Headline PBIT	300		228
Profit before taxation	222		160
Headline PBT	255		193
Diluted earnings per share	11.1	p	8.0	p
Headline diluted earnings per share	13.8	p	10.8	p
Headline PBIT margin	12.1%		11.3%
Net debt	(1,242)		(740)
Net assets	3,742		2,951

Summary of results

The unaudited interim results for the six months ended 30 June 2005 reflect continuing improvement over last year.

Reported revenue was up almost 22% at £2.5 billion. On a like-for-like basis, excluding the impact of acquisitions, revenues were up 6%. Headline operating profit was up 31% to £300m from £228m. Headline operating margin rose by 0.8 margin points to 12.1% from 11.3%. Headline profit before tax was up 32% to £255 million from £193 million. Reported profit before tax rose by 38% from £160m to £222m. In constant currencies pre-tax profits rose by 37%. Diluted headline earnings per share rose by 27% to 13.8p from 10.8p. In constant currencies, earnings per share on the same basis rose by 26%.

PART VI – FINANCIAL INFORMATION

Section A	–	Financial Information for the Years Ended 31 December 2002, 2003 and 2004 under UK GAAP in relation to the WPP Group

The following information, which has been filed with the Documentary Viewing Facility of the Financial Services Authority (25 North Colonnade, London E14 5HS) or announced through a Regulatory Information Service is incorporated into this Part VI Section A by reference:

(a)	pages 130 to 172 of WPP’s 2004 Annual Report and Accounts, comprising WPP’s audited consolidated financial statements for the year ended 31 December 2004 under UK GAAP together with relevant accounting policies and notes. The independent auditor’s report is on page 169, the consolidated balance sheet as at 31 December 2004 is on page 136, the consolidated profit and loss account for the year ended 31 December 2004 is on page 134, a statement showing changes in equity is on page 149, the consolidated cash flow statement is on page 135, the accounting policies are on pages 130 to 133 and the explanatory notes are on pages 137 to 168;

(b)	pages 112 to 143 of WPP’s 2003 Annual Report and Accounts, comprising WPP’s audited consolidated financial statements for the year ended 31 December 2003 under UK GAAP together with relevant accounting policies and notes. The independent auditor’s report is on page 142, the consolidated balance sheet as at 31 December 2003 is on page 117, the consolidated profit and loss account for the year ended 31 December 2003 is on page 115, a statement showing changes in equity is on page 129, the consolidated cash flow statement is on page 116, the accounting policies are on pages 112 to 114 and the explanatory notes are on pages 118 to 141; and

(c)	pages 104 to 135 of WPP’s 2002 Annual Report and Accounts, comprising WPP’s audited consolidated financial statements for the year ended 31 December 2002 under UK GAAP together with relevant accounting policies and notes. The independent auditor’s report is on page 132, the consolidated balance sheet as at 31 December 2002 is on page 109, the consolidated profit and loss account for the year ended 31 December 2002 is on page 107, a statement showing changes in equity is on page 121, the consolidated cash flow statement is on page 108, the accounting policies are on pages 104 to 106 and the explanatory notes are on pages 110 to 131.

WPP and New WPP will provide without charge to each person to whom a copy of this document has been delivered, upon the written or oral request of such person, a copy of any documents incorporated by reference in this document except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into this document. Requests for copies of any such document should be directed to:

WPP

27 Farm Street

London W1J 5RJ

England

Attention: Feona McEwan,

Group Communications Director

Telephone: +44 (0) 20 7408 2204

New WPP

As above

Please note that WPP’s audited consolidated financial statements for the year ended 31 December 2004 under UK GAAP included certain restated financial information relating to the financial years ended 31 December 2002 and 2003 taking into account changes to UK GAAP which came into effect after the original consolidated financial statements for such financial years had been produced.

PART VI – FINANCIAL INFORMATION

Section B	–	Financial Information for the Year Ended 31 December 2004 under IFRS in relation to the WPP Group

Deloitte & Touche LLP Hill House 1 Little New Street London EC4A 3TR

The Directors

WPP 2005 plc

27 Farm Street

London

W1J 5RJ

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

31 August 2005

Dear Sirs

2004 IFRS Financial Information of WPP Group plc and subsidiaries

We report on the financial information set out in Part VI Section B of the prospectus dated 31 August 2005 of WPP 2005 plc (“New WPP”) (the “Prospectus”). This financial information has been prepared for inclusion in the Prospectus on the basis of the accounting policies set out in note 2. This report is required by Annex I item 20.1 in Appendix 3 of the Prospectus Rules (that is, the rules made by the Financial Services Authority for the purposes of Part 6 of the Financial Services and Markets Act 2000) and is given for the purpose of complying with that requirement and for no other purpose.

Responsibilities

The Directors of New WPP are responsible for preparing the financial information in accordance with International Financial Reporting Standards (“IFRS”).

It is our responsibility to form an opinion as to whether the financial information gives a true and fair view, for the purposes of the Prospectus, and to report our opinion to you.

Basis of opinion

We conducted our work in accordance with the Statements of Investment Circular Reporting Standards issued by the Auditing Practices Board in the United Kingdom. Our work included an assessment of evidence relevant to the amounts and disclosures in the financial information. It also included an assessment of significant estimates and judgments made by those responsible for the preparation of the financial information and whether the accounting policies are appropriate to the entity’s circumstances, consistently applied and adequately disclosed.

We planned and performed our work so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial information is free from material misstatement whether caused by fraud or other irregularity or error.

Deloitte & Touche LLP is the United Kingdom member firm of Deloitte Touche Tomatsu (“DTT”), a Swiss Verein whose member firms are separate and independent legal entities. Neither DTT nor any of its member firms has any liability for each other’s acts or omissions. Services are provided by member firms or their subsidiaries and not by DTT.

PART VI – FINANCIAL INFORMATION

Opinion

In our opinion, the financial information gives, for the purposes of the Prospectus, a true and fair view of the state of affairs of WPP Group plc as at the date stated and of its profits, cash flows and recognised income and expense for the year ended on that date, in accordance with the basis of preparation set out in note 2 and in accordance with IFRS as described in note 2.

Declaration

For the purposes of Prospectus Rule 5.5.3R(2) we are responsible for this report as part of the Prospectus and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus in compliance with Annex 1 item 1.2 of the Prospectus Rules.

Yours faithfully

Deloitte & Touche LLP

Chartered Accountants

Deloitte & Touche LLP is the United Kingdom member firm of Deloitte Touche Tomatsu (“DTT”), a Swiss Verein whose member firms are separate and independent legal entities. Neither DTT nor any of its member firms has any liability for each other’s acts or omissions. Services are provided by member firms or their subsidiaries and not by DTT.

PART VI – FINANCIAL INFORMATION

The IFRS financial information presented below has been extracted without material adjustment from the non-statutory accounts of WPP for the year ended 31 December 2004 which have been prepared in accordance with the accounting policies set out in note 2.

Consolidated income statement

For the year ended 31 December 2004

	Notes	2004 £m
Turnover (billings)	3	19,598.0
Costs of sales		(15,298.5)

Revenue	3	4,299.5
Direct costs		(225.1)

Gross profit		4,074.4
Operating costs	4	(3,598.9)

Operating profit	3	475.5
Share of results of associates	5	29.5

Profit before interest and taxation		505.0
Finance income	8	56.4
Finance costs	8	(127.0)

Profit before taxation		434.4
Taxation	9	(135.0)

Profit for the year		299.4
Attributable to:
Equity holders of the parent		273.0
Minority interests		26.4
		299.4

Headline PBIT	32	560.2
Headline PBIT margin	32	13.0%
Headline PBT	32	489.6
Earnings per share[1]	11
Basic earnings per ordinary share		24.0	p
Diluted earnings per ordinary share		23.4	p

The accompanying notes form an integral part of this income statement.

No operations with a material impact on the WPP Group’s results were acquired or discontinued during 2004. In 2004, acquisitions contributed revenue of £63.6 million, operating profit of £12.9 million and profit on ordinary activities before interest and taxation of £18.9 million.

[1]	The calculations of the Group’s earnings per share and Headline earnings per share is set out in note 11.

PART VI – FINANCIAL INFORMATION

Consolidated cash flow statement

For the year ended 31 December 2004

	Notes	2004 £m
Net cash flows from operating activities	13	556.4
Investing activities
Acquisitions and disposals	13	(208.9)
Purchases of property, plant and equipment		(95.6)
Proceeds on disposal of property, plant and equipment		9.3

Net cash outflow from investing activities		(295.2)

Financing activities
Issue of shares		17.9
Share repurchases and buybacks	13	(88.7)
Net increase in borrowings	13	128.6
Financing and share issue costs		(5.0)
Equity dividends paid		(81.7)
Dividends paid to minority shareholders in subsidiary undertakings		(22.5)

Net cash outflow from financing activities		(51.4)

Net increase in cash and cash equivalents		209.8
Translation differences		(44.6)
Cash and cash equivalents at beginning of year		1,117.8

Cash and cash equivalents at end of year	13	1,283.0

Reconciliation of net cash flow to movement in net debt:
Net increase in cash and cash equivalents		209.8
Cash outflow from decrease in debt financing		(124.2)
Debt acquired		(9.6)
Other movements		(8.2)
Translation difference		(6.7)

Movement in net debt in the year		61.1
Net debt at beginning of year		(361.5)

Net debt at end of period	12	(300.4)

The accompanying notes form an integral part of this cash flow statement.

Consolidated statement of recognised income and expense For the year ended 31 December 2004

	Notes	2004 £m
Profit for the year		273.0
Exchange adjustments on foreign currency net investments		(102.7)
Actuarial loss on defined benefit pension schemes		(18.2)
Deferred tax on defined benefit pension schemes		3.3

Total recognised income and expense relating to the year		155.4

Attributable to:
Equity holders of the parent		129.0
Minority interests		26.4

		155.4

The accompanying notes form an integral part of this statement of total recognised income and expense.

PART VI – FINANCIAL INFORMATION

Consolidated balance sheet

At 31 December 2004

	Notes	2004 £m
Non-current assets
Intangible assets
Goodwill	14	4,389.7
Other	14	773.6
Property, plant and equipment	15	309.8
Interests in associates	16	385.5
Other investments	16	8.1
Deferred tax assets	17	100.2

		5,966.9

Current assets
Inventories	18	220.6
Trade and other receivables	19	2,601.0
Trade receivables within working capital facility:
Gross receivables	20	545.7
Non-returnable proceeds	20	(261.0)

		284.7
Cash and short term deposits		1,616.0

		4,722.3

Current liabilities
Trade and other payables	21	4,515.9
Corporate income tax payable		53.1
Bank overdrafts and loans	23	597.8

		5,166.8
Net current liabilities		(444.5)

Total assets less current liabilities		5,522.4

Non-current liabilities
Bonds and bank loans	23	(1,318.6)
Trade and other payables	22	(536.6)
Deferred tax liabilities		(312.3)
Provision for post employment benefits	26	(202.3)
Provisions for liabilities and charges	24	(86.9)

		2,456.7

Net assets		3,065.7

Capital and reserves
Called up share capital		118.5
Share premium account	29	1,002.2
Shares to be issued	29	49.9
Merger reserve	29	2,920.6
Other reserves	29	(90.6)
Own shares	29	(277.7)
Retained earnings	29	(711.8)

Equity share owners’ funds		3,011.1
Minority interests		54.6

Total equity		3,065.7

The accompanying notes form an integral part of this balance sheet.

PART VI – FINANCIAL INFORMATION

Notes to the consolidated financial statements

For the year ended 31 December 2004

1.	General information

WPP Group plc is a company incorporated in the United Kingdom under the Companies Act 1985. The address of the registered office is Pennypot Industrial Estate, Hythe, Kent, CT21 6PE. The nature of the group’s operations and its principle activities are set out in note 3.

These financial statements are presented in pounds sterling because that is the currency of the primary economic environment in which the group operates. Foreign operations are included in accordance with the policies set out in note 2.

2.	Accounting policies

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) for the first time. The WPP Group have elected to take advantage of a number of IFRS 1 exemptions as described in note 34. The disclosures required by IFRS 1 concerning the transition from UK GAAP to IFRS are given in note 34.

Basis of accounting and presentation of financial statements

The financial statements are prepared under the historical cost convention.

A summary of the WPP Group’s principal accounting policies, which have been applied consistently throughout the year is set out below. A reconciliation to non-GAAP measures of performance is set out in note 32 to the financial statements.

Basis of consolidation

The consolidated financial statements include the results of WPP and all its subsidiary undertakings made up to the same accounting date. The results of subsidiary undertakings acquired or disposed of during the year are included or excluded from the income statement from the effective date of acquisition or disposal.

Goodwill and intangible fixed assets

Intangible fixed assets comprise goodwill, certain acquired separable corporate brand names and capitalised computer software not integral to a related item of hardware.

Goodwill represents the excess of the fair value attributed to investments in businesses or subsidiary undertakings over the fair value of the underlying net assets at the date of their acquisition. Goodwill arising on acquisitions before the date of transition to IFRS has been retained at the previous UK GAAP amounts subject to being tested for impairment at that date. Goodwill written off to reserves under UK GAAP prior to 1998 has not been reinstated and is not included in determining any subsequent profit or loss on disposal.

Corporate brand names acquired as part of acquisitions of business are capitalised separately from goodwill as intangible fixed assets if their value can be measured reliably on initial recognition.

Certain corporate brands of the WPP Group are considered to have an indefinite economic life because of the institutional nature of the corporate brand names, their proven ability to maintain market leadership and profitable operations over long periods of time and WPP’s commitment to develop and enhance their value. The carrying value of these intangible assets will continue to be reviewed annually for impairment and adjusted to the recoverable amount if required. Any impairment is recognised immediately as an expense and is not subsequently reversed.

Goodwill impairment is assessed by comparing the carrying value of goodwill to the net present value of future cashflows derived from the underlying assets using a projection period of up to five years for each cash generating unit. After the projection period a steady growth rate representing an appropriate long term growth rate for the industry is applied.

Future anticipated payments to vendors in respect of earnouts are based on the directors’ best estimates of future obligations, which are dependent on the future performance of the interests acquired and assume the operating companies improve profits in line with directors’ estimates. When earnouts are to be settled by cash consideration, the fair value of the consideration is obtained by discounting to present value the amounts expected to be payable in the future. The resulting interest charge is included within net interest payable and similar charges.

PART VI – FINANCIAL INFORMATION

2.	Accounting policies (Continued)

Property, Plant and Equipment

Property, plant and equipment are shown at cost less accumulated depreciation and any provision for impairment with the exception of freehold land which is not depreciated. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset on a straight-line basis over its estimated useful life, as follows:

•	Freehold buildings – 2% per annum

•	Leasehold land and buildings – over the term of the lease or life of the asset, if shorter

•	Fixtures, fittings and equipment – 10-33% per annum

•	Computer equipment – 33% per annum

Investments

Except as stated below, non current asset investments are shown at cost less impairment.

Impairment of goodwill on associate undertakings, included within fixed asset investments, represents a permanent diminution of the carrying value of that goodwill. WPP considers the market value of listed investments and other business and economic factors in determining whether a permanent diminution of value has occurred.

The WPP Group’s share of the profits less losses of associate undertakings net of tax, interest and minority interest is included in the consolidated income statement and the WPP Group’s share of net assets is shown within fixed asset investments in the consolidated balance sheet. The WPP Group’s share of the profits less losses and net assets is based on current information produced by the undertakings, adjusted to conform to the accounting policies of the WPP Group.

The WPP Group accounts for joint venture investments under the equity method which is consistent with the WPP Group’s treatment of associates.

Current asset investments are stated at the lower of cost and net realisable value.

Inventories

Work in progress is valued at cost or on a percentage of completion basis. Cost includes outlays incurred on behalf of clients and an appropriate proportion of directly attributable costs and overheads on incomplete assignments. Provision is made for irrecoverable costs where appropriate. Inventories are stated at the lower of cost and net realisable value.

Trade receivables

Receivables are stated net of provisions for bad and doubtful debts.

Derivative financial instruments

The WPP Group is accounting for all financial instruments in accordance with UK GAAP for the year end 31 December 2004 as permitted by IFRS 1. The WPP Group uses derivative financial instruments to reduce exposure to foreign exchange risk and interest rate movements. The WPP Group does not hold or issue derivative financial instruments for speculative purposes.

For a forward foreign exchange contract to be treated as a hedge the instrument must be related to actual foreign currency assets or liabilities or to a probable commitment. It must involve the same currency or similar currencies as the hedged item and must also reduce the risk of foreign currency exchange movements on the WPP Group’s operations. Gains and losses arising on these contracts are deferred and recognised in the income statement or as adjustments to the carrying amount of fixed assets, only when the hedged transaction has itself been reflected in the WPP Group’s financial statements.

For an interest rate swap to be treated as a hedge the instrument must be related to actual assets or liabilities or a probable commitment and must change the nature of the interest rate by converting a fixed rate to a variable rate or vice versa. Interest differentials under these swaps are recognised by adjusting net interest payable over the periods of the contracts.

PART VI – FINANCIAL INFORMATION

2.	Accounting policies (Continued)

Debt

Debt is initially stated at the amount of the net proceeds after deduction of issue costs. The carrying amount is increased by the finance cost in respect of the accounting period and reduced by payments made in the period. Convertible debt is reported as a liability unless conversion actually occurs. No gain or loss is recognised on conversion.

Borrowing costs

Finance costs of borrowing are recognised in the income statement over the term of those borrowings.

Turnover and revenue recognition

Turnover (billings) comprises the gross amounts billed to clients in respect of commission-based income together with the total of other fees earned.

Revenue comprises commission and fees earned in respect of turnover. Direct costs include fees paid to external suppliers where they are retained to perform part or all of a specific project for a client and the resulting expenditure is directly attributable to the revenue earned. Billings and revenue are stated exclusive of VAT, sales taxes and trade discounts.

Advertising and Media Investment Management

Revenue is typically derived from commissions on media placements and fees for advertising services. Traditionally, the WPP Group’s advertising clients were charged a standard commission on their total media and production expenditure. In recent years, however, this has tended to become a matter of individual negotiation. Revenue may therefore consist of various arrangements involving commissions, fees, incentive-based revenue or a combination of the three, as agreed upon with each client.

Revenue is recognised when the service is performed, in accordance with the terms of the contractual arrangement. Incentive-based revenue typically comprises both quantitative and qualitative elements; on the element related to quantitative targets, revenue is recognised when the quantitative targets have been achieved; on the element related to qualitative targets, revenue is recognised when the incentive is received/receivable.

In the event of divergence between the objective and more subjective measures, the more subjective measures take precedence since these are output measures.

Information, Insight & Consultancy

Revenue recognised in proportion to the level of service performed for market research contracts is based on proportional performance. In assessing contract performance, both input and output criteria are reviewed. Costs incurred are used as an objective input measure of performance. The primary input of all work performed under these arrangements is labour. As a result of the relationship between labour and cost, there is normally a direct relationship between costs incurred and the proportion of the contract performed to date. Costs incurred as a proportion of expected total costs is used as an initial proportional performance measure. This indicative proportional performance measure is always subsequently validated against other more subjective criteria (i.e., relevant output measures) such as the percentage of interviews completed, percentage of reports delivered to a client and the achievement of any project milestones stipulated in the contract.

While most of the studies provided in connection with the WPP Group’s market research contracts are undertaken in response to an individual client’s or group of clients’ specifications, in certain instances a study may be developed as an off-the-shelf product offering sold to a broad client base. For these transactions, revenue is recognised when the product is delivered. Where the terms of transaction provide for licensing the product on a subscription basis, revenue is recognised over the subscription period on a straight-line basis or, if applicable, based on usage.

Substantially all services are provided on a fixed price basis. Pricing may also include a provision for a surcharge where the actual labour hours incurred in completing a project are significantly above the labour hours quoted in the project proposal. In instances where this occurs, the surcharge will be included in the total revenue base on which to measure proportional performance when the actual threshold is reached provided that collectibility is reasonable assured.

PART VI – FINANCIAL INFORMATION

2.	Accounting policies (Continued)

Public Relations & Public Affairs and Branding & Identity, Healthcare and Specialist Communications

Revenue is typically derived from retainer fees and services to be performed subject to specific agreement. Revenue is recognised when the service is performed, in accordance with the terms of the contractual arrangement. Revenue is recognised on long-term contracts, if the final outcome can be assessed with reasonable certainty, by including in the income statement revenue and related costs as contract activity progresses.

Taxation

Corporate taxes are payable on taxable profits at current rates.

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Retirement benefit costs

For defined contribution schemes, contributions are charged to the income statement as payable in respect of the accounting period.

For defined benefit schemes the amounts charged to operating profit are the current service costs and gains and losses on settlements and curtailments. They are included as part of staff costs. Past service costs are recognised immediately in the income statement if the benefits have vested. If the benefits have not vested, the costs are recognised over the period until vesting occurs. The interest cost and the expected return on assets are shown as a net amount of other finance costs or credits adjacent to interest. Actuarial gains and losses are recognised immediately in the statement of total recognised income and expense.

Where defined benefit schemes are funded, the assets of the scheme are held separately from those of the WPP Group, in separate trustee administered funds. Pension scheme assets are measured at fair value and liabilities are measured on an actuarial basis using the projected unit method and discounted at a rate equivalent to the current rate of return on a high quality corporate bond of equivalent currency and term to the scheme liabilities. The actuarial valuations are obtained at least triennially and are updated at each balance sheet date. The resulting defined benefit asset or liability, net of the related deferred taxation, is presented separately after other net assets on the face of the balance sheet.

PART VI – FINANCIAL INFORMATION

2.	Accounting policies (Continued)

Finance leases

Assets held under finance leases are recognised as assets of the Group at the inception of the lease at the lower of their fair value and the present value of the minimum lease payments. Depreciation on leased assets is charged to the income statement on the same basis as owned assets. Leasing payments are treated as consisting of capital and interest elements and the interest is charged to the income statement as it is incurred.

Operating leases

Operating lease rentals are charged to the income statement on a systematic basis. Any premium or discount on the acquisition of a lease is spread over the life of the lease or until the date of the first rent review.

Translation of foreign currencies

Foreign currency transactions arising from normal trading activities are recorded at the rates in effect at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the year end are translated at the year-end exchange rate. Foreign currency gains and losses are credited or charged to the income statement as they arise. The income statement of overseas subsidiary undertakings are translated into pounds sterling at average exchange rates and the year-end net assets of these companies are translated at year-end exchange rates. Exchange differences arising from retranslation of the opening net assets, and on foreign currency borrowings to the extent that they hedge the WPP Group’s investment in such operations, and results for the year are reported in the Statement of Recognised Income and Expense.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

Share-based payments

IFRS 2 requires that share-based payments (including share options) are recognised in the income statement as an expense, spread over the relevant vesting period using a fair value model. The WPP Group has used a Black-Scholes valuation model for this purpose.

IFRS 2 permits prospective adoption for grants made after November 2002, but the WPP Group has chosen to adopt IFRS 2 on a full retrospective basis, for all option and share award grants as the resulting charge better reflects the ongoing impact on the WPP Group.

IAS 32 and IAS 39 Financial Instruments

The WPP Group has taken advantage of the exemption available under IFRS 1 not to apply IAS 32 (“Financial Instruments: Disclosure and Presentation”) and IAS 39 (“Financial Instruments: Recognition and Measurement”) in respect of the year ended 31 December 2004. UK GAAP has continued to be applied to financial instruments in this period. The group will therefore adopt IAS 32 and IAS 39 on 1 January 2005 and consequently restate the opening balance sheet at that date, in compliance with these standards.

3.	Segment information

The WPP Group is a leading worldwide communications services organisation offering national and multinational clients a comprehensive range of communications services.

For management purposes, the WPP Group is currently organised into four operating segments — Advertising, Media Investment Management, Information, Insight & Consultancy, Public Relations & Public Affairs, and Branding & Identity, Healthcare and Specialist Communications. These divisions are the basis on which the WPP Group reports its primary information. The WPP Group derives a substantial proportion of its revenue and operating income from North America, the UK and Continental Europe and the WPP Group’s performance has historically been linked with the economic performance of these regions.

PART VI – FINANCIAL INFORMATION

3.	Segment information (Continued)

Operating sectors

Segment information about these businesses is presented below:

2004	Advertising and Media Investment Management 2004 £m	Information, Insight & Consultancy 2004 £m	Public Relations & Public Affairs 2004 £m	Branding & Identity, Healthcare and Specialist Communication 2004 £m	Consolidated 2004 £m
Turnover (billings)	16,115.6	794.8	591.9	2,095.7	19,598.0
Revenue
Total revenue[1]	1,985.3	744.8	445.2	1,124.2	4,299.5
Result
Segment result	259.6	60.8	39.6	117.5	477.5
Profits on disposal of fixed assets					3.0
Amounts written off fixed asset investments					(5.0)
Operating profit					475.5
Share of results of associates					29.5
Investment income					56.4
Finance charges					(127.0)
Profit before tax					434.4
Tax					(135.0)
Profit after tax					299.4

[1]	Intersegment sales have not been separately disclosed as they are not material.

	Advertising and Media Investment Management 2004 £m	Information, Insight & Consultancy 2004 £m	Public Relations & Public Affairs 2004 £m	Branding & Identity, Healthcare and Specialist Communication 2004 £m	Consolidated 2004 £m
Other information
Capital additions	48.5	18.2	11.9	23.4	102.0
Depreciation and amortisation	49.3	18.6	10.3	25.2	103.4
Impairment losses recognised in income	20.7	3.8	17.8	10.9	53.3
Balance sheet
Assets
Segment assets	7,617.5	944.5	592.5	1,434.5	10,589.0
Unallocated corporate assets					100.2
Consolidated total assets					10,689.2
Liabilities
Segment liabilities	(4,865.7)	(656.4)	(366.9)	(1,068.6)	(6,957.6)
Unallocated corporate liabilities					(665.9)[1]
Consolidated total liabilities					(7,623.5)

[1]	Included in the unallocated corporate liabilities are tax liabilities and net-interest bearing debt. The debt has not been allocated as it is held centrally and specifically allocating it to individual segments is not considered to be a fair representation of the net assets of those segments.

Certain items, including the amounts in respect of corporate brand names, have been allocated within the above analysis on the basis of the revenue of the subsidiary undertakings to which they relate.

PART VI – FINANCIAL INFORMATION

3.	Segment information (Continued)

Contributions by geographical area were as follows:

2004 £m
Turnover (billings)
North America	7,576.3
UK	1,973.1
Continental Europe	6,312.4
Asia Pacific, Latin America, Africa & Middle East	3,736.2
19,598.0
Revenue
North America	1,651.9
UK	728.5
Continental	1,134.8
Asia Pacific, Latin America, Africa & Middle East	784.3
4,299.5
Segment Assets
North America	4,189.4
UK	2,057.9
Continental Europe	2,415.7
Asia Pacific, Latin America, Africa & Middle East	1,926.0
10,589.0
Capital additions
North America	34.4
UK	24.3
Continental Europe	21.3
Asia Pacific, Latin America, Africa & Middle East	22.0
102.0

Notes

There is no material difference between revenue determined by origin and that determined by destination.

4.	Operating costs

2004 £m
Total staff costs (note 6)	2,531.3
Establishment costs	327.6
Other operating costs (net)	682.9
Loss on sale of property, plant and equipment	1.9
Goodwill impairment – subsidiaries	40.6
Goodwill write-down relating to utilisation of pre-acquisition tax losses	12.6
Profits on disposal of fixed asset investments	(3.0)
Amounts written off fixed asset investments	5.0

Total operating costs	3,598.9

Operating costs include:
Depreciation of property, plant and equipment (note 15)	96.7
Depreciation of capitalised software (note 14)	6.7
Goodwill impairment – subsidiaries	53.2
Net foreign exchange losses	1.8
Operating lease rentals:
Land and buildings (excluding real estate taxation)	205.1
Plant and machinery	37.5
242.6

PART VI – FINANCIAL INFORMATION

4.	Operating costs (Continued)

All of the operating costs of the Group are related to administrative expenses.

The goodwill write-down in relation to the utilisation of pre-acquisition tax losses is due to the better than expected performance of certain acquisitions in the year. This enabled the utilisation of pre-acquisition tax attributes that previously could not be recognised at the time of acquisition due to insufficient evidence that they were recoverable.

2004 £m
Auditors’ remuneration:
Services as auditors	8.4
Preliminary Sarbanes-Oxley related services	3.8
Further assurance services[1,2]	3.7
15.9
Non-audit services[2]:	3.4
Tax advisory	0.6
Consulting	19.9

Notes

[1]	Further assurance services comprise due diligence and transaction support services.

[2]	Further assurance and non-audit services require pre-approval by the Audit committee.

Audit fees paid to the auditors include £0.5 million in respect of the parent company. Auditors other than Deloitte & Touche LLP were paid £0.5 million. In 2004 fees paid to auditors in respect of due diligence and transaction services, included in further assurance services above, of £0.9 million were capitalised.

Minimum committed annual rentals

Amounts payable in 2005 under the foregoing leases will be as follows:

	Plant and machinery 2005 £m	Land and buildings 2005 £m
In respect of operating leases which expire:
- within one year	6.9	24.0
- within two to five years	19.3	74.0
- after five years	1.5	75.9
	27.7	173.9

Future minimum annual amounts payable under all lease commitments in existence at 31 December 2004 are as follows:

	Minimum rental payments £m	Less sub-let rentals £m	Net payment £m
Year ended 31 December
2005	201.6	(18.8)	182.8
2006	229.9	(15.1)	214.8
2007	139.2	(13.6)	125.6
2008	119.3	(12.5)	106.8
2009	109.7	(7.9)	101.8
Later years	232.5	(41.2)	191.3
	1,032.2	(109.1)	923.1

PART VI – FINANCIAL INFORMATION

5.	Share of results of associates

Share of results of associates include:

2004 £m
Share of profit before interest and taxation	48.1
Share of interest, taxation and minority interest	(18.6)
29.5

6.	Our people

Our staff numbers averaged 57,788, including acquisitions. Their geographical distribution was as follows:

2004
North America	17,271
UK	7,069
Continental Europe	14,793
Asia Pacific, Latin America, Africa & Middle East	18,655
57,788

Their operating sector distribution was as follows:

2004
Advertising and Media Investment Management	29,419
Information, Insight & Consultancy	9,482
Public Relations & Public Affairs	5,136
Branding & Identity, Healthcare and Specialist Communications	13,751
57,788

At the end of 2004 staff numbers were 59,932.

As at 31 March 2005, following the acquisition of Grey Global Group, Inc. (Grey), the Group had approximately 71,000 employees. Including employees of associated undertakings, this figure is approximately 84,000.

Total staff costs were made up as follows:

2004 £m
Wages and salaries	1,718.4
Payments and provisions charged under short-and long-term incentive plans	189.5
Social security costs	210.0
Other pension costs (note 26)	64.4
Other staff costs	349.0
2,531.3
Staff cost to revenue ratio	58.9%

Compensation for key management personnel is as follows:

2004 £m
Short-term employee benefits	5.2
Post-employment benefits	0.4
Share-based payments	38.7
44.3

PART VI – FINANCIAL INFORMATION

7.	Fixed asset gains, write-down of fixed asset investments and other items impacting Quality of Earnings

Profits on disposal of fixed assets:

In 2004, profits of £3.0 million were realised on the disposal of certain minority investments in marketing services companies in North America.

Write-down of fixed asset investments

Amounts written off fixed asset investments of £5.0 million relate to write-downs on certain non-core minority investments in new media companies and other technology ventures.

These transactions did not have a material effect on the WPP Group’s tax charge or minority interest.

Other items

The WPP Group has released £14.0 million to operating profit relating to excess provisions established in respect of acquisitions completed prior to 2003. At the same time, the WPP Group includes within operating costs charges for one-off costs, severance and restructuring charges, including those resulting from integrating acquisitions. For this reason, the WPP Group considers that the combination of the above releases and charges, does not materially impact the WPP Group’s quality of earnings.

8.	Finance income and costs

Finance income:

2004 £m
Interest receivable	56.4

Finance costs:

2004 £m
Interest on bank loans and overdrafts	(58.8)
Interest on all other loans (including corporate and convertible bonds)	(53.6)
Charges in respect of working capital facilities	(5.1)
Interest charges on defined pension schemes (note 26)	(9.5)
Total interest payable	(127.0)

Interest payable on the WPP Group’s borrowings, other than the bonds, is payable at a margin of between 0.4% and 0.475% over relevant LIBOR.

The majority of the WPP Group’s long-term debt is represented by $950 million of USD bonds at a weighted average interest rate of 6.14% (prior to any interest rate swaps or cross-currency swaps), €650 million of Eurobonds at 6% (prior to any interest rate or currency swaps), £450 million of convertible bonds at 3.07% (including redemption premium accrual and prior to the cross-currency swaps) and $287.5 million of convertible bonds at a rate of 3%.

Average borrowings under the Syndicated Revolving Credit Facilities (note 12) amounted to $79.4 million at an average interest rate of 1.5% inclusive of margin.

PART VI – FINANCIAL INFORMATION

8.	Finance income and costs (Continued)

Derivative financial instruments:

	2004 €	2004 $
Interest rate swaps
Notional principal amount	€400m	$400m
Average pay rate	EURIBOR +2.19%	LIBOR +0.69%
Average receive rate	6.00%	5.88%
Average term	42 months	115 months
Latest maturity date	June 2008	June 2014

	2004 £/€	2004 £/$	2004 $/€	2004 £/Yen
Cross currency swaps
Currency principal receivable	£110.256m	£52.669m	$278.3m	£47.934m
Currency principal payable	€170m	$75m	€228m	YEN9,000
Currency rate payable	EURIBOR –0.61%	LIBOR –2.07%	LIBOR +0.6875%	FIXED –
Currency rate receivable	4.89%	3.43%	EURIBOR +0.73%	3.43%

The WPP Group enters into interest rate swap agreements to manage its proportion of fixed and floating rate debt. The WPP Group also entered into cross-currency swap agreements to match the currency of its debt with the currency of its cash flows.

The differential paid or received by the WPP Group on the interest element of the swap agreements is charged/ (credited) to interest expense in the year to which it relates.

The term of such instruments is not greater than the term of the debt being hedged and any anticipated refinancing or extension of the debt.

The WPP Group is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given the WPP Group’s policy of selecting only counterparties with high credit ratings.

Other than the above, the WPP Group has no significant utilisation of interest rate derivative financial instruments.

The fair value of derivatives is disclosed in note 27.

9.	Taxation

The tax charge is based on the profit for the year and comprises:

2004 £m
Current Tax
UK corporation tax	22.5
Foreign tax	118.2
140.7
Deferred tax:
Current year	(5.7)
135.0

PART VI – FINANCIAL INFORMATION

9.	Taxation (Continued)

The charge for the year can be reconciled to the profit per the income statement as follows:

Profit before tax	434.4

Tax at the UK corporation tax rate of 30%	130.3
Tax effect of share of results of associates	(8.9)
Tax effect of expenses that are not deductible in determining taxable profit	1.3
Tax effect of utilisation or recognition of tax losses not previously recognised	(18.3)
Effect of different tax rates of subsidiaries operating in other jurisdictions	20.0
Unused tax losses carried forward	10.6

Tax expense	135.0

Effective tax rate on profit before tax	31.1%
Effective tax rate on Headline profit before tax (note 32)	27.6%

10.	Ordinary dividends

Amounts recognised as distributions to equity holders in the period:

Per share	2004 Pence per share		2004 £m
2003 Final dividend paid	4.40	p	52.2
2004 Interim dividend paid	2.50	p	29.4
	6.90	p	81.6

Per ADR[1]	Cents per ADR		$m
2003 Final dividend paid	36.0	¢	85.4
2004 Interim dividend paid	22.9	¢	53.9
	58.9	¢	139.3

Proposed final dividend for the year ended 31 December 2004:

Per share	2004 Pence per share		2004 £m
2004 Final dividend proposed[2]	5.28	p	62.6

Per ADR[1]	Cents per ADR		$m
2004 Final dividend proposed[2]	48.4	¢	114.7

Notes

[1]	These figures have been translated for convenience purposes only, using the approximate average rate for the year of $1.8326 = £1. This conversion should not be construed as a representation that the pound sterling amounts actually represent, or could be converted into, US dollars at the rates indicated.

[2]	The proposed final dividend is subject to approval by shareholders at the Annual General Meeting on 27 June 2005 and therefore has not been included as a liability in these financial statements.

PART VI – FINANCIAL INFORMATION

11.	Earnings per ordinary share

Basic EPS

The reconciliation between Reported and Headline EPS, and between earnings figures used in calculating them, is as follows:

	Year ended 31 December 2004
Reported earnings[1] (£m)	273.0
Headline earnings (£m) (note 32)	328.2
Average shares used in Basic EPS calculation (m)	1,136.1
Reported EPS	24.0	p
Headline EPS	28.9	p

[1]	Reported earnings is equivalent to profit for the period attributable to equity holders of the parent.

Diluted EPS

The diluted Reported and Headline EPS are set out below:

	Year ended 31 December 2004
Diluted Reported Earnings (£m)	285.2
Diluted Headline Earnings (£m)	340.4
Shares used in Diluted EPS calculation (m)	1,219.6
Diluted Reported EPS	23.4	p
Diluted Headline EPS	27.9	p

Diluted EPS has been calculated based on the Reported and Headline Earnings amounts above. For the year ended 31 December 2004, both the $287.5m convertible bonds and the £450m convertible bonds were dilutive and earnings were consequently increased by £12.2 million.

A reconciliation between the shares used in calculating Basic and Diluted EPS is as follows:

Year ended 31 December 2004 m
Average shares used in Basic EPS calculation	1,136.1
Dilutive share options outstanding	20.6
Other potentially issuable shares	4.6
$287.5 million convertible bonds	16.4
£450 million convertible bonds	41.9
Shares used in Diluted EPS calculation (m)	1,219.6

At 31 December 2004 there were 1,185,338,038 ordinary shares in issue.

PART VI – FINANCIAL INFORMATION

12.	Sources of finance

The following table is a supplementary disclosure to the consolidated cash flow statement, summarising the equity and debt financing of the WPP Group, and changes during the year:

	2004 Shares £m	2004 Debt £m
Analysis of changes in financing
Beginning of year	1,074.0	1,479.3
Share cancellations	(1.3)	—
Other issues of share capital	48.0	—
Increase in drawings on bank loans and convertible bonds	—	128.6
Debt acquired	—	9.6
Net amortisation of financing costs included in net debt	—	3.8
Exchange adjustments	—	(37.9)
End of year	1,120.7	1,583.4

The above table excludes bank overdrafts which fall within cash for the purposes of the consolidated cash flow statement.

Shares

At 31 December 2004, WPP’s share base was entirely composed of ordinary equity share capital and share premium of £1,120.7 million, further details of which are disclosed in notes 28 and 29.

Debt

USA bond During 2004, the WPP Group issued $650 million of 5.875% bonds due 2014 and also has in issue $200 million of 6.625% bonds due 2005 and $100 million of 6.875% bonds due 2008.

Eurobond The WPP Group has in issue €650 million of 6.0% bonds due 2008 and during 2004, repaid €350 million of 5.125% bonds.

Revolving Credit Facilities The WPP Group’s debt is also funded by a five-year $750 million Revolving Credit Facility due September 2006. The WPP Group’s syndicated borrowings drawn down, predominantly in US dollars, under this agreement averaged $79.4 million. The WPP Group had available undrawn committed facilities of £391 million at 31 December 2004.

Borrowings under the Revolving Credit Facility are governed by certain financial covenants based on the results and financial position of the WPP Group.

Convertible bonds

In October 2000, with the purchase of Young & Rubicam Inc, the WPP Group acquired $287.5 million of 3% convertible bonds which were redeemed on their due date, 15 January 2005.

In April 2002, the WPP Group issued £450 million of 2% convertible bonds due April 2007. At the option of the holder, the bonds are convertible into 41,860,465 WPP ordinary shares at an initial share price of £10.75. As the bonds are redeemable at a premium of 5.35% over par, the conversion price increases during the life of the bonds to £11.33 per share into the same number of shares as above.

Current asset investments/liquid resources

At 31 December 2004, the WPP Group had £244.0 million of cash deposits with a maturity greater than 24 hours included in cash and cash equivalents.

PART VI – FINANCIAL INFORMATION

12.	Sources of finance (Continued)

The following table is an analysis of net debt with debt analysed by year of repayment:

2004 £m
Debt
Within one year	(264.8)
Between one and two years	(2.5)
Between two and three years	(453.3)
Between three and four years	(510.9)
Between four and five years	—
Over five years	(351.9)

Debt financing under the Revolving Credit Facility and in relation to unsecured loan notes	(1,583.4)
Short-term overdrafts – within one year	(333.0)

Debt financing	(1,916.4)
Cash and cash equivalents	1,616.0

Net debt	(300.4)

Analysis of fixed and floating rate debt by currency including the effect of interest rate and cross-currency swaps:

2004 Currency	£m		Fixed rate[1]	Floating basis	Period (months)[1]
$ – fixed	437.2		5.19%	n/a	41
– floating	363.7	[2]	n/a	LIBOR	n/a
£ – fixed	239.1		1.94%	n/a	28
€ – fixed	176.9		6.00%	n/a	42
– floating	564.6		n/a	EURIBOR	n/a
¥ – fixed	45.8		(1.29)%	n/a	28
Other	17.1		n/a	Various	n/a
	1,844.4

Notes

[1]	Weighted average.

[2]	Including drawings on working capital facility as described in note 23.

PART VI – FINANCIAL INFORMATION

13.	Analysis of cash flows

The following tables analyse the items included within the main cash flow headings on page 45.

Net cash from operating activities:

2004 £m
Operating profit	475.5
Adjustments for:
Non cash share-based incentive plans (including share options)	58.8
Depreciation	103.4
Impairment of goodwill	40.6
Goodwill write-down relating to utilisation of pre-acquisition tax losses	12.6
Profits on disposal of fixed assets	(3.0)
Loss on sale of property, plant and equipment	1.9
Amounts written off fixed asset investments	5.0

Operating cash flows before movements in working capital and provisions	694.8
Decrease in inventories and work in progress	40.1
Increase in receivables	(414.6)
Increase in payables – short term	339.0
– long term	29.9
Increase in provisions	0.8

Cash generated by operations	690.0
Corporation and overseas tax paid	(101.3)
Interest and similar charges paid	(99.7)
Interest received	48.9
Dividends from associates	18.5

Net cash from operating activities	556.4

Acquisitions and disposals:

2004 £m
Initial cash consideration	(97.3)
Cash/(overdraft) acquired	6.3
Earnout payments	(78.6)
Loan note redemptions	(26.6)
Purchase of other investments (including associates)	(22.0)
Proceeds on disposal of investments	9.3
Net cash outflow	(208.9)

Share repurchases:

2004 £m
Share cancellations	(73.7)
Purchase of own shares by ESOP trust	(15.0)
Net cash outflow	(88.7)

Net increase in borrowings:

2004 £m
Repayment of €350 million bond	(230.5)
Increase in drawings on bank loans	0.9
Proceeds from issue of $650 million 10 year bond	358.2
128.6

PART VI – FINANCIAL INFORMATION

13.	Analysis of cash flows (Continued)

Cash and cash equivalents:

2004 £m
Cash at bank and in hand	1,372.0
Short-term bank deposits	244.0
Overdrafts[1]	(333.0)
1,283.0

Notes

[1]	Bank overdrafts are included in cash and cash equivalents because they form an integral part of the entity’s cash management.

14.	Intangible fixed assets

Goodwill:

£m
Cost
1 January 2004	4,630.4
Exchange differences	(105.3)
Additions	203.4
31 December 2004	4,728.5
Accumulated impairment losses
1 January 2004	285.6
Goodwill write-down relating to utilisation of pre-acquisition tax losses	12.6
Impairment losses for the year	40.6
31 December 2004	338.8
Net book value
31 December 2004	4,389.7
1 January 2004	4,344.8

Additions represent goodwill arising on the acquisition of subsidiary undertakings. Goodwill arising on the acquisition of associate undertakings is shown within investments in note 16.

Intangible Assets:

	Brands with an indefinite useful life £m	Acquired Intangibles £m	Other £m	Total £m
Cost
1 January 2004	797.9	—	50.9	848.8
Additions	—	—	5.9	5.9
Disposals	—	—	(0.5)	(0.5)
Acquired on acquisition of a subsidiary	—	7.0	—	7.0
Exchange differences	(55.3)	—	—	(55.3)
31 December 2004	742.6	7.0	56.3	805.9
Amortisation
1 January 2004	—	—	25.6	25.6
Charge for the year	—	—	6.7	6.7
31 December 2004	—	—	32.3	32.3
Net book value
31 December 2004	742.6	7.0	24.0	773.6
1 January 2004	797.9	—	25.3	823.2

PART VI – FINANCIAL INFORMATION

14.	Intangible fixed assets (Continued)

Brands with an indefinite life represent JWT, Hill & Knowlton, Ogilvy & Mather Worldwide and the Young & Rubicam Group. These assets are carried at historical cost in accordance with the WPP Group’s accounting policy for intangible fixed assets as stated in note 2.

Capitalised computer software included in “other intangibles” is amortised over 3 years on a straight line basis.

In accordance with the WPP Group’s accounting policy, the carrying value of goodwill and other intangible assets are reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.

The WPP Group conducted an impairment review of goodwill at 1 January 2004, in accordance with the requirements of IAS 36 “Impairment of Assets”. No additional impairment of goodwill arose at 1 January 2004. The 2004 impairment review was initially undertaken as at 30 June 2004 and then updated as at 31 December 2004. The review assessed whether the carrying value of goodwill was supported by the net present value of future cashflows derived from assets using a projection period of up to five years for each cash generating unit. After the projection period, growth rates of nominal GDP have been assumed for each income generating unit. An impairment charge is required for both goodwill and other indefinite lived intangible assets when the carrying amount exceeds the recoverable amount. Impairment charges of £40.6 million were recorded in the year ended 31 December 2004. The impairment charges relate to certain under-performing businesses where the impact of the economic climate on these businesses was sufficiently severe to indicate impairment to the carrying value of goodwill. Impairment changes of £3.8 million related to Information, Insight and Consultancy, £8.2 million related to Advertising and Media Investment Management, £10.8 million related to Branding and Identity and £17.8 million related to Public Relations and Public Affairs.

The impairment review relating to Young & Rubicam (goodwill of £2,541.8 million) as at 31 December 2004 is based on 2005 projected cash flows. Future revenue growth has been assumed at 4.4% per annum into perpetuity and no operating margin improvement is assumed. The impairment model includes assumptions about payments for cash taxes and cash flows have therefore been discounted using the WPP Group’s current weighted average cost of capital of 8.1%. If the WPP Group’s weighted average cost of capital were to increase to 9.6% or if the revenue growth into perpetuity were to decrease to 2.9% per annum a potential impairment would have existed.

The estimates and assumptions made in connection with impairment testing could differ from future actual results of operations and cash flows. Further, future events could cause WPP to conclude that impairment indicators exist and that the asset values associated with a given operation have become impaired. Any resulting impairment loss could have a material impact on WPP’s financial condition and results of operations. The carrying value of goodwill and other intangible assets will continue to be reviewed at least annually for impairment and adjusted to the recoverable amount if required.

PART VI – FINANCIAL INFORMATION

15.	Property, plant and equipment

The movements in 2004 were as follows:

	Land and buildings			Fixtures fittings and equipment £m	Computer equipment £m	Total £m
	Land £m	Freehold £m	Short leasehold £m
Cost:
1 January 2004	15.1	38.4	273.2	251.1	352.3	930.1
Additions[1]	—	0.7	27.3	19.4	48.7	96.1
New acquisitions	—	2.5	3.3	12.3	27.8	45.9
Disposals	—	(1.6)	(14.2)	(28.7)	(44.0)	(88.5)
Exchange adjustments	(1.0)	(1.3)	(7.9)	(13.2)	(7.6)	(31.0)
31 December 2004	14.1	38.7	281.7	240.9	377.2	952.6
Depreciation:
1 January 2004	—	16.4	129.7	173.3	291.4	610.8
New acquisitions	—	0.4	1.7	9.6	17.7	29.4
Charge	—	2.4	25.8	23.0	45.5	96.7
Disposals	—	(0.3)	(11.3)	(24.0)	(42.3)	(77.9)
Exchange adjustments	—	(0.4)	(6.9)	(7.0)	(1.9)	(16.2)
31 December 2004	—	18.5	139.0	174.9	310.4	642.8
Net book value:
31 December 2004	14.1	20.2	142.7	66.0	66.8	309.8
1 January 2004	15.1	22.0	143.5	77.8	60.9	319.3

Notes

[1]	Includes £6.4 million in respect of finance leases.

Leased assets (other than leasehold property) included above have a net book value of £8.5 million. Future obligations in respect of these leased assets were £8.6 million at 31 December 2004 and are included in other creditors.

At the end of the year, capital commitments contracted, but not provided for in respect of property, plant and equipment:

2004 £m
Capital commitments – property, plant and equipment	30.9

16.	Investments

The following are included in the net book value of fixed asset investments:

	Associate undertakings £m	Goodwill on associate undertakings £m	Total Associates £m	Other investments £m
1 January 2004	156.9	187.5	344.4	22.0
Additions	(0.5)	—	(0.5)	0.8
Goodwill arising on acquisition of new associates	—	36.0	36.0	—
Share of profits after tax of associate undertakings	29.5	—	29.5	—
Dividends and other movements	(21.2)	—	(21.2)	(4.9)
Exchange adjustments	1.1	15.9	17.0	—
Disposals	(0.1)	(2.5)	(2.6)	(0.6)
Reclassification to subsidiaries	(2.8)	(14.3)	(17.1)	(4.2)
Write-downs	—	—	—	(5.0)
31 December 2004	162.9	222.6	385.5	8.1

PART VI – FINANCIAL INFORMATION

16.	Investments (Continued)

The investments included above as “other investments” represent investments in listed equity securities that present the WPP Group with opportunity for return through dividend income and trading gains. They have no fixed maturity or coupon rate. The fair values of these securities are based on quoted market prices.

The WPP Group’s principal associate undertakings include:

	% controlled	Country of incorporation
Asatsu-DK	20.9	Japan
Brierley & Partners	20.1	US
Chime Communications PLC	21.2	UK
DYR Tokyo Agency	49.0	Japan
High Co S.A.	31.9	France
IBOPE Group	31.2	Brazil
LG Ad Inc	28.2	Korea
Media Production Properties BV	30.0	Netherlands
Singleton, Ogilvy & Mather (Holdings) Pty Limited	41.0	Australia

The market value of the WPP Group’s shares in its principal listed associate undertakings at 31 December 2004 was as follows: Asatsu-DK: £151.8 million, Chime Communications PLC: £12.2 million, High Co S.A.: £16.6 million and LG Ad Inc £29.0 million. The carrying value (including goodwill) of these equity interests in the Group’s balance sheet at 31 December 2004 was as follows: Asatsu-DK: £139.9 million, Chime Communications PLC: £10.3 million, High Co S.A.: £14.3 million and LG Ad Inc: £37.1 million. The WPP Group’s investments in its principal associate undertakings are represented by ordinary shares.

Summarised financial information

The following tables present a summary of the aggregate financial performance of the WPP Group’s principal associate undertakings. These have been estimated and converted, where appropriate, to an IFRS presentation based on information provided by the relevant companies at 31 December 2004.

2004 £m
Income Statement
Revenue	1,022.4
Operating profit	157.0
Profit before tax	162.6
Profit attributable to ordinary share owners	117.4

The Group does not have dominant control over its associate undertakings and therefore certain financial information is not available to the Group for a number of its associates. The following table presents a summary of the net asset position of the Group’s principal associate undertakings which represents approximately 60% of the results shown above.

2004 £m
Balance sheet
Assets	1,870.6
Liabilities	1,026.6
Net assets	844.0

The application of equity accounting is ordinarily discontinued when the investment is reduced to zero and additional losses are not provided for unless the investor has guaranteed obligations of the investee or is otherwise committed to provide further financial support for the investee. In 2004, £nil (prior years £1.1 million) of associate losses were reversed.

PART VI – FINANCIAL INFORMATION

16.	Investments (Continued)

Associate segment information

The following table shows the carrying value of associate undertakings (including goodwill) attributable to each of the Company’s operating sectors:

2004 £m
Advertising and Media Investment Management	260.9
Information, Insight & Consultancy	17.2
Public Relations & Public Affairs	14.3
Branding & Identity, Healthcare and Specialist Communications	93.1
385.5

The following table shows the income attributable to associate undertakings in each of WPP’s operating sectors:

2004 £m
Advertising and Media Investment Management	9.9
Information, Insight & Consultancy	3.3
Public Relations & Public Affairs	1.4
Branding & Identity, Healthcare and Specialist Communications	14.9
29.5

At the end of the year, capital commitments contracted, but not provided for in respect of fixed asset investments were:

2004 £m
Capital commitments – fixed asset investments	6.3

Capital commitments for fixed asset investments generally comprise capital calls, amounts due under agreements to purchase shares of partially-owned subsidiaries or associated companies, where notice of intent to exercise options has been given to WPP by the seller, and cash in escrow committed for acquisitions.

17.	Deferred tax

The following are the major deferred tax liabilities and assets recognised by the group and movements thereon during the current and prior reporting period.

	Tax losses £m	Goodwill £m	Other short term temporary differences £m	Retirement benefit obligations £m	Goodwill £m	Associate Earnings £m	Brands £m	Total £m
At 1 January 2004	45.2	10.6	28.6	10.0	(6.7)	(7.6)	(319.2)	(239.1)
Charge/ (credit to income)	—	(0.1)	10.3	—	(2.3)	(2.2)	—	5.7
Charge to equity	—	—	—	4.5	—	—	—	4.5
Exchange differences	(3.1)	0.1	—	—	1.1	(0.6)	19.3	16.8
At 31 December 2004	42.1	10.6	38.9	14.5	(7.9)	(10.4)	(299.9)	(212.1)

Certain deferred tax assets and liabilities have been offset. The following is the analysis of the deferred tax balances (after offset) for financial reporting purposes:

2004 £m
Deferred tax assets	100.2
Deferred tax liabilities	(312.3)
(212.1)

PART VI – FINANCIAL INFORMATION

17.	Deferred tax (Continued)

At the balance sheet date, the group has unused gross tax losses of £696.0 million available for offset against future profits. A deferred tax asset has been recognised in respect of the tax benefit of £105.3 million of such losses. No deferred tax asset has been recognised in respect of the remaining £590.7 million due to the unpredictability of future profit streams. Included in unrecognised tax losses are losses of £208.7 million that will expire in 2020. £282.1m of losses may be carried forward indefinitely.

At the balance sheet date, the aggregate amount of the temporary differences in relation to the undistributed earnings of subsidiaries for which deferred tax liabilities have not been recognised was £3,766.5 million. No liability has been recognised in respect of these differences because the group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.

18.	Inventories

The following are included in the net book value of inventories:

2004 £m
Work in progress	216.5
Other inventories	4.1
220.6

19.	Trade and Other Receivables

The following are included in trade and other receivables:

Amounts falling due within one year

2004 £m
Trade receivables	2,058.5
VAT and sales taxes recoverable	29.1
Corporate income taxes recoverable	24.2
Other debtors	238.1
Prepayments and accrued income	191.6
2,541.5

Amounts falling due after more than one year

2004 £m
Other debtors	54.2
Prepayments and accrued income	5.3
59.5
2,601.0

Movements on bad debt provisions were as follows:

2004 £m
Balance at beginning of year	66.6
Charged/(credited):
To costs and expenses	13.5
Exchange adjustments	(0.7)
Utilisations and other movements	(16.3)
Balance at end of year	63.1

PART VI – FINANCIAL INFORMATION

19.	Trade and Other Receivables (Continued)

The allowance for bad and doubtful debts is equivalent to 2.4% of gross trade accounts receivable.

Credit risk

The WPP Group’s principal financial assets are bank balances and cash, trade and other receivables and investments, which represent the WPP Group’s maximum exposure to credit risk in relation to financial assets.

The WPP Group’s credit risk is primarily attributable to its trade receivables. The amounts presented in the balance sheet are net of allowances for doubtful receivables, estimated by the WPP Group’s management based on prior experience and their assessment of the current economic environment.

The credit risk on liquid funds and derivative financial instruments is limited because the counterparties are banks with high credit-ratings assigned by international credit-rating agencies.

The WPP Group has no significant concentration of credit risk, with exposure spread over a large number of counterparties and customers.

A relatively small number of clients contribute a significant percentage of the WPP Group’s consolidated revenues. The WPP Group’s clients generally are able to reduce advertising and marketing spending or cancel projects at any time for any reason. There can be no assurance that any of the WPP Group’s clients will continue to utilise the WPP Group’s services to the same extent, or at all, in the future. A significant reduction in advertising and marketing spending by, or the loss of one or more of, the WPP Group’s largest clients, if not replaced by new client accounts or an increase in business from existing clients, would adversely affect the WPP Group’s prospects, business, financial condition and results of operations.

20.	Trade receivables within working capital facility

The following are included in trade receivables within the WPP Group’s working capital facilities:

2004 £m
Gross trade receivables	545.7
Non-returnable proceeds	(261.0)
284.7

The WPP Group has a working capital facility in which certain trade receivables have been assigned as security against the advance of cash. This security is represented by the assignment of a pool of trade receivables to a bankruptcy-remote subsidiary of the WPP Group, with further assignment to the providers of this working capital facility. The financing provided against this pool takes into account, inter alia, the risks that may be attached to the individual receivables and the expected collection period.

In the event the facility is terminated, the WPP Group is not obliged (and does not intend) to support any credit-related losses arising from the assigned receivables against which cash has been advanced. The transaction documents stipulate that, in the event of default in payment by a debtor, the providers of the facility may only seek repayment of cash advanced from the remainder of the pool of debts in which they hold an interest and that recourse from the WPP Group is not available.

21.	Trade payables: amounts falling due within one year

The following are included in trade payables falling due within one year:

2004 £m
Trade payables	2,885.3
Other taxation and social security	151.4
Payments due to vendors (earnout agreements)	146.6
Loan notes due to vendors	7.2
Other creditors and accruals	919.6
Deferred income	405.8
4,515.9

PART VI – FINANCIAL INFORMATION

22.	Trade payables: amounts falling due after more than one year

The following are included in trade payables falling due after more than one year:

2004 £m
Corporate income and other taxes payable	290.6
Payments due to vendors (earnout agreements)	152.0
Other creditors and accruals	94.0
536.6

The following table sets out payments due to vendors, comprising deferred consideration and the directors’ best estimates of future earnout related obligations:

2004 £m
Within one year	146.6
Between one and two years	65.0
Between two and three years	61.0
Between three and four years	3.4
Between four and five years	21.4
Over five years	1.2
298.6

23.	Bank overdrafts and loans

Amounts falling due within one year:

2004 £m
Bank overdrafts	333.0
Convertible bonds	150.1
Corporate bonds and bank loans	114.7
597.8

Amounts falling due after more than 1 year:

2004 £m
Convertible bonds	446.2
Corporate bonds and bank loans	872.4
1,318.6

The corporate bonds, convertible bonds, bank loans and overdrafts included within creditors fall due for repayment as follows:

2004 £m
Within one year	597.8
Between one and two years	2.5
Between two and three years	453.3
Between three and four years	510.9
Between four and five years	—
Over five years	351.9
1,916.4

PART VI – FINANCIAL INFORMATION

24.	Provisions for liabilities and charges

The movements in 2004 were as follows:

	Other post- retirement benefits £m	Long- term incentive plans £m	Property and other £m	Total £m
1 January 2004	7.4	6.8	85.5	99.7
Charged to the profit and loss account	0.5	0.8	2.0	3.3
New acquisitions	—	—	14.3	14.3
Utilised	(0.8)	—	(14.2)	(15.0)
Transfers	(5.9)	(7.4)	4.9	(8.4)
Exchange adjustments	(1.2)	(0.2)	(5.6)	(7.0)
31 December 2004	—	—	86.9	86.9

Property and other

Property and other provisions comprise other liabilities where there is uncertainty about the timing of settlement, but where a reliable estimate can be made of the amount. These include certain onerous lease obligations and contingent liabilities where the likelihood of settlement is considered probable.

WPP and various of its subsidiaries are, from time to time, parties to legal proceedings and claims which arise in the ordinary course of business. The directors do not anticipate that the outcome of these proceedings and claims will have a material adverse effect on the WPP Group’s financial position or on the results of its operations.

Contingent liabilities in respect of option agreements

WPP has entered into agreements with certain share owners of partially-owned subsidiaries and associate companies to acquire equity interests. Some of these agreements contain options requiring WPP to purchase their shares from specified times on the basis of average earnings both before and/or after the exercise of the option.

All arrangements contain clauses that cap the maximum amount payable by WPP. The table below shows the illustrative amounts that would be payable by WPP in respect of these options, on the basis of the relevant companies’ current financial performance, if all the options had been exercised at 31 December 2004.

	Currently Exercisable £m	Not Currently Exercisable £m	Total £m
Subsidiaries	10.1	32.5	42.6
Associates	2.7	6.6	9.3
Total	12.8	39.1	51.9

25.	Share based payments

The Group charged the following amounts to the income statement in 2004 in relation to share-based payments:

2004 £m
Stock options	29.4
Other share-based payments	29.4
58.8

Further information on stock options is provided in note 28.

Other share-based payments

The WPP Group operates a number of equity-settled share incentive schemes, satisfied by the delivery of stock from one of the WPP Group’s ESOP Trusts.

PART VI – FINANCIAL INFORMATION

25.	Share based payments (Continued)

Long-term incentive plans

Senior executives of most WPP Group operating companies participate in their respective company’s long-term incentive plans, based on the achievement of three-year financial performance targets. These plans operate on a rolling three-year basis. The value of payments earned by executives over each performance period is based on the achievement of targeted improvements in the following performance measures:

(i)	average operating profit or profit before tax;

(ii)	average operating margin.

Performance Share Plans (PSP)

Annual grants of WPP performance shares are made to all executive directors and to senior executives of the parent company. Vesting is dependent on the TSR performance relative to a comparator group of companies in the advertising and marketing services sector.

Renewed Leadership Equity Acquisition Plan (‘Renewed LEAP’)

Under Renewed LEAP, the most senior executives of the Group, including executive directors, commit WPP shares (‘investment shares’) in order to have the opportunity to earn additional WPP shares (‘matching shares’). The number of matching shares which a participant can receive at the end of the fixed performance period (four years in the case of the 2004 grant) is dependent on the performance (based on the TSR) of the company over that period. The maximum possible number of matching shares for the 2004 award is four shares for each share committed.

Valuation methodology

For all of these schemes, the valuation methodology is based upon fair value on grant date, which is determined by the market price on that date or the application of a Black Scholes model, depending upon the characteristics of the scheme concerned. The assumptions underlying the Black Scholes model are detailed in note 28, including details of assumed dividend yields. Market price on any given day is obtained from external, publicly available sources.

Market/Non-market conditions

Most share-based plans are subject to non-market performance conditions, such as margin or growth targets, as well as continued employment. The renewed LEAP (Leadership Equity Acquisition Plan) and PSP (Performance Share Plan) schemes are subject to a number of performance conditions, including market-based conditions, namely Total Share Owner Return (‘TSR’).

For schemes without market-based performance conditions, the valuation methodology above is applied and, at each year end, the relevant accrual for each grant is revised, if appropriate, to take account of any changes in estimate of the likely number of shares expected to vest.

For schemes with market-based performance conditions, at the grant date the probability of satisfying these conditions is assessed through statistical models (such as the ‘Monte Carlo Model’) and applied to the fair value on grant date. This initial valuation remains fixed throughout the life of the relevant plan, irrespective of the actual outcome in terms of performance.

PART VI – FINANCIAL INFORMATION

25.	Share based payments (Continued)

The following table sets out the number and weighted average fair value of grants made in 2004 for each incentive scheme.

Scheme	Number of shares granted (m)	Fair value at grant date (pence per share)
Renewed LEAP[1]	1.5	517
Performance Share Plan (PSP)	0.1	528
Long-term Incentive Plan (LTIP)	3.3	528
Other grants[2]	1.1	511
	6.0

[1]	The number of shares granted in respect of Renewed LEAP represents the ‘investment shares’ committed by participants at grant date. The actual number of shares that will vest is dependent on the extent to which the relevant performance criteria are satisfied.

[2]	Other grants comprise one-off grants of restricted stock, subject to continuing employment, not included within the schemes described above.

26.	Pension provisions and pension arrangements

Companies within the WPP Group operate a large number of pension schemes, the forms and benefits of which vary with conditions and practices in the countries concerned. The WPP Group’s pension costs are analysed as follows:

2004 £m
Defined contribution schemes	52.4
Defined benefit schemes charge to operating profit	12.0
Pension costs (note 6)	64.4
Net interest charges on defined benefit pension schemes (note 7)	9.5
73.9

Defined benefit schemes

The pension costs are assessed in accordance with the advice of local independent qualified actuaries. The latest full actuarial valuations for the various schemes were carried out as at various dates in the last three years. These valuations have generally been updated by the local independent qualified actuaries to 31 December 2004.

The WPP Group has a policy of closing defined benefit schemes to new members which has been effected in respect of a significant number of the schemes. As a result, these schemes generally have an ageing membership population. In accordance with IAS 19, the actuarial calculations have been carried out using the Projected Unit Method. In these circumstances, use of this method implies that the contribution rate implicit in the current service cost will increase in future years.

Contributions to funded schemes are determined in line with local conditions and practices. Certain contributions in respect of unfunded schemes are paid as they fall due. The total contributions (for funded schemes) and benefit payments (for unfunded schemes) paid for 2004 amounted to £36.0 million.

PART VI – FINANCIAL INFORMATION

26.	Pension provisions and pension arrangements (Continued)

(a)	Assumptions

The main weighted average assumptions used for the actuarial valuations at 31 December are shown in the following table:

2004 % pa
UK
Discount rate	5.3
Rate of increase in salaries	4.3
Rate of increase in pensions in payment	3.8
Inflation	2.8
Expected rate of return on equities	7.5
Expected rate of return on bonds [1]	5.0
Expected return on insured annuities	5.3
Expected rate of return on property	7.0
Expected rate of return on cash	3.0
Weighted average return on assets	5.7

North America
Discount rate	5.7
Rate of increase in salaries	4.0
Inflation	3.0
Expected rate of return on equities	7.9
Expected rate of return on bonds [1]	4.8
Expected rate of return on cash	1.8
Weighted average return on assets	6.9

Continental Europe
Discount rate	4.5
Rate of increase in salaries	3.1
Rate of increase in pensions in payment	1.7
Inflation	2.0
Expected rate of return on equities	7.0
Expected rate of return on bonds [1]	4.5
Expected rate of return on property	6.4
Expected rate of return on cash	2.6
Weighted average return on assets	5.5

Asia Pacific, Latin America, Africa & Middle East
Discount rate	3.1
Rate of increase in salaries	3.1
Inflation	1.5
Expected rate of return on bonds[1]	3.1
Expected rate of return on property	10.0
Expected rate of return on cash	7.3
Weighted average return on assets	3.1

Notes

[1]	Expected rate of return on bonds assumptions reflect the yield expected on actual bonds held, whereas the discount rate assumptions are based on high quality bond yields.

PART VI – FINANCIAL INFORMATION

26.	Pension provisions and pension arrangements (Continued)

(b)	Assets and liabilities

At 31 December, the fair value of the assets in the schemes, and the assessed present value of the liabilities in the schemes are shown in the following table:

2004 £m
Group
Equities	148.8
Bonds	157.7
Insured annuities	66.8
Property	14.8
Cash	4.8
Total fair value of assets	392.9
Present value of scheme liabilities	(595.2)
Deficit in the schemes	(202.3)
Deficit in schemes by region
UK	(54.6)
North America	(102.9)
Continental Europe	(41.3)
Asia Pacific, Latin America, Africa & Middle East	(3.5)
Deficit in the scheme	(202.3)

Some of the WPP Group’s defined benefit schemes are unfunded (or largely unfunded) by common custom and practice in certain jurisdictions.

In the case of these unfunded schemes, the benefit payments are made as and when they fall due. Pre-funding of these schemes would not be typical business practice.

The following table shows the split of the deficit at 31 December 2004 between funded and unfunded schemes.

The average period over which the underfunding would typically be payable (working lifetimes for schemes with active members or lifetimes for schemes with predominantly retired members) is also shown in the table.

	2004 Deficit £m	2004 Funding period years
Funded schemes by region
UK	54.6	10.1
North America	48.5	7.7
Continental Europe	5.5	13.4
Asia Pacific, Latin America, Africa & Middle East	2.6	13.1
Deficit in the funded schemes	111.2	9.3
Unfunded schemes by region
UK	—	—
North America	54.3	13.0
Continental Europe	35.8	9.4
Asia Pacific, Latin America, Africa & Middle East	1.0	17.4
Deficit in the unfunded schemes	91.1	11.6

For the WPP Group’s plans, the plans’ assets are invested with the objective of being able to meet current and future benefit payment needs, while controlling balance sheet volatility and future contributions. Plan assets are invested with a number of investment managers, and assets are diversified among equities, bonds, insured annuities, property and cash or other liquid investments. The primary use of bonds as an investment class is to match the anticipated cash flows from the plans to pay pensions. Various insurance policies have also been bought historically to provide a more exact match for the cash flows, including a match for the actual mortality of specific plan members. These insurance policies

PART VI – FINANCIAL INFORMATION

26.	Pension provisions and pension arrangements (Continued)

effectively provide protection against both investment fluctuations and longevity risks. The strategic target allocation varies among the individual schemes. The 2005 weighted-average target allocations are shown below:

2005 Weighted-Average Target Allocation %
Equities	41.36
Bonds and insured annuities	52.08
Property/cash	6.56

(c)	Pension expense

The following table shows the breakdown of the pension expense between amounts charged to operating profit, amounts charged to net interest payable and similar charges and amounts recognised in the statement of recognised income and expense (SORIE):

2004 £m
Group
Current service cost	11.8
Past service cost	0.1
Loss on settlements and curtailments	0.1
Charge to operating profit	12.0
Expected return on pension scheme assets	(21.3)
Interest on pension scheme liabilities	30.8
Charge to net interest payable and similar charges	9.5
Charge to profit on ordinary activities before taxation for defined benefit schemes	21.5
Gain on pension scheme assets relative to expected return	(13.5)
Experience gains and losses arising on the scheme liabilities	(1.2)
Changes in assumptions underlying the present value of the scheme liabilities	40.3
Movement in exchange rates	(7.4)
Actuarial loss recognised in SORIE	18.2

(d)	Movement in scheme deficit

The following table shows an analysis of the movement in the scheme deficit for each accounting period:

2004 £m
Group
Deficit at 1 January	198.9
Current service cost	11.8
Past service costs	0.1
Loss on settlements and curtailments	0.1
Acquisitions	(0.3)
Charge to net interest payable and similar charges	9.5
Actuarial loss	18.2
Employer contributions	(36.0)
Deficit at 31 December	202.3
Deferred tax asset	(14.5)
Pension provision	187.8

PART VI – FINANCIAL INFORMATION

26.	Pension provisions and pension arrangements (Continued)

(e)	History of experience gains and losses

2004 £m
(Gain)/loss on pension scheme assets relative to expected return:
Amount	(13.5)
Percentage of scheme assets	(3.4%)
Experience losses arising on the scheme liabilities:
Amount	(1.2)
Percentage of the present value of the scheme liabilities	(0.2%)
Total (gain)/loss recognised in SORIE:
Amount	18.2
Percentage of the present value of the scheme liabilities	3.1%

27.	Fair value of financial instruments

Derivative financial instruments

The fair value of derivatives, based on the amount that would be receivable or payable if the WPP Group had sought to enter into such transactions, based on quoted market prices where possible, was as follows:

31 Dec 2004 Swaps £m
Fair Value	15.7
Book Value	(2.0)

The book value above represents net accrued interest and the foreign translation difference on the principal amounts.

The WPP Group’s policy is to hedge the following exposures: interest rate risk – using interest swaps, caps and collars; currency swaps; and forward foreign currency contracts; structural and transactional currency exposures, and currency exposures on future expected sales – using currency swaps and forward foreign currency contracts.

Gains and losses on instruments used for hedging are not recognised until the exposure that is being hedged is itself recognised. Unrecognised gains and losses on instruments used for hedging, and the movements therein, are as follows:

	Gains £m	Losses £m	Total net gains £m
Unrecognised gains and losses on hedges at 1 January 2004	34.4	(3.1)	31.3
Gains and losses arising in previous years that were recognised in 2004	(3.4)	—	(3.4)
Gains and losses arising in previous years that were not recognised in 2004	31.0	(3.1)	27.9
Gains and losses arising in 2004 that were not recognised in 2004	2.0	—	2.0
Unrecognised gains and losses on hedges at 31 December 2004	33.0	(3.1)	29.9
Gains and losses expected to be recognised in 2005	5.0	—	5.0
Gains and losses expected to be recognised in 2006 or later	28.0	(3.1)	24.9

The fair value of the above swaps has been obtained from a market data source.

Non-derivative financial instruments

The Group estimates that the aggregate fair value of non-derivative financial instruments at 31 December 2004 does not differ materially from their aggregate carrying values recorded in the consolidated balance sheet.

The Group has used the methods and assumptions detailed below to estimate the fair values of the WPP Group’s financial instruments.

PART VI – FINANCIAL INFORMATION

27.	Fair value of financial instruments (Continued)

Cash, accounts receivable, accounts payable, overdrafts and short-term borrowings (including those drawn under the Revolving Credit Facilities) are considered to approximate fair value because of the short maturity of such instruments.

The fair value of our $950 million bonds, €650 billion Eurobonds, $287.5 million convertible bond and £450 million convertible bond at 31 December 2004 was £1,616 million. This is calculated by reference to market prices at 31 December 2004. Considerable judgement is required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that could be realised in a current market exchange.

28.	Authorised and issued share capital

	2004 Number m	2004 £m
Authorised:
Equity ordinary shares of
10p each	1,750.0	175.0
Issued:
Equity ordinary shares of
10p each	1,185.3	118.5

During the year the WPP Group allotted 11.3 million shares with a nominal value of £1.1 million and cancelled 13.4 million shares with a nominal value of £1.3 million. Movements in the year are shown in note 29.

Share options

WPP Executive Share Option Scheme

As at 31 December 2004, unexercised options over ordinary shares of 27,964,624 and unexercised options over ADRs of 9,282,738 have been granted under the WPP Executive Share Option Scheme as follows:

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
311,880	1.080	1998 - 2005
347,165	1.269	2000 - 2006
742,437	1.540	1998 - 2005
215,120	1.540	2000 - 2005
1,207,239	2.040	2000 - 2007
532,550	2.140	1999 - 2006
1,329,340	2.335	1999 - 2006
6,037	2.535	2000 - 2007
1,604,585	2.835	2000 - 2007
1,826,768	2.930	2001 - 2008
5,022	3.030	2001 - 2008
29,200	3.270	2001 - 2008
59,350	3.763	2006 - 2013
83,500	4.136	2000 - 2008
19,160	4.210	2005 - 2006
3,670,846	4.210	2005 - 2012
76,644	4.210	2005 - 2013
61,316	4.210	2006 - 2012
127,877	4.438	2005 - 2012
41,170	4.615	2006 - 2013
51,247	4.615	2007 - 2013
375,750	4.705	2000 - 2008
14,025	4.865	2004 - 2005

PART VI – FINANCIAL INFORMATION

28.	Authorised and issued share capital (Continued)

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
2,536,877	4.865	2004 - 2011
35,064	4.865	2005 - 2011
69,970	5.185	2002 - 2009
2,000,000	5.490	2007 - 2014
27,288	5.520	2007 - 2014
3,335,404	5.535	2007 - 2014
44,648	5.535	2008 - 2014
3,236,053	5.595	2006 - 2013
23,137	5.595	2006 - 2014
40,334	5.595	2007 - 2013
24,408	5.595	2006 - 2007
497,828	5.700	2002 - 2009
29,511	5.725	2007 - 2014
857,177	6.163	2000 - 2009
7,005	6.280	2004 - 2011
41,750	6.328	2000 - 2009
758,740	7.052	2000 - 2010
64,165	7.180	2005 - 2012
20,875	7.383	2000 - 2009
43,629	7.550	2005 - 2006
679,512	7.550	2005 - 2012
4,302	7.550	2006 - 2012
10,437	7.569	2000 - 2009
82,634	8.110	2004 - 2011
2,048	8.110	2004 - 2005
2,985	8.110	2005 - 2011
47,759	8.193	2004 - 2011
16,700	8.769	2000 - 2010
10,438	8.996	2000 - 2010
491,529	9.010	2003 - 2010
135,606	9.010	2003 - 2010
11,575	9.010	2004 - 2010
37,008	10.770	2003 - 2010
27,964,624

Number of ADRs under option	Exercise price per ADR ($)	Exercise dates
150,704	9.186	2000 - 2006
20,514	9.186	2000 - 2007
729,501	14.767	2000 - 2007
131,442	30.080	2006 - 2013
33,244	30.080	2007 - 2013
1,631,627	33.200	2005 - 2012
66,062	34.057	2000 - 2008
2,881	34.702	2005 - 2012
8,644	34.702	2007 - 2012
1,325,548	35.380	2004 - 2011
15,991	37.520	2006 - 2013
352,719	44.610	2000 - 2009
357,826	46.475	2002 - 2009

PART VI – FINANCIAL INFORMATION

28.	Authorised and issued share capital (Continued)

Number of ADRs under option	Exercise price per ADR ($)	Exercise dates
50,786	46.556	2000 - 2009
1,403,621	47.410	2006 - 2013
11,481	48.204	2000 - 2010
1,548	48.450	2007 - 2014
4,175	48.802	2000 - 2009
4,175	50.299	2000 - 2010
1,378,663	50.800	2007 - 2014
479,832	51.048	2000 - 2010
49,424	51.220	2007 - 2014
9,652	51.800	2007 - 2014
45,145	53.030	2005 - 2012
25,050	53.443	2000 - 2009
86,005	54.042	2000 - 2009
344,133	54.050	2005 - 2012
8,350	55.314	2000 - 2009
75,150	56.287	2000 - 2009
12,525	57.186	2000 - 2009
6,976	57.338	2003 - 2010
35,083	58.238	2004 - 2011
18,619	58.886	2004 - 2011
3,341	59.656	2000 - 2010
2,088	60.329	2000 - 2010
6,263	60.479	2000 - 2010
61,302	62.110	2003 - 2010
2,415	62.110	2005 - 2010
280,342	63.263	2003 - 2010
2,923	63.773	2000 - 2010
5,878	66.692	2000 - 2010
3,340	67.066	2000 - 2010
4,175	68.488	2000 - 2010
11,690	71.781	2000 - 2010
1,587	72.605	2000 - 2010
17,793	84.485	2003 - 2010
2,505	84.731	2000 - 2010
9,282,738

WPP Worldwide Share Ownership Program

As at 31 December 2004, unexercised options over ordinary shares of 6,195,125 and unexercised options over ADRs of 806,740 have been granted under the WPP Worldwide Share Ownership Program as follows:

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
72,225	2.695	2000 - 2007
227,150	3.400	2001 - 2008
73,200	3.903	2006 - 2007
1,876,900	3.903	2006 - 2013
31,800	3.903	2007 - 2013
64,025	4.210	2005 - 2012
13,250	4.210	2005 - 2013

PART VI – FINANCIAL INFORMATION

28.	Authorised and issued share capital (Continued)

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
11,000	5.210	2004 - 2011
390,725	5.315	2002 - 2009
9,800	5.315	2003 - 2009
23,000	5.435	2008 - 2014
58,125	5.435	2007 - 2008
6,875	5.435	2007 - 2011
1,458,600	5.435	2007 - 2014
16,125	5.990	2004 - 2011
33,750	7.180	2005 - 2006
681,200	7.180	2005 - 2012
15,375	7.180	2006 - 2012
599,725	7.790	2003 - 2010
8,500	7.790	2004 - 2010
21,150	7.960	2004 - 2005
491,750	7.960	2004 - 2011
10,875	7.960	2005 - 2011
6,195,125

Number of ADRs under option	Exercise price per ADR ($)	Exercise dates
307,480	30.800	2006 - 2013
251,485	49.880	2007 - 2014
140,365	53.030	2005 - 2012
107,410	56.480	2004 - 2011
806,740

Tempus Group plc 1998 Long Term Incentive Plan

As at 31 December 2004, unexercised options over ordinary shares of 417,394 have been granted under the Tempus Group plc 1998 Long Term Incentive Plan as follows:

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
243,063	2.260	2001 - 2008
56,713	4.920	2001 - 2011
12,147	4.930	2001 - 2011
48,606	4.970	2001 - 2009
2,023	4.980	2001 - 2009
20,254	5.580	2001 - 2011
34,588	6.000	2001 - 2010
417,394

The aggregate status of the WPP Share Option Schemes during 2004 was as follows:

Movement on options granted (represented in ordinary shares)

	1 January 2004 Number	Granted number	Exercised number	Lapsed number	31 December 2004 number
WPP	63,420,557	15,750,515	(3,643,810)	(5,253,989)	70,273,273
Y&R	19,482,211	—	(3,985,818)	(1,162,527)	14,333,866

PART VI – FINANCIAL INFORMATION

28.	Authorised and issued share capital (Continued)

	1 January 2004 Number	Granted number	Exercised number	Lapsed number	31 December 2004 number
Tempus	417,394	—	—	—	417,394
	83,320,162	15,750,515	(7,629,628)	(6,416,516)	85,024,533

Options outstanding over ordinary shares

Range of exercise prices £	Weighted average exercise price £	Weighted average contractual life Months
1.080 - 10.770	4.707	85

Options outstanding over ADRs

Range of exercise prices $	Weighted average exercise price $	Weighted average contractual life Months
9.186 - 84.731	41.539	87

The weighted average fair value of options granted in the year calculated using the Black-Scholes model, was as follows:

	2004
Fair value of UK options (shares)	205.5	p
Fair value of US options (ADRs)	$18.38
Weighted average assumptions:
UK Risk-free interest rate	4.27%
US Risk-free interest rate	3.16%
Expected life (months)	48
Expected volatility	45%
Dividend yield	1.0%

Options are issued at an exercise price equal to market value on the date of grant.

The weighted average share price of the WPP Group for the year ended 31 December 2004 was £5.55

Expected volatility is sourced from external market data and represents the historic volatility in the WPP Group’s share price over a period equivalent to the expected option life.

Terms of share option plans

The Worldwide Share Ownership Program is open for participation to employees of 100%-owned WPP Group companies with at least two years’ employment in the WPP Group. It is not generally available to those participating in other option programs or to executive directors. The performance period for each grant is three years and there are not generally performance conditions other than continued employment with the WPP Group.

The Executive Stock Option Plan is open for participation to WPP Group Leaders, Partners and High Potential Group. It is not currently offered to parent company executive directors. The performance period is three years and performance conditions include achievement of various TSR (Total Share Owner Return) and EPS (Earnings per Share) objectives, as well as continued employment.

The WPP Group grants stock options with a life of ten years, including the performance period. The terms of stock options with performance conditions are such that if, after nine years and eight months, the performance conditions have not been met, then the stock option will vest automatically.

The WPP Group charged £29.4 million to the income statement in 2004 in relation to the fair value of stock options.

PART VI – FINANCIAL INFORMATION

29.	Equity share owners’ funds

Movements during the year were as follows:

	Ordinary share capital £m	Share premium account £m	Shares to be issued £m	Merger reserve £m	Other reserve £m	Own Shares[2] £m	Income statement £m		Total £m
Balance at 1 January 2004	118.7	955.3	130.0	2,921.0	2.1	(307.8)	(829.1)		2,990.2
Ordinary shares issued	1.1	46.9	(23.1)	10.2	—	—	(2.3	)1	32.8
Share issue / cancellation costs	—	—	—	(0.3)	—	—	(0.5)		(0.8)
Share cancellations	(1.3)	—	—	—	1.3	—	(73.6)		(73.6)
Currency translation movement	—	—	—	—	(102.7)	—	—		(102.7)
Retained profit for the financial year	—	—	—	—	—	—	191.4		191.4
Non cash share-based incentive plans (including stock options)	—	—	—	—	—	—	58.8		58.8
Tax benefit of share-based payments	—	—	—	—	8.7	—	—		8.7
Net disposal of own shares by ESOP Trusts	—	—	—	—	—	30.1	(45.0)		(14.9)
Actuarial gain on defined benefit schemes	—	—	—	—	—	—	(18.2)		(18.2)
Deferred tax on defined benefit pension schemes	—	—	—	—	—	—	3.3		3.3
Transfer to goodwill	—	—	(57.0)	(10.3)	—	—	—		(67.3)
Other movements	—	—	—	—	—	—	3.4		3.4
Balance at 31 December 2004	118.5	1,002.2	49.9	2,920.6	(90.6)	(277.7)	(711.8)		3,011.1

Other reserves at 31 December 2004 comprise: currency translation deficit £(102.7) million (1 January 2004: nil), capital redemption reserve £3.4 million and £8.7 million relating to tax benefits of share-based payments that exceeded the cumulative income statement expense for those payments.

Notes

[1]	Represents the difference between the legal share capital and premium, recorded on the issue of new shares to satisfy option exercises, and the cash proceeds received on exercise.

[2]	The Group’s holdings of own shares are stated at cost and represent purchases by the Employment Share Ownership Plan (“ESOP”) trusts of shares in WPP Group plc for the purpose of funding certain of the Group’s long-term incentive plan liabilities.

The trustees of the ESOP purchase the company’s ordinary shares in the open market using funds provided by the Group. The Group also has an obligation to make regular contributions to the ESOP to enable it to meet its administrative costs.

The number and market value of the ordinary shares of the company held by the ESOP at 31 December 2004 was 51,657,256 and £296.0 million respectively. The trusts received dividends on the shares held, as the right to dividends has not been waived by the trustees.

PART VI – FINANCIAL INFORMATION

29.	Equity share owners’ funds (Continued)

Reconciliation of movements in consolidated equity share owners’ funds for the year ended 31 December 2004:

2004 £m
Profit for the year	273.0
Ordinary dividends payable	(81.6)
191.4
Non cash share-based incentive plans (including stock options)	58.8
Exchange adjustments on foreign currency net investments	(102.7)
Share issue / cancellation costs	(0.8)
Other share issues	32.8
Share cancellations	(73.6)
Actuarial loss on defined benefit schemes	(18.2)
Deferred tax on defined benefit pension schemes	3.3
Net disposal of own shares by ESOP Trusts	(14.9)
Transfer to goodwill	(67.3)
Tax benefit of share-based payments	8.7
Other movement	3.4
Net deductions from to equity share owners’ funds	(20.9)
Opening equity share owners’ funds	2,990.2
Closing equity share owners’ funds	3,011.1

30.	Acquisitions

The WPP Group undertook a number of acquisitions in the year. Goodwill arising on these acquisitions, which were individually insignificant, and reforecasts to initial goodwill calculations for acquisitions completed in prior periods was calculated as follows:

	Book value of net assets acquired £m	Fair value adjustments £m	Fair value £m	Cost of acquisition £m	Goodwill £m
Acquisitions and reforecasts	84.7	(11.2)	73.5	298.6	225.1

Goodwill above of £225.1 million includes £203.4 million in respect of the acquisition of subsidiary undertakings and £21.7 million in respect of associate undertakings. Cash consideration for acquisitions is analysed in note 13.

Fair value adjustments of £11.2 million arising on these acquisitions include £7.8 million of additional tax liabilities and £3.4 million of other liabilities.

PART VI – FINANCIAL INFORMATION
30.	Acquisitions (Continued)

Total initial consideration spent on acquisitions and investments was £113 million in 2004. WPP or its operating companies acquired or made an investment in a number of companies in 2004, identified below:

Name	Country	Percentage of Share Capital Acquired
Advertising and Media Investment Management
Digit	UK	51%
Plush	Australia	22%
Marketing Communication Group	Canada	100%
Northcote[1]	Chile	60%
Y&R Chile[1]	Chile	60%
Effort Advertising	China	51%
Newsun Insight	China	30%
KR Media	France	12%
Concept Media	Germany	49%
Sponsorcom	Germany	75%
DY&R India[1]	India	7%
O&M India[1]	India	9%
AdForce[1]	Indonesia	20%
Logic	Japan	51%
Operans[1]	Netherlands	4%
Parintex[1]	Poland	11%
Ablea	South Korea	50%
Diamond[1]	South Korea	20%
Focus Media	Spain	49%
Y&R Vinizius[1]	Spain	18%
Stenstrom	Sweden	100%
MediaCore	Taiwan	100%

Information, Insight and Consultancy
Cannondale Associates	USA	100%
Da Vinci Healthcare Partners	USA	100%
Marketing and Planning Systems (MaPS)	USA	100%
AGB Group1, [2]	Italy	70%

Public Relations and Public Affairs
Chime Communications[1]	UK	2%
Dome	USA	100%

Specialist Communications
The Farm[1]	UK	51%
Retail Planning Associates	USA	83%
Lewis Kahn Staniford (LKS)	Australia	100%
NZP (Netherlands)	Netherlands	70%
141 Romania[1]	Romania	49%
MediaPro	Spain	30%

Notes

[1]	Increased stake

[2]	In 2005, the WPP Group formed a 50/50 joint venture with VNU, combining the AGB Group and the non-US television audience measurement service of Nielsen Media Research. The joint venture operates under the name AGB Nielsen Media Research.

PART VI – FINANCIAL INFORMATION

31.	Principal operating subsidiary undertakings

The principal subsidiary undertakings of the Group are:

Country of Incorporation
J. Walter Thompson Company, Inc.	US
GroupM Worldwide Inc.	US
The Ogilvy Group, Inc.	US
Young & Rubicam, Inc.	US
WPP Finance Co Limited	UK
WPP Group Services SNC	Belgium

With the exception of WPP Finance Co. Limited, which is involved in financing arrangements with other WPP Group companies and WPP Group Services SNC which acts as a co-ordination centre, all of these subsidiaries are operating companies. All of the above companies are 100% owned by the WPP Group.

32.	Reconciliation to Non-GAAP measure of performance

Reconciliation of profit before interest and taxation to Headline PBIT for the year ended 31 December 2004:

2004 £m
Profit before interest, taxation, fixed asset gains and write-downs	505.0
Profits on disposal of fixed asset investments	(3.0)
Amounts written off fixed asset investments	5.0
Goodwill impairment	40.6
Goodwill write-down relating to utilisation of pre-acquisition tax losses	12.6
Headline PBIT	560.2

Reported margins:

2004 £m
Revenue	4,299.5
Headline PBIT	560.2
Headline PBIT margin	13.0%

Reconciliation of profit before taxation to Headline PBT and Headline earnings for the year ended 31 December 2004:

2004 £m
Profit before taxation	434.4
Goodwill impairment	40.6
Goodwill write-down relating to utilisation of pre-acquisition tax losses	12.6
Profits on disposal of fixed asset investments	(3.0)
Amounts written off fixed assets	5.0
Headline PBT	489.6
Taxation on profit on ordinary activities	(135.0)
Minority interests	(26.4)
Headline earnings	328.2

PART VI – FINANCIAL INFORMATION

32.	Reconciliation to Non-GAAP measure of performance (Continued)

Calculation of effective tax rate on Headline profit before tax;

2004 £m
Taxation	(135.0)
Headline PBT	489.6
Effective tax rate on Headline profit before tax	27.6%

Earnings per ordinary share:

	2004 £m
Headline earnings	328.2
Earnings adjustment:
Dilutive effect of convertible bonds	12.2
Weighted average number of ordinary shares	1,219,588,084
Headline diluted earnings per ordinary share	27.9	p

33.	Subsequent Events

On 7 March 2005, WPP completed the acquisition of Grey Global Group, Inc (Grey) in consideration for the issue of 78 million new WPP ordinary shares and $720 million in cash. Grey will be consolidated into the results of WPP from 7 March 2005.

34.	Explanation of transition to IFRS

WPP Group plc (WPP) prepared its primary financial statements under UK Generally Accepted Accounting Practice (UK GAAP) for the years up to and including the year ended 31 December 2004. For periods beginning on or after 1 January 2005, all listed companies in the European Union, including WPP, are required to prepare their consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) including International Accounting Standards (IAS). WPP’s date of transition to IFRS is 1 January 2004 (the transition date).

The financial information contained in these accounts has been prepared substantially on the basis of all IAS and IFRS, and related interpretations, published by the International Accounting Standards Board (IASB), and currently in issue. Certain of these standards are subject to ongoing amendment by the IASB, and subsequent approval by the European Commission, and are therefore subject to possible change. Consequently, the information contained within these accounts may also require amendment at a future date.

In preparing this financial information, the WPP Group has assumed that the Amendment to IAS 19 Employee Benefits: Actuarial Gains and Losses, Group Plans and Disclosures will, in due course, be endorsed by the European Commission.

The effects of the transition from UK GAAP to IFRS on the Group’s reported financial position, financial performance and cash flows for 2004 is explained in the following schedules included in this note:

•	IFRS 1 exemptions

•	Summary unaudited financial statements

•	Key impact analysis

•	Reconciliations of:

•	Income statement for the year ended 31 December 2004

•	Balance sheet as at 31 December 2004

•	Cash flow statement for the year ended 31 December 2004

•	Equity as at 1 January 2004

PART VI – FINANCIAL INFORMATION

34.	Explanation of transition to IFRS (Continued)

IFRS 1 Exemptions

IFRS 1 (First-time adoption of International Financial Reporting Standards) allows a number of exemptions from the full requirements of IFRS for those companies adopting IFRS for the first time. WPP has taken advantage of certain of these exemptions as follows:

Financial Instruments

The WPP Group has taken advantage of the exemption available under IFRS 1 not to apply IAS 39 (Financial Instruments: Recognition and Measurement) and IAS 32 (Financial Instruments: Disclosure and Presentation) in respect of the year ended 31 December 2004. UK GAAP has continued to be applied in accounting for financial instruments in this period. The WPP Group will adopt IAS 39 and IAS 32 with effect from 1 January 2005 and consequently restate the balance sheet at that date in accordance with the requirements of these standards, which will generally mean a recognition of financial instruments at fair value.

Business Combinations

The WPP Group has elected not to apply IFRS 3 (Business combinations) retrospectively to business combinations that completed prior to 1 January 2004.

Share-based Payments

IFRS 2 applies to all share-based payments granted since 7 November 2002, but the WPP Group has elected for full retrospective restatement as this better represents the ongoing charge to the income statement.

Presentation of Financial Information

The primary financial statements contained in this note have been presented substantially in accordance with the requirements of IAS 1 (Presentation of Financial Statements). The presentation has been used in this note for a more clear illustration of comparisons between IFRS and UK GAAP.

Summary financial statements

Summary reported income statement:

	2004 UK GAAP		2004 IFRS
Revenue	£4,300	m	£4,300	m
PBIT	£529	m	£507	m
PBIT margin	12.3%		11.8%
PBT	£457	m	£434	m
Earnings	£292	m	£273	m
Diluted earnings per share	25.0	p	23.4	p

PART VI – FINANCIAL INFORMATION

34.	Explanation of transition to IFRS (Continued)

Headline PBIT, Headline PBT and Headline Earnings

As a result of the change in presentation in the income statement in respect of income from associates, as well as other changes described below, the WPP Group has redefined certain of its key performance metrics or “Headline” profits and margins. An analysis of how the WPP Group will calculate these under IFRS is presented on page 91-92.

	2004 UK GAAP		2004 IFRS
Revenue	£4,300	m	£4,300	m
Headline PBIT	£608	m	£560	m
Headline PBIT margin	14.1%		13.0%
Headline PBT	£537	m1	£490	m
Headline earnings	£373	m1	£328	m
Headline diluted earnings per share	31.6	p1	27.9	p

[1]	Restated to include interest on defined benefit pension schemes of £10m as a deduction from Headline profits.

Summary Balance Sheet

	2004 UK GAAP		2004 IFRS
Non-current assets	£6,519	m	£5,967	m
Net current liabilities	£(421	)m	£(445	)m
Net assets	£3,966	m	£3,066	m
Total capital employed	£3,966	m	£3,066	m

Key Impact Analysis

The principal differences between UK GAAP and IFRS as they apply to WPP are set out below.

Changes in Presentation of Financial Statements

The financial statements in this note have been prepared substantially in accordance with IAS 1 (Presentation of Financial Statements). The most significant presentational differences arising from this change in format are as follows:

Income from Associates

In the current income statement format, in accordance with UK GAAP, the WPP Group separately presents its share of operating profit, interest, minority interests and tax from associate undertakings. Under IAS 1, these results are aggregated into a single line in the income statement. The effect is to reduce reported profit before interest and taxes by £19m in 2004, although there is no impact on earnings.

IFRS 2 Share-based Payment

Under UK GAAP, where the WPP Group grants share options at a strike price equal to or greater than the market price on the date of the grant, no compensation expense is recognised. For share awards other than stock options, the charge to the WPP Group’s income statement is based on the intrinsic value (market value on grant date) of the award, spread over the relevant performance period, in accordance with UITF 38 (Accounting for ESOP trusts). IFRS 2 requires that share-based payments (including share options) are recognised in the income statement as an expense, spread over the relevant vesting period using a fair value model. The WPP Group has used a Black-Scholes valuation model for this purpose.

IFRS 2 permits prospective adoption for grants made after November 2002, but the WPP Group has chosen to adopt IFRS 2 on a full retrospective basis, for all option and share award grants as the resulting charge better reflects the ongoing impact on the WPP Group. The impact on the income statement for the year ended 31 December 2004 is an after-tax charge of £27m.

PART VI – FINANCIAL INFORMATION

34.	Explanation of transition to IFRS (Continued)

Deferred tax is provided based upon the expected future tax deductions relating to share-based payment transactions, and is recognised over the vesting period of the relevant share award schemes. For the year ended 31 December 2004, this results in an additional deferred tax credit to the income statement of £2m.

IFRS 3 Business Combinations

The WPP Group has elected not to apply IFRS 3 retrospectively to business combinations completed prior to 1 January 2004, an exemption permitted by IFRS 1.

IFRS 3 prohibits amortisation of goodwill and instead requires annual impairment testing. Under UK GAAP, WPP amortises a number of acquisitions where the life of the goodwill is determined to be finite. In the IFRS financial information presented, this amortisation has been reversed from the date of transition and the relevant goodwill tested for impairment at 31 December 2004.

The WPP Group has also conducted an impairment review of goodwill at 1 January 2004, in accordance with the requirements of IAS 36 (Impairment of Assets).

The impact on the income statement for the year ended 31 December 2004 is to eliminate goodwill amortisation of £42.5m. No additional impairment of goodwill arose at 1 January 2004, however there was additional impairment of £5m for the year ended 31 December 2004.

When the WPP Group makes acquisitions, deferred tax assets are established in relation to tax losses and other tax attributes to the extent that it is probable that they will be utilised in the future. If the performance and profits of acquisitions are higher than originally anticipated then the WPP Group may recognise the additional tax benefit of unbooked tax attributes in the IFRS income statement. IFRS 3 and IAS 12 (Income Taxes) require a write-down of goodwill equal to the tax benefit of any tax attributes that are subsequently recognised if a deferred tax asset has not been established at the time of acquisition. The write-down of goodwill adjusts goodwill in the balance sheet to the amount it would have been had a deferred tax asset been established on all of the tax attributes utilised. Due to the better than expected performance of certain acquisitions in the year ended 31 December 2004 there was an additional goodwill adjustment of £13m charged to operating profit relating to the utilisation of pre-acquisition tax attributes that previously could not be recognised due to insufficient evidence that they were recoverable. The WPP Group expects the annual goodwill adjustment to be lower in the future.

IAS 21 requires goodwill and fair value adjustments on acquisitions to be recorded in the functional currency of the acquiree rather than the functional currency of the acquirer. As permitted by IFRS 1 we are applying IAS 21 retrospectively to goodwill and fair value adjustments arising in business combinations that occurred before the date of transition to IFRS. We have retranslated our goodwill and corporate brands on this basis which has resulted in a decrease in the carrying value of these assets at 31 December 2004 of £679m, and an equivalent reduction in equity.

IFRS 1 has a further impact in that goodwill previously written off to reserves under UK GAAP is not recycled to the income statement in the event of the disposal of the business concerned.

IAS 38 Intangible Assets

The WPP Group has also applied IAS 38 to acquisitions completed since the initial adoption date which has resulted in the recognition of intangible assets of £7m at 31 December 2004 which would not qualify for recognition under UK GAAP. These largely comprise corporate brand names.

These intangibles are amortised over their useful economic lives, which vary depending on the individual characteristics of the intangibles concerned, but are no more than 10 years. The impact on the income statement for the year ended 31 December 2004 is not material.

Under UK GAAP, capitalised computer software is included within tangible fixed assets on the balance sheet. Under IFRS, only computer software that is integral to a related item of hardware should be included as property, plant and equipment. All other capitalised computer software should be shown as an intangible asset.

Accordingly, a reclassification of £24m has been made in the 31 December 2004 balance sheet from property, plant and equipment to intangible assets.

PART VI – FINANCIAL INFORMATION

34.	Explanation of transition to IFRS (Continued)

IAS 28 Investments in Associates

IFRS requires equity accounting for associates’ losses to cease at the point that the carrying value of the net assets of the relevant associate are nil. Further losses are only accrued if the investor has a legal or constructive obligation for the losses.

The WPP Group has therefore ceased to recognise equity losses where the net assets of the associate concerned are nil or negative, where appropriate. This did not result in any impact on the 2004 income statement.

IAS 10 Events After the Balance Sheet Date

IAS 10 does not permit dividends proposed after the balance sheet date to be recognised as a liability at that date because they do not represent a present obligation as defined by IAS 27 (Provisions, Contingent Liabilities and Contingent Assets).

The impact of this change is to exclude the final dividend of £62m from the income statement for the year ended 31 December 2004, but include the prior year final dividend of £52m as an expense in 2004. This results in a net increase in retained profit of £10m. The respective restated balance sheets at 31 December 2004 and 1 January 2004 exclude these dividends.

IAS 19 Employee Benefits

The group fully implemented the UK Accounting Standard FRS 17 (Retirement Benefits) in 2001. This standard is consistent with IAS 19 and the Amendment to IAS 19 Employee Benefits: Actuarial Gains and Losses, Group Plans and Disclosures adopted by the IASB in December 2004, which encourages early adoption prior to its expected effective date of 1 January 2006. On the basis that the Amendment will be endorsed by the European Commission in the future, the WPP Group has not made any changes to its accounting policies in respect of accounting for pensions.

IAS 32 and IAS 39 Financial Instruments

The WPP Group has taken advantage of the exemption available under IFRS 1 not to apply IAS 32 and IAS 39 in respect of the year ended 31 December 2004. UK GAAP has continued to be applied to financial instruments in this period.

The WPP Group will therefore adopt IAS 32 and IAS 39 on 1 January 2005 and consequently restate the opening balance sheet at that date to an IFRS basis in compliance with these standards.

The most significant impact on the income statement of adopting IAS 32 and IAS 39 at 1 January 2005 will be as follows:

Convertible Bonds

Under UK GAAP, convertible bonds are reported as a liability unless conversion actually occurs, and no gain or loss is recognised on conversion. Under IAS 32, classification of such compound instruments is undertaken based on the substance of the contractual arrangements and, consequently, the WPP Group’s compound instruments will be split into liability and equity elements, based on the fair value of the debt component at the date of issue.

The income statement charge for the finance cost will continue to be spread evenly over the term of the bonds so that at redemption the liability equals the redemption value. However, under IFRS the initial recognition of the liability is for a lower amount than under UK GAAP and consequently the finance cost over the period is higher.

At 1 January 2005, the WPP Group had in issue two convertible bonds: £450m bond maturing in April 2007 and $287.5m bond maturing in January 2005. The impact on the 1 January 2005 transition balance sheet from these bonds will be:

•	£98m reclassification from debt to equity to separately account for the equity element of the convertible bonds (£69m relating to the £450m bond and £29m relating to the $287.5m bond).

•	£66m adjustment to debt and retained earnings to reflect the cumulative extra amount of financing costs that would have been expensed through the income statement as at 31 December 2004 (£37m relating to the £450m bond and £29m relating to the $287.5m bond).

PART VI – FINANCIAL INFORMATION

34.	Explanation of transition to IFRS (Continued)

•	The impact on the income statement for the year ending 31 December 2005 is expected to be an increase in interest payable and similar charges of £14m, in relation to convertible bonds in issue at 1 January 2005 (£13.7m relating to the £450m bond and £0.3m relating to the $287.5m bond).

•	The expected total interest charges for these bonds under IFRS for the year ending 31 December 2005 will be £30m on the £450m convertible and £0.5m on the $287.5m convertible.

On 7 March 2005 WPP completed the acquisition of Grey Global Group Inc (Grey). Grey had in issue $150m 5% Contingent Convertible Subordinated Debentures due in 2033. The principles described above will also apply to this bond.

Hedging Instruments

The WPP Group has a number of hedging instruments which were accounted for as hedges under UK GAAP during 2004. On adoption of IAS 39, the WPP Group will recognise these hedging instruments at fair value in the balance sheet at 1 January 2005. It is expected that subsequent movements in the fair value of these instruments will not have a significant impact on the income statement for the year ending 31 December 2005 as they also qualify for hedge accounting under IAS 39.

From time to time, the WPP Group uses certain short-term derivative financial instruments to mitigate interest rate and foreign exchange rate risks. These may not be held in qualifying hedge relationships and so movements in fair value of the relevant instrument will be taken to the income statement. However, owing to their short-term nature, the WPP Group does not expect this to have a significant impact on the income statement.

Other Impacts

In addition to the above discussions, IAS 32 and IAS 39 are expected to lead to an increase in financial liabilities on the balance sheet and the recognition of the fair value of puts over minority stakes. The subsequent re-measurement will also increase the volatility within the income statement.

IAS 12 Income Taxes

IAS 12 requires deferred tax to be provided on all taxable temporary differences between the book value and the tax base of assets and liabilities of the WPP Group rather than timing differences under UK GAAP. As a result, the WPP Group’s IFRS balance sheet at 31 December 2004 includes additional deferred tax assets of £11m and deferred tax liabilities of £17m in respect of the differences between the carrying value and tax written down value of goodwill in the WPP Group’s balance sheet. In accordance with IAS 12, a liability of £6m has been netted off against a deferred tax asset as both items relate to the same consolidated tax group. There was an additional charge to the IFRS income statement of £2m in the year ended 31 December 2004 in relation to movements in these balances. IAS 1 requires deferred tax to be classified as a “non current” asset and accordingly £77m of deferred tax assets reported under UK GAAP have been reclassified from “current assets”.

IAS 12 requires a deferred tax liability to be booked in respect of the tax cost of remitting undistributed earnings of the WPP Group’s associated undertakings and joint ventures. At 1 January 2004 this deferred tax liability was £8m. There was an additional charge to the IFRS income statement of £2m in the year ended 31 December 2004 in relation to undistributed earnings arising in the year whilst foreign exchange movements led to an increase in the liability of £1m. At 31 December 2004 the deferred tax liability was £10m.

IAS 12 also requires deferred tax to be provided in respect of the WPP Group’s future deductions in respect of share-based payments. At 1 January 2004 an asset of £3m was recognised in respect of anticipated future tax deductions of share-based payments.

The 2004 IFRS income statement expense for stock options was £29m. Deferred tax of only £2m is credited to the IFRS income statement in 2004; the majority of the expense cannot be tax effected due to either the expense not being deductible for tax purposes or the recognition of the asset being restricted by existing tax losses. At 31 December 2004 a deferred tax asset of £3m was held in the balance sheet as although the asset was increased by £2m relating to the 2004 charge there were other adjustments, primarily the exercise of options, that reduced the asset by £2m.

PART VI – FINANCIAL INFORMATION

34.	Explanation of transition to IFRS (Continued)

In accordance with IAS 12, in the year ended 31 December 2004 an amount of £9m which had previously been credited to tax expense in the UK GAAP profit and loss account was credited directly to equity as it related to the tax benefits of share-based payments that exceeded the cumulative income statement expense for those payments.

The total IFRS income statement tax charge for the year ended 31 December 2004 is £135m. In accordance with IAS 28, income from associates and joint ventures is now shown net of tax. A reconciliation from UK GAAP to IFRS tax charge is shown below. Under IFRS there is a net reduction of £5m in the tax charge for the year ended 31 December 2004 which is comprised as follows:

£m
UK GAAP Profit and loss account tax charge	140
Reclassification of tax charge relating to associates and joint ventures	(18)
Deferred tax charge on unremitted earnings of associates and joint ventures	2
Deferred tax credit in relation to stock option expense	(2)
Tax charge in relation to the tax effect of share-based payments now credited to equity	9
Deferred tax charge relating to goodwill	2
Other changes	2

IFRS Income statement tax charge	135

The effect of the adjustments required under IFRS is to increase the WPP Group’s tax rate on Headline PBT for the year ended 31 December 2004 to 27.6% as compared with 26.1% under UK GAAP. The primary reason for the increase in tax rate is the reduction in IFRS Headline PBT due to the additional income statement expense for stock options as the majority of this expense cannot be tax effected. The WPP Group’s estimate of tax rate on Headline PBT for 2005 and 2006 remains 28-30% (excluding the impact of Grey). The introduction of IFRS does not impact the amount of cash tax paid by the WPP Group.

IAS 12 requires deferred tax liabilities of £300m to be recognised at 31 December 2004 in respect of intangible assets such as corporate brands which were recognised at the time of various acquisitions including Ogilvy & Mather, J. Walter Thompson, Hill & Knowlton and Young & Rubicam. As the WPP Group acquired the shares in the respective holding companies there is no tax basis in the brands themselves and therefore the resulting deferred tax liabilities are equal to the carrying value of the corporate brands tax effected at the appropriate tax rate. The WPP Group considers the appropriate tax rate to be the WPP Group’s combined US federal and state tax rate. Normally recognition of these deferred tax liabilities would result in a corresponding increase of goodwill in respect of these acquisitions, however under the exemptions provided by IFRS 1 relating to business combinations, the WPP Group has not adjusted goodwill in respect of acquisitions before 1 January 2004.

At 31 December 2004 the tax related adjustments under IFRS, excluding the adjustments for corporate brands, increase total assets by £3m and total liabilities by £12m. As a result, a net amount of £9m was debited to IFRS Capital and Reserves as at 31 December 2004 in relation to these adjustments. As detailed above, additional deferred tax liabilities of £300m were recognised at 31 December 2004 in relation to corporate brands; a corresponding amount was also debited to IFRS Capital and Reserves.

Earnings per share

Earnings per share have been calculated in accordance with IAS 33 (Earnings per share). As noted above, in accordance with IFRS 2, the WPP Group has charged the fair value of stock options to the income statement for 2004. IFRS 2 does not permit any reduction in the number of shares used in the diluted earnings per share calculation in respect of the dilutive effect of stock options, in spite of the fact that a charge to the income statement has been made.

PART VI – FINANCIAL INFORMATION

34.	Explanation of transition to IFRS (Continued)

Reconciliation of profit on ordinary activities before interest, taxation, fixed asset gains and write-downs to Headline PBIT for the year ended 31 December 2004:

	UK GAAP £m	IFRS £m
Profit on ordinary activities before interest, taxation, fixed asset gains and write-downs	529.2	507.0
Goodwill amortisation	42.5	—
Goodwill impairment	36.0	40.6
Goodwill write-down relating to utilisation of pre-acquisition tax losses	—	12.6
Headline PBIT	607.7	560.2

Reported margins:

	UK GAAP £m	IFRS £m
Revenue	4,299.5	4,299.5
Headline PBIT	607.7	560.2
Headline PBIT margin	14.1%	13.0%

Reconciliation of profit on ordinary activities before taxation to Headline PBT and Headline earnings for the year ended 31 December 2004:

	UK GAAP £m	IFRS £m
Profit on ordinary activities before taxation	456.5	434.4
Goodwill amortisation	42.5	—
Goodwill impairment	36.0	40.6
Goodwill write-down relating to the utilisation of pre-acquisition tax losses	—	12.6
Profits on disposal of fixed assets	(3.0)	(3.0)
Amounts written off fixed asset investments	5.0	5.0
Headline PBT	537.0	489.6
Taxation on profit on ordinary activities	(140.2)	(135.0)
Minority interests	(24.0)	(26.4)
Headline earnings	372.8	328.2

Calculation of effective tax rate on Headline profit before tax:

	UK GAAP £m	IFRS £m
Taxation on profit on ordinary activities	(140.2)	(135.0)
Headline PBT	537.0	489.6
Effective tax rate on Headline profit before tax	26.1%	27.6%

Earnings per ordinary share:

	UK GAAP £m		IFRS £m
Headline earnings	372.8		328.2
Earnings adjustment:
Dilutive effect of convertible bonds	12.2		12.2
Weighted average number of ordinary shares	1,219,588,084		1,219,588,084
Headline diluted earnings per ordinary share	31.6	p	27.9	p

PART VI – FINANCIAL INFORMATION

34.	Explanation of transition to IFRS (Continued)

Unaudited consolidated income statement for the year ended 31 December 2004

	31 Dec 2004 Reported under UK GAAP £m	IFRS3 Business Combin- ations £m	IFRS 2 Share Options £m	IAS 28 Associates £m	IAS 10 Dividends £m	IAS 12 Income Taxes £m	Other £m	Total IFRS adjustments £m	31 Dec 2004 Restated IFRS £m
Revenue	4,299.5								4,299.5
Operating profit before goodwill amortisation	559.6		(28.9)					(28.9)	530.7
Goodwill amortisation and impairment – subsidiaries	(75.0)	34.4				(12.6)		21.8	(53.2)
Operating profit	484.6	34.4	(28.9)	—	—	(12.6)	—	(7.1)	477.5
Goodwill amortisation and impairment – associates	(3.5)	3.5						3.5	—
Income from associates and joint ventures	48.1							—	48.1
Tax, interest and minority interest on associates	—			(18.6)				(18.6)	(18.6)
Net income from associates and joint ventures	48.1			(18.6)				(18.6)	29.5
Profit on ordinary activities before interest, taxation and amounts written off fixed asset investments	529.2	37.9	(28.9)	(18.6)	—	(12.6)	—	(22.2)	507.0
Profits on disposal of fixed assets	3.0								3.0
Amounts written off fixed asset investments	(5.0)								(5.0)
Investment income	—						56.4	56.4	56.4
Finance costs (shown net under UK GAAP)	(70.7)			0.1			(56.4)	(56.3)	(127.0)
Profit on ordinary activities before taxation	456.5	37.9	(28.9)	(18.5)	—	(12.6)	—	(22.1)	434.4
Taxation on profit on ordinary activities	(140.2)		2.0	17.9		(14.7)		5.2	(135.0)
Profit on ordinary activities after taxation	316.3	37.9	(26.9)	(0.6)	—	(27.3)	—	(16.9)	299.4
Minority interests	(24.0)			0.6			(3.0)	(2.4)	(26.4)
Profit attributable to ordinary share owners	292.3	37.9	(26.9)	—	—	(27.3)	(3.0)	(19.3)	273.0
Ordinary dividends	(92.0)				10.4			10.4	(81.6)
Retained profit for the year	200.3	37.9	(26.9)	—	10.4	(27.3)	(3.0)	(8.9)	191.4
Headline PBIT	607.7	—	(28.9)	(18.6)	—	—	—	(47.5)	560.2
Headline PBIT margin	14.1%								13.0%
Headline PBT	537.0	—	(28.9)	(18.5)	—	—	—	(47.4)	489.6

PART VI – FINANCIAL INFORMATION

Unaudited consolidated balance sheet as at 31 December 2004

	31 Dec 2004 Reported under UK GAAP £m	IFRS3 Business Combin- ations £m	IAS 28 Associates £m	IAS 10 Dividends £m	IAS 12 Income Taxes £m	IAS 38 Intangibles and software reclass £m	Other £m	Total IFRS adjustments £m	31 Dec 2004 Restated IFRS £m
Non-current assets
Intangible assets:
Corporate brands	950.0	(207.4)						(207.4)	742.6
Goodwill	4,845.7	(436.4)			(12.6)	(7.0)		(456.0)	4,389.7
Other	—					31.0		31.0	31.0
Property plant and equipment	333.8					(24.0)		(24.0)	309.8
Deferred tax assets	—				100.2			100.2	100.2
Investments	389.3	3.2	1.1					4.3	393.6
	6,518.8	(640.6)	1.1	—	87.6	—	—	(551.9)	5,966.9
Current assets
Inventories and work in progress	220.6								220.6
Debtors	2,677.6				(76.6)			(76.6)	2,601.0
Trade debtors within working capital facility:
Gross debts	545.7								545.7
Non-returnable proceeds	(261.0)								(261.0)
	284.7								284.7
Current asset investments (short-term bank deposits)	244.0						(244.0)	(244.0)	—
Cash and cash equivalents	1,372.0						244.0	244.0	1,616.0
	4,798.9	—	—	—	(76.6)	—		(76.6)	4,722.3
Current liabilities
Creditors: amounts falling due within one year (including convertible bonds)	(5,220.0)			62.6	—		(9.4)	53.2	(5,166.8)
Net current liabilities	(421.1)	—	—	62.6	(76.6)	—	(9.4)	(23.4)	(444.5)
Total assets less current liabilities	6,097.7	(640.6)	1.1	62.6	11.0	—	(9.4)	(575.3)	5,522.4
Non-current liabilities
Creditors: amounts falling due after more than one year (including convertible bonds)	(1,852.6)						(2.6)	(2.6)	(1,855.2)
Deferred tax liabilities	—				(312.3)			(312.3)	(312.3)
Provisions for liabilities and charges	(91.2)	4.3						4.3	(86.9)
Post-employment benefits	(187.8)				(14.5)			(14.5)	(202.3)
Net assets	3,966.1	(636.3)	1.1	62.6	(315.8)	—	(12.0)	(900.4)	3,065.7
Capital and reserves
Called up share capital	118.5								118.5
Share premium account	1,002.2								1,002.2
Shares to be issued	49.9								49.9
Merger reserve	2,920.6								2,920.6
Other reserves	(125.5)	(174.7)			28.6		181.0	34.9	(90.6)
Own shares	(277.7)								(277.7)
Retained earnings	226.5	(461.6)	1.1	62.6	(344.4)		(196.0)	(938.3)	(711.8)
Equity share owners’ funds	3,914.5	(636.3)	1.1	62.6	(315.8)	—	(15.0)	(903.4)	3,011.1
Minority interests	51.6						3.0	3.0	54.6
Total capital employed	3,966.1	(636.3)	1.1	62.6	(315.8)	—	(12.0)	(900.4)	3,065.7

PART VI – FINANCIAL INFORMATION

Reconciliation of consolidated share owners’ funds as at 1 January 2004

	Ordinary share capital £m	Share premium account £m	Shares to be issued £m	Merger reserve £m	Other reserve £m	Own Shares £m	Income statement £m	Total £m
UK GAAP reported 1 January 2004	118.7	955.3	130.0	2,921.0	(178.9)	(307.8)	129.4	3,767.7
IFRS 1 First time adoption of IFRS[1]	—	—	—	—	181.0	—	(181.0)	—
IFRS Business Combinations[2]							(818.7)	(818.7)
IAS 10 Events after balance sheet date	—	—	—	—	—	—	52.2	52.2
Other Share issue costs / cancellations	—	—	—	—	—	—	(11.0)	(11.0)
IFRS restated 1 January 2004	118.7	955.3	130.0	2,921.0	2.1	(307.8)	(829.1)	2,990.2

Notes

[1]	Election to deem the cumulative translation differences for all foreign operations to be zero at the date of transition to IFRS.

[2]	Full retrospective restatement of goodwill and corporate brands in the functional currency of the acquiree.

Reconciliation of consolidated share owners’ funds as at 1 January 2005

	Ordinary share capital £m	Share premium account £m	Shares to be issued £m	Merger reserve £m	Other reserve £m	Own Shares £m	Income statement £m	Total £m
IFRS opening 1 January 2005	118.5	1,002.2	49.9	2,920.6	(90.6)	(277.7)	(711.8)	3,011.1
Reclassification of components of convertible debt	—	—	—	—	88.6	—	(65.8)	22.8
Recognition of additional financial liabilities required by IAS 39 (including put options)	—	—	—	—	(57.8)	—	(27.1)	(84.9)
IFRS 1 January 2005 restated for IAS 32 and IAS 39	118.5	1,002.2	49.9	2,920.6	(59.8)	(277.7)	(804.7)	2,949.0

PART VI – FINANCIAL INFORMATION

Section C – Unaudited Interim Results for the Six Months Ended 30 June 2005 under IFRS in relation to the WPP Group

The following on pages 98 to 133 is the text of the announcement of WPP’s unaudited interim results for the six months ended 30 June 2005 which was published on 26 August 2005:

“	WPP

2005 INTERIM RESULTS IN ACCORDANCE WITH IFRS

Billings up almost 24% at £11.3 billion

Reported revenue up almost 22% to £2.5 billion

Like-for-like revenue up 6%

Headline operating profit up over 31% to £300 million

Headline profit before tax up 32% to £255 million

Diluted headline earnings per share up almost 28% at 13.8p

Net earnings up over 45% to £135 million

Interim ordinary dividend up 20% to 3.00p per share

•	Billings up almost 24% at £11.334 billion

•	Revenue up almost 22% to £2.47 billion in both reportable and constant currencies

•	Like-for-like revenue up 6%

•	Headline operating profit up over 31% to £299.6 million and up over 30% in constant currencies

•	Headline operating margin up 0.8 margin points to 12.1%

•	Headline profit before tax up 32% to £254.8 million and up almost 31% in constant currencies

•	Profit before tax up over 38% to £221.5 million from £160.0 million and up almost 37% in constant currencies

•	Diluted headline earnings per share up almost 28% to 13.8p from 10.8p and up over 26% in constant currencies, despite issue of 6% of the ordinary share capital for Grey acquisition

•	Diluted earnings per share up almost 39% to 11.1p and up almost 37% in constant currencies

•	Interim ordinary dividend up 20% to 3.00p per share

•	Headline operating margin targets (under UK 2004 GAAP) of 14.8% (13.7% under IFRS) in 2006 brought forward one year to 2005. Revised targets of 15.3% (14.2% under IFRS) set for 2006 and 15.8% (14.7% under IFRS) for 2007

•	Average net debt down over £80 million to £1,028 million from £1,115 million, despite cash payments of £336 million for acquisitions

•	Estimated net new business billings of £1.908 billion ($3.530 billion)

The Group’s interim results have been prepared under International Financial Reporting Standards (“IFRS”) which were adopted with effect from 1 January 2004, with the exception of IAS 39 “Financial Instruments: Recognition and Measurement” and IAS 32 “Financial Instruments: Disclosure and Presentation”. As a result of continued amendments to IAS 39 the Group was not in a position to fully implement this standard for statutory reporting from 1 January 2004. As a result the Group has taken advantage of the option in IFRS 1 “First-time adoption of International Reporting Standards” to implement IAS 39, together with IAS 32, from 1 January 2005 without restating its 2004 income statement and balance sheet. References to 2004 UK GAAP relate to UK Generally Accepted Accounting Principles extant in respect of 2004 – the basis of preparation of the Group’s consolidated financial statements for the year ended 31 December 2004 and six months ended 30 June 2004, as previously reported, prior to the implementation of International Financial Reporting Standards (“IFRS”).

In this press release not all the figures and ratios used are readily available from the unaudited interim results included in Appendix I. Where required, details of how these have been arrived at are shown in note 18 of Appendix I.

PART VI – FINANCIAL INFORMATION

Summary of Results

The Board of WPP announces its unaudited interim results for the six months ended 30 June 2005. These reflect continuing significant improvement over last year and further evidence of growth across the board, both functionally and geographically.

Billings were up 23.8% at £11.334 billion.

Reportable revenue was up 21.8% at £2.468 billion. On a constant currency basis, revenue was up 21.9% compared with last year, with currency having negligible impact in the first half, as the united states dollar stabilised against sterling and the euro. On a like-for-like basis, which excludes the impact of acquisitions and currency, revenues were up 6% in the first half, continuing the strong organic growth of 5.7% in the first quarter of 2005.

Headline operating profit was up 31.3% to £299.6 million from £228.1 million and up over 30.5% in constant currencies.

Headline operating margins rose by 0.8 margin points to 12.1% from 11.3%, well ahead of the full year margin target which, on a 2004 UK GAAP basis, targeted an improvement of 0.2 margin points. Before short-term and long-term incentives (including the cost of share-based compensation), operating margins rose by 1.2 margin points to 15.8% from 14.6%. Short and long-term incentives and the cost of share-based incentives amounted to £90.4 million or 23.2% of operating profits before bonus and taxes, as improvements in operating profitability continued to drive incentive pools towards maximum levels.

On a reported basis the Group’s staff cost to gross margin ratio, excluding incentives, was down slightly, falling 0.1 margin points to 59.8% in the first half of 2005, compared with the same period last year. On a like-for-like basis, the average number of people in the Group, excluding associates, was 68,295 in the first half of the year, compared to 64,815 in 2004, an increase of 5.4%. On the same basis, the total number of people in the Group at 30 June 2005 was 72,627 compared to 68,990 in June 2004, an increase of 5.3%. The Group has invested in additional talent as revenue growth has accelerated.

Headline profit before tax was up 32% to £254.8 million from £193.0 million or up 30.6% in constant currencies.

Net interest payable and similar charges increased to £44.8 million from £35.1 million, reflecting higher interest rates, offset by the impact of improved liquidity as a result of a reduction in working capital and additional charges under IFRS of £7.1 million, relating to the treatment of convertible bonds.

Reported profit before tax rose by 38.4% to £221.5 million from £160.0 million. In constant currencies pre-tax profits rose by 36.9%.

The tax rate on headline profit before tax on ordinary activities was 28.5%, slightly down on the first half 2004 rate, although above the 27.6% full year rate for 2004.

Profits attributable to ordinary share owners rose by 45.4% to £135.4 million from £93.1 million or 44% in constant currencies.

Diluted headline earnings per share rose by 27.8% to 13.8p from 10.8p. In constant currencies, earnings per share on the same basis rose by 26.4%. Diluted earnings per share were up 38.8% to 11.1p and up 36.9% in constant currencies.

The Board declares an increase of 20% in the interim ordinary dividend to 3.00p per share. The record date for this interim dividend is 14 October 2005, payable on 14 November 2005.

Further details of WPP’s financial performance are provided in Appendix I.

Reconciliation to 2004 UK GAAP

The interim results for 2005 have been set out under IFRS. Note 18 of Appendix I reconciles IFRS to 2004 UK GAAP.

The principal reasons for the differences in headline operating profits, operating margins, headline profits before tax and diluted headline earnings per share are threefold. Firstly, share-based payments, reflecting the cost of options on a fully-retrospective basis amounting to £13.5 million, with an impact on operating margins of 0.6 margin points. Secondly, accumulating compensated absences or, more understandably holiday pay, amounting to £15.0 million, with an impact on operating margins of 0.6 margin points. This provision will almost wholly reverse itself in the second half of the year, as holidays are taken. Thirdly, accounting for associates, which reflects the deduction of tax from income from associates, previously included in taxation, amounting to £10.1 million and impacting operating margins by 0.4 margin points.

PART VI – FINANCIAL INFORMATION

Review of Operations

Revenue by Region

The pattern of revenue growth differed regionally. The table below gives details of the proportion of revenue and revenue growth by region for the first six months of 2005:

Region	Constant Currency[1] Revenue as a % of Total Group	Reported Revenue Growth 05/04%	Constant Currency[1] Revenue Growth 05/04%	Like-for-like[2] Revenue Growth 05/04%
North America	39.8	20.2	23.0	5.9
United Kingdom	15.8	13.3	13.3	2.7
Continental Europe	26.6	26.3	23.5	4.0
Asia Pacific, Latin America, Africa & Middle East	17.8	27.2	25.4	12.6

TOTAL GROUP	100.0	21.8	21.9	6.0

[1]	Constant currency growth excludes the effects of currency movements.

[2]	Like-for-like growth excludes the effects of currency movements and the impact of acquisitions.

On a constant currency basis all regions showed double digit revenue growth, with the Group at almost 22%, reflecting the impact of acquisitions.

The United States continues to grow, despite the economic challenges it faces. Latin America remains the fastest growing region, as it was in 2004. Asia Pacific remains strong across the region, with China and India leading the way, with like-for-like growth rates of 22% and 13%. Western Europe, although relatively more difficult, has improved and the United Kingdom has stabilised. Rates of growth in Europe continue, however, to be two-paced, with Germany, France, Sweden, Denmark, Benelux and Portugal remaining softer and Central and Eastern Europe, Russian and the CIS countries in particular, more buoyant.

Estimated net new business billings of £1.908 billion ($3.530 billion) were won in the first half of the year.

Revenue by Communications Services Sector and Brand

The pattern of revenue growth varied by communications services sector and company brand. The table below gives details of the proportion of revenue and revenue growth by communications services sector for the first six months of 2005:

Communications Services Sector	Constant Currency[1] Revenue as a % of Total Group	Reported Revenue Growth 05/04%	Constant Currency[1] Revenue Growth 05/04%	Like-for-like[2] Revenue Growth 05/04%
Advertising, Media Investment Management	48.0	26.6	26.1	6.1
Information, Insight & Consultancy	15.7	15.2	15.0	6.7
Public Relations & Public Affairs	10.2	13.6	14.8	6.0
Branding & Identity, Healthcare and Specialist Communications	26.1	21.0	21.7	5.3

TOTAL GROUP	100.0	21.8	21.9	6.0

[1]	Constant currency growth excludes the effects of currency movements.

[2]	Like-for-like growth excludes the effects of currency movements and the impact of acquisitions.

Media investment management continues to show the strongest growth of all our communications services sectors, along with direct, internet and interactive and healthcare communications. Direct, internet and interactive related activities now account for over 15% of the Group’s revenues, which are now running at the rate of approximately $10 billion per annum. Brand advertising, particularly in the new faster growing markets, along with information, insight & consultancy and branding & identity, healthcare and specialist communications, show consistent growth.

PART VI – FINANCIAL INFORMATION

Public relations and public affairs also continues to show significant improvement over last year, following a strong year in 2004. Media investment management and information, insight and consultancy combined grew by over 11% like-for-like in the first half.

Advertising and Media Investment Management

On a constant currency basis, combined revenue at Ogilvy (including OgilvyOne), JWT, Y&R, Grey Worldwide, Red Cell, MindShare, Mediaedge:cia and MediaCom grew by over 22%, with operating margins up 0.6 margin points.

These businesses generated estimated net new business billings of £1.622 billion ($3.002 billion).

Information, Insight and Consultancy

The Group’s information, insight and consultancy businesses continued their growth, with revenues increasing by 15%, and operating margins improving by over two margin points.

Public Relations and Public Affairs

In constant currencies, the Group’s public relations and public affairs revenues rose by almost 15%, with operating margins improving a further 0.8 margin points.

Branding and Identity, Healthcare and Specialist Communications

The Group’s branding and identity, healthcare and specialist communications revenues were up almost 22%, with operating margins up slightly, as our direct, interactive and internet businesses targeted sales growth and invested in talent. Particularly good performances were registered by several companies in this sector in the first half – including, in promotion and direct marketing by OgilvyOne and Wunderman; in branding and identity by Landor, Lambie-Nairn and Fitch; in healthcare by Sudler & Hennessey and Grey Healthcare; and in specialist communications by EWA, The Food Group, Pace Communications, PSM (formerly Premiere) and Global Sportnet.

Cash Flow and Balance Sheet

A summary of the Group’s unaudited cash flow statement and balance sheet and notes as at 30 June 2005 are provided in Appendices I and II.

In the first half of 2005, operating profit was £253 million, depreciation, amortisation and impairment £84 million, non-cash based incentive plan of £30 million, interest paid £36 million, tax paid £57 million, capital expenditure £70 million and other net cash inflows £14 million. Free cash flow available for working capital requirements, debt repayment, acquisitions and share re-purchases was, therefore, £218 million. This free cash flow was absorbed by £336 million in net cash acquisition payments and investments (of which £264 million was for initial acquisition payments, £69 million was for earnout payments and the balance related to prior year loan note redemptions), and £75 million by share re-purchases, a total outflow of £411 million. This resulted in a net outflow of £193 million. The objective introduced in 2003 of covering outgoings by free cash flow was achieved, excluding the cash element of the cash element of the acquisition of Grey Global Group (“Grey”).

Despite this net outflow, average net debt in the first six months of 2005 fell by £87 million to £1,028 million, compared to £1,115 million in 2004, at 2005 exchange rates, including the gross cash payment of £384 million for Grey on 7 March 2005. On 30 June 2005 net bank borrowings were £1,242 million, against £1,015 million on 30 June 2004 (including the accounts receivable facility). The Board continues to examine ways of deploying the Group’s substantial surplus cash flow, which now amounts to over £550 million per annum, to enhance share owner value, given that interest cover remains strong at 8 times in the first half of 2005, in comparison to 6.5 times on a comparable basis with the first half of 2004. As necessary capital expenditure, mainly on information technology and property, is expected to remain equal to or less than the depreciation charge in the long term, the Company has continued to concentrate on examining possible acquisitions or returning excess capital to share owners in the form of dividends and/or share buy-backs.

In the first half of 2005, in addition to the completion of the acquisition of Grey, the Company continued to make small to medium-sized acquisitions or investments in high growth geographical or functional areas. In the first six months of this year, acquisitions and increased equity stakes have been concentrated in advertising & media investment management in the United Kingdom, Denmark, the Netherlands, Spain, Russia and Argentina; in information, insight & consultancy in the United States, Hong Kong, Korea and New Zealand; in public relations &

PART VI – FINANCIAL INFORMATION

public affairs in Denmark, Bahrain and Argentina; in healthcare in the United States, the Netherlands and Switzerland and in direct, internet & interactive in the United States.

In addition to increasing the interim dividend by 20% to 3.00p per share, the Company has continued its rolling share buy-back programme in the first half of the year by repurchasing 12,644,000 shares (of which 10,025,000 were cancelled), approximately equivalent to 1% of the outstanding equity, at an average price of £5.94 per share and total cost of £75.1 million. The Company’s objective remains to repurchase up to 2% of its share base in the open market, at an approximate cost of £150 million, when market conditions are appropriate.

The Group is also announcing today a proposed change to its corporate structure, which has been approved by the Board, enabling it to increase the Group’s distributable reserves. The proposed change will be implemented by way of a scheme of arrangement, introducing a new parent company above WPP Group plc (“WPP”), which will be followed immediately by a reduction of the nominal value of the share capital of the new parent company, in order to create distributable reserves. These reserves will be available for the declaration of future dividends and for general corporate purposes, including the re-purchase of WPP shares.

The proposals will not affect or alter WPP’s existing dividend policy and will result in WPP share owners continuing to own the same number of shares in the new parent company. Furthermore, the reduction in nominal value of the new shares should not, in itself, have any direct impact on the market value of WPP shares.

The approval of these proposals will be sought by way of share owner approval at an Extraordinary General Meeting and a Court Meeting further details of which will be sent out to share owners shortly. It is envisaged that this process will be completed before the end of the year.

Client Developments in the First Half of 2005

Including associates, the Group currently employs almost 91,000 full-time people in over 2,000 offices in 106 countries. It services over 300 of the Fortune Global 500 companies, over one-half of the Nasdaq 100, over 30 of the Fortune e-50, and approximately 333 national or multi-national clients in three or more disciplines. More than 230 clients are served in four disciplines and these clients account for over 50% of Group revenues. This reflects the increasing opportunities for co-ordination between activities both nationally and internationally. The Group also works with nearly 200 clients in 6 or more countries.

The Group estimates that more than 35% of new assignments in the first half of the year were generated through the joint development of opportunities by two or more Group companies.

Current Progress and Future Prospects

The Group’s performance in the first half of the year mirrored the continuing good economic conditions in the United States, Central and Eastern Europe, Asia Pacific, Latin America, Africa and the Middle East, reinforced by a mild improvement in Western Europe, although the United Kingdom remains relatively weak, even against France and Germany. Like-for-like revenue was up 6% in the first half of 2005, exceeding budgeted levels. July like-for-like revenues were up almost 3%. Experts forecast that the industry will grow at 2-3% this year, which, so far, the group has well exceeded, therefore growing market share. An IFRS operating margin of 12.1% (against 2004 UK GAAP of 13.7%) was achieved, due principally to higher than budgeted revenues and a relative reduction in, and the variability of, non-staff costs.

The first half of 2005 saw another significant improvement in activity, even against the quadrennial 2004. Our levels of activity in 2005 should match, or surpass, the levels of activity seen in 2004 and there are significant new business opportunities at both the network and parent company levels.

Corporate profitability remains strong on both sides of the Atlantic and, as a result, advertising and marketing services spending does too, if anything continuing to strengthen. However, in a low inflationary environment, which remains a government and central bank priority and which has been with us continuously for almost 15 years, significant, continuous, like-for-like volume gains remain difficult to achieve. Overcapacity, disintermediation via the web, slowing population growth and concentrating distribution result in limited pricing power. This pressure is at its most intense in the slower growth, but large, mature markets of the United States and Western Europe. Concerns remain of stagflation, as the United States wrestles with increasing oil prices, twin fiscal and trade deficits and the potential impact of changes in interest rate policy.

PART VI – FINANCIAL INFORMATION

The consumer remains under pressure on both sides of the Atlantic from increasing levels of debt, low savings ratios and potentially fragile house prices. Any slack in consumer spending has not to date been taken up by significant increases in corporate capital spending, beyond replacement spending.

Consequently, clients are seeking new ways of reaching the consumer and finding new geographic growth opportunities. Satellite and cable television, outdoor and out-of-home advertising and radio in traditional media and more importantly direct, internet and interactive are taking a growing share of client spending, albeit from lower absolute and relative levels. Similarly, but geographically, Asia (particularly but not exclusively China and India), Latin America, despite political volatility, Africa, the Middle East and Eastern Europe are becoming more and more significant, again from lower absolute and relative levels. We are finding that our industry is becoming increasingly more and more two-paced. Slow growth in traditional media, such as network television, newspapers and magazines, more rapid growth in new media, such as direct, internet and interactive, driven by new technology. Slower growth in the mature markets of the United States and Western Europe, more rapid growth in Central and Eastern Europe, Asia, Latin America, Africa and the Middle East. Even varied growth patterns regionally – for example, slow growth in Western Europe and rapid growth in Eastern Europe.

In these market conditions, the prospects for our industry remain very good, as the needs for differentiation through innovation and branding and global expansion grow.

The prospects for trading performance improvements at WPP remain good too. We are today raising our IFRS operating margin targets for 2005 to 13.7% (equivalent to 14.8% under 2004 UK GAAP) from 13.2% (14.3% under 2004 UK GAAP) and for 2006 to 14.2% (equivalent to 15.3% under 2004 UK GAAP). This effectively accelerates the timetable for achievement of our operating margin targets by one year. We will also be setting an IFRS target of 14.7% for 2007 (equivalent to 15.8% under 2004 UK GAAP). Our long term operating margin target (pre-IFRS) remains 20% or approximately 19% under IFRS.

Plans, budgets and forecasts will continue to be made on a conservative basis and considerable attention is still being focused on achieving margin and staff cost to revenue or gross margin targets. Margins continue to be strong in important parts of the business. For example, the combined operating margins of our advertising and media investment management sector (pre-IFRS), are almost 15% in the first half. Geographically, North American operating margins are 16%. In addition to influencing absolute levels of cost, the initiatives taken by the parent company in the areas of human resources, property, procurement, information technology and practice development continue to improve the flexibility of the Group’s cost base.

The Group continues to improve co-operation and co-ordination between companies in order to add value to our clients’ businesses and our people’s careers, an objective which has been specifically built into short-term incentive plans. Particular emphasis and success has been achieved in the areas of media investment management, healthcare, privatisation, new technologies, new markets, retailing, internal communications, hi-tech, financial services and media and entertainment. The Group continues to lead the industry, in co-ordinating investment geographically and functionally through parent company initiatives.

The Group also continues to concentrate on its long-term targets and strategic objectives of improving operating profits; improving operating margins by half to one margin point per annum or more depending on revenue growth; improving staff cost to revenue or gross margin ratios by 0.6 margin points per annum or more depending on revenue growth; converting 25-33% of incremental revenue to profit; growing revenue faster than industry averages and encouraging co-operation among Group companies.

As clients face an increasingly undifferentiated market place, particularly in mature markets, the Group is competitively well positioned to offer them the creativity they desire, along with the ability to deliver the most effective co-ordinated communications in the most efficient manner. The rise of the procurement function, the increasing concentration of distribution and the legislative acceptance of media ownership concentration in several countries, will further stimulate consolidation amongst clients, media owners, wholesalers and retailers and last, but not least, advertising and marketing services agencies. The Group is very well positioned to capitalise on these developments and to focus on developing the best talents, the strongest management structures and the most innovative incentive plans in the industry for our people.

PART VI – FINANCIAL INFORMATION

For further information:

Sir Martin Sorrell	}	+44-207-408-2204
Paul Richardson
Feona McEwan
Fran Butera		+1-212-632-2235

www.wppinvestor.com

This announcement has been filed at the Company Announcements Office of the London Stock Exchange and is being distributed to all owners of Ordinary Shares and American Depositary Receipts. Copies are available to the public at the Company’s registered office.

The following cautionary statement is included for safe harbour purposes in connection with the Private Securities Litigation Reform Act of 1995 introduced in the United States of America. This announcement may contain forward-looking statements within the meaning of the US federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially including adjustments arising from the annual audit by management and the Company’s independent auditors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings by the Company with the Securities and Exchange Commission. The statements in this announcement should be considered in light of these risks and uncertainties.

PART VI – FINANCIAL INFORMATION

Appendix I

Interim results for the six months ended 30 June 2005

Unaudited consolidated interim income statement for the six months ended 30 June 2005

	Notes	Six months ended 30 June 2005 £m		Six months ended 30 June 2004 £m	+/(-)%	Constant Currency[1] +/(-)%	Year ended 31 December 2004 £m
Turnover (billings)		11,333.6		9,155.2	23.8	23.7	19,598.0

Revenue		2,467.5		2,025.6	21.8	21.9	4,299.5
Direct costs		(111.1)		(104.7)	(6.1)	(5.1)	(225.1)

Gross profit		2,356.4		1,920.9	22.7	22.8	4,074.4
Operating costs	4	(2,103.8)		(1,738.0)	(21.0)	(21.3)	(3,598.9)

Operating profit		252.6		182.9	38.1	37.5	475.5
Share of results of associates	4	13.7		12.2	12.3	8.6	29.5

Profit before interest and taxation		266.3		195.1	36.5	35.6	505.0
Finance income		24.8		20.0	24.0	22.3	56.4
Finance costs	5	(69.6)		(55.1)	(26.3)	(27.3)	(127.0)

Profit before taxation		221.5		160.0	38.4	36.9	434.4
Taxation	7	(72.6)		(55.8)	(30.1)	(28.7)	(135.0)

Profit for the period		148.9		104.2	42.9	41.2	299.4

Attributable to:
Equity holders of the parent		135.4		93.1	45.4	44.0	273.0
Minority interests		13.5		11.1	(21.6)	(18.0)	26.4

		148.9		104.2	42.9	41.2	299.4

Headline PBIT	6,18	299.6		228.1	31.3	30.5	560.2
Headline PBIT margin	18	12.1%		11.3%			13.0%
Headline PBT	18	254.8		193.0	32.0	30.6	489.6

Earnings per share[2]
Basic earnings per ordinary share	9	11.4	p	8.2p	39.0	36.6	24.0	p
Diluted earnings per ordinary share	9	11.1	p	8.0p	38.8	36.9	23.4	p

[1]	The basis for calculating the constant currency percentage change shown above is described in the glossary attached to this appendix.

[2]	The calculations of the Group’s earnings per share and Headline earnings per share are set out in note 9.

PART VI – FINANCIAL INFORMATION

Unaudited consolidated summary interim cash flow statement for the six months ended 30 June 2005

	Notes	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Net cash (outflow)/inflow from operating activities	10	(34.0)	(157.8)	556.4
Investing activities
Acquisitions and disposals	10	(336.0)	(144.3)	(208.9)
Purchase of property, plant and equipment		(70.2)	(31.7)	(95.6)
Proceeds on disposal of property, plant and equipment		2.1	3.3	9.3

Net cash outflow from investing activities		(404.1)	(172.7)	(295.2)
Financing activities
Issue of shares		15.8	8.5	17.9
Share repurchases and buybacks	10	(75.1)	(71.2)	(88.7)
Net (decrease)/increase in borrowings	10	(96.0)	126.6	128.6
Financing and share issue costs		(0.9)	(4.3)	(5.0)
Equity dividends paid		—	—	(81.7)
Dividends paid to minority shareholders in subsidiary undertakings		(14.3)	(11.9)	(22.5)

Net cash (outflow)/inflow from financing activities		(170.5)	47.7	(51.4)
Net (decrease)/increase in cash and cash equivalents		(608.6)	(282.8)	209.8
Translation differences		34.5	(17.8)	(44.6)
Cash and cash equivalents at beginning of period		1,283.0	1,117.8	1,117.8

Cash and cash equivalents at end of period	10	708.9	817.2	1,283.0

Reconciliation of net cash flow to movement in net debt:
Net (decrease)/increase in cash and cash equivalents		(608.6)	(282.8)	209.8
Cash inflow/(outflow) from (increase)/decrease in debt financing		96.5	(122.6)	(124.2)
Net debt acquired		(140.8)	—	(9.6)
Other movements		(32.4)	(4.0)	(8.2)
Translation difference		(2.0)	31.1	(6.7)

Movement of net debt in the period		(687.3)	(378.3)	61.1
Net debt at beginning of period		(300.4)	(361.5)	(361.5)
IAS 39 adjustment at 1 January 2005	11	(254.3)	—	—

Net debt at end of period	12	(1,242.0)	(739.8)	(300.4)

Unaudited consolidated statement of recognised income and expense for the six months ended 30 June 2005

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Profit for the period	135.4	93.1	273.0
Exchange adjustments on foreign currency net investments	141.7	(91.7)	(102.7)
Actuarial loss on defined benefit pension schemes	—	—	(18.2)
Deferred tax on defined benefit pension schemes	—	—	3.3

Total recognised income and expense relating to the period	277.1	1.4	155.4
Impact of adoption of IAS 32 and IAS 39 on 1 January 2005	(62.1)

PART VI – FINANCIAL INFORMATION

Unaudited consolidated interim balance sheet as at 30 June 2005

	Notes	30 June 2005 £m	30 June 2004 £m	31 December 2004 £m
Non-current assets
Intangible assets:
Goodwill	13	5,431.3	4,366.3	4,389.7
Other	14	1,085.3	814.6	773.6
Property, plant and equipment		384.6	308.4	309.8
Interests in associates		507.0	361.7	385.5
Other investments		32.0	14.6	8.1
Deferred tax assets		118.4	90.1	100.2

		7,558.6	5,955.7	5,966.9
Current assets
Inventories and work in progress		346.7	314.2	220.6
Trade and other receivables		4,255.8	2,363.5	2,601.0
Trade receivables within working capital:[2]
Gross debts		—	605.3	545.7
Non-returnable proceeds		—	(275.6)	(261.0)

		—	329.7	284.7
Cash and short term deposits		1,163.0	1,017.8	1,616.0

		5,765.5	4,025.2	4,722.3
Current liabilities
Trade and other payables	15	(5,687.7)	(4,116.6)	(4,515.9)
Corporate income tax payable		(54.1)	(32.5)	(53.1)
Bank overdrafts and loans		(873.5)	(361.8)	(597.8)

		(6,615.3)	(4,510.9)	(5,166.8)

Net current liabilities		(849.8)	(485.7)	(444.5)
Total assets less current liabilities		6,708.8	5,470.0	5,522.4

Non-current liabilities
Bonds and bank loans		(1,531.5)	(1,395.8)	(1,318.6)
Trade and other payables	16	(647.4)	(515.8)	(536.6)
Deferred tax liabilities		(452.2)	(326.2)	(312.3)
Provision for post employment benefits		(202.3)	(198.9)	(202.3)
Provisions for liabilities and charges		(133.3)	(82.4)	(86.9)

		(2,966.7)	(2,519.1)	(2,456.7)
Net assets		3,742.1	2,950.9	3,065.7

Equity
Called up share capital		126.3	117.9	118.5
Share premium account		1.035.3	968.6	1,002.2
Shares to be issued		44.5	118.0	49.9
Merger reserve		3,414.6	2,928.4	2,920.6
Other reserves		90.9	(84.8)	(90.6)
Own shares[1]		(281.2)	(305.3)	(277.7)
Retained earnings		(752.5)	(836.5)	(711.8)

Equity share owners’ funds	17	3,677.9	2,906.3	3,011.1
Minority interests		64.2	44.6	54.6

Total Equity		3,742.1	2,950.9	3,065.7

[1]	Investments in own shares held by the ESOP Trusts.

[2]	Following the adoption of IAS 32 and IAS 39 the Group have reclassified the working capital facility on 1 January 2005 as IFRS does not permit linked presentation. The 2004 figures have not been restated as permitted by IFRS 1.

PART VI – FINANCIAL INFORMATION

Notes to the unaudited consolidated interim financial statements (Notes 1-18)

1.	Basis of accounting

The unaudited consolidated interim financial statements are prepared under the historical cost convention, except for the revaluation of certain financial instruments as disclosed in our accounting policies.

The financial statements of the Group for the year ended 31 December 2005 will be prepared under International Financial Reporting Standards (IFRS). These interim financial statements have been prepared in accordance with IFRS with the exception that the Group has not adopted the interim reporting requirements of IAS 34 (Interim Financial Reporting).

2.	Accounting policies

The accounting policies adopted by the Group are set out in Appendix II.

Statutory Information and Independent Review

The interim financial statements for the six months to 30 June 2005 and 30 June 2004 do not constitute statutory accounts. The financial information for the year ended 31 December 2004 does not constitute statutory accounts for the purposes of s240 of the Companies Act 1985. The statutory accounts for the year ended 31 December 2004, prepared under UK GAAP, were delivered to the Registrar of Companies and received an unqualified auditors’ report. The interim financial statements are unaudited but have been reviewed by the auditors and their report is set out on page 121.

The announcement of the interim results was approved by the board of directors on 25 August 2005.

3.	Currency conversion

The 2005 unaudited consolidated interim income statement is prepared using, among other currencies, an average exchange rate of US$1.8728 to the pound (period ended 30 June 2004: US$1.8229; year ended 31 December 2004: US$1.8326). The unaudited consolidated interim balance sheet as at 30 June 2005 has been prepared using the exchange rate on that day of US$1.7918 to the pound (30 June 2004: US$1.8144; 31 December 2004: US$1.9158).

The basis for calculating the constant currency percentage changes, shown on the face of the consolidated interim income statement, is described in the glossary attached to this appendix.

4.	Operating costs and share of results of associates

Operating costs include:

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Amortisation of acquired intangible assets	11.8	—	—
Goodwill impairment	20.5	26.0	40.6
Goodwill write-down relating to utilisation of pre-acquisition tax losses	1.0	5.0	12.6
Profits on disposal of fixed asset investments	—	—	(3.0)
Amounts written off fixed asset investments	—	2.0	5.0
Other operating costs	2,070.5	1,705.0	3,543.7

	2,103.8	1,738.0	3,598.9

PART VI – FINANCIAL INFORMATION

4.	Operating costs and share of results of associates (Continued)

Share of results of associates include:

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Share of profit before interest and taxation	23.8	20.8	48.1
Share of interest, taxation and minority interest	(10.1)	(8.6)	(18.6)

	13.7	12.2	29.5

5.	Finance costs

Finance costs include:

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Net interest charges on defined benefit pension schemes	4.0	5.4	9.5
Interest payable and similar charges[1]	65.6	49.7	117.5

Finance charges (excluding revaluation of financial instruments)	69.6	55.1	127.0
Revaluation of financial instruments	—

	69.6	55.1	127.0

[1]	The charge of £65.6 million for the six months ended 30 June 2005 includes expense of £7.1 million arising from the change in accounting for the Group’s convertible bonds following the adoption of IAS 32 ‘Financial Instruments: Disclosure and Presentation’ and IAS 39 ‘Financial Instruments: Recognition and Measurement’ on 1 January 2005. Prior period comparatives have not been restated as the effective date of transition to these standards was 1 January 2005 (see also the revised accounting policies of the group detailed in Appendix II). This approach also applies to the initial recognition and subsequent re-measurement of the fair value of other financial instruments shown below. UK GAAP has continued to be applied in accounting for financial instruments in previous periods.

The following are included in the revaluation of financial instruments shown above:

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Movements in fair value of treasury instruments	2.1	—	—
Revaluations of put options over minority interests (note 15)	(2.0)	—	—
Other	(0.1)	—	—

	—	—	—

PART VI – FINANCIAL INFORMATION

6.	Segmental analysis

Reported contributions by operating sector were as follows:

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Revenue
Advertising, Media Investment Management	1,185.9	936.7	1,985.3
Information, Insight & Consultancy	387.5	336.4	744.8
Public Relations & Public Affairs	251.8	221.6	445.2
Branding & Identity, Healthcare and Specialist Communications	642.3	530.9	1,124.2

	2,467.5	2,025.6	4,299.5

Headline PBIT[1]
Advertising, Media Investment Management	158.6	119.9	295.0
Information, Insight & Consultancy	36.1	22.5	66.1
Public Relations & Public Affairs	35.0	29.4	58.4
Branding & Identity, Healthcare and Specialist Communications	69.9	56.3	140.7

	299.6	228.1	560.2

Headline PBIT Margin	%	%	%
Advertising, Media Investment Management	13.4	12.8	14.9
Information, Insight & Consultancy	9.3	6.7	8.9
Public Relations & Public Affairs	13.9	13.2	13.1
Branding & Identity, Healthcare and Specialist Communications	10.9	10.6	12.5

	12.1	11.3	13.0

[1]	Headline PBIT is defined in Note 18.

PART VI – FINANCIAL INFORMATION

6.	Segmental analysis (Continued)

Reported contributions by geographical area were as follows:

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Revenue
United Kingdom	389.0	343.4	728.5
North America	973.4	809.8	1,651.9
Continental Europe	662.3	524.3	1,134.8
Asia Pacific, Latin America, Africa & Middle East	442.8	348.1	784.3

	2,467.5	2,025.6	4,299.5

Headline PBIT[1]
United Kingdom	31.3	26.4	75.7
North America	151.9	123.3	251.2
Continental Europe	68.9	45.5	128.1
Asia Pacific, Latin America, Africa & Middle East	47.5	32.9	105.2

	299.6	228.1	560.2

	%	%	%
Headline PBIT Margin
United Kingdom	8.0	7.7	10.4
North America	15.6	15.2	15.2
Continental Europe	10.4	8.7	11.3
Asia Pacific, Latin America, Africa & Middle East	10.7	9.5	13.4

	12.1	11.3	13.0

[1]	Headline PBIT is defined in Note 18.

7.	Taxation

The Group tax rate on Headline PBT1 is 28.5% (30 June 2004: 28.9% and 31 December 2004: 27.6%). The tax charge comprises:

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Total current tax	74.7	55.8	140.7
Total deferred tax	(2.1)	—	(5.7)

Total tax on profits	72.6	55.8	135.0

[1]	Headline PBT is defined in Note 18.

8.	Ordinary dividends

The Board has recommended an interim dividend of 3.00p (2004: 2.50p) per ordinary share. This is expected to be paid on 14 November 2005 to share owners on the register at 14 October 2005.

The Board recommended a final dividend of 5.28p per ordinary share in respect of 2004. This was approved by the Company’s shareholders in the general meeting on 27 June 2005 and paid on 4 July 2005.

PART VI – FINANCIAL INFORMATION

9.	Earnings per share

Basic EPS

The reconciliation between Reported and Headline EPS, and between earnings figures used in calculating them, is as follows:

	Six months ended 30 June 2005		Six months ended 30 June 2004		+/(-)%	Constant Currency +/(-)%	Year ended 31 December 2004
Reported earnings [1] (£m)	135.4		93.1				273.0
Headline earnings (£m) (note 18)	168.7		126.1				328.2

Average shares used in Basic EPS calculation (m)	1,192.7		1,132.0				1,136.1

Reported EPS	11.4	p	8.2	p	39.0	36.6	24.0	p
Headline EPS	14.1	p	11.1	p	27.0	25.6	28.9	p

[1]	Reported earnings is equivalent to profit for the period attributable to equity holders of the parent.

Diluted EPS

The diluted Reported and Headline EPS are set out below:

	Six months ended 30 June 2005		Six months ended 30 June 2004		+/(-)%	Constant Currency +/(-)%	Year ended 31 December 2004
Diluted Reported Earnings (£m)	135.4		93.1				285.2
Diluted Headline Earnings (£m)	168.7		126.1				340.4

Shares used in Diluted EPS calculation (m)	1,218.6		1,162.8				1,219.6

Diluted Reported EPS	11.1	p	8.0	p	38.8	36.9	23.4	p
Diluted Headline EPS	13.8	p	10.8	p	27.8	26.4	27.9	p

Diluted EPS has been calculated based on the Reported and Headline Earnings amounts above. For the six month periods ended 30 June 2005 and 30 June 2004, both the $287.5 million convertible bonds and the £450 million convertible bonds were accretive to earnings and therefore excluded from the calculation of dilutive earnings. In addition, for the six months ended 30 June 2005 the $150 million Grey convertible was accretive to earnings and therefore excluded from the calculation of dilutive earnings. For the year ended 31 December 2004, both the $287.5 million convertible bonds and the £450 million convertible bonds were dilutive and earnings were consequently increased by £12.2 million.

A reconciliation between the shares used in calculating Basic and Diluted EPS is as follows:

	Six months ended 30 June 2005 m	Six months ended 30 June 2004 m	Year ended 31 December 2004 m
Average shares used in Basic EPS calculation	1,192.7	1,132.0	1,136.1
Dilutive share options outstanding	19.3	21.7	20.6
Other potentially issuable shares	6.6	9.1	4.6
$287 5 million convertible bonds	—	—	16.4
£450 million convertible bonds	—	—	41.9

Shares used in Diluted EPS calculation	1,218.6	1,162.8	1,219.6

At 30 June 2005 there were 1,262,775,409 ordinary shares in issue.

PART VI – FINANCIAL INFORMATION

10.	Analysis of cash flows

The following tables analyse the items included within the main cash flow headings on page 12:

Net cash (outflow)/inflow from operating activities:

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Operating profit	252.6	182.9	475.5
Adjustments for:
Non cash share-based incentive plans (including stock options)	30.3	22.9	58.8
Depreciation of property, plant and equipment	51.0	47.9	103.4
Impairment of goodwill	20.5	26.0	40.6
Goodwill write-down relating to utilisation of pre-acquisition tax losses	1.0	5.0	12.6
Amortisation of acquired intangible assets	11.8	—	—
Profits on disposal of fixed asset investments	—	—	(3.0)
Loss on sale of property, plant and equipment	—	—	1.9
Amounts written off fixed asset investments	—	2.0	5.0

Operating cash flow before movements in working capital	367.2	286.7	694.8
Movements in working capital and provisions	(317.9)	(368.0)	(4.8)

Cash generated by operations	49.3	(81.3)	690.0
Corporation and overseas tax paid	(57.3)	(48.1)	(101.3)
Interest and similar charges	(63.0)	(58.1)	(99.7)
Interest received	27.5	20.2	48.9
Dividends from associates	9.5	9.5	18.5

	(34.0)	(157.8)	556.4

Acquisitions and disposals:

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Initial cash consideration	(468.9)	(40.7)	(97.3)
Cash/(overdraft) acquired	176.1	(12.5)	6.3
Earnout payments	(69.3)	(65.6)	(78.6)
Loan note redemptions	(3.2)	(14.8)	(26.6)
Purchase of other investments (including associates)	(8.2)	(10.7)	(22.0)
Proceeds on disposal of investments	37.5	—	9.3

	(336.0)	(144.3)	(208.9)

Share repurchases and buybacks:

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Share cancellations (including brokerage fees)	(58.9)	(67.6)	(73.7)
Purchase of own shares by ESOP trust	(16.2)	(3.6)	(15.0)

	(75.1)	(71.2)	(88.7)

PART VI – FINANCIAL INFORMATION

10.	Analysis of cash flows (Continued)

Net (decrease)/increase in borrowings:

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Increase/(decrease) in drawings on bank loans	123.7	(1.1)	0.9
Repayment of $287.5 million convertible bond	(154.4)	—	—
Repayment of $125 million Grey debt	(65.3)	—	—
Proceeds from issue of $650 million 10 year bond	—	358.2	358.2
Repayment of €350 million bond	—	(230.5)	(230.5)

	(96.0)	126.6	128.6

Cash and cash equivalents:

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Cash at bank and in hand	1,088.7	804.4	1,372.0
Short-term bank deposits	74.3	213.4	244.0
Overdrafts[1]	(454.1)	(200.6)	(333.0)

	708.9	817.2	1,283.0

[1]	Bank overdrafts are included in cash and cash equivalents because they form an integral part of the entity’s cash management.

11.	Financial instruments

The IAS 32 and IAS 39 adjustments to net debt at 1 January 2005 are made up of the following:

£m
Reclassification of components of convertible debt	32.4
Reclassification of the deferred gain recognised under UK GAAP	(18.6)
Recognition of financial instruments at fair value	(7.1)
Reclassification of the working capital facility (note 12)	(261.0)

(254.3)

12.	Net debt

	30 June 2005 £m	30 June 2004 £m	31 December 2004 £m
Cash and short term deposits	1,163.0	1,017.8	1,616.0
Bank loans and overdrafts due within one year	(594.5)	(361.8)	(597.8)
Corporate bond and loans due after one year	(1,531.5)	(1,395.8)	(1,318.6)
Working capital facility[1]	(279.0)	—	—

Net debt	(1,242.0)	(739.8)	(300.4)

[1]	The Group has a working capital facility (the advance of cash financing against which certain trade debts have been assigned) that IAS 32 and IAS 39 require to be presented as a bank borrowing. As the Group have elected to apply IAS 32 and IAS 39 from 1 January 2005, the periods before this date will continue to comply with 2004 UK GAAP as a deduction from debtors, in accordance with the “linked presentation” required by FRS 5 (Reporting the substance of transactions). The drawdown on the facility has remained at $500 million for all the periods above.

PART VI – FINANCIAL INFORMATION

13.	Goodwill and acquisitions

During the period, the Group charged £20.5 million (30 June 2004: £26.0 million; 31 December 2004: £40.6 million) of goodwill impairment to the income statement, £11.8 million (30 June 2004: £nil; 31 December 2004: £nil) of amortisation of acquired intangible assets, primarily comprising the value of company brand names and client relationships recognised on acquisitions and £1.0 million (30 June 2004: £5.0 million; 31 December 2004: £12.6 million) in relation to the utilisation of pre-acquisition tax losses.

The impairment charge relates to a number of under-performing businesses in the Advertising and Media investment management, and Branding & identity, Healthcare and Specialist communications sectors. In certain markets the impact of current, local economic conditions and trading circumstances on these businesses is sufficiently severe to indicate impairment to the carrying value of goodwill. The Directors will reassess the need for any further impairment write-downs at the year end.

In addition the Group charged £nil of fixed asset investment write offs (30 June 2004: £2.0 million; 31 December 2004: £5.0 million) to the income statement.

Goodwill in relation to subsidiary undertakings increased by £1,041.6 million in the period. Other than impairment this includes both goodwill arising on acquisitions completed in the period and also adjustments to goodwill relating to acquisitions completed in prior periods. Goodwill in relation to associate undertakings increased by £88.0 million in the period.

Future anticipated payments to vendors in respect of both deferred and earnout obligations totalled £233.1 million (period ended 30 June 2004: £246.3 million; year ended 31 December 2004: £298.6 million). Earnouts are based on the directors’ best estimates of future obligations, which are dependent on the future performance of the interests acquired and assume the operating companies improve profits in line with directors’ estimates.

On 7 March 2005 the Group completed the acquisition of Grey Global Group, Inc. (Grey) in consideration for 78 million new WPP ordinary shares and £384 million in cash. Grey has been consolidated in the results of the Group from the date of completion.

In aggregate for the six months ended 30 June 2005, acquisitions contributed £274.0 million to revenue, £40.4 million to operating profit and £40.9 million to Headline PBIT.

14.	Other intangible assets

The following are included in other intangibles:

	30 June 2005 £m	30 June 2004 £m	31 December 2004 £m
Brands with an indefinite life	794.0	784.1	742.6
Acquired intangibles[1]	260.2	7.0	7.0
Other	31.1	23.5	24.0

	1,085.3	814.6	773.6

[1]	Acquired intangible assets increased by £253.2 million during the period, primarily due to the recognition at fair value of corporate brands and customer relationships resulting from the acquisition of Grey. These assets are being amortised over their respective useful lives, which vary from 2 to 20 years, depending on the nature of the asset concerned. In accordance with IAS 12 the Group has recognised a deferred tax liability of £100.2 million, being the difference between the book and tax carrying values of these intangibles. This has increased the goodwill on the acquisition of Grey by the same amount even though the Group does not consider that any deferred tax liability in respect of this item will ever crystallise.

PART VI – FINANCIAL INFORMATION

15.	Trade and other payables: amounts falling due within one year

The following are included in trade and other payables falling due within one year:

	30 June 2005 £m	30 June 2004 £m	31 December 2004 £m
Trade creditors	3,713.4	2,542.3	2,885.3
Dividends payable	62.6	52.2	—
Deferred income	570.9	417.5	405.8
Payments due to vendors	87.1	82.4	146.6
Loan notes due to vendors	34.1	19.4	7.2
Liabilities in respect of put option agreements of vendors [1]	23.5	—	—
Other creditors and accruals	1,196.1	1,002.8	1,071.0

	5,687.7	4,116.6	4,515.9

[1]	The recognition of liabilities in respect of put options arises from the adoption of IAS 32 and IAS 39 on 1 January 2005. Prior years have not been restated as permitted by IFRS 1 (see also the revised accounting policies in Appendix II).

16.	Trade and other payables: amounts falling due after more than one year

The following are included in trade and other payables falling due after more than one year:

	30 June 2005 £m	30 June 2004 £m	31 December 2004 £m
Corporate income tax payable	320.3	281.2	290.6
Payments due to vendors	146.0	163.9	152.0
Liabilities in respect of put option agreements with vendors	32.6	—	—
Other creditors and accruals	148.5	70.7	94.0

	647.4	515.8	536.6

The following table sets out the directors’ best estimates of future deferred and earnout related obligations:

	30 June 2005 £m	30 June 2004 £m	31 December 2004 £m
Within one year	87.1	82.4	146.6
Between 1 and 2 years	68.5	78.6	65.0
Between 2 and 3 years	36.9	50.3	61.0
Between 3 and 4 years	14.9	29.4	3.4
Between 4 and 5 years	18.9	3.9	21.4
Over 5 years	6.8	1.7	1.2

	233.1	246.3	298.6

The Group does not consider there to be any material contingent liabilities at 30 June 2005.

PART VI – FINANCIAL INFORMATION

16.	Trade and other payables: amounts falling due after more than one year (Continued)

The corporate and convertible bonds, bank loans and overdrafts and working capital facility included within short and long term creditors fall due for repayment as follows:

	30 June 2005 £m	30 June 2004 £m	31 December 2004 £m
Within one year	873.5	361.8	597.8
Between 1 and 2 years	532.4	110.0	2.5
Between 2 and 3 years	451.2	441.5	453.3
Between 3 and 4 years	55.8	434.7	510.9
Between 4 and 5 years	—	55.0	—
Over 5 years	492.1	354.6	351.9

	2,405.0	1,757.6	1,916.4

17.	Reconciliation of movements in consolidated equity share owners’ funds

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Profit for the period	135.4	93.1	273.0
Ordinary dividends payable	(62.6)	(52.2)	(81.6)

	72.8	40.9	191.4
Non cash share-based incentive plans (including stock options)	30.3	22.9	58.8
Exchange adjustments on foreign currency net investments	141.7	(91.7)	(102.7)
Ordinary shares issued in respect of acquisitions	506.4	—	—
Share issue/cancellation costs	(3.6)	(0.3)	(0.8)
Other share issues	15.4	8.5	32.8
Share cancellations	(58.9)	(67.5)	(73.6)
Actuarial loss on defined benefit schemes	—	—	(18.2)
Deferred tax on defined benefit pension schemes	—	—	3.3
Net additions of own shares by ESOP Trusts	(16.2)	(3.6)	(14.9)
Transfer to goodwill	—	—	(67.3)
Tax benefit of share-based payments	3.5	3.7	8.7
Revaluation of other investments	15.8	—	—
Equity component of Grey convertible debt acquired	19.2	—	—
Other movements	2.5	3.2	3.4

Net additions/(deductions) to equity share owners’ funds	728.9	(83.9)	20.9
Opening equity share owners’ funds	3,011.1	2,990.2	2,990.2
Impact of adoption of IAS 32 and IAS 39 on 1 January 2005	(62.1)	—	—

Closing equity share owners’ funds	3,677.9	2,906.3	3,011.1

PART VI – FINANCIAL INFORMATION

18.	Non-GAAP measures of performance

Reconciliation of Headline PBIT and Headline PBT under IFRS to 2004 UK GAAP

	Margin (%)	Six months ended 30 June 2005 £m	Margin (%)	Six months ended 30 June 2004 £m
Revenue		2,467.5		2,025.6

Headline PBIT (IFRS)	12.1%	299.6	11.3%	228.1
Share-based payments (IFRS 2)	0.6%	13.5	0.6%	13.0
Accumulating compensated absences (IAS 19)	0.6%	15.0	0.8%	15.0
Accounting for associates (IAS 28)	0.4%	10.1	0.4%	8.6

		38.6		36.6
Headline PBIT (2004 UK GAAP)	13.7%	338.2	13.1%	264.7
Headline PBT (IFRS)		254.8		193.0
Adjustments to Headline PBIT (as above)		38.6		36.6
Additional interest on convertible debt (IAS 32)		7.1		—
Interest on associates (IAS 28)		—		(0.3)
Headline PBT (2004 UK GAAP)		300.5		229.3

Reconciliation of profit before interest and taxation to Headline PBIT for the six months ended 30 June 2005

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Profit before interest and taxation	266.3	195.1	505.0
Profits on disposal of fixed asset investments	—	—	(3.0)
Amounts written off fixed asset investments	—	2.0	5.0
Goodwill impairment	20.5	26.0	40.6
Goodwill write-down relating to utilisation of pre-acquisition tax losses	1.0	5.0	12.6
Amortisation of acquired intangible assets	11.8	—	—

Headline PBIT	299.6	228.1	560.2

Investment income	24.8	20.0	56.4
Finance charges (excluding revaluation of financial instruments)	(69.6)	(55.1)	(127.0)

	(44.8)	(35.1)	(70.6)

Interest cover on Headline PBIT[1]	6.7 times	6.5 times	7.9 times

[1]	The finance charges for the six months ended 30 June 2005 of £69.9 million shown above include £7.1 million arising from the change in accounting for the Group’s convertible bonds under IFRS. Interest cover on a comparable basis with prior periods would be 8.0 times.

PART VI – FINANCIAL INFORMATION

18.	Non-GAAP measures of performance (Continued)

Reconciliation of profit before taxation

to Headline PBT and Headline earnings for the six months ended 30 June 2005

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Profit before taxation	221.5	160.0	434.4
Profits on disposal of fixed assets	—	—	(3.0)
Amounts written off fixed asset investments	—	2.0	5.0
Goodwill impairment	20.5	26.0	40.6
Goodwill write-down relating to utilisation of pre-acquisition tax losses	1.0	5.0	12.6
Amortisation of acquired intangibles	11.8	—	—
Revaluation of financial instruments	—	—	—

Headline PBT	254.8	193.0	489.6
Taxation	(72.6)	(55.8)	(135.0)
Minority interests	(13.5)	(11.1)	(26.4)

Headline earnings	168.7	126.1	328.2

Ordinary dividends	62.6	52.2	81.6

Dividend cover on Headline earnings	2.7 times	2.4 times	4.0 times

Reported margins before and after share of results of associates:

	Margin (%)	Six months ended 30 June 2005 £m	Margin (%)	Six months ended 30 June 2004 £m
Revenue		2,467.5		2,025.6
Headline PBIT	12.1%	299.6	11.3%	228.1

Share of results of associates		13.7		12.2

Headline PBIT excluding share of results of associates	11.6%	285.9	10.7%	215.9

PART VI – FINANCIAL INFORMATION

18.	Non-GAAP measures of performance (Continued)

Reconciliation of free cash flow for the six months ended 30 June 2005

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	Year ended 31 December 2004 £m
Cash generated by operations	49.3	(81.3)	690.0

Plus:
Interest received	27.5	20.2	48.9
Dividends received from associates	9.5	9.5	18.5
Issue of shares	15.8	8.5	17.9
Proceeds on disposal of property, plant and equipment	2.1	3.3	9.3
Movements in working capital and provisions	317.9	368.0	4.8

Less:
Loss on sale of property, plant and equipment	—	—	(1.9)
Interest and similar charges	(63.0)	(58.1)	(99.7)
Purchase of property, plant and equipment	(70.2)	(31.7)	(95.6)
Corporation and overseas tax paid	(57.3)	(48.1)	(101.3)
Dividends paid to minority shareholders in subsidiary undertakings	(14.3)	(11.9)	(22.5)

Free Cash Flow[1]	217.3	178.4	468.4

[1]	Elsewhere in this release free cash flow in 2005 has been rounded up to £218 million.

PART VI – FINANCIAL INFORMATION

INDEPENDENT REVIEW REPORT TO WPP GROUP PLC

Introduction

We have been instructed by the Company to review the financial information for the six months ended 30 June 2005 which comprises the consolidated income statement, the consolidated balance sheet, the consolidated cash flow statement, the consolidated statement of recognised income and expense and related notes 1 to 18 and the statement of accounting policies in Appendix II. We have read the other information contained in the interim report and considered whether it contains any apparent misstatements or material inconsistencies with the financial information.

This report is made solely to the Company in accordance with Bulletin 1999/4 issued by the Auditing Practices Board. Our work has been undertaken so that we might state to the Company those matters we are required to state to them in an independent review report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company, for our review work, for this report, or for the conclusions we have formed.

Directors’ responsibilities

The interim report, including the financial information contained therein, is the responsibility of, and has been approved by, the directors. The directors are responsible for preparing the interim report in accordance with the Listing Rules of the Financial Services Authority which require that the accounting policies and presentation applied to the interim figures are consistent with those applied in preparing the preceding annual accounts except where any changes, and the reasons for them, are disclosed.

International Financial Reporting Standards

As disclosed in note 1, the next annual financial statements of the group will be prepared in accordance with International Financial Reporting Standards as adopted for use in the EU. Accordingly, the interim report has been prepared in accordance with the recognition and measurement criteria of IFRS and the disclosure requirements of the Listing Rules. The accounting policies are consistent with those that the Directors intend to use in the annual financial statements. There is, however, a possibility that the directors may determine some changes to these policies are necessary when preparing the full annual financial statements for the first time in accordance with IFRS as adopted for use in the EU.

Review work performed

We conducted our review in accordance with the guidance contained in Bulletin 1999/4 issued by the Auditing Practices Board for use in the United Kingdom. A review consists principally of making enquiries of group management and applying analytical procedures to the financial information and underlying financial data and, based thereon, assessing whether the accounting policies and presentation have been consistently applied unless otherwise disclosed. A review excludes audit procedures such as tests of controls and verification of assets, liabilities and transactions. It is substantially less in scope than an audit performed in accordance with International Standards on Auditing (UK and Ireland) and therefore provides a lower level of assurance than an audit. Accordingly, we do not express an audit opinion on the financial information.

Review conclusion

On the basis of our review we are not aware of any material modifications that should be made to the financial information as presented for the six months ended 30 June 2005.

Deloitte & Touche LLP

London

Chartered Accountants

25 August 2005

PART VI – FINANCIAL INFORMATION

Appendix II

IFRS Significant Accounting Policies

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) for the first time. The disclosures required by IFRS 1 concerning the transition from UK GAAP to IFRS are given in Appendix III. A more detailed summary of the key impacts from the transition from UK GAAP to IFRS is included in the Appendix to the Group’s first Quarterly Trading Update issued on 22 April 2005.

A summary of the Group’s principal accounting policies, which have been applied consistently throughout the year is set out below. A reconciliation to non-GAAP measures of performance is set out in Appendix I.

IFRS 1 Exemptions

IFRS 1 (First-time adoption of International Financial Reporting Standards) allows a number of exemptions from the full requirements of IFRS for those companies adopting IFRS for the first time. WPP has taken advantage of certain of these exemptions as follows:

Financial Instruments

The Group has taken advantage of the exemption available under IFRS 1 not to apply IAS 39 (Financial Instruments: Recognition and Measurement) and IAS 32 (Financial Instruments: Disclosure and Presentation) in respect of the year ended 31 December 2004. UK GAAP has continued to be applied in accounting for financial instruments in this period. The Group will adopt IAS 39 and IAS 32 with effect from 1 January 2005 and consequently restate the balance sheet at that date in accordance with the requirements of these standards, which will generally mean a recognition of financial instruments at fair value.

Business Combinations

The Group has elected not to apply IFRS 3 (Business combinations) retrospectively to business combinations that completed prior to 1 January 2004.

Share-based Payments

IFRS 2 applies to all share-based payments granted since 7 November 2002, but the Group has elected for full retrospective restatement as this better represents the ongoing charge to the income statement.

Presentation of Financial Information

The primary financial statements contained in this note have been presented substantially in accordance with the requirements of IAS 1 (Presentation of Financial Statements). The presentation has been used in this note for a more clear illustration of comparisons between IFRS and UK GAAP.

Basis of consolidation

The consolidated interim financial statements include the results of the Company and all its subsidiary undertakings made up to the same accounting date. The results of subsidiary undertakings acquired or disposed of during the period are included or excluded from the income statement from the effective date of acquisition or disposal.

Goodwill and intangible fixed assets

Intangible fixed assets comprise goodwill, certain acquired separable corporate brand names, customer relationships and capitalised computer software not integral to a related item of hardware.

Goodwill represents the excess of the fair value attributed to investments in businesses or subsidiary undertakings over the fair value of the underlying net assets at the date of their acquisition. Goodwill arising on acquisitions before the date of transition to IFRS has been retained at the previous UK GAAP amounts subject to being tested for impairment at that date. Goodwill written off to reserves under UK GAAP prior to 1998 has not been reinstated and is not included in determining any subsequent profit or loss on disposal.

Corporate brand names acquired as part of acquisitions of business are capitalised separately from goodwill as intangible fixed assets if their value can be measured reliably on initial recognition.

PART VI – FINANCIAL INFORMATION

Certain corporate brands of the Group are considered to have an indefinite economic life because of the institutional nature of the corporate brand names, their proven ability to maintain market leadership and profitable operations over long periods of time and WPP’s commitment to develop and enhance their value. The carrying value of these intangible assets will continue to be reviewed annually for impairment and adjusted to the recoverable amount if required. Any impairment is recognised immediately as an expense and is not subsequently reversed.

Goodwill impairment is assessed by comparing the carrying value of goodwill to the net present value of future cashflows derived from the underlying assets using a projection period of up to five years for each income generating unit. After the projection period a steady growth rate representing an appropriate long term growth rate for the industry is applied.

Future anticipated payments to vendors in respect of earnouts are based on the directors’ best estimates of future obligations, which are dependent on the future performance of the interests acquired and assume the operating companies improve profits in line with directors’ estimates. When earnouts are to be settled by cash consideration, the fair value of the consideration is obtained by discounting to present value the amounts expected to be payable in the future. The resulting interest charge is included within net interest payable and similar charges.

Property, Plant and Equipment

Property, plant and equipment are shown at cost less accumulated depreciation and any provision for impairment with the exception of freehold land which is not depreciated. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset on a straight-line basis over its estimated useful life, as follows:

•	Freehold buildings – 2% per annum

•	Leasehold land and buildings – over the term of the lease or life of the asset, if shorter

•	Fixtures, fittings and equipment – 10-33% per annum

•	Computer equipment – 33% per annum

Investments

Except as stated below, fixed asset investments are shown at cost less impairment.

Impairment of goodwill on associate undertakings, included within fixed asset investments, represents a permanent diminution of the carrying value of that goodwill. WPP considers the market value of listed investments and other business and economic factors in determining whether a permanent diminution of value has occurred.

The Group’s share of the profits less losses of associate undertakings net of tax, interest and minority interest is included in the consolidated income statement and the Group’s share of net assets is shown within fixed asset investments in the consolidated balance sheet. The Group’s share of the profits less losses and net assets is based on current information produced by the undertakings, adjusted to conform with the accounting policies of the Group.

The Group accounts for joint venture investments under the equity method which is consistent with the Group’s treatment of associates.

Current asset investments are stated at the lower of cost and net realisable value.

Inventories

Work in progress is valued at cost or on a percentage of completion basis. Cost includes outlays incurred on behalf of clients and an appropriate proportion of directly attributable costs and overheads on incomplete assignments. Provision is made for irrecoverable costs where appropriate. Inventories are stated at the lower of cost and net realisable value.

Trade Receivables

Trade receivables are stated net of provisions for bad and doubtful debts.

Financial instruments

The Group has taken advantage of the exemption available under IFRS 1 not to apply IAS 32 and IAS 39 in respect of the year ended 31 December 2004. UK GAAP has continued to be applied to financial instruments in this period.

PART VI – FINANCIAL INFORMATION

The accounting policy under UK GAAP for the year ended 31 December 2004 is disclosed in the published 2004 Annual Report.

The accounting policy under IFRS for the period commencing 1 January 2005 is as follows:

Foreign Currency and Interest Rate Hedging

The Group’s policy on Interest Rate and Foreign Exchange Rate Management sets out the instruments and methods available to hedge interest and currency risk exposures and the control procedures in place to ensure effectiveness.

The Group uses derivative financial instruments to reduce exposure to foreign exchange risk and interest rate movements. The Group does not hold or issue derivative financial instruments for speculative purposes.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity and the ineffective portion is recognised immediately in the income statement. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of an asset or a liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or a liability, amounts deferred in equity are recognised in the income statement in the same period in which the hedged item affects net profit or loss.

For an effective hedge of an exposure to changes in the fair value, the hedged item is adjusted for changes in fair value attributable to the risk being hedged with the corresponding entry in profit or loss. Gains or losses from re-measuring the derivative, or for non-derivatives the foreign currency component of its carrying amount, are recognised in profit or loss.

Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in the income statement as they arise.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the period.

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of host contracts and the host contracts are not carried at fair value with unrealised gains or losses reported in the income statement.

Liabilities in respect of option agreements

Option agreements that allow the Group’s equity partners to require the Group to purchase the minority interest are treated as derivatives over equity instruments and are recorded in the balance sheet at fair value and the valuation is re-measured at each period end. The movement in the fair value is recognised as income or expense within finance charges in the income statement.

Convertible Debt

The classification of convertible debt is assessed according to the substance of the contractual arrangements and will be split into liability and equity elements on the basis of the initial fair value of the liability element. The difference between this figure and the cash received is classified as equity.

The income statement charge for the finance cost will be spread evenly over the term of the bonds so that at redemption the liability equals the redemption value.

Debt

Debt is initially stated at the amount of the net proceeds after deduction of issue costs. The carrying amount is increased by the finance cost in respect of the accounting period and reduced by payments made in the period.

Borrowing costs

Finance costs of borrowing are recognised in the income statement over the term of those borrowings.

PART VI – FINANCIAL INFORMATION

Turnover and revenue recognition

Turnover (billings) comprises the gross amounts of billed to clients in respect of commission-based income together with the total of other fees earned. Revenue comprises commission and fees earned in respect of turnover. Direct costs include fees paid to external suppliers where they are retained to perform part or all of a specific project for a client and the resulting expenditure is directly attributable to the revenue earned. Turnover and revenue are stated exclusive of VAT, sales taxes and trade discounts.

Advertising and Media Investment Management

Revenue is typically derived from commissions on media placements and fees for advertising services. Traditionally, the Group’s advertising clients were charged a standard commission on their total media and production expenditure. In recent years, however, this has tended to become a matter of individual negotiation. Revenue may therefore consist of various arrangements involving commissions, fees, incentive-based revenue or a combination of the three, as agreed upon with each client.

Revenue is recognised when the service is performed, in accordance with the terms of the contractual arrangement. Incentive-based revenue typically comprises both quantitative and qualitative elements; on the element related to quantitative targets, revenue is recognised when the quantitative targets have been achieved; on the element related to qualitative targets, revenue is recognised when the incentive is received/receivable.

Information, Insight & Consultancy

Revenue recognised in proportion to the level of service performed for market research contracts is based on proportional performance. In assessing contract performance, both input and output criteria are reviewed. Costs incurred are used as an objective input measure of performance. The primary input of all work performed under these arrangements is labour. As a result of the relationship between labour and cost, there is normally a direct relationship between costs incurred and the proportion of the contract performed to date. Costs incurred as a proportion of expected total costs is used as an initial proportional performance measure. This indicative proportional performance measure is always subsequently validated against other more subjective criteria (i.e., relevant output measures) such as the percentage of interviews completed, percentage of reports delivered to a client and the achievement of any project milestones stipulated in the contract. In the event of divergence between the objective and more subjective measures, the more subjective measures take precedence since these are output measures.

While most of the studies provided in connection with the Group’s market research contracts are undertaken in response to an individual client’s or group of clients’ specifications, in certain instances a study may be developed as an off-the-shelf product offering sold to a broad client base. For these transactions, revenue is recognised when the product is delivered. Where the terms of transaction provide for licensing the product on a subscription basis, revenue is recognised over the subscription period on a straight-line basis or, if applicable, based on usage.

Substantially all services are provided on a fixed price basis. Pricing may also include a provision for a surcharge where the actual labour hours incurred in completing a project are significantly above the labour hours quoted in the project proposal. In instances where this occurs, the surcharge will be included in the total revenue base on which to measure proportional performance when the actual threshold is reached provided that collectibility is reasonable assured.

Public Relations & Public Affairs and Branding & identity, Healthcare and Specialist Communications

Revenue is typically derived from retainer fees and services to be performed subject to specific agreement. Revenue is recognised when the service is performed, in accordance with the terms of the contractual arrangement. Revenue is recognised on long-term contracts, if the final outcome can be assessed with reasonable certainty, by including in the income statement revenue and related costs as contract activity progresses.

Taxation

Corporate taxes are payable on taxable profits at current rates.

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and

PART VI – FINANCIAL INFORMATION

it further excludes items that are never taxable or deductible. The group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Retirement benefit costs

For defined contribution schemes, contributions are charged to the income statement as payable in respect of the accounting period.

For defined benefit schemes the amounts charged to operating profit are the current service costs and gains and losses on settlements and curtailments. They are included as part of staff costs. Past service costs are recognised immediately in the income statement if the benefits have vested. If the benefits have not vested, the costs are recognised over the period until vesting occurs. The interest cost and the expected return on assets are shown as a net amount of other finance costs or credits adjacent to interest. Actuarial gains and losses are recognised immediately in the statement of total recognised income and expense.

Where defined benefit schemes are funded, the assets of the scheme are held separately from those of the Group, in separate trustee administered funds. Pension scheme assets are measured at fair value and liabilities are measured on an actuarial basis using the projected unit method and discounted at a rate equivalent to the current rate of return on a high quality corporate bond of equivalent currency and term to the scheme liabilities. The actuarial valuations are obtained at least triennially and are updated at each balance sheet date. The resulting defined benefit asset or liability, net of the related deferred taxation, is presented separately after other net assets on the face of the balance sheet.

Finance leases

Assets held under finance leases are recognised as assets of the Group at the inception of the lease at the lower of their fair value and the present value of the minimum lease payments. Depreciation on leased assets is charged to the income statement on the same basis as owned assets. Leasing payments are treated as consisting of capital and interest elements and the interest is charged to the income statement as it is incurred.

Operating leases

Operating lease rentals are charged to the income statement on a systematic basis. Any premium or discount on the acquisition of a lease is spread over the life of the lease or until the date of the first rent review.

Translation of foreign currencies

Foreign currency transactions arising from normal trading activities are recorded at the rates in effect at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the year end are translated at the year-end exchange rate. Foreign currency gains and losses are credited or charged to the income statement as they arise. The income statement of overseas subsidiary undertakings are translated into pounds sterling at average exchange rates and the year-end net assets of these companies are translated at year-end exchange rates. Exchange differences arising from retranslation of the opening net assets, and on foreign currency borrowings to the extent that

PART VI – FINANCIAL INFORMATION

they hedge the Group’s investment in such operations, and results for the year are reported in the Statement of Recognised Income and Expense.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

Share-based payments

IFRS 2 requires that share-based payments (including share options) are recognised in the income statement as an expense, spread over the relevant vesting period using a fair value model. The Group has used a Black-Scholes valuation model for this purpose.

IFRS 2 permits prospective adoption for grants made after November 2002, but the Group has chosen to adopt IFRS 2 on a full retrospective basis, for all option and share award grants as the resulting charge better reflects the ongoing impact on the Group.

PART VI – FINANCIAL INFORMATION

Appendix III

The following reconciliations are in 2004 UK GAAP format

Reconciliations from UK GAAP to IFRS

Consolidated equity share owners’ funds as at 1 January 2004

	Ordinary share capital £m	Share premium account £m	Shares to be issued £m	Merger reserve £m	Other reserve £m	Own Shares £m	Income statement £m	Total £m
UK GAAP reported 1 January 2004	118.7	955.3	130.0	2,921.0	(178.9)	(307.8)	129.4	3,767.7

IFRS 1 First time adoption of IFRS[1]	—	—	—	—	181.0	—	(181.0)	—
IFRS 3 Business Combinations[2]	—	—	—	—	—	—	(818.7)	(818.7)
IAS 10 Events after the balance sheet date	—	—	—	—	—	—	52.2	52.2

Other	—	—	—	—	—	—	(11.0)	(11.0)

IFRS restated 1 January 2004	118.7	955.3	130.0	2,921.0	2.1	(307.8)	(829.1)	2,990.2

[1]	Election to deem the cumulative translation differences for all foreign operations to be zero at the date of transition to IFRS.

[2]	Full retrospective restatement of goodwill and corporate brands in the functional currency of the acquiree.

Reconciliations from UK GAAP to IFRS

Consolidated income statement for the six months ended 30 June 2004

	30 June 2004 Reported under UK GAAP £m	IFRS 3 Business Combinations £m	IFRS 2 Share Options £m	IAS 28 Associates £m	IAS 19 Employee Benefits £m	IAS 12 Income Taxes £m	Other £m	Total IFRS adjustments £m	30 June 2004 Restated IFRS £m
Revenue	2,025.6								2,025.6
Operating profit before goodwill	243.9	—	(13.0)	—	(15.0)	—	—	(28.0)	215.9
Goodwill amortisation and impairment—subsidiaries	(49.3)	23.3				(5.0)		18.3	(31.0)
Operating profit	194.6	23.3	(13.0)	—	(15.0)	(5.0)	—	(9.7)	184.9
Goodwill amortisation and impairment—associates	(1.7)	1.7						1.7	—
Income from associates and joint ventures	20.8							—	20.8
Tax, interest and minority interest on associates	—			(8.6)				(8.6)	(8.6)
Net income from associates and joint ventures	20.8			(8.6)				(8.6)	12.2
Profit on ordinary activities before interest, taxation and amounts written off fixed asset investments	213.7	25.0	(13.0)	(8.6)	(15.0)	(5.0)	—	(16.6)	197.1
Amounts written off fixed asset investments	(2.0)							—	(2.0)
Investment income	—						20.0	20.0	20.0
Finance costs (shown net under UK GAAP)	(35.4)			0.3			(20.0)	(19.7)	(55.1)
Profit on ordinary activities before taxation	176.3	25.0	(13.0)	(8.3)	(15.0)	(5.0)	—	(16.3)	160.0
Taxation on profit on ordinary activities	(60.6)			8.3		(3.5)		4.8	(55.8)
Profit on ordinary activities after taxation	115.7	25.0	(13.0)	—	(15.0)	(8.5)	—	(11.5)	104.2
Minority interests	(9.8)						(1.3)	(1.3)	(11.1)

PART VI – FINANCIAL INFORMATION

	30 June 2004 Reported under UK GAAP £m	IFRS 3 Business Combinations £m	IFRS 2 Share Options £m	IAS 28 Associates £m	IAS 19 Employee Benefits £m	IAS 12 Income Taxes £m	Other £m	Total IFRS adjustments £m	30 June 2004 Restated IFRS £m
Profit attributable to ordinary share owners	105.9	25.0	(13.0)	—	(15.0)	(8.5)	(1.3)	(12.8)	93.1
Ordinary dividends	(29.4)				—		(22.8)	(22.8)	(52.2)
Retained profit for the year	76.5	25.0	(13.0)	—	(15.0)	(8.5)	(24.1)	(35.6)	40.9
Headline PBIT	264.7	—	(13.0)	(8.6)	(15.0)	—	—	(36.6)	228.1
Headline PBIT margin	13.1%								11.3%
Headline PBT	229.3 *	—	(13.0)	(8.3)	(15.0)	—	—	(36.3)	193.0

*	Restated to include interest on defined benefit pension schemes of £5.4 million as a deduction from Headline profits.

Reconciliations from UK GAAP to IFRS

Consolidated equity share owners’ funds as at 30 June 2004

	Ordinary share capital £m	Share premium account £m	Shares to be issued £m	Merger reserve £m	Other reserve £m	Own Shares £m	Income statement £m	Total £m
UK GAAP reported 30 June 2004	117.9	968.6	118.0	2,928.4	(146.7)	(305.3)	56.5	3,737.4

IFRS 1 First time adoption of IFRS[1]	—	—	—	—	181.0	—	(181.0)	—
IFRS 2 Share based payment	—	—	—	—	—	—	87.9	87.9
IFRS 3 Business combinations[2]	—	—	—	—	(125.6)	—	(474.5)	(600.1)
IAS 28 Investments in Associates	—	—	—	—	—	—	1.1	1.1
IAS 10 Events after the balance sheet date	—	—	—	—	—	—	29.4	29.4
IAS 12 Income taxes	—	—	—	—	6.5	—	(327.6)	(321.1)
Other	—	—	—	—	—	—	(28.3)	(28.3)

IFRS restated 30 June 2004	117.9	968.6	118.0	2,928.4	(84.8)	(305.3)	(836.5)	2,906.3

[1]	Election to deem the cumulative translation differences for all foreign operations to be zero at the date of transition to IFRS.

[2]	Full retrospective restatement of goodwill and corporate brands in the functional currency of the acquiree.

PART VI – FINANCIAL INFORMATION

Reconciliations from UK GAAP to IFRS

Consolidated income statement for the year ended 31 December 2004

	31 Dec 2004 Reported under UK GAAP £m	IFRS 3 Business Combinations £m	IFRS 2 Share Options £m	IAS 28 Associates £m	IAS 10 Dividends £m	IAS 12 Income Taxes £m	Other £m	Total IFRS Adjustments £m	31 Dec 2004 Restated IFRS £m
Revenue	4,299.5								4,299.5
Operating profit before goodwill	559.6	—	(28.9)	—	—	—	—	(28.9)	530.7
Goodwill amortisation and impairment—subsidiaries	(75.0)	34.4				(12.6)		21.8	(53.2)
Operating profit	484.6	34.4	(28.9)	—	—	(12.6)	—	(7.1)	477.5
Goodwill amortisation and impairment—associates	(3.5)	3.5						3.5	—
Income from associates and joint ventures	48.1							—	48.1
Tax, interest and minority interest on associates	—			(18.6)				(18.6)	(18.6)
Net income from associates and joint ventures	48.1			(18.6)				(18.6)	29.5
Profit on ordinary activities before interest, taxation and amounts written off fixed asset investments	529.2	37.9	(28.9)	(18.6)	—	(12.6)	—	(22.2)	507.0
Profits on disposal of fixed assets	3.0							—	3.0
Amounts written off fixed asset investments	(5.0)							—	(5.0)
Investment income	—						56.4	56.4	56.4
Finance costs (shown net under UK GAAP)	(70.7)			0.1			(56.4)	(56.3)	(127.0)
Profit on ordinary activities before taxation	456.5	37.9	(28.9)	(18.5)	—	(12.6)	—	(22.1)	434.4
Taxation on profit on ordinary activities	(140.2)		2.0	17.9		(14.7)		5.2	(135.0)
Profit on ordinary activities after taxation	316.3	37.9	(26.9)	(0.6)	—	(27.3)	—	(16.9)	299.4
Minority interests	(24.0)			0.6			(3.0)	(2.4)	(26.4)
Profit attributable to ordinary shareowners	292.3	37.9	(26.9)	—	—	(27.3)	(3.0)	(19.3)	273.0
Ordinary dividends	(92.0)				10.4			10.4	(81.6)
Retained profit for the year	200.3	37.9	(26.9)	—	10.4	(27.3)	(3.0)	(8.9)	191.4
Headline PBIT	607.7	—	(28.9)	(18.6)	—	—	—	(47.5)	560.2
Headline PBIT margin	14.1%								13.0%
Headline PBT	537.0 *	—	(28.9)	(18.5)	—	—	—	(47.4)	489.6

*	Restated to induce interest on defined benefit pension schemes of £9.5 million as a deduction from Headline profits.

PART VI – FINANCIAL INFORMATION

Reconciliations from UK GAAP to IFRS

Consolidated balance sheet as at 31 December 2004

	31 Dec 2004 Reported under UK GAAP £m	IFRS 3 Business Combinations £m	IAS 28 Associates £m	IAS 10 Dividends £m	IAS 12 Income Taxes £m	IAS 38 Intangibles and Software reclass £m	Other £m	Total IFRS adjustments £m	31 Dec 2004 Restated IFRS £m
Non-current assets
Intangible assets:
Corporate brands	950.0	(207.4)						(207.4)	742.6
Goodwill	4,845.7	(436.4)			(12.6)	(7.0)		(456.0)	4,389.7
Other	—					31.0		31.0	31.0
Property plant and equipment	333.8					(24.0)		(24.0)	309.8
Deferred tax assets	—				100.2			100.2	100.2
Investments	389.3	3.2	1.1					4.3	393.6
	6,518.8	(640.6)	1.1	—	87.6	—	—	(551.9)	5,966.9

Current assets
Inventories and work in progress	220.6								220.6
Debtors	2,677.6				(76.6)			(76.6)	2,601.0
Trade debtors within working capital facility:
Gross debts	545.7								545.7
Non-returnable proceeds	(261.0)								(261.0)
	284.7								284.7
Current asset investments (short-term bank deposits)	244.0						(244.0)	(244.0)	—
Cash and cash equivalents	1,372.0						244.0	244.0	1,616.0
	4,798.9	—	—	—	(76.6)	—	—	(76.6)	4,722.3

Current liabilities
Creditors: amounts falling due within one year (including convertible bonds)	(5,220.0)			62.6	—		(9.4)	53.2	(5,166.8)
Net current liabilities	(421.1)	—	—	62.6	(76.6)	—	(9.4)	(23.4)	(444.5)
Total assets less current liabilities	6,097.7	(640.6)	1.1	62.6	11.0	—	(9.4)	(575.3)	5,522.4

Non-current liabilities
Creditors: amounts falling due after more than one year (including convertible bonds)	(1,852.6)						(2.6)	(2.6)	(1,855.2)
Deferred tax liabilities	—				(312.3)			(312.3)	(312.3)
Provisions for liabilities and charges	(91.2)	4.3						4.3	(86.9)
Post-employment benefits	(187.8)				(14.5)			(14.5)	(202.3)
Net assets	3,966.1	(636.3)	1.1	62.6	(315.8)	—	(12.0)	(900.4)	3,065.7

Capital and reserves
Called up share capital	118.5								118.5
Share premium account	1,002.2								1,002.2
Shares to be issued	49.9								49.9
Merger reserve	2,920.6								2,920.6
Other reserves	(125.5)	(174.7)			28.6		181.0	34.9	(90.6)
Own shares	(277.7)								(277.7)
Retained earnings	226.5	(461.6)	1.1	62.6	(344.4)		(196.0)	(938.3)	(711.8)
Equity share owners’ funds	3,914.5	(636.3)	1.1	62.6	(315.8)	—	(15.0)	(903.4)	3,011.1
Minority interests	51.6						3.0	3.0	54.6
Total capital employed	3,966.1	(636.3)	1.1	62.6	(315.8)	—	(12.0)	(900.4)	3,065.7

PART VI – FINANCIAL INFORMATION

Reconciliations from UK GAAP to IFRS

Consolidated equity share owners’ funds as at 1 January 2005

	Ordinary share capital £m	Share premium account £m	Shares to be issued £m	Merger reserve £m	Other reserve £m	Own Shares £m	Income statement £m	Total £m
IFRS opening 1 January 2005	118.5	1,002.2	49.9	2,920.6	(90.6)	(277.7)	(711.8)	3,011.1

Reclassification of components of convertible debt	—	—	—	—	88.6	—	(65.8)	22.8
Recognition of additional financial liabilities required by IAS 39 (including put options)	—	—	—	—	(57.8)	—	(27.1)	(84.9)

IFRS 1 January 2005 restated for IAS 32 and IAS 39	118.5	1,002.2	49.9	2,920.6	(59.8)	(277.7)	(804.7)	2,949.0

GLOSSARY AND BASIS OF PREPARATION

2004 UK GAAP

UK Generally Accepted Accounting Principles (“UK GAAP”) extant in respect of 2004 – the basis of preparation of the Group’s consolidated financial statements for the year ended 31 December 2004 and six months ended 30 June 2004, as previously reported, prior to the implementation of International Financial Reporting Standards (“IFRS”).

Average net debt

Average net debt is calculated as the average daily net bank borrowings of the Group, derived from the Group’s automated banking system. Net debt at a period end is calculated as the sum of the net bank borrowings of the Group, derived from the cash ledgers and accounts in the balance sheet.

Constant currency

The Group uses US dollar-based, constant currency models to measure performance. These are calculated by applying constant exchange rates to local currency reported results for the current and prior year. This gives a US dollar-denominated income statement and balance sheet which exclude any variances attributable to foreign exchange rate movements.

Estimated net new billings

Net new billings represent the estimated annualised impact on billings (turnover) of new business gained from both existing and new clients, net of existing client business lost. The estimated impact is based upon initial assessments of the clients’ media budget, which may not necessarily result in actual billings of the same amount.

Free cash flow

Free cash flow is calculated as Headline PBIT before equity income and depreciation (including dividends received from associates, proceeds from the issue of shares, and proceeds from disposal of tangible fixed assets and investments), less tax paid, returns on investments and servicing of finance and the purchase of tangible fixed assets.

Headline PBIT

Profit on ordinary activities before interest, taxation, goodwill impairment, goodwill write-down relating to utilisation of pre-acquisition tax losses, amortisation of acquired intangible assets, fixed assets gains and write-downs and the revaluation of financial instruments.

PART VI – FINANCIAL INFORMATION

Headline PBT

Profit on ordinary activities before taxation, goodwill impairment, goodwill write-down relating to utilisation of pre-acquisition tax losses, amortisation of acquired intangible assets, fixed assets gains and write-downs and the revaluation of financial instruments.

Headline earnings

Headline PBT less taxation and minority interests.

Operating margin

Headline PBIT as a percentage of revenue.

Pro forma (“like for like”)

Pro forma comparisons are calculated as follows: current year actual results (which include acquisitions from the relevant date of completion) are compared with prior year actual results, adjusted to include the results of acquisitions for the commensurate period in the prior year. The Group uses the terms “pro forma” and “like for like” interchangeably.”

PART VI – FINANCIAL INFORMATION

Section D – Accountants’ Report and Financial Information on New WPP

Deloitte & Touche LLP Hill House 1 Little New Street London EC4A 3TR

The Directors

WPP 2005 plc

27 Farm Street

London W1J 5RJ

Merrill Lynch International

Merrill Lynch Financial Centre

2 Edward Street

London EC1A 1HQ

31 August 2005

Dear Sirs

WPP 2005 plc

We report on the financial information set out Part VI Section D of the prospectus dated 31 August 2005 of WPP 2005 plc (“New WPP”) (the “Prospectus”). This financial information has been prepared for inclusion in the Prospectus on the basis of the accounting policies set out in note 1. This report is required by Annex I item 20.1 in Appendix 3 of the Prospectus Rules (that is, the rules made by the Financial Services Authority for the purposes of Part 6 of the Financial Services and Markets Act 2000) and is given for the purpose of complying with that requirement and for no other purpose.

Responsibilities

The Directors of New WPP are responsible for preparing the financial information in accordance with UK GAAP. It is our responsibility to form an opinion as to whether the financial information gives a true and fair view, for the purposes of the Prospectus, and to report our opinion to you.

Basis of opinion

We conducted our work in accordance with the Statements of Investment Circular Reporting Standards issued by the Auditing Practices Board in the United Kingdom. Our work included an assessment of evidence relevant to the amounts and disclosures in the financial information. It also included an assessment of significant estimates and judgments made by those responsible for the preparation of the financial information and whether the accounting policies are appropriate to the entity’s circumstances, consistently applied and adequately disclosed.

We planned and performed our work so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial information is free from material misstatement whether caused by fraud or other irregularity or error.

Opinion

In our opinion, the financial information gives, for the purposes of the Prospectus, a true and fair view of the state of affairs of New WPP as at the date stated and of its cash flows for the period then ended in accordance with the basis of preparation set out in note 1 and in accordance with UK GAAP as described in note 1, and has been prepared in a form that is consistent with the accounting policies adopted in WPP Group plc’s latest annual accounts.

Declaration

For the purposes of Prospectus Rule 5.5.3R(2) we are responsible for this report as part of the Prospectus and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus in compliance with Annex 1 item 1.2 of the Prospectus Rules.

Yours faithfully

Deloitte & Touche LLP
Chartered Accountants

Deloitte & Touche LLP is the United Kingdom member firm of Deloitte Touche Tomatsu (“DTT”), a Swiss Verein whose member firms are separate and independent legal entities. Neither DTT nor any of its member firms has any liability for each other’s acts or omissions. Services are provided by member firms or their subsidiaries and not by DTT.

PART VI – FINANCIAL INFORMATION

Financial Information on New WPP

Balance sheet

	Note	At 19 August 2005 £
CURRENT ASSETS
Cash at bank and in hand		50,010

NET ASSETS		50,010

CAPITAL AND RESERVES
Share capital	2	50,010

EQUITY SHAREHOLDERS’ FUNDS		50,010

Cash flow statement

		Period from incorporation to 19 August 2005 £
FINANCING
Issue of shares		50,010

INCREASE IN CASH		50,010

Reconciliation of net cash flow to movement in net funds

		Period from incorporation to 19 August 2005 £
INCREASE IN CASH		50,010

Movement in net funds		50,010
NET FUNDS AT THE START OF THE PERIOD		—

NET FUNDS AT THE END OF THE PERIOD		50,010

PART VI – FINANCIAL INFORMATION

Notes to the financial statements

1.	Accounting policies

Basis of preparation

The financial information has been prepared under the historical cost convention and in accordance with applicable United Kingdom accounting standards.

2.	Share capital

The authorised share capital of the Company as at 19 August 2005 was £8,312,550,000 divided into 1,750,000,000 ordinary shares of 475 pence and 50,000 £1 non voting redeemable preference shares.

On incorporation on 16 August 2005, the Company issued 2 ordinary shares of 475 pence each at par for cash. On 19 August 2005, the Company issued 50,000 non voting redeemable preference shares of £1 at par for cash.

3.	Reserves

Share Capital £
Balance at incorporation	—
Issue of share capital on incorporation	50,010

At 19 August 2005	50,010

No material contracts or transactions have been entered into between the date of incorporation and 19 August 2005. The Company has not traded during the period and has made neither profit or loss nor any other recognised gains or loss in the period. No dividends have been declared or paid.

4.	Ultimate controlling party

At the balance sheet date, the Company’s joint controlling parties were Paul Richardson and Mark Read, directors of WPP Group plc.

PART VII – OPERATING AND FINANCIAL REVIEW

The following review should be read in conjunction with the financial information contained in Part VI of this document. In particular, please note that Section C of Part VI sets out WPP’s unaudited interim results for the six months ended 30 June 2005 under IFRS, including a comparison to the interim results for the six months ended 30 June 2004 restated under IFRS. This review contains forward-looking statements that involve risks and uncertainties. New WPP’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those discussed in Risk Factors in Part II and in “Forward-Looking statements” on page 1 of this document. References in this Part VII to “we” and “our” are to WPP Group and WPP Group’s as applicable.

1.	Introduction

WPP Group’s reporting currency has always been the UK pound sterling. However, WPP Group’s significant international operations give rise to an exposure to changes in foreign exchange rates. WPP Group seeks to mitigate the effect of these structural currency exposures by borrowing in the same currencies as the operating (or functional) currencies of its main operating units. The majority of WPP Group’s debt is therefore denominated in US dollars and euros, as these are the predominant currencies of revenues.

To neutralise foreign exchange impact and to better illustrate the underlying change in revenue and profit from one year to the next, WPP Group has adopted the practice of discussing results in both reportable currency (local currency results translated into pounds sterling at the prevailing foreign exchange rate) and constant currency (current and prior year local currency results translated into US dollars at a budget, or “constant”, foreign exchange rate).

Deloitte & Touche LLP, Chartered Accountants and Registered Auditors, of Hill House, 1 Little New Street London EC4A 3TR are the auditors of WPP in respect of the years ended 31 December 2004, 31 December 2003 and 31 December 2002. WPP’s auditors made reports under Section 235 of the Companies Act on the financial statements for each of the three years ended 31 December 2004, 2003 and 2002 (each of which received an unqualified opinion and did not contain a statement under Section 237(2) or (3) of the Companies Act) which have been delivered to the Registrar of Companies in England and Wales. Deloitte & Touche LLP reviewed the financial information of the Group for the six months ended 30 June 2005 and reported on 25 August 2005 that they were not aware of any material modifications that should be made to this financial information. Their review procedures were substantially less than an audit performed in accordance with International Standards on Auditing (UK and Ireland) and therefore provides a lower level of assurance than an audit.

2.	Operating Results

2.1	Overview

WPP Group is one of the world’s largest communications services groups. It operates through a number of established national, multinational and global advertising and marketing services companies. WPP Group offers services in four reporting segments:

(a)	Advertising and Media investment management;

(b)	Information, insight and consultancy;

(c)	Public relations and public affairs; and

(d)	Branding and identity, Healthcare and Specialist communications.

In the six months ended 30 June 2005, 48 per cent. of WPP Group’s consolidated revenues were derived from Advertising and media investment management, with the remaining 52 per cent. of its revenues being derived from the marketing services segments. This compares with the year ended 31 December 2004 in which 46 per cent. of revenues were derived from Advertising and Media investment management.

WPP Group has established the following financial and strategic objectives:

(i)

To continue to raise operating margins (excluding goodwill amortisation and impairment) to the levels of the best performing competition. Headline operating margin targets (under 2004 UK GAAP) of 14.8 per cent. (13.7 per cent. under IFRS) in 2006 brought forward one year to 2005. Revised targets of 15.3 per cent. (14.2 per cent. under IFRS) set for 2006 and 15.8 per cent. (14.7 per cent. under IFRS) for 2007. In mid-2006 we will give further guidance on margins as we examine how we might reach our long term goal of 20 per cent. (Note: 2004 UK

PART VII – OPERATING AND FINANCIAL REVIEW

GAAP is the basis of preparation of the Group’s consolidated financial statements for the year ended 31 December 2004 prior to the implementation of IFRS).

(ii)	To continue to maintain the flexibility in WPP Group’s cost structure by increasing our percentage of variable staff costs. Management believes this will afford WPP Group greater flexibility in the event revenue growth weakens. We reached a peak level of flexibility historically in 2004 with our variable staff costs at 7.1 per cent. of revenues.

(iii)	To improve total share owner return by maximising the return on investment on WPP Group’s free cash flow across the alternatives of capital expenditure, mergers and acquisitions, and dividends or share buy-backs.

(iv)	To continue to enhance the contribution of the parent company, beyond that of a financial holding company, that can add value both to its clients and its people.

(v)	To place greater emphasis on revenue growth through our practice development activities achieving our strategic priorities, strengthening our position in our business sectors, enhancing our leadership position in Information, insight and consultancy, and reinforcing our worldwide strength in direct and interactive marketing and research.

(vi)	To improve further the quality of our creative output by increasing training and development programs, by recruiting talent from outside, by celebrating and rewarding outstanding creative success both tangibly and intangibly, by acquiring strong creative companies, and by encouraging, monitoring and promoting our companies’ achievements in winning creative awards.

The following table summarises certain financial information presented for the six months ended 30 June 2005 in compliance with IFRS and comparable figures for the six months ended 30 June 2004 and the year ended 31 December 2004 restated under IFRS for purposes of management’s discussion and analysis:

	Six months ended 30 June 2005 £m	Six months ended 30 June 2004 £m	2005 vs 2004		Year ended 31 December 2004 £m
			Constant currency

			+/(-)%	+/(-)%
Revenue	2,467.5	2,025.6	21.8	21.9	4,299.5
Operating costs	(2,103.8)	(1,738.0)	(21.0)	(21.3)	(3,598.9)
Operating profit	252.6	182.9	38.1	37.5	475.5
Share of results of associates	13.7	12.2	12.3	8.6	29.5

Profit before interest and taxation	266.3	195.1	36.5	35.6	505.0
Profit for the period	148.9	104.2	42.9	41.2	299.4
Profit attributable to equity holders of the parent	135.4	93.1	45.4	44.0	273.0

We believe prospects for the industry in 2005 are good but not as strong as the quadrennial year of 2004, when a US Presidential election, the Olympic Games and European Football Championships all stimulated growth. We expect worldwide advertising and marketing services spending to grow at 2 to 3 per cent. in 2005, compared to 3-4 per cent. in 2004, with marketing services outpacing advertising.

PART VII – OPERATING AND FINANCIAL REVIEW

The following table summarises certain financial information for the years 2004, 2003 and 2002 for purposes of management’s discussion and analysis:

	2004 £m	2003 £m	2004 vs 2003		2002 Restated[1] £m	2003 vs 2002
			+/(-)%	Constant currency +/(-)%		+/(-)%	Constant currency +/(-)%
Revenue	4,299.5	4,106.0	4.7	11.4	3,908.3	5.1	7.3
Operating costs excluding goodwill amortisation & impairment	(3,514.8)	(3,375.9)	(4.1)	(10.9)	(3,252.3)	(3.8)	(6.3)
Goodwill amortisation & impairment — subsidiaries	(75.0)	(77.7)	3.5	3.5	(177.7)	56.3	56.3

Operating costs	(3,589.8)	(3,453.6)	(3.9)	(10.6)	(3,430.0)	(0.7)	(2.9)
Operating profit	484.6	415.3	16.7	25.8	260.1	59.7	64.2
Income from associates	48.1	40.5	18.8	23.5	30.0	35.0	32.3

Operating income, including income from associates	532.7	455.8	16.9	25.6	290.1	57.1	60.8
Goodwill amortisation & impairment — associates	(3.5)	(34.3)	89.8	25.6	—
Net income available to ordinary share owners	292.3	208.4	40.3	57.2	75.6	175.7	204.8

[1]	Restated on implantation of UITF 38 (Accounting for ESOP Trusts).

2.2	Segment performance

As discussed earlier, management reviews WPP Group’s businesses in constant currency to better illustrate the underlying trends from one period to the next. To supplement the reportable currency segment information presented in note 1 to the Consolidated Financial Statements, the tables below gives details of revenue growth by region and business segment both in reported and constant currency for the first six months of 2005 compared to the first six months of 2004:

	Reported Revenue Growth 05/04%+/(-)	Constant Currency Revenue Growth 05/04%+/(-)
North America	20.2	23.0
United Kingdom	13.3	13.3
Continental Europe	26.3	23.5
Asia Pacific, Latin America, Africa & the Middle East	27.2	25.4

Total Group	21.8	21.9

	Reported Revenue Growth 05/04%+/(-)	Constant Currency Revenue Growth 05/04%+/(-)
Advertising, Media Investment Management	26.6	26.1
Information, Insight & Consultancy	15.2	15.0
Public Relations & Public Affairs	13.6	14.8
Branding & Identity, Healthcare and Specialist Communications	21.0	21.7

Total Group	21.8	21.9

PART VII – OPERATING AND FINANCIAL REVIEW

The following tables gives details of revenue growth by region and business segment both in reported and constant currency for the years ended 31 December 2004 and 31 December 2003:

	Reported Revenue growth %+/(-)		Constant Currency Revenue growth %+/(-)
	2004	2003	2004	2003
North America	-1.6	-2.6	+9.7	+5.8
United Kingdom	+9.6	+7.4	+9.6	+7.4
Continental Europe	+5.1	+16.1	+7.6	+6.5
Asia Pacific, Latin America, Africa & the Middle East	+14.8	+7.3	+23.7	+13.0

Total Group	+4.7	+5.1	+11.4	+7.3

	Reported Revenue growth %+/(-)		Constant Currency Revenue growth %+/(-)
	2004	2003	2004	2003
Advertising & Media investment management	+3.9	+7.0	+10.8	+9.2
Information, insight & consultancy	+5.9	+5.9	+11.5	+6.8
Public relations & public affairs	-1.3	-4.2	+6.5	-0.6
Branding & identity, Healthcare & Specialist communications	+8.1	+5.5	+14.6	+8.0

Total Group	+4.7	+5.1	+11.4	+7.3

Under IFRS, performance of WPP Group’s businesses is reviewed by management based on profit before interest, taxation, goodwill impairment, goodwill write-down relating to utilisation of pre-acquisition tax losses, amortisation of acquired intangibles and revaluation of financial instruments. A table showing these amounts by segment for the six months ended 30 June 2005, six months ended 30 June 2004 and year ended 31 December 2004 is presented in note 6 in Appendix I of the 2005 Interim Results. Related performance margins by region and business segment are shown below.

	Six months ended 30 June 2005	Six months ended 30 June 2004	Year ended 31 December 2004
United Kingdom	8.0%	7.7%	10.4%
North America	15.6%	15.2%	15.2%
Continental Europe	10.4%	8.7%	11.3%
Asia Pacific, Latin America, Africa & the Middle East	10.7%	9.5%	13.4%
Advertising & Media investment management	13.4%	12.8%	14.9%
Information, insight & consultancy	9.3%	6.7%	8.9%
Public relations & public affairs	13.9%	13.2%	13.1%
Branding and identity, Healthcare & Specialist communications	10.9%	10.6%	12.5%

Under UK GAAP, performance of WPP Group’s businesses is reviewed by management based on profit on ordinary activities before interest, taxation, goodwill amortisation and impairment, fixed asset gains and write-downs. A table

PART VII – OPERATING AND FINANCIAL REVIEW

showing these amounts by segment for each of the three years ended 31 December 2004 is presented, in note 1 to the Consolidated Financial Statements. Related performance margins by region and business segment are shown below.

	2004	2003	2002 Restated
North America	15.9%	14.8%	13.6%
United Kingdom	11.2%	10.8%	10.6%
Continental Europe	12.4%	11.3%	10.4%
Asia Pacific Latin America, Africa & the Middle East	15.6%	13.5%	11.3%
Advertising & Media investment management	16.1%	15.3%	14.9%
Information, insight & consultancy	9.9%	7.1%	7.0%
Public relations & public affairs	14.0%	13.0%	10.3%
Branding and identity, Healthcare & Specialist communications	13.6%	12.8%	10.9%

[1]	Restated on implementation of UITF 38 (Accounting for ESOP Trusts).

Further, management reviews WPP Group’s businesses on a like-for-like basis, in which current year actual results on a constant currency basis (which include acquisitions from the relevant date of completion) are compared with prior year results, adjusted to include the results of acquisitions for the commensurate period in the prior year. Supplemental references to like-for-like revenues are made where management believes these are meaningful to the discussion of the underlying trend of the business. Management believes that discussing like-for-like revenues provides a better understanding of WPP Group’s revenue performance and trends because it allows for more meaningful comparisons of current period revenue to that of prior periods.

In 2005, Media investment management continues to show the strongest growth of all of our communications services sectors, along with direct, internet and interactive and healthcare communications. Direct, internet and interactive related activities now account for over 15 per cent. of the Group’s revenues, which are running at the rate of approximately $10 billion per annum. Brand advertising, particularly in the new faster growing markets, along with information, insight & consultancy and branding & identity, healthcare and specialist communications, show consistent growth. Public relations and public affairs also continues to show significant improvement over last year, following a strong year in 2004. Media investment management and information, insight and consultancy combined, grew by over 11 per cent. like-for-like in the first half.

In 2004, Advertising and media investment management like-for-like growth was over 3 per cent., or almost 6 per cent. excluding the impact of the acquisition of Cordiant. Information, insight and consultancy seems to have been the most recession resistant communications service in WPP Group. Like-for-like revenues in this segment were up over 4 per cent. The difficulties at Kantar’s call centre operations in the US have now been overcome, with significant improvement in 2004. Public relations and public affairs continued its recovery first seen in the last quarter of 2003, with like-for-like revenue growth of over 3 per cent. In Branding and identity, Healthcare and Specialist communications WPP Group’s healthcare and direct, internet and interactive businesses showed particularly strong revenue growth. Like-for-like revenues in this segment rose by over 5 per cent.

In 2005, on a constant currency basis all geographic regions showed double digit revenue growth, with the Group at almost 22 per cent. reflecting the impact of acquisitions.

In 2004, all geographic regions also showed revenue growth on a constant currency basis, with Asia Pacific, Latin America, Africa and the Middle East growing fastest and crossing $1 billion of annual revenues for the second time.

WPP has historically prepared its primary financial statements under UK Generally Accepted Accounting Practice (UK GAAP). For periods beginning on for after 1 January 2005, all listed companies in the European Union, including WPP, are required to prepare their consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) including International Accounting Standards (IAS). WPP’s first IFRS results were its interim results for the six months ending 30 June 2005 and the Group’s first Annual Report under IFRS will be for the year ending 31 December 2005.

The principal differences in headline operating profits, operating margins, headline profits before tax and diluted headline earnings per share as reported under IFRS compared to the numbers that would have been reported under UK GAAP are threefold. Firstly, share-based payments, reflecting the cost of options on a fully-retrospective basis amounting to £13.5 million, with an impact on operating margins of 0.6 margin points. Secondly, accumulating compensated absences or, more understandably holiday pay, amounting to £15.0 million, with an impact on operating margins of 0.6 margin points. This provision will almost wholly reverse itself in the second half of the year, as holidays

PART VII – OPERATING AND FINANCIAL REVIEW

are taken. Thirdly, accounting for associates, which reflects the deduction of tax from income from associates, previously included in taxation, amounting to £10.1 million and impacting operating margins by 0.4 margin points.

2.3	Six months ended 30 June 2005 as reported under IFRS compared to six months ended 30 June 2004 as restated under IFRS

Revenues — Reported revenues were up almost 22 per cent. in the six months ended 30 June 2005 to £2,467.5 billion from £2,025.6 billion in the six months ended 30 June 2004. On a constant currency basis, revenue increased by almost 22 per cent., with all currency having negligible impact in the first half, as the United States dollar stabilized against sterling and the euro. On a like-for-like basis, which excludes the impact of acquisitions and currency, revenues were up 6.0 per cent. in the first half, continuing the strong organic growth of 5.7 per cent. in the first quarter of 2005.

Operating costs — Reported operating costs rose in the six months ended 30 June 2005 by 21 per cent., and by over 21 per cent. in constant currency from the previous year. On a reported basis, the Group’s staff cost to gross margin ratio, excluding incentives, was down slightly, falling 0.1 margin points to 59.8 per cent. in the first half of 2005, compared with the same period last year. On a like for like basis, the average number of people in the Group, excluding associates, was 68,295 in the first half of the year, compared to 64,815 in 2004, an increase of 5.3 per cent. The Group has invested in additional talent as revenue growth has accelerated. Before short-term and long-term incentives (including the cost of share-based compensation), operating margins rose by 1.2 margin points to 15.8 per cent. from 14.6 per cent. Short and long-term incentives and the cost of share-based incentives amounted to £90.4 million or 23.2 per cent. of operating profits before bonus and taxes, as improvements in operating profitability continued to drive incentive pools towards maximum levels.

In the six months ended 30 June 2005, the Group charged £20.5 million (30 June 2004: £26.0 million) of goodwill impairment to the income statement, £11.8 million (30 June 2004: £nil) of amortisation of acquired tangible assets, primarily comprising the value of company brand names and client relationships recognized on acquisition, and £1.0 million (30 June 2004: £5.0 million) in relation to the utilisation of pre-acquisition tax losses. The impairment charge relates to a number of under-performing businesses in the Advertising and Media investment management, and Branding & identity, Healthcare and Specialist communications sectors. In certain markets, the impact of current, local economic conditions and trading circumstances on these businesses is sufficiently severe to indicate impairment to the carrying value of goodwill. In addition the Group charged £nil of fixed asset management write offs (30 June 2004: £2.0 million) to the income statement.

Operating profit — Reported operating income was up over 38 per cent. to £252.6 million in the six months ended 30 June 2005 from £182.9 million in the six months ended 30 June 2004. Reported operating margins increased from 9.0 per cent. to 10.2 per cent. For the six months ended 30 June 2005, acquisitions completed during the year contributed £274.0 million to revenue and £40.4 million to operating profit. For the six months ended 30 June 2004, the contribution of aggregate acquisitions completed was not material.

Interest expense — Net interest expense increased to £44.8 million from £35.1 million, reflecting higher interest rates, offset by the impact of improved liquidity as a result of a reduction in working capital and additional charges under IFRS of £7.1m, relating to the treatment of convertible bonds.

Taxes — The Company’s tax rate on reported profits for the six months ended 30 June 2005 was 32.8 per cent. compared to 34.9 per cent. in the six months ended 30 June 2004. This decrease is due to lower goodwill impairment charges and write-downs in the six months ended 30 June 2005. Goodwill impairment and write-downs, and fixed asset gains and write-downs impacted the tax rate by 4.3 per cent. and 6.0 per cent., in the six months ended June 2005 and 2004, respectively. The tax rate on Headline PBT (Profit on ordinary activities before taxation, goodwill impairment, goodwill write-down relating to utilisation of pre-acquisition tax losses, amortisation of acquired intangible assets, fixed assets gains and write-downs and the revaluation of financial instruments) in the six months ended 2005 was 28.5 per cent., similar to the 28.9 per cent. for the six months ended 30 June 2004, reflecting the continued positive impact of the Group’s tax planning initiatives.

Net income — Net income available to ordinary share owners was £135.4 million in 2005 against £93.1 million in 2004. This increase was driven by improvements in operating profitability.

2.4	2004 compared with 2003

Revenues — Reported revenues were up almost 5 per cent. in 2004 to £4,299.5 billion from £4,106.0 billion in 2003. On a constant currency basis, revenue increased by over 11 per cent., with all regions showing revenue growth, as detailed in the table above. For 2004, acquisitions completed during the year contributed revenue of £63.6 million in the aggregate. The contribution of aggregate acquisitions completed in 2003 to revenue in that year was £183.4 million. On

PART VII – OPERATING AND FINANCIAL REVIEW

a like-for-like basis revenues were up over 4.0 per cent., or 5.6 per cent. excluding the impact of the acquisition of Cordiant. Like-for-like revenues were up over 2 per cent. in the first half of 2004 and up almost 6 per cent. in the second half. Sequential quarters in 2004 were up 1.8 per cent., 3 per cent., 5.7 per cent. and 5.7 per cent.

Operating costs — Reported operating costs excluding goodwill amortisation and impairment, including direct costs, rose in 2004 by almost 4 per cent., and by almost 11 per cent. in constant currency (over 3 per cent. on a like-for-like basis) from the previous year. Staff costs excluding incentives in 2004 were up almost 5 per cent., with salaries and freelance costs up 5.1 per cent. Charges for incentive payments totaled £160.6 million in 2004 (£130.4 million in 2003) or over 22 per cent. (compared with almost 21 per cent. in 2003) of operating profit before bonuses, taxes and income from associates. The reported staff cost to gross margin ratio increased in 2004 to 61.4 per cent. from 61.1 per cent. in 2003. Excluding incentives, this ratio fell 0.2 margin points in 2004 to 57.5 per cent. from 57.7 per cent. in 2003. Variable staff costs as a proportion of total staff costs increased to 12.2 per cent. in 2004 from 11.0 per cent. in 2003 and, as a proportion of revenues, increased to 7.1 per cent. from 6.3 per cent. Non-staff costs fell as a proportion of revenues from 24.6 per cent. in 2003 to 23.4 per cent. in 2004 partly reflecting a reduction in WPP Group’s property cost to revenue ratio following actions taken in 2003 and a reduction in information technology costs.

In 2003, goodwill amortisation and impairment of subsidiaries included £48.2 million taken as an impairment charge primarily reflecting accelerated amortisation of goodwill on first generation businesses which suffered in the recession. Although 2004 was a stronger year than 2003, some first generation businesses which had been acquired continued to suffer and an impairment charge of £36 million has been taken. Goodwill amortisation on subsidiaries was £39 million in 2004 as compared to £29.5 million in 2003.

Operating profit — Reported operating income was up over 16 per cent. to £484.6 million in 2004 from £415.3 million in 2003. Reported operating margins increased from 10.1 per cent. to 11.3 per cent. Reported operating income, including income from associates, was £532.7 million in 2004, also up over 16 per cent. from £455.8 million in 2003. Reported operating margins, including income from associates, were 12.4 per cent. and 11.1 per cent. in 2004 and 2003, respectively. Margins were negatively impacted by 1.7 per cent. in 2004 and 1.9 per cent. in 2003 due to goodwill amortisation and impairment taken on subsidiaries in each year. Therefore, operating margins, including income from associates, increased to 14.1 per cent. in 2004 from 13.0 per cent. in 2003 before goodwill amortisation and impairment. For 2004, acquisitions completed during the year contributed operating income of £12.9 million in the aggregate. For 2003, acquisitions completed during the year contributed operating income in that year of £16.4 million in the aggregate.

WPP Group has released £14.0 million in 2004 to operating profit relating to excess provisions established in respect of acquisitions completed prior to 2003. At the same time, WPP Group includes within operating costs charges for one-off costs, severance and restructuring charges, including those resulting from integrating acquisitions. In 2003, £12 million of excess provisions were released in respect of acquisitions completed prior to 2002.

Goodwill amortisation and impairment — associates — In 2003, goodwill amortisation and impairment consisted of £30.8 million of impairment and £3.5 million of amortisation. In 2004, goodwill amortisation of £3.5 million was recorded.

Interest expense — Net interest expense (including charges for the early adoption of Financial Reporting Standard No. 17, Retirement Benefits, or “FRS 17” of £9.5 million in 2004 and £11.5 million in 2003) decreased from £71.6 million in 2003 to £70.7 million in 2004, principally reflecting improved average net debt levels and a lower FRS 17 charge, largely offset by higher interest rates.

Taxes — WPP Group’s tax rate on reported profits in 2004 was 30.7 per cent. compared to 34.9 per cent. in 2003. This decrease is due to lower goodwill impairment charges in 2004. Goodwill amortisation and impairment, net interest charges on defined benefit pension schemes and fixed asset gains and write-downs impacted the tax rate by 5.0 per cent. and 9.1 per cent., in 2004 and 2003, respectively. Therefore, the tax rate excluding goodwill amortisation and impairment, and net interest charges on defined benefit pension schemes, in 2004 was 25.7 per cent., similar to the 25.8 per cent. in 2003, reflecting the continued positive impact of WPP Group’s tax planning initiatives.

Net income — Net income available to ordinary share owners was £292.3 million in 2004 against £208.4 million in 2003. The increase was driven by improved operations, reduced interest charges, decreased goodwill impairment charges in 2004 and the effect of a reduced reported tax rate in 2004 as compared to 2003.

2.5	2003 compared with 2002

Following the implementation of UITF38, WPP Group has restated its consolidated profit and loss account for the year ended 31 December 2002 to increase operating costs by £12.4 million.

PART VII – OPERATING AND FINANCIAL REVIEW

Revenues — Reported revenues were up over 5 per cent. in 2003 to £4,106.0 million from £3,908.3 million in 2002. On a constant currency basis, revenue increased by over 7 per cent., with all regions showing revenue growth, as detailed in the table above. For 2003, acquisitions completed during the year contributed revenue of £183.4 million in the aggregate. The contribution of aggregate acquisitions completed in 2002 to revenue was not material to revenues in 2002. On a like-for-like basis revenues were up 0.7 per cent., or 1.5 per cent. excluding the impact of the acquisition of Cordiant. Like-for-like revenues were flat in the first half of 2003 and up over 1 per cent. in the second half. In the four sequential quarters of 2003, like-for-like revenues were flat, flat, up over 1 per cent. and up over 1 per cent., respectively. Excluding Cordiant, the last two quarters were up over 2 per cent. and over 3 per cent., respectively.

Operating costs — Reported operating costs excluding goodwill amortisation and impairment, including direct costs, rose on a like-for-like basis in 2003 by 4 per cent., and by almost 7 per cent. in constant currency (0.3 per cent. on a like-for-like basis) from the previous year. Staff costs excluding incentives on a like-for-like basis in 2003 were up 0.2 per cent., with salaries and freelance costs down 0.9 per cent. Charges for incentive payments totaled £130.4 million in 2003 (£102.5 million in 2002) or almost 21 per cent. (compared with 19 per cent. in 2002) of operating profit before bonuses, taxes and income from associates. The reported staff cost to gross margin ratio increased in 2003 to 61.1 per cent. from 60.8 per cent. in 2002. Excluding incentives, this ratio fell 0.3 margin points in 2003 to 57.7 per cent. from 58.0 per cent. in 2002. Variable staff costs as a proportion of total staff costs increased to 11.0 per cent. in 2003 from 9.7 per cent. in 2002 and, as a proportion of revenues, increased to 6.3 per cent. from 5.6 per cent. Non-staff costs fell as a proportion of revenues from 25.7 per cent. in 2002 to 24.6 per cent. in 2003 primarily reflecting a reduction in WPP Group’s property costs following actions taken in 2002 to eliminate under-utilised property.

In 2002, goodwill amortisation and impairment of subsidiaries included £145.7 million taken as an impairment charge primarily reflecting accelerated amortisation of goodwill on first generation businesses which suffered in the recession. Although 2003 was better than 2002, some first generation businesses which had been acquired, continued to suffer and an impairment charge of £48.2 million has been taken. The 2003 impairment charge relates to a number of under-performing businesses in the Information, insight and consultancy, and Branding and Identity, Healthcare and Specialist communications sectors. Goodwill amortisation on subsidiaries was £29.5 million in 2003 as compared to £32.0 million in 2002.

Operating profit — Reported operating income was up almost 60 per cent. to £415.3 million in 2003 from £260.1 million in 2002. Reported operating margins increased from 6.7 per cent. to 10.1 per cent. Reported operating income, including income from associates, was £455.8 million in 2003, up over 57 per cent. from £290.1 million in 2002. Reported operating margins, including income from associates, were 11.1 per cent. and 7.4 per cent. in 2003 and 2002, respectively. Margins were negatively impacted by 1.9 per cent. in 2003 and 4.6 per cent. in 2002 due to goodwill amortisation and impairment taken on subsidiaries in each year. Therefore, operating margins, including income from associates, increased to 13 per cent. in 2003 from 12 per cent. in 2002 before goodwill amortisation and impairment. For 2003, acquisitions completed during the year contributed operating income of £16.4 million in the aggregate. The contribution of aggregate acquisitions completed in 2002 to operating income in 2002 was not material.

During 2003, WPP Group continued to take certain measures to reduce its fixed and variable cost base. These actions resulted in a number of charges which, although recurring in nature, were at a considerably higher level than would normally be expected and were included within operating costs. These items principally comprised property rationalisation costs and severance payments. In addition, amounts were written off trade receivables and other current assets. At the same time WPP Group released £12.0 million in 2003 to operating profit relating to excess provisions established in respect of acquisitions completed prior to 2002. In 2002, £13 million of excess provisions were released in respect of acquisitions completed prior to 2001.

Goodwill amortisation and impairment — associates — In 2003, goodwill amortisation and impairment includes a £30.8 million charge taken on associates as a result of our annual impairment testing. The impact of the economic climate on the expected future earnings of these businesses was sufficiently severe to indicate a permanent diminution of the carrying value of goodwill. Goodwill amortisation on associates in 2003 was £3.5 million.

Interest expense — Net interest expense (including a charge for the early adoption of Financial Reporting Standard No. 17, Retirement Benefits, or “FRS 17”) decreased from £86.4 million in 2002 to £71.6 million in 2003, principally reflecting higher cash generated from operations, lower interest rates, and the impact of reduced levels of acquisition activity and lower share repurchases and cancellations in 2002.

Taxes — WPP Group’s tax rate on reported profits in 2003 was 34.9 per cent. compared to 53.6 per cent. in 2002. This decrease is due to lower goodwill impairment charges in 2003. Goodwill amortisation and impairment, net interest charges on defined benefit pension schemes and fixed asset gains and write-downs impacted the tax rate by 9.1 per

PART VII – OPERATING AND FINANCIAL REVIEW

cent. and 27 per cent. in 2003 and 2002, respectively. Therefore, the tax rate excluding goodwill amortisation and impairment, and net interest charges on defined benefit pension schemes, in 2003 was 25.8 per cent., compared to 26.6 per cent. in 2002, reflecting the continuing strength of WPP Group’s tax planning initiatives.

Net income — Net income available to ordinary share owners was £208.4 million in 2003 against £75.6 million in 2002. The increase was driven by improved operations, reduced interest charges, decreased goodwill impairment charges in 2003 and the effect of a reduced reported tax rate in 2003 as compared to 2002.

3.	Liquidity and Capital Resources

General — The primary sources of funds for WPP Group are cash generated from operations and funds available under its credit facility. The primary uses of cash funds in recent years have been for debt service and repayment, capital expenditures, acquisitions, share repurchases and cancellations and dividends. For a breakdown of WPP Group’s sources and uses of cash see the “Consolidated Statements of Cash Flows” included as part of the Consolidated Financial Statements.

WPP Group spent £549.6 million, £224.5 million, £398.6 million (net of the £75 million in proceeds from the sale of Cordiant’s interest in Zenith Optimedia Group) and £343.4 million for acquisitions and investments in the six months to 30 June 2005, and years ended 2004, 2003 and 2002, respectively, including payments on loan note redemptions and earnout consideration resulting from acquisitions in prior years. For the same periods, cash spent on purchases of tangible fixed assets was £70.2 million, £95.6 million, £93.9 million and £100.5 million, respectively, and cash spent on share repurchases and cancellations was £75.1 million, £88.7 million, £23.1 million and £75.9 million, respectively.

As we expect that necessary capital expenditure will remain equal to or less than the depreciation charge in the long-term, WPP Group has concentrated on examining potential acquisitions and on returning excess capital to share owners in the form of dividends or share buy-backs. In the first six months of 2005, the Company repurchased 12.6 million shares (of which 10.0 million were cancelled), approximately equivalent to 1 per cent. of the outstanding equity, at an average price of £5.94 per share and total cost of £75.1 million. In 2004, 13.4 million ordinary shares, or 1.1 per cent. of our share capital, were repurchased and cancelled at a total cost of £73.7 million and average price of 550p. An additional £16.2 million was spent on share purchases by the ESOPs in the six months to 30 June 2005 and £15.0 million in 2004.

WPP Group has decided to increase the interim dividend on its ordinary shares by 20 per cent. to 3.00p per share. In addition, WPP Group intends to continue to repurchase up to 2 per cent. of its share base in the open market at an approximate cost of £150 million, when market conditions are appropriate. Such annual rolling share repurchases are believed to have a more significant impact in improving share owner value than sporadic buy-backs.

WPP Group’s liquidity is affected primarily by the working capital flows associated with its media buying activities on behalf of clients. The working capital movements relate primarily to the turnover or gross billings figure which was 4.6 times the annual revenue of WPP Group in the six months ended 30 June 2005 as well as in the year ended 31 December 2004. The inflows and outflows associated with the media buying activity therefore represent significant cash flow within each month of the year and are forecast and re-forecast on a regular basis throughout the year by WPP Group’s treasury staff so as to ensure that there is continuing coverage of peak requirements through committed borrowing facilities from WPP Group’s bankers and other sources.

WPP Group’s treasury policies are primarily concerned with the protection of the Group’s revenues and assets from risks associated with movements in financial markets. In particular, risks that could impair the Group’s liquidity in the short, medium and long term and risks associated with movements in interest and exchange rates.

Liquidity risk management — WPP Group manages liquidity risk by ensuring continuity and flexibility of funding even in difficult market conditions. Undrawn committed borrowing facilities are maintained in excess of peak net borrowing levels and debt maturities are closely monitored. Targets for average net debt are set on an annual basis and, to assist in meeting this, working capital targets are set for all WPP Group’s major operations.

USA bonds — During 2004, WPP Group issued $650 million of 5.875 per cent. bonds due 2014. Proceeds from this were applied to assist in the redemption of €350 million 5.125 per cent. bonds due 2004 and the Young & Rubicam 3 per cent. convertible bonds due January 2005. WPP Group also has in issue $200 million of 6.625 per cent. bonds due 2005 and $100 million of 6.875 per cent. bonds due 2008.

PART VII – OPERATING AND FINANCIAL REVIEW

Eurobond — WPP Group has in issue €650 million of 6.0 per cent. bonds due 2008 and during 2004, repaid €350 million of 5.125 per cent. bonds.

During 2003, WPP Group re-issued €45 million of bonds in the open market at a price of 105.18 per cent. These bonds were purchased in the open market during 2002 at a price of 94.72 per cent. The total proceeds received were €49.9 million including accrued interest. The gain on the transaction of €2.3 million was deferred and is being recognised as interest income in the profit and loss account over the remaining life of the Eurobond.

At 30 June 2005 WPP Group was party to interest rate swap agreements on an amount of €400 million under which it is paying floating rates based on EURIBOR plus a margin and receiving a fixed rate of 6 per cent. These swaps expire in 2008 and have the effect of converting a portion of the 6 per cent. Eurobonds due 2008 from a fixed to a floating rate of interest.

Revolving credit facility — WPP Group’s debt was also funded by a five-year $750 million Revolving Credit Facility due September 2006. WPP Group’s syndicated borrowings drawn down, predominantly in US dollars, under this agreement and there were drawings of $179 million at 30 June 2005. Borrowings under the Revolving Credit Facility and certain of our other debt instruments are governed by certain financial covenants based on the results and financial position of WPP Group, including requirements that (i) the interest coverage ratio for each financial period equal or exceed 5.0 to 1 and (ii) the ratio of borrowed funds to earnings before interest, taxes, depreciation and amortisation at 30 June and 31 December in each year shall not exceed 3.5 to 1, both covenants as defined in the agreement. We are currently in compliance with both covenants. WPP Group had available £419 million at 30 June 2005.

Interest on WPP Group’s borrowings under the Revolving Credit Facility is payable at a rate equal to LIBOR plus a margin of between 0.4 per cent. and 0.475 per cent.

This $750 million Revolving Credit Facility was cancelled effective 30 August 2005 and replaced with a new $1,600 million Revolving Credit Facility signed 23 August 2005 (detailed in Part VIII paragraph 16.1(b)). This new facility expires August 2012 and contains the same financial covenants as above for the $750 million Revolving Credit Facility.

Convertible bonds — In October 2000, with the purchase of Young & Rubicam, WPP Group acquired $287.5 million of 3 per cent. convertible bonds which were redeemed on their due date, 15 January 2005.

In April 2002, WPP Group issued £450 million of 2 per cent. convertible bonds due April 2007. At the option of the holder, the bonds are convertible into an aggregate of 41,860,465 WPP ordinary shares at an initial conversion price of £10.75 per share. As the bonds are redeemable at a premium of 5.35 per cent. over par, the effective conversion price increases during the life of the bonds to £11.33 per share into the same number of shares as above.

In March 2005, with the acquisition of Grey, the group acquired $150 million of 5 per cent. convertible debentures due 2033. At the time of the acquisition, certain of the terms of the debentures were amended. These amendments included granting holders the right to redeem the debentures at par on 28 October 2008, 2010 and 2013. WPP has also guaranteed all of Grey’s obligations in the indenture agreement.

Working capital facilities — Within WPP Group’s overall working capital facilities, certain trade debts have been assigned as security against the advance of cash. For further details on working capital facilities refer to paragraph 5 below.

This working capital facility was cancelled 31 August 2005 and drawings under it refinanced with drawings under the new $1,600 million Revolving Credit Facility (detailed in Part VIII paragraph 16.1(b)).

Current asset investments/liquid resources — At 30 June 2005, WPP Group had £74.3 million (31 December 2004: £244.0, 31 December 2003: £401.8 million, 31 December 2002: £190.4 million) of cash deposits with a maturity greater than 24 hours.

We believe that cash provided by operations and funds available under our credit facility will be sufficient to meet WPP Group’s anticipated cash requirements based upon our current forecast funding requirement and our ability to access capital and bank markets to refinance maturing debt.

Other than the financial covenants undertaken in relation to the availability of the Group’s Revolving Credit Facility detailed above and market standard covenants undertaken in the trust deeds and indentures relating to the Group’s bonds, there are no restrictions on the capital resources available to the Group.

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4.	Trend Information

The world economy continued to grow in 2004, after the pickup in 2003, driven by activity in the United States, Asia Pacific, Latin America, the Middle East, Russia and the CIS countries. While WPP Group’s like-for-like revenues have grown beyond market expectations, like-for-like average headcount has remained almost constant, up only 0.3 per cent.

WPP Group’s budgets for 2005 have been prepared by management on a conservative basis, largely excluding new business, particularly in advertising and media investment management. They predict improvements in like-for-like revenues in the range of 3-4 per cent., with balanced growth in the first and second half of the year. They also indicate similar growth for both advertising and marketing services revenues.

WPP Group’s revenues for the first six months of 2005 were £2,467.5 million, increasing by over 21 per cent. over the first six months of 2004. Constant currency revenues were up almost 22 per cent. primarily reflecting strong organic growth and a first-time contribution from Grey from 7 March. The impact of currency in the first half of 2005 was minimal. On a like-for-like basis, excluding acquisitions and currency fluctuations, revenues were up 6 per cent. Net debt at 30 June 2005 was £1,242.0, compared to £739.8 million at 30 June 2004. Average net debt in the first half of 2005 was down over £80 million to £1,028 million from £1,115 million in 2004, at 2005 exchange rates despite net cash payments of £336 million for acquisitions. In January 2005 the $288 million 3 per cent. convertible bond issued by Y&R Inc. in 2000 was redeemed at par from existing resources, resulting in the expiry of the associated rights into 16.3 million WPP shares. In the 6 months to 30 June 2005, WPP Group’s free cash flow was £218 million. This free cash flow was absorbed by £336 million in net acquisition payments and investments (of which £264 million was for initial acquisition payments, £69 million was for earnout payments and the balance related to prior year loan note redemptions), and £75 million by share re-purchases, a total outflow of £411 million.

5.	Off-Balance Sheet Arrangements

Within WPP Group’s overall working capital facilities, certain trade debts have been assigned as security against the advance of cash. This security is represented by the assignment of a pool of trade debts to a bankruptcy-remote subsidiary of WPP Group, with further assignment to the providers of this working capital facility. The financing provided against this pool takes into account the risks that may be attached to the individual debtors and the expected collection period. Securitising certain of its receivables in this way provides WPP Group with an additional and alternative source of funding in a highly developed and large market, giving WPP Group the ability to raise funds at lower rates than other available methods.

In the event the facility is terminated, WPP Group is not obliged (and does not intend) to support any credit-related losses arising from the assigned debts against which cash has been advanced. The transaction documents stipulate that, in the event of default in payment by a debtor, the providers of the facility may only seek repayment of cash advanced from the remainder of the pool of debts in which they hold an interest and that recourse from WPP Group is not available.

IFRS requires this securitisation to be presented as a bank borrowing. As the Group have elected to apply the relevant standard from 1 January 2005, for accounting periods before this date the securitisation will be presented in accordance with UK GAAP and accounted for as a linked presentation, whereby the non-returnable proceeds are shown deducted from the related gross asset on the face of the balance sheet. Non-returnable proceeds of £279 million is included in debt at 30 June 2005. Gross debts of £545.7 million, less non-returnable proceeds of £261.0 million, are included in debtors within WPP Group’s working capital facilities at 31 December 2004, compared to £507.5 million of gross debts, less non-returnable proceeds of £280.4 million, at 31 December 2003.

6.	Tabular Disclosure of Contractual Obligations

The following summarises WPP Group’s estimated contractual obligations at 30 June 2005 and 31 December 2004, and the effect such obligations are expected to have on its liquidity and cash flows in the

PART VII – OPERATING AND FINANCIAL REVIEW

future periods. Certain obligations presented below held by one subsidiary of WPP Group may be guaranteed by another subsidiary in the ordinary course of business.

Contractual obligations at 30 June 2005 under IFRS

		Payments due
(£m)	Total	Within one year	Between 1 and 2 years	Between 2 and 3 years	Between 3 and 4 years	Between 4 and 5 years	Over 5 years
Contractual obligations:
Long-term debt[1]
Eurobonds	437.5	—		437.5	—	—	—
Sterling Convertible Bonds	426.8		426.8		—	—
US Bonds	526.6	111.6	—	—	55.8	—	359.2
US Convertible Bond	90.4	—	—	—	—	—	90.4
Working capital facility	279.0	279.0	—	—	—	—	—
Revolving credit facility	99.9	—	99.9	—	—	—	—
Other	90.7	28.8	5.8	13.6	—	—	42.5

Subtotal	1,950.9	419.4	532.5	451.1	55.8	—	492.1
Interest Payable[2]	30.9	15.3	6.0	6.0	3.1	0.1	0.4
Operating leases[2]	1,032.2	201.6	229.9	139.2	119.3	109.7	232.5
Capital Commitments[2]	30.9	30.9	—	—	—	—	—
Investment Commitments[2]	6.5	3.2	2.8	0.5	—	—	—
Estimated obligations under acquisition earnouts	233.1	87.1	68.5	36.9	14.9	18.9	6.8

Total	3,284.5	757.5	839.7	633.7	193.1	128.7	731.8

[1]	In addition to long-term debt, WPP Group had short-term overdrafts at 30 June 2005 of £454 million.

[2]	There are no material differences in these contractual obligations since 31 December 2004.

Contractual obligations at 31 December 2004 under UK GAAP

		Payments due in
(£m)	Total	2005	2006	2007	2008	2009	Beyond 2009
Contractual obligations:
Long-term debt[1]
Eurobonds	458.7	—	—	—	458.7	—	—
Sterling Convertible Bonds	446.2	—	—	446.2	—	—	—
US Bonds	492.3	104.3	—	—	52.1	—	335.9
Y&R Convertible Note	150.1	150.1	—	—	—	—	—
Other	36.1	10.5	2.5	7.1	—	—	16.0

Subtotal	1583.4	264.9	2.5	453.3	510.8	—	351.9
Interest Payable	30.9	15.3	6.0	6.0	3.1	0.1	0.4
Operating leases	1,032.2	201.6	229.9	139.2	119.3	109.7	232.5
Capital Commitments	30.9	30.9	—	—	—	—	—
Investment Commitments	6.5	3.2	2.8	0.5	—	—	—
Estimated obligations under acquisition earnouts	298.6	146.6	65.0	61.0	3.4	21.4	1.2

Total	2,982.5	662.4	306.2	660.0	636.7	131.2	586.0

[1]	In addition to long-term debt, WPP Group had short-term overdrafts at 31 December 2004 of £333 million. There were no drawings outstanding under the Group’s Revolving Credit Facility at 31 December 2004.

WPP Group expects to make annual contributions to its funded defined benefit schemes, as determined in line with local conditions and practices. Certain contributions in respect of unfunded schemes will be paid as they fall due. Our advisors indicate that further average cash contributions of approximately £12-£13 million per annum would be necessary to fully fund all funded pension schemes over the remaining expected funding period.

PART VII – OPERATING AND FINANCIAL REVIEW

(a)	Cash Flows

Six months to 30 June 2005. As at 30 June 2005, WPP Group’s net debt was £1,242 million, an increase in net debt of £942 million from £300 million in 2004. Average net debt in the first six months of 2005 fell by £87 million to £1,028 million compared to £1,115 million in 2004, at 2005 exchange rates, including the gross cash payment of £384 million for Grey on 7 March 2005.

In the first half of 2005, operating profit was £253 million, depreciation, amortisation and impairment £84 million, non-cash based incentive plan of £30 million, interest paid £36 million, tax paid £57 million, capital expenditure £70 million and other net cash inflows £14 million. Free cash flow available for working capital requirements, debt repayment, acquisitions and share re-purchases was, therefore, £218 million. This free cash flow was absorbed by £336 million in net cash acquisition payments and investments (of which £264 million was for initial acquisition payments, £69 million was for earnout payments and the balance related to prior year loan note redemptions), and £75 million by share re-purchases, a total outflow of £411 million. This resulted in a net outflow of £193 million. The objective introduced in 2003 of covering outgoings by free cash flow was achieved, excluding the cash element of the acquisition of Grey Global Group (“Grey”).

WPP Group bases its internal cash flow objectives on free cash flow. Free cash flow is a non-GAAP financial measure. Management believes free cash flow is meaningful to investors because it is the measure of our funds available for acquisition-related payments, dividends to shareowners, and share repurchases. The purpose of presenting free cash flow is to indicate the ongoing cash generation within the control of WPP Group after taking account of the necessary cash expenditures of maintaining the capital and operating structure of WPP Group (in the form of payments of interest, corporate taxation and capital expenditure). Net working capital movements are excluded from this measure since these are principally associated with our media buying activities on behalf of clients and are not necessarily within the control of WPP Group. This computation may not be comparable to that of similarly titled measures presented by other companies.

2004. As at 31 December 2004, WPP Group’s net debt was £300 million, a decrease in net debt of £62 million from £362 million in 2003. Net debt averaged £810 million in 2004, down £412 million against £1,222 million in 2003 (down £323 million at 2004 exchange rates).

Cash flow strengthened as a result of improved working capital management and cash flow from operations. In 2004, operating profit before goodwill amortisation and impairment was £560 million, capital expenditure £96 million, depreciation £103 million, tax paid £101 million, returns on investments and servicing of finance of £73 million and other net cash inflows of £55 million. Free cash flow available for debt repayment, acquisitions, share buybacks and dividends was therefore £448 million. This free cash flow was partially absorbed by £218 million in net acquisition payments and investments, share repurchases and cancellations of £89 million and dividends of £82 million.

2003. As at 31 December 2003, WPP Group’s net debt was £362 million, a decrease in net debt of £361 million from £723 million in 2002. Net debt averaged £1,222 million in 2003, down £121 million against £1,343 million in 2002 (down £125 million at 2003 exchange rates).

Cash flow strengthened as a result of improved working capital management and cash flow from operations. In 2003, operating profit before goodwill amortisation and impairment was £493 million, capital expenditure £94 million, depreciation £127 million, tax paid £94 million, net interest and similar charges paid £38 million (including minority dividends paid) and other net cash inflows of £53 million. Free cash flow available for debt repayment, acquisitions, share buy-backs and dividends was therefore £447 million. This free cash flow was absorbed by £355 million in net acquisition payments and investments, share repurchases and cancellations of £23 million and dividends of £67 million. Free cash flow is calculated as profits before interest, taxation, goodwill amortisation and impairment, fixed asset gains and write-downs, equity income and depreciation (including dividends received from associates, proceeds from the issue of shares, and proceeds from disposal of tangible fixed assets and investments), less tax paid, returns on investments and servicing of finance and the purchase of tangible fixed assets. In 2003, free cash flow excludes £100.2 million of proceeds from share placement and proceeds from the disposal of interest in Zenith Optimedia Group.

WPP Group more than met its objective of covering acquisition payments and share repurchases and cancellations from free cash flow, even after including dividends.

PART VII – OPERATING AND FINANCIAL REVIEW

A tabular reconciliation of free cash flow is shown below for the six months ended 30 June 2005 as presented under IFRS.

Six months ended 30 June 2005 £m
Net cash flow from operating activities	49.3
Plus:
Interest received	27.5
Dividends received from associates	9.5
Proceeds from the issue of shares	15.8
Proceeds from sale of property, plant and equipment	2.1
Less:
Movements in working capital and provisions	317.9
Interest and similar charges	(63.0)
Purchase of property, plant and equipment	(70.2)
UK and overseas tax paid	(57.3)
Dividends paid to minority shareholders in subsidiary undertakings	(14.3)

Free Cash Flow	217.3

A tabular reconciliation of free cash flow is shown below for the years ended 2004, 2003 and 2002 as presented under UK GAAP.

	Year ended 31 Dec 2004 £m	Year ended 31 Dec 2003 £m	Year ended 31 Dec 2002 Restated[1] £m
Net cash flow from operating activities	690.0	942.0	779.9
Plus:
Dividends received from associates	18.5	15.6	9.4
Proceeds from the issue of shares[2]	17.9	18.1	24.4
Proceeds from sale of tangible fixed assets	9.3	8.7	10.2
Proceeds from disposal of investments[3]	9.3	11.0	3.3
Less:
Improvements in working capital and provisions	(25.1)	(320.6)	(222.9)
Loss on sale of tangible fixed assets	(1.9)	(0.9)	(2.6)
Purchase of tangible fixed assets	(95.6)	(93.9)	(100.5)
UK and overseas tax paid	(101.3)	(93.6)	(85.0)
Returns on investments and servicing of finance	(73.3)	(38.3)	(78.2)

Free Cash Flow[4]	447.8	448.1	338.0

[1]	Restated on implementation of UITF 38 (Accounting for ESOP Trusts).

[2]	Excludes £100.2 million of proceeds from share placement in 2003.

[3]	Excludes proceeds of £75.0 million from disposal of interest in Zenith Optimeda Group in 2003.

[4]	Elsewhere in this report, free cash flow in 2004 has been rounded to £448 million (2003: £448 million in 2002: £336 million). This is due to the components of the free cash flow reconciliation above being rounded to the nearest million in performing this calculation.

(b)	Capital Structure

At 30 June 2005, WPP Group’s capital base was comprised of 1,262,775,409 ordinary shares of 10 pence each. (31 December 2004: 1,185,338,038).

PART VII – OPERATING AND FINANCIAL REVIEW

(c)	Property Costs

The task of improving property utilisation continues to be a priority for WPP Group with a portfolio of approximately 14.5 million square feet worldwide. There should be further opportunities to improve utilisation in the future, as we integrate 2.8 million square feet of property within Grey into the portfolio.

(d)	Inflation

As in 2004, 2003 and 2002, in management’s opinion the effect of inflation has not had a material impact on WPP Group’s results for the year or financial position as at 30 June 2005.

(e)	Use of Estimates

The preparation of financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

(f)	Critical Accounting Policies

WPP Group’s financial statements have been prepared in accordance with IFRS for the first time for the period ended 30 June 2005. All earlier periods have been prepared in accordance with UK GAAP. A summary of WPP Group’s principal accounting policies under UK GAAP are described in the first section of notes to the 2004 Consolidated Financial Statements, entitled “Accounting Policies”. WPP Group believes certain of these accounting policies are particularly critical to understanding the more significant judgments and estimates used in the preparation of its consolidated financial statements. Therefore, we have prepared the following supplemental discussion of critical accounting policies, which should be read together with our consolidated financial statements and notes thereto:

(i)	Goodwill and intangible fixed assets

WPP Group has a significant amount of goodwill and intangible fixed assets. In accordance with the guidance provided by FRS 11, “Impairment of Fixed Assets and Goodwill” under UK GAAP, WPP Group annually tests the carrying value of indefinite life goodwill and other intangible assets for impairment. The estimates and assumptions about results of operations and cash flows that we make in connection with impairment testing, as described in more detail below, could differ materially from future actual results of operations and cash flows. Further, future events could cause WPP Group to conclude that impairment indicators exist and that the asset values associated with a given operation have become impaired. Any resulting impairment loss could have a material impact on WPP Group’s financial condition and results of operations. The carrying value of goodwill and other intangible assets will continue to be reviewed at least annually for impairment and adjusted to the recoverable amount if required.

The 2004, 2003 and 2002 impairment reviews assessed whether the carrying value of goodwill was supported by the net present value of future cash flows derived from the underlying assets using a projection period of up to five years for each income generating unit. After the projection period, growth rates of nominal gross domestic product (GDP) have been assumed for each income generating unit. £36.0 million was taken as an impairment charge in 2004, and £79 million and £145.7 million in 2003 and 2002, respectively, primarily reflecting accelerated amortisation of goodwill on first generation businesses which have suffered in the recession.

The impairment reviews relating to Young & Rubicam (goodwill of £2,498.3 million) and Mediaedge:cia (goodwill of £838.5 million) are based on reviews initially undertaken as at 31 December 2002 and then updated with respect to actual performance for the years ended 31 December 2003 and 2004. These reviews were carried out using a 10-year projection period as WPP Group believes that this longer period is more appropriate to assess the carrying value of these global networks and reflect the economic cycles that occur within the global markets in which these companies operate. The projections for the initial three years were derived from existing budgets and three year plans and form the base period. Projections for the remaining seven years assume an annual 4.4 per cent. growth in revenues and an improvement in operating margins to 17 per cent. by 2007. At the end of the 10-year period growth is assumed to be in line with nominal GDP. The projections above include assumptions about payments for cash taxes and cash flows have therefore been discounted using WPP Group’s current weighted average

PART VII – OPERATING AND FINANCIAL REVIEW

cost of capital of 8.1 per cent. Had WPP Group’s weighted average cost of capital not been reduced from 8.5 per cent. in 2003 to 8.1 per cent. in 2004, a potential impairment would have existed.

For certain acquisitions, where the directors consider it appropriate, goodwill is amortised over its useful life up to a 20-year period from the date of acquisition. At 31 December 2004, gross goodwill of £650 million was subject to amortisation under UK GAAP. The remaining goodwill and intangible assets of WPP Group are considered to have an indefinite economic life because of the institutional nature of the corporate brand names, their proven ability to maintain market leadership and profitable operations over long periods of time and WPP Group’s commitment to develop and enhance their value.

The financial statements depart from the specific requirement of UK companies legislation to amortise goodwill over a finite period in order to give a true and fair view. The directors consider this to be necessary for the reasons given above and WPP Group’s approach is consistent with UK GAAP under FRS 10, “Goodwill and Intangible Assets”. Because of the indefinite life of these intangible assets, it is not possible to quantify its impact. However, for illustrative purposes only, if WPP Group were to change its accounting policy and regard all intangible assets as having a limited useful economic life, and the useful economic life it chose was 20 years, then the resulting impact on the profit and loss account in 2004 would have been a charge of £260 million (2003: £250 million, 2002: £231 million) compared with a reported £42.5 million (2003: £33 million, 2002: £32 million).

Future anticipated payments to vendors in respect of earnouts are based on the directors’ best estimates of future obligations, which are dependent on the future performance of the interests acquired and assume the operating companies improve profits in line with directors’ estimates. A summary of earnout related obligations included in creditors is shown in note 20 to the Consolidated Financial Statements. WPP has also entered into agreements with certain share owners of partially owned subsidiaries and associate companies to acquire additional equity interests. These agreements typically contain options requiring WPP to purchase their shares at specified times up to 2009 on the basis of average earnings both before and after the exercise of the option. A summary of these contingent liabilities is shown in note 21 to the Consolidated Financial Statements. Actual performance may differ from the assumptions used resulting in amounts ultimately paid out with respect to these earnout and option agreements at more or less than the recorded liabilities or disclosed contingent liabilities, respectively.

(ii)	Revenue recognition

Turnover comprises the gross amounts billed to clients in respect of commission-based income together with the total of other fees earned. Revenue comprises commissions and fees earned in respect of turnover.

Advertising and media investment management arrangements may include incentive-based revenue. Incentive-based revenue typically comprises both quantitative and qualitative elements; on the element related to quantitative targets, revenue is recognised when the quantitative targets have been achieved; on the element related to qualitative targets, revenue is recognised when the incentive is received/receivable.

In applying the proportional performance method of revenue recognition for both market research and other long-term contracts, management is required to make significant judgments, estimates and assumptions. In assessing contract performance, both input and output criteria are reviewed. Costs incurred are used as an objective input measure of performance. The primary input of all work performed under these arrangements is labor. As a result of the relationship between labor and cost, there is normally a direct relationship between costs incurred and the proportion of the contract performed to date. Costs incurred as proportion of expected total costs is used as an initial proportional performance measure. The indicative proportional performance measure is always subsequently validated against other more subjective criteria (i.e. relevant output measures) such as the percentage of interviews completed, percentage of reports delivered to a client and the achievement of any project milestones stipulated in the contract. In the event of divergence between the objective and more subjective measures, the more subjective measures take precedence since these are output measures.

Since project costs can vary from initial estimates, the reliance on total project cost estimate represents an uncertainty inherent in the revenue recognition process. Individual project budgets are reviewed regularly with project leaders to ensure that cost estimates are based upon up to date and as accurate

PART VII – OPERATING AND FINANCIAL REVIEW

information as possible, and take into account any relevant historic performance experience. Also, the majority of contracted services subject to proportional performance method revenue recognition are in relation to short term projects, averaging approximately three months. Due to this close and frequent monitoring of budgeted costs and the preponderance of short term projects, the impact of variances between actual and budgeted project costs has historically been minimal. WPP Group’s combined bad debt and work in process write-offs in the business segments where the proportional performance method of revenue recognition is applied was less than 1 per cent. of revenues in each of the three years ended 31 December 2004. WPP Group does not believe that the effect of these uncertainties, taken as a whole, will significantly impact their results of operations in the future.

(iii)	Pension costs

Pension costs are accounted for in accordance with FRS 17, “Retirement Benefits” under UK GAAP. Pension costs are assessed in accordance with the advice of local independent qualified actuaries. The latest full actuarial valuations for the various schemes were carried out as at various dates in the last three years. These valuations have generally been updated by the local independent qualified actuaries to 31 December 2004.

WPP Group has a policy of closing defined benefit schemes to new members which has been effected in respect of a significant number of the schemes. As a result, these schemes generally have an ageing membership population. In accordance with FRS 17, the actuarial calculations have been earned out using the projected unit method. In these circumstances, use of this method implies that the contribution rate implicit in the current service cost will increase in future years.

WPP Group’s pension deficit was £202.3 million as at 31 December 2004, compared to £198.9 million as at 31 December 2003. The pension deficit on plans in the UK increased as a result of the introduction of new mortality tables used in the assumptions underlying the present value of scheme liabilities. Also in the UK, the discount rate decreased from 5.5 per cent. to 5.3 per cent. due to changes in economic conditions and specifically the lower yields available on high-quality UK corporate debt. In North America, the pension deficit reduction reflects increased pension contributions, partially offset by a decrease in the discount rate from 6.3 per cent. to 5.7 per cent. reflecting the lower yields available on high-quality US corporate debt.

Most of WPP Group’s pension scheme assets are held by its schemes in the United Kingdom and North America. In the United Kingdom, the forecasted weighted average return on assets decreased from 5.8 per cent. as at 31 December 2003 to 5.7 per cent. as at 31 December 2004, due to decreases in expected rates of return on corporate bonds. In North America, WPP Group reduced its expected rate of return on North American equities in light of the lower expected yields available in the market from 8.2 per cent. as at 31 December 2003, to 7.9 per cent. as at 31 December 2004. As a result, the forecasted weighted average return in North America decreased from 7.0 per cent. to 6.9 per cent. Actual asset performance may differ from these assumptions and could have a material impact on WPP Group’s financial condition and results of operations.

Contributions to funded schemes are determined in line with local conditions and practices. Certain contributions in respect of unfunded schemes are paid as they fall due. Our advisors indicate that further average cash contributions of approximately £12-13 million per year would be necessary to fully fund all funded pension schemes over their remaining expected funding period.

(iv)	Deferred taxes

We record deferred tax assets and liabilities using substantially enacted tax rates for the effect of timing differences between book and tax bases of assets and liabilities. Currently we have deferred tax assets resulting from net operating loss carryforwards, tax credit carryforwards, and deductible temporary differences, all of which will reduce taxable income in the future. We assess the realisation of these deferred tax assets to determine whether an income tax valuation allowance is required. Based on available evidence, both positive and negative, we determine whether it is more likely than not that all or a portion of the remaining net deferred tax assets will be realised. The main factors that we consider include:

(A)	future earnings potential determined through the use of internal forecasts;

PART VII – OPERATING AND FINANCIAL REVIEW

(B)	cumulative losses in recent years;

(C)	history of loss carryforwards and other tax assets expiring;

(D)	the carryforward period associated with the deferred tax assets; and

(E)	the nature of the income that can be used to realise the deferred tax asset.

If it is our belief that it is more likely than not that some portion of these assets will not be realised, an income tax valuation allowance is recorded. Gross income tax valuation allowances under UK GAAP were £311.2 million in 2004.

If market conditions improve and future results of operations exceed our current expectations, our existing tax valuation allowances may be adjusted, resulting in future tax benefits. Alternatively, if market conditions deteriorate further or future results of operations are less than expected, future assessments may result in a determination that some or all of the net deferred tax assets are not realisable. As a result, we may need to establish additional tax valuation allowances for all or a portion of the net deferred tax assets, which may have a significant effect on our results of operations and financial condition.

(g)	New UK GAAP Accounting Pronouncements

UITF 38

Accounting for ESOP Trusts (UITF 38) requires the classification of the cost of shares held by WPP Group’s ESOP trusts as a deduction from share owners’ funds; previously these were shown within fixed asset investments. Additionally, UITF 38 has changed the method of calculating the charge to the profit and loss account arising from certain of WPP Group’s incentive plans, satisfied by the award of shares in WPP Group from one of the ESOPs. Previously, this charge was based on the cash cost to WPP Group of acquiring these shares in the open market, to be subsequently delivered to individuals on satisfactory completion of the performance criteria relating to the award. Under UITF 38, this charge should be based upon the intrinsic value (market value) of the shares at grant date.

Following the implementation of UITF 38, WPP Group has restated its consolidated profit and loss account for the year ended 31 December 2002 (to increase operating costs by £12.4 million), and its consolidated balance sheet for the years ended 31 December 2003 (to reduce net assets by £251.8 million) and 31 December 2002 (to reduce net assets by £280.7 million). There was no material impact on the profit and loss account for the year ended 31 December 2003. The consolidated cash flow statement for the years ended 31 December 2003 and 31 December 2002 has also been restated to show the purchase of own shares by the ESOP Trusts within financing activities. Previously these purchases were shown within capital expenditure and financial investment.

Adoption of IFRS

From 1 January 2005, WPP Group is required to prepare its consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) including International Accounting Standards (IAS). WPP Group’s first statutory IFRS results will be its interim results for the six months ended 30 June 2005 and WPP Group’s first Annual Report under IFRS will be for the year ending 31 December 2005. However, non-statutory IFRS results for the year ended 31 December 2004 are included in Part VII of this document.

IFRS Significant Accounting Policies

A summary of the Group’s principal accounting policies, which have been applied consistently throughout the six months ended 30 June 2005 is set out below.

PART VII – OPERATING AND FINANCIAL REVIEW

IFRS 1 Exemptions

IFRS 1 (First-time adoption of International Financial Reporting Standards) allows a number of exemptions from the full requirements of IFRS for those companies adopting IFRS for the first time. WPP has taken advantage of certain of these exemptions as follows:

Financial Instruments

The Group has taken advantage of the exemption available under IFRS 1 not to apply IAS 39 (Financial Instruments: Recognition and Measurement) and IAS 32 (Financial Instruments: Disclosure and Presentation) in respect of the year ended 31 December 2004. UK GAAP has continued to be applied in accounting for financial instruments in this period. The Group will adopt IAS 39 and IAS 32 with effect from 1 January 2005 and consequently restate the balance sheet at that date in accordance with the requirements of these standards, which will generally mean a recognition of financial instruments at fair value.

Business Combinations

The Group has elected not to apply IFRS 3 (Business combinations) retrospectively to business combinations that completed prior to 1 January 2004.

Share-based Payments

IFRS 2 applies to all share-based payments granted since 7 November 2002, but the Group has elected for full retrospective restatement as this better represents the ongoing charge to the income statement.

Presentation of Financial Information

The primary financial statements contained in this note have been presented substantially in accordance with the requirements of IAS 1 (Presentation of Financial Statements). The presentation has been used in this note for a more clear illustration of comparisons between IFRS and UK GAAP.

Basis of consolidation

The consolidated interim financial statements include the results of the Company and all its subsidiary undertakings made up to the same accounting date. The results of subsidiary undertakings acquired or disposed of during the period are included or excluded from the income statement from the effective date of acquisition or disposal.

Goodwill and intangible fixed assets

Intangible fixed assets comprise goodwill, certain acquired separable corporate brand names, customer relationships and capitalised computer software not integral to a related item of hardware.

Goodwill represents the excess of the fair value attributed to investments in businesses or subsidiary undertakings over the fair value of the underlying net assets at the date of their acquisition. Goodwill arising on acquisitions before the date of transition to IFRS has been retained at the previous UK GAAP amounts subject to being tested for impairment at that date. Goodwill written off to reserves under UK GAAP prior to 1998 has not been reinstated and is not included in determining any subsequent profit or loss on disposal.

Corporate brand names acquired as part of acquisitions of business are capitalised separately from goodwill as intangible fixed assets if their value can be measured reliably on initial recognition.

Certain corporate brands of the Group are considered to have an indefinite economic life because of the institutional nature of the corporate brand names, their proven ability to maintain market leadership and profitable operations over long periods of time and WPP’s commitment to develop and enhance their value. The carrying value of these intangible assets will continue to be reviewed annually for impairment and adjusted to the recoverable amount if required. Any impairment is recognised immediately as an expense and is not subsequently reversed.

Goodwill impairment is assessed by comparing the carrying value of goodwill to the net present value of future cashflows derived from the underlying assets using a projection period of up to five years for each income generating unit. After the projection period a steady growth rate representing an appropriate long term growth rate for the industry is applied.

Future anticipated payments to vendors in respect of earnouts are based on the directors’ best estimates of future obligations, which are dependent on the future performance of the interests acquired and assume the operating companies improve profits in line with directors’ estimates. When earnouts are to be settled by

PART VII – OPERATING AND FINANCIAL REVIEW

cash consideration, the fair value of the consideration is obtained by discounting to present value the amounts expected to be payable in the future. The resulting interest charge is included within net interest payable and similar charges.

Property, Plant and Equipment

Property, plant and equipment are shown at cost less accumulated depreciation and any provision for impairment with the exception of freehold land which is not depreciated. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset on a straight-line basis over its estimated useful life, as follows:

•	Freehold buildings — 2% per annum

•	Leasehold land and buildings — over the term of the lease or life of the asset, if shorter

•	Fixtures, fittings and equipment — 10-33% per annum

•	Computer equipment — 33% per annum

Investments

Except as stated below, fixed asset investments are shown at cost less impairment.

Impairment of goodwill on associate undertakings, included within fixed asset investments, represents a permanent diminution of the carrying value of that goodwill. WPP considers the market value of listed investments and other business and economic factors in determining whether a permanent dimunition of value has occurred.

The Group’s share of the profits less losses of associate undertakings net of tax, interest and minority interest is included in the consolidated income statement and the Group’s share of net assets is shown within fixed asset investments in the consolidated balance sheet. The Group’s share of the profits less losses and net assets is based on current information produced by the undertakings, adjusted to conform with the accounting policies of the Group.

The Group accounts for joint venture investments under the equity method which is consistent with the Group’s treatment of associates.

Current asset investments are stated at the lower of cost and net realisable value.

Inventories

Work in progress is valued at cost or on a percentage of completion basis. Cost includes outlays incurred on behalf of clients and an appropriate proportion of directly attributable costs and overheads on incomplete assignments. Provision is made for irrecoverable costs where appropriate. Inventories are stated at the lower of cost and net realisable value.

Trade receivables

Trade receivables are stated net of provisions for bad and doubtful debts.

Financial instruments

The Group has taken advantage of the exemption available under IFRS 1 not to apply IAS 32 and IAS 39 in respect of the year ended 31 December 2004. UK GAAP has continued to be applied to financial instruments in this period.

The accounting policy under UK GAAP for the year ended 31 December 2004 is disclosed in the published 2004 Annual Report.

The accounting policy under IFRS for the period commencing 1 January 2005 is as follows:

Foreign Currency and Interest Rate Hedging

The Group’s policy on Interest Rate and Foreign Exchange Rate Management sets out the instruments and methods available to hedge interest and currency risk exposures and the control procedures in place to ensure effectiveness.

The Group uses derivative financial instruments to reduce exposure to foreign exchange risk and interest rate movements. The Group does not hold or issue derivative financial instruments for speculative purposes.

PART VII – OPERATING AND FINANCIAL REVIEW

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity and the ineffective portion is recognised immediately in the income statement. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of an asset or a liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or a liability, amounts deferred in equity are recognised in the income statement in the same period in which the hedged item affects net profit or loss.

For an effective hedge of an exposure to changes in the fair value, the hedged item is adjusted for changes in fair value attributable to the risk being hedged with the corresponding entry in profit or loss. Gains or losses from re-measuring the derivative, or for non-derivatives the foreign currency component of its carrying amount, are recognised in profit or loss.

Changes in fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in the income statement as they arise.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the period.

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of host contracts and the host contracts are not carried at fair value with unrealised gains or losses reported in the income statement.

Liabilities in respect of option agreements

Option agreements that allow the Group’s equity partners to require the Group to purchase the minority interest are treated as derivatives over equity instruments and are recorded in the balance sheet at fair value and the valuation is re-measured at each period end. The movement in the fair value is recognised as income or expense within finance charges in the income statement.

Convertible Debt

The classification of convertible debt is assessed according to the substance of the contractual arrangements and will be split into liability and equity elements on the basis of the initial fair value of the liability element. The difference between this figure and the cash received is classified as equity.

The income statement charge for the finance cost will be spread evenly over the term of the bonds so that at redemption the liability equals the redemption value.

Debt

Debt is initially stated at the amount of the net proceeds after deduction of issue costs. The carrying amount is increased by the finance cost in respect of the accounting period and reduced by payments made in the period.

Borrowing costs

Finance costs of borrowing are recognised in the income statement over the term of those borrowings.

Turnover and revenue recognition

Turnover (billings) comprises the gross amounts of billed to clients in respect of commission-based income together with the total of other fees earned. Revenue comprises commission and fees earned in respect of turnover. Direct costs include fees paid to external suppliers where they are retained to perform part or all of a specific project for a client and the resulting expenditure is directly attributable to the revenue earned. Turnover and revenue are stated exclusive of VAT, sales taxes and trade discounts.

Advertising and Media Investment Management

Revenue is typically derived from commissions on media placements and fees for advertising services. Traditionally, the Group’s advertising clients were charged a standard commission on their total media and production expenditure. In recent years, however, this has tended to become a matter of individual

PART VII – OPERATING AND FINANCIAL REVIEW

negotiation. Revenue may therefore consist of various arrangements involving commissions, fees, incentive-based revenue or a combination of the three, as agreed upon with each client.

Revenue is recognised when the service is performed, in accordance with the terms of the contractual arrangement. Incentive-based revenue typically comprises both quantitative and qualitative elements; on the element related to quantitative targets, revenue is recognised when the quantitative targets have been achieved; on the element related to qualitative targets, revenue is recognised when the incentive is received/receivable.

Information, Insight & Consultancy

Revenue recognised in proportion to the level of service performed for market research contracts is based on proportional performance. In assessing contract performance, both input and output criteria are reviewed. Costs incurred are used as an objective input measure of performance. The primary input of all work performed under these arrangements is labour. As a result of the relationship between labour and cost, there is normally a direct relationship between costs incurred and the proportion of the contract performed to date. Costs incurred as a proportion of expected total costs is used as an initial proportional performance measure. This indicative proportional performance measure is always subsequently validated against other more subjective criteria (i.e., relevant output measures) such as the percentage of interviews completed, percentage of reports delivered to a client and the achievement of any project milestones stipulated in the contract. In the event of divergence between the objective and more subjective measures, the more subjective measures take precedence since these are output measures.

While most of the studies provided in connection with the Group’s market research contracts are undertaken in response to an individual client’s or group of clients’ specifications, in certain instances a study may be developed as an off-the-shelf project offering sold to a broad client base. For these transactions, revenue is recognised when the product is delivered. Where the terms of transaction provide for licensing the product on a subscription basis, revenue is recognised over the subscription period on a straight-line basis or, if applicable, based on usage.

Substantially all services are provided on a fixed price basis. Pricing may also include a provision for a surcharge where the actual labour hours incurred in completing a project are significantly above the labour hours quoted in the project proposal. In instances where this occurs, the surcharge will be included in the total revenue base on which to measure proportional performance when the actual threshold is reached provided that collectibility is reasonable assured.

Public Relations & Public Affairs and Branding & Identity, Healthcare and Specialist Communications

Revenue is typically derived from retainer fees and services to be performed subject to specific agreement. Revenue is recognised when the service is performed, in accordance with the terms of the contractual arrangement. Revenue is recognised on long-term contracts, if the final outcome can be assessed with reasonable certainty, by including in the income statement revenue and related costs as contract activity progresses.

Taxation

Corporate taxes are payable on taxable profits at current rates.

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and if further excludes items that are never taxable or deductible. The group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying accounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from

PART VII – OPERATING AND FINANCIAL REVIEW

the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except where it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Retirement benefit costs

For defined contribution schemes, contributions are charged to the income statement as payable in respect of the accounting period.

For defined benefit schemes the amounts charged to operating profit are the current service costs and gains and losses on settlements and curtailments. They are included as part of staff costs. Past service costs are recognised immediately in the income statement if the benefits have vested. If the benefits have not vested, the costs are recognised over the period until vesting occurs. The interest cost and the expected return on assets are shown as a net amount of other finance costs or credits adjacent to interest. Actuarial gains and losses are recognised immediately in the statement of total recognised income and expense.

Where defined benefit schemes are funded, the assets of the scheme are held separately from those of the Group, in separate trustee administered funds. Pension scheme assets are measured at fair value and liabilities are measured on an actuarial basis using the projected unit method and discounted at a rate equivalent to the current rate of return on a high quality corporate bond of equivalent currency and term to the scheme liabilities. The actuarial valuations are obtained at least triennially and are updated at each balance sheet date. The resulting defined benefit asset or liability, net of the related deferred taxation, is presented separately after other net assets on the face of the balance sheet.

Finance leases

Assets held under finance leases are recognised as assets of the Group at the inception of the lease at the lower of their fair value and the present value of the minimum lease payments. Depreciation on leased assets is charged to the income statement on the same basis as owned assets. Leasing payments are treated as consisting of capital and interest elements and the interest is charged to the income statement as it is incurred.

Operating leases

Operating lease rentals are charged to the income statement on a systematic basis. Any premium or discount on the acquisition of a lease is spread over the life of the lease or until the date of the first rent review.

Translation of foreign currencies

Foreign currency transactions arising from normal trading activities are recorded at the rates in effect at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the year end are translated at the year-end exchange rate. Foreign currency gains and losses are credited or charged to the income statement as they arise. The income statement of overseas subsidiary undertakings are translated into pounds sterling at average exchange rates and the year-end net assets of these companies are translated at year-end exchange rates. Exchange differences arising from retranslation of the opening net assets, and on foreign currency borrowings to the extent that they hedge the Group’s investment in such operations, and results of the year are reported in the Statement of Recognised Income and Expense.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

PART VII – OPERATING AND FINANCIAL REVIEW

Share-based payments

IFRS 2 requires that share-based payments (including share options) are recognised in the income statement as an expense, spread over the relevant vesting period using a fair value model. The Group has used a Black-Scholes valuation model for this purpose.

IFRS 2 permits prospective adoption for grants made after November 2002, but the Group has chosen to adopt IFRS 2 on a full retrospective basis, for all option and share awards grants as the resulting charge better reflects the ongoing impact on the Group.

7.	Capitalisation and Indebtedness Statement

The following table shows the capitalisation and indebtedness of the Group as at 30 June 2005. This information has been extracted without material adjustment from the unaudited interim financial statements of the Group for the six months ended 30 June 2005, prepared in accordance with International Financial Reporting Standards (IFRS).

£m
Total current debt
Unguaranteed/unsecured	(873.5)
Total non-current debt (excluding current portion of long term debt)
Unguaranteed/unsecured	(1,531.5)
Shareholder’s equity
Share capital	126.3
Legal reserves	1,035.3
Other reserves	2,516.3

3,677.9

Total	1,272.9

PART VII – OPERATING AND FINANCIAL REVIEW

The following table shows the net financial indebtedness of the Group as at 30 June 2005. This information has been extracted without material adjustment from the unaudited consolidated interim financial statements of the Group for the six months ended 30 June 2005, prepared in accordance with International Financial Reporting Standards (IFRS).

£m
Cash	1,088.4
Cash on deposit	74.3

Liquidity	1,163.0
Current financial receivable	—

Current bank debt	(733.1)
Other current financial debt	(140.4)

Current Financial Debt	(873.5)
Net Current Financial Indebtedness	289.5

Non-current bank loans	(99.9)
Unsecured Bonds and convertible loan notes issued	(1,431.6)

Non-current Financial Indebtedness	(1,531.5)

Gross Debt	(2,405.0)

Net Financial Indebtedness	(1,242.0)

[1]	The Group does not consider there to be any material contingent liabilities as at 30 June 2005.

[2]	The capitalisation of the Group has increased to £3,681 million at 30 June 2005, following the acquisition of Grey Global Group, Inc. on 7 March 2005, the consideration for which was in part satisfied by the issuance of 78 million ordinary shares in the Company at a market price of £6.24 on that date.

8.	Significant Changes

There has been no significant change in the financial or trading position of WPP Group since 30 June 2005 (the date to which the WPP unaudited interim results for the six months ended 30 June 2005 set out in Section C of Part VI of this document were prepared).

PART VIII – ADDITIONAL INFORMATION

1.	Incorporation and registered office

1.1	New WPP was incorporated under the name WPP 2005 plc on 16 August 2005 under the Companies Act as a public limited company limited by shares and registered in England and Wales with number 05537577. It became entitled to do business and borrow, pursuant to section 117 of the Companies Act, on 22 August 2005. The principal legislation under which New WPP operates is the Companies Act and the WPP Shares and New WPP Shares were both created under that Act.

1.2	Immediately after the Scheme becomes effective, New WPP will be renamed WPP Group plc and WPP will be renamed WPP 2005 plc.

1.3	The registered office of New WPP is at Pennypot Industrial Estate, Hythe, Kent CT21 6PE and the head office of New WPP is at 27 Farm Street, London W1J 5RJ (telephone +44 (0) 20 7408 2204). New WPP is domiciled in the United Kingdom.

2.	Activity

2.1	New WPP has not traded since its incorporation.

2.2	Deloitte & Touche LLP, whose address is Hill House, 1 Little New Street, London EC4A 3TR have been the only auditors of New WPP since its incorporation. Deloitte & Touche LLP have also been the only auditors of WPP in the period covered by the financial information set out in Sections A to C of Part VI of this document.

3.	Share capital

3.1	New WPP was incorporated with an authorised share capital of £8,312,550,000 divided into 1,750,000,000 ordinary shares of 475 pence each and 50,000 redeemable shares of £1 each.

3.2	By various special resolutions proposed and passed at an extraordinary general meeting of New WPP on 26 August 2005, it was resolved that:

(i)	subject to and conditional upon the Scheme becoming effective New WPP’s share capital be reduced by reducing the nominal value of each issued and unissued New WPP Share by 465 pence from 475 pence to 10 pence;

(ii)	conditional upon the Scheme becoming effective, the directors be authorised pursuant to Article 6 of the New WPP Articles to allot securities up to the maximum aggregate value of:

(A)	£6,032,500,000 pursuant to the Scheme; and

(B)	£42,115,693 if the New WPP Reduction of Capital becomes effective and £2,000,500,375.50 if the New WPP Reduction of Capital does not become effective, each authority to expire on 27 June 2010;

(iii)	conditional upon the Scheme becoming effective, the directors be empowered pursuant to Article 7 of the New WPP Articles of Association to allot equity securities for cash pursuant to Article 7 up to a maximum aggregate nominal value of £6,323,693 if the New WPP Reduction of Capital becomes effective and £300,375,417.50 if the New WPP Reduction of Capital does not become effective; and

(iv)	conditional upon the Scheme becoming effective New WPP be authorised for the period stated in the resolution to make market purchases of its ordinary shares subject to the maximum number of 126,473,866 and the minimum and maximum price which may be paid for each share as stated in the resolution.

3.3

Section 89 of the Companies Act confers on share owners certain rights of pre-emption in respect of the allotment of equity securities which are, or are to be, paid up in cash other than by way of allotment to employees under an employee’s share scheme as defined in section 743 of the Act. Following Admission, New WPP will be subject to the continuing obligations of the UK Listing Authority with regard to the issue of securities for cash and the statutory rights of pre-emption in section 89 of the Companies Act. The statutory rights of pre-emption apply to the balance of the authorised, but unissued share capital of New WPP which is not the subject of the

PART VIII – ADDITIONAL INFORMATION

disapplication referred to in paragraph 3.2 above. The statutory rights of pre-emption have been disapplied as set out in paragraph 3.2 to:

(a)	permit the Directors to allot the New WPP Shares under the Scheme;

(b)	permit the Directors to allot New WPP Shares in satisfaction of options and awards; and

(c)	permit the Directors to allot New WPP Shares in relation to acquisition or other strategic transactions.

3.4	New WPP’s authorised share capital has not changed between incorporation and the date of this document. It was incorporated with two issued and fully paid ordinary shares of 475 pence and has subsequently issued 50,000 redeemable preference shares of £1 fully paid. Accordingly the authorised, issued and fully paid share capital of New WPP as at the date of publication of this document is as follows:

	Authorised Number	Amount(£)	Issued Number	Amount(£)
Ordinary shares of 475 pence each	1,750,000,000	8,312,500,000	2	9.50
Redeemable shares of £1 each	50,000		50,000	50,000

3.5	New WPP is a public company and has to meet certain company law requirements for its minimum issued share capital. Therefore, as part of the arrangements for the incorporation of New WPP, 2 ordinary shares of 475 pence were issued to Paul Richardson and Mark Read. In addition, 50,000 £1 redeemable preference shares have been issued to WPP Group (Nominees) Limited. This is to ensure that the relevant company law requirements were met. Such requirements will be met once New WPP Shares have been issued under the Scheme. Once the Scheme has become effective, therefore, the 2 ordinary subscriber shares will be gifted back to New WPP and cancelled and the 50,000 redeemable preference shares, which will be fully paid at the time of redemption, will be redeemed.

3.6	Accordingly, the proposed authorised, issued and fully paid share capital of New WPP as it will be following the Effective Date, and before the New WPP Group Reduction of Capital comes into effect and the gift back and cancellation of the 2 ordinary subscriber shares and the redemption of the 50,000 redeemable preference shares referred to in paragraph 3.5 of this Part VIII, is as follows:

	Authorised Number	Amount(£)	Issued Number	Amount(£)
New WPP shares of 475 pence each	1,750,000,000	8,312,500,000	1,263,716,332	6,002,652,577
Redeemable shares of £1 each	50,000	50,000	50,000	50,000

The table set out above assumes no issues of shares by WPP or New WPP after 30 August 2005 (being the latest practicable date prior to the publication of this document) other than in connection with the Scheme.

3.7	Rights attaching to the New WPP Shares are summarised in paragraph 4.2(a) of this Part VIII below.

3.8	The New WPP Shares have not been marketed and are not available in whole or in part to the public otherwise than pursuant to the Scheme.

3.9	No share or loan capital of New WPP is under option or agreed, conditionally or unconditionally, to be put under option. At the date of this document, New WPP has no subsidiaries and, accordingly no share or loan capital of any subsidiary is under option or agreed, conditionally or unconditionally, to be put under option.

3.10	At the date of this document, New WPP has no subsidiaries and, accordingly there has been no material issue of share or loan capital by any subsidiary undertaking of New WPP for cash or other consideration.

3.11	No New WPP Shares have been marketed to, nor are available for purchase by, the public in the United Kingdom or elsewhere in connection with the introduction of the New WPP Shares to the Official List.

3.12	No commissions, brokerages, discounts or other special terms have been granted in respect of any share capital of New WPP.

3.13

The New WPP Shares will, when issued, be in registered form and, subject to the provisions of the CREST Regulations, the Directors may permit the holding of New WPP Shares in uncertificated form and title to New WPP Shares may be transferred by means of a relevant system (as defined in the CREST Regulations). Where

PART VIII – ADDITIONAL INFORMATION

New WPP Shares are held in certificated form, share certificates will be sent to the registered share owners by first class post. No temporary documents of title have been or will be issued in respect of the New WPP Shares.

3.14	The current ISIN number for WPP Shares is 0009740423. The ISIN number for New WPP Shares will be issued after the date of this document but prior to Admission.

4.	Summary of the memorandum and articles of association

4.1	Memorandum of association

The Memorandum of Association of New WPP provides that its principal objects are to carry on the business or businesses of media advertising, market research, public relations, sales promotion and specialist communications and to develop concepts for advertising, marketing, research, sales promotion and similar operations and to do all other things which may be considered incidental or conducive to New WPP’s objects of any of them. The objects of New WPP are set out in full in clause 3 of New WPP’s Memorandum of Association which is available for inspection at the address specified in paragraph 21 below.

4.2	Articles of association

The New WPP Articles, which are substantially similar to the WPP Articles, include provisions to the following effect:

(a)	Rights attaching to New WPP Shares

(i)	Voting rights of Share Owners

Subject to disenfranchisement in the event of (A) non-payment of any call or other sum due and payable in respect of any shares or (B) any non-compliance with any statutory notice requiring disclosure of the beneficial ownership of any shares, and subject to any special rights or restrictions as to voting for the time being attached to any shares on a show of hands, every holder of New WPP Shares who (being an individual) is present in person or (being a corporation) is present by a duly authorized representative at a general meeting of New WPP will have one vote and every person present who has been appointed as a proxy shall have one vote, and on a poll, every holder of New WPP Shares who is present in person or by proxy will have one vote for each share held, except that any proxy who has been appointed by the US Depositary shall have such number of votes as equals the number of New WPP Shares in relation to which such proxy has been appointed. In the case of joint holders, the vote of the person whose name stands first in the register of Share Owners and who tenders a vote is accepted to the exclusion of any votes tendered by any other joint holders.

(ii)	Dividends

(A)	New WPP may, by ordinary resolution, declare a dividend to be paid to the Share Owners, and may fix the time for payment of such dividend. No dividend may be declared in excess of the amount recommended by the Board of New WPP.

(B)	The Board of New WPP may from time to time declare and pay to the Share Owners such interim dividends as appear to the Directors to be justified by the profits of New WPP available for distribution. There are no fixed dates on which entitlement to dividends arises on New WPP Shares.

(C)	Unless the rights attaching to, or the terms of issue of any share state otherwise, all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on the share. Dividends may be declared or paid in any currency.

(D)	No dividend or other monies payable in respect of a share shall bear interest against New WPP unless otherwise provided by the rights attached to the share.

(E)

With the sanction of an ordinary resolution and the recommendation of the Board payment of all or any part of a dividend to be paid by distributing specific assets, in particular paid up shares or debentures of any other company. The Board may, if authorised by an ordinary resolution, offer a scrip dividend under which Share Owners may be given the opportunity to elect to receive fully paid

PART VIII – ADDITIONAL INFORMATION

New WPP Shares instead of cash, or a combination of shares and cash, with respect to future dividends.

(F)	If a Share Owner owes any money to New WPP relating in any way to shares, the Board may deduct any of this money from any dividend on any shares held by the Share Owner, or from other money payable by New WPP in respect of the shares. Money deducted in this way may be used to pay the amount owed to New WPP.

(G)	New WPP may pay any dividend or other sum payable in respect of a share by cheque or dividend warrant, or by a bank or other funds transfer system or by such other electronic means to such account as the holder may notify to New WPP for the purpose, or in such other way as may be agreed between New WPP and the holder. Any such cheque or dividend warrant may be sent by post to the registered address of the holder or to such other address as the holder may notify to New WPP for the purpose. In the case of any scrip dividend the Board may decide this right shall not be made available to members resident in any territory where, in the opinion of the Board, compliance with local laws or regulations would be unduly onerous.

(iii)	Unclaimed Dividends

Unclaimed dividends and other money payable in respect of a share can be invested or otherwise used by directors for the benefit of New WPP until they are claimed. A dividend or other money remaining unclaimed twelve years after it first became due for payment will be forfeited and cease to remain owing by New WPP.

(iv)	Return of capital

In the event of a winding-up or other return of capital of New WPP, the assets of New WPP available for distribution among the Share Owners will be divided, subject to the rights attached to any other shares issued on any special terms and conditions, between the holders of New WPP Shares according to the respective amounts paid up on those shares. The liquidator may, with the sanction of an extraordinary resolution of the New WPP and any other sanction required by statute (A) divide among the share owners in specie the whole or any part of the assets of the New WPP; or (B) vest the whole or any part of the assets in trustees on such trusts for the benefit of Share Owners as the liquidator shall think fit, but no Share Owner shall be compelled to accept any assets upon which there is any liability.

(v)	Restrictions on New WPP Shares

If a Share Owner or any person appearing to be interested in shares in New WPP has been duly served with a notice pursuant to section 212 of the Companies Act and is in default in supplying to New WPP the information thereby required within the time specified in such notice, the Directors of New WPP may serve on such Share Owner or on any such person a notice (a restriction notice) in respect of the shares in relation to which the default occurred (Default Shares) and any other shares held at the date of the restriction notice directing that the Share Owner shall not, nor shall any transferee to which any of such shares are transferred other than pursuant to a permitted transfer under the New WPP Articles, be entitled to be present or to vote, either in person or by proxy, at any general meeting or class meeting of New WPP. Where the Default Shares represent at least 0.25 per cent. of the issued shares of New WPP of the same class, the restriction notice may in addition direct that such a Share Owner shall not be entitled in respect of the Default Shares to receive any dividend or other (distribution or to transfer or agree to transfer any of those shares or any rights in them.

(b)	Transfer of shares

(i)	Subject to restrictions in the articles of association, a Share Owner may transfer some or all of his or her New WPP Shares in any manner which is permitted by any applicable statutory provision and is approved by the Board of New WPP.

(ii)	Transfers of uncertificated shares must be carried out in accordance with the Statutes.

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(iii)	The instrument of transfer for certificated shares must be signed by or on behalf of the transferor and except in the case of a fully paid share, by or on behalf of the transferee and must be delivered to the registered office or any other place the directors decide. The Board may refuse to register a transfer:

(A)	if it is of shares which are not fully paid;

(B)	if it is of shares on which New WPP has a lien;

(C)	if it is not stamped and duly presented for registration together with the share certificate and evidence of title as the Board of New WPP reasonably requires;

(D)	if it is with respect to more than one class of shares;

(E)	if it is in favour of more than four persons jointly; or

(F)	in certain circumstances, if the holder has failed to provide the required particulars to New WPP as described under “Restrictions on New WPP Shares” above.

(iv)	WPP may not refuse to register transfers of WPP New Shares if this refusal would prevent dealings in the shares on the London Stock Exchange from taking place on an open and proper basis.

(v)	If the board refuses to register a transfer of a share, it shall, within two months after the date on which the transfer was lodged, send to the transferee notice of the refusal.

(vi)	The registration of transfers may be suspended at any time and for any period (not exceeding 30 days in any year) as the directors may determine, except that the registration of the transfer of shares held in uncertificated form may only be suspended as permitted by the CREST Regulations.

(vii)	Other than as provided by sections 428 to 430 of the Act and the City Code on Takeovers and Mergers there are no rules or provisions relating to mandatory takeover bids and/or squeeze-out and sell-out rules in relation to the New WPP Shares.

(c)	Changes in share capital

New WPP may by ordinary resolution:

(i)	increase its share capital by the amount, to be divided into shares of the amounts, that the resolution prescribes;

(ii)	consolidate and divide all or any of its share capital into shares of a larger amount;

(iii)	sub-divide all or part of its share capital into shares of a smaller amount but so that the proportion between the amount paid up and the amount (if any) not paid up on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived and the resolution may determine that any of the shares resulting from the sub-division may have any preference or advantage or have qualified or deferred rights or be subject to any restrictions; and

(iv)	cancel any shares which have not, at the date of the ordinary resolution, been taken or agreed to be taken by any person and diminish the amount of its authorised share capital by the amount of the shares so cancelled.

Subject to the provisions of the Companies Act and any other statute and to any rights conferred on the holders of any class of shares, New WPP may by special resolution:

(v)	purchase all or any of its shares of any class, including any redeemable shares; and

(vi)	reduce its share capital and any capital redemption reserve or share premium account in any way.

(d)	Variation of rights

Whenever the share capital of New WPP is divided into different classes of shares, all or any of the rights for the time being attached to any class of shares may from time to time (whether or not New WPP is being wound up) be varied, either with the consent in writing of the holders of three-fourths in nominal value of the issued shares of that class or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of those shares. At any separate general meeting, the necessary quorum is two persons

PART VIII – ADDITIONAL INFORMATION

holding or representing by proxy at least one-third in nominal amount of the issued shares of the class in question (but at any adjourned meeting, any person holding shares of the class or his proxy is a quorum).

Unless otherwise expressly provided by the terms of their issue, the rights attached to any class of shares shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with them.

(e)	Uncertificated shares — general powers

In relation to any uncertificated share, New WPP may utilise the relevant system in which it is held to the fullest extent available from time to time in the exercise of any of its powers or functions under any applicable statutory provision or the articles of association or otherwise in effecting any action. Any provision in the New WPP Articles in relation to uncertificated shares which is inconsistent with any applicable statutory provision shall not apply. New WPP may, by notice in writing to the holder of an uncertificated share, require the holder to change the form of that share to certificated form within such period as may be specified in the notice. For the purpose of effecting any action by New WPP, the Board of New WPP may determine that holdings of the same share owner in uncertificated form and in certificated form shall be treated as separate holdings.

(f)	Redeemable Shares and Purchase of Own Shares

Subject to the Act, and without prejudice to any rights attaching to any existing shares or class of shares, in such manner as is provided in the articles of association, shares may be issued that are to be redeemed or which at the option of New WPP or the holder are liable to be redeemed.

Subject to the Act and to Chapter 12 of the Listing Rules and without prejudice to any relevant special rights attached to any class of shares, New WPP may purchase any of its own shares of any class in any way and at any price (whether at par or above or below par).

(g)	Directors

(i)	The directors (other than alternate directors) shall not, unless otherwise determined by an ordinary resolution of New WPP, be less than six in number.

(ii)	A director need not be a share owner of New WPP.

(iii)	There is no age limit for directors.

(iv)	At each annual general meeting any director then in office who has been appointed by the Board since the previous annual general meeting or has held office for three years or more shall retire from office but shall be eligible for re-appointment.

(v)	The directors shall be paid fees not exceeding in aggregate £1,000,000 per annum (or such larger sum as New WPP may, by ordinary resolution, determine) as the board may decide to be divided among them in such proportion and manner as they may agree or, failing agreement, equally. Any fee payable under this article shall be distinct from any remuneration or other amounts payable to a director under other provisions of these articles and shall accrue from day to day.

(vi)	The Board of New WPP may grant special remuneration to any director who performs any special or extra services to or at the request of New WPP. Special remuneration may be payable to a director in addition to his ordinary remuneration (if any) as a director.

(vii)	The directors shall also be paid out of the funds of New WPP all expenses properly incurred by them in and about the discharge of their duties, including their expenses of travelling to and from the meetings of the Board, committee meetings and general meetings.

(viii)	The Board of New WPP may exercise all the powers of New WPP to pay, provide or procure the grant of pensions or other retirement or superannuation benefits and death, disability or other benefits, allowances or gratuities to any person who is or has been at any time a director of New WPP or in the employment or service of New WPP or of any company which is or was a subsidiary of or associated with New WPP or of the predecessors in business of New WPP or any subsidiary or associated company or the relatives or dependants of any such person. For that purpose the Board may procure the establishment and maintenance of, or participate in, or contribute to any non-contributory or contributory pension or superannuation fund, scheme or arrangement or pay any insurance premiums.

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(ix)	Subject to any applicable statutory provisions, a director shall not be disqualified by his office from entering into any contract with New WPP, either with regard to his tenure of any office or position in the management, administration or conduct of the business of New WPP, or as vendor, purchaser or otherwise. A director may hold and be remunerated in respect of any other office or place of profit with New WPP (other than the office of auditor of New WPP) in conjunction with his office as director and he (or his firm) may also act in a professional capacity for New WPP (except as auditor) and may be remunerated for it.

(x)	A director who to his knowledge is in any way, whether directly or indirectly, interested in a contract with New WPP shall declare the nature of his interest at a meeting of the directors.

(xi)	A director shall not vote or be counted in the quorum at a meeting in respect of any resolution concerning his own appointment (including fixing and varying its terms), or the termination of his own appointment, as the holder of any office or place of profit with New WPP or any other company in which New WPP is interested but, where proposals are under consideration concerning the appointment (including fixing or varying its terms), or the termination of the appointment, of two or more directors to offices or places of profit with New WPP or any company in which New WPP is interested, those proposals may be divided and considered in relation to each director separately; and in such case each of the directors concerned (if not otherwise debarred from voting under the articles of association) shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment or the termination of his own appointment.

(xii)	A director shall not vote (or be counted in the quorum at a meeting) in respect of any contract in which he has an interest which (together with any interest of a connected person) is to his knowledge a material interest. Notwithstanding the above, a director shall be entitled to vote (and be counted in the quorum) on:

(A)	any contract in which he is interested by virtue of an interest in shares, debentures or other securities of New WPP or otherwise in or through New WPP;

(B)	the giving of any guarantee, security or indemnity in respect of money lent or obligations incurred by him or by any other person at the request of, or for the benefit of, New WPP or any of its subsidiary undertakings; or a debt or obligation of New WPP or any of its subsidiary undertakings for which he himself has assumed responsibility under a guarantee or indemnity or by the giving of security;

(C)	any issue or offer of shares, debentures or other securities of New WPP or any of its subsidiary undertakings in respect of which he is or may be entitled to participate in his capacity as holder of any such securities or as an underwriter or sub-underwriter;

(D)	any contract concerning another company in which he and any connected person do not to his knowledge hold an interest in shares (within the meaning of sections 198 to 211 of the Act) representing 1 per cent. or more of the issued shares of any class of such company or of the voting rights of that company;

(E)	any arrangement for the benefit of employees of New WPP or any of its subsidiary undertakings which does not accord to him any privilege or benefit not generally accorded to the employees to whom the arrangement relates; and

(F)	the purchase or maintenance of insurance for the benefit of directors or for the benefit of persons (including directors of New WPP).

(h)	Borrowing powers

(i)	The Board of New WPP may exercise all the powers of New WPP to borrow money and to mortgage or charge all or any part of its undertaking, property and assets (both present and future) and uncalled capital and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of New WPP or of any third party.

(ii)

The Board of New WPP shall restrict the borrowings of New WPP and exercise all voting and other rights or powers of control exercisable by New WPP in relation to its subsidiary undertakings (if any) so

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as to secure (but as regards subsidiary undertakings only so far as by such exercise it can secure) that the aggregate principal amount outstanding at any time in respect of all borrowings by the WPP (exclusive of any borrowings which are owed by one WPP Group company to another WPP Group company) after deducting the amount of cash deposited will not, without the previous sanction of New WPP in general meeting, exceed an amount equal to 2.5 times the adjusted capital and reserves (as defined in the Articles) or any higher limit fixed by ordinary resolution of New WPP which is applicable at the relevant time.

(iii)	To date no resolution of the type referred to in paragraph (ii) above has been passed.

(i)	General meetings

(i)	The Board shall convene and New WPP shall hold annual general meetings in accordance with the Statutes. All general meetings other than annual general meetings shall be called extraordinary general meetings. The Board may convene an extraordinary general meeting whenever and at such times and places as it shall determine.

(ii)	An extraordinary general meeting shall also be convened by the board on the requisition of members under the Statutes or, in default, may be convened by such requisitionists, as provided by the Statutes. The board shall comply with the Statutes regarding the giving and the circulation, on the requisition of members, of notices of resolutions and of statements with respect to matters relating to any resolution to be proposed or business to be dealt with at any general meeting of WPP Group.

(iii)	An annual general meeting and an extraordinary general meeting called for the passing of a special resolution or a resolution of which special notice is required by the Statutes or a resolution appointing any person (other than a retiring director) as a director shall be called by not less than twenty-one clear days’ notice. All other extraordinary general meetings shall be called by not less than fourteen clear days’ notice. Subject to the provisions of the Act, to the provisions of the Articles and to any restrictions imposed on any shares, the notice shall be sent to all the members, to each of the directors and to the auditors.

(iv)	The notice shall specify the place, day and time of the meeting, and the general nature of the business to be transacted. It shall also state in a reasonably prominent place that a member entitled to attend and vote can appoint one or more proxies (who need not be members) to attend, speak and vote instead of that member. The accidental omission to give notice of a general meeting to, or the non-receipt of notice by, any person entitled to receive the notice shall not invalidate the proceedings of that meeting.

(v)	No business shall be transacted at any general meeting unless the requisite quorum is present when the meeting proceeds to business. Except as otherwise provided by the articles two members present in person or by proxy and entitled to vote shall be a quorum.

(vi)	The Board may make any security arrangements which it considers appropriate relating to the holding of a general meeting of New WPP including, without limitation, arranging for any person attending a meeting to be searched and for items of personal property which may be taken into a meeting to be restricted. A director or the secretary may refuse entry to a meeting to any person who refuses to comply with any such arrangements and eject from a meeting any person who causes the proceedings to become disorderly.

(vii)	A director shall be entitled to attend and speak at any general meeting of WPP Group whether or not he is a member. The chairman may invite any person to attend and speak at any general meeting of WPP Group if he considers that such person has the appropriate knowledge or experience of WPP Group’s business to assist in the deliberations of the meeting.

(viii)	A general meeting may be held at more than one place if the notice convening the meeting specifies that it shall be held at more than one place or the Board resolves, after the notice convening the meeting has been given, that the meeting shall be held at more than one place.

(ix)

A general meeting held at more than one place is duly constituted and its proceedings are valid if the chairman of the meeting is satisfied that facilities (whether by electronic means or otherwise) are available to enable each person present at each place to participate in the business of the meeting. Each

PART VIII – ADDITIONAL INFORMATION

person present at each place in person or by proxy and entitled to vote shall be counted in the quorum for, and shall be entitled to vote at, the meeting. The meeting is deemed to take place at the place at which the chairman of the meeting is present.

(x)	At a general meeting an ordinary resolution or any other question (other than a special or extraordinary resolution) put to the vote of the meeting shall be decided on a show of hands, unless (before, or immediately after the declaration of the result of, the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded by the chairman of the meeting, or at least five members present in person or by proxy having the right to vote on the resolution, or a member or members present in person or by proxy representing in aggregate not less than one-tenth of the total voting rights of all the members having the right to vote on the resolution, or a member or members present in person or by proxy holding shares conferring the right to vote on the resolution on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right and a demand for a poll by a person as proxy for a member shall be as valid as if the demand were made by the member himself.

(xi)	All special resolutions and extraordinary resolutions shall be decided on a poll. If a poll is demanded (and the demand is not withdrawn), it shall be taken at such time (either at the meeting at which the poll is demanded or within thirty days after the meeting), at such place and in such manner (including by electronic means) as the chairman of the meeting shall direct and he may appoint scrutineers (who need not be members). On a poll votes may be given either personally or by proxy and a member entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

(xii)	In the case of an equality of votes, either on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place, or at which the poll is demanded, as the case may be, shall be entitled to a further or casting vote in addition to any other vote or votes to which he may be entitled.

(j)	Disclosure of beneficial ownership

As provided by section 199 of the Companies Act 1985, a person has a notifiable interest in the share capital of New WPP when (i) he has material interests with an aggregate nominal value equal to or greater than 3 per cent. of the nominal value of the share capital or (ii) not having such an interest by virtue of (i) above, the aggregate nominal value of the shares in which he has interests (whether or not these are material interests) is equal to or more than 10 per cent. of that share capital.

If at any time the Board is satisfied that any member, or any other person appearing to be interested in shares held by such member, has been duly served with a notice under section 212 of the Act (a section 212 notice) and is in default for the prescribed period in supplying to New WPP the information thereby required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the Board may, in its absolute discretion at any time thereafter by notice (a direction notice) to such member direct that:

(i)	in respect of the shares in relation to which the default occurred (the default shares, which expression includes any shares issued after the date of the section 212 notice in respect of those shares) the member shall not be entitled to attend or vote either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares or on a poll; and

(ii)	where the default shares represent at least 1/4 of 1 per cent. in nominal value of the issued shares of their class, the direction notice may additionally direct that in respect of the default shares:

(A)	no payment shall be made by way of dividend and no share shall be allotted in lieu of payment of a dividend;

(B)	no transfer of any default share shall be registered unless:

I.	the member is not himself in default as regards supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the member in such form as the Board may in its absolute discretion require to the effect that after due and careful enquiry the member is satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer; or

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II.	the transfer is an approved transfer; or

III.	registration of the transfer is required by the Regulations.

Any direction notice shall cease to have effect not more than seven days after the earlier of receipt by the Company of:

(i)	a notice of an approved transfer, but only in relation to the shares transferred; or

(ii)	all the information required by the relevant section 212 notice, in a form satisfactory to the Board.

(k)	Principal differences between the WPP Articles and the New WPP Articles

New WPP has adopted articles of association in substantially the same form as WPP’s existing articles of association (existing Articles) although the directors of New WPP concluded that it was appropriate to take the opportunity to update the articles to bring them into line with current practice and recent changes in legislation. Many of the differences between the existing Articles and the new Articles are of a minor and technical nature and require no further explanation. The other principal changes are summarised below.

i.	New Article 2: Interpretation

Various definitions have been inserted or amended to take account of the Uncertificated Securities Regulations 2001 and a new definition of “treasury shares” has been inserted to expressly permit New WPP to hold shares in treasury if it wishes to do so in accordance with the new provisions in the Companies Act relating to treasury shares. New article 2(m) clarifies that when shares are held in treasury, all rights relating to those shares are suspended, including the right to attend and vote at general meetings, the right to receive a dividend and the right to receive any other distribution from New WPP.

ii.	New Article 7: Dis-application of pre-emption rights

This article includes a specific reference to section 94A of the Act and the fact that an allotment of equity securities will include any shares previously held by New WPP in treasury.

iii.	New Articles 16(2)(d), 21(5), 26(8) and 50(2)

These articles have also been amended to reflect the new CREST Regulations in particular an enabling provision to allow share owners to utilise the new CREST Proxy Voting Service provisions.

iv.	New Article 73: Directors’ fees

WPP’s existing limit on directors’ fees was last increased in 2004 to £1,000,000 and so New WPP’s Articles include this limit on directors’ fees.

v.	New Article 80: Power to borrow money

These amendments have been made to take into account the Companies Act 1985 (International Accounting Standards and Other Accounting Amendments) Regulations 2004 which require quoted companies to prepare their consolidated accounts in accordance with International Financial Reporting Standards (IFRS) as from 1 January 2005. As a result of these changes New WPP has removed provisions including certain goodwill in the borrowing calculations and added provisions such that the impact of investments in own shares are ignored in the borrowing calculations.

vi.	New Article 136: Indemnity of officers

This will provide that the Company may indemnify a director or other officer (excluding an auditor) against liabilities incurred by him in connection with his duties, powers or office. This amends existing Article 136 which provides that the directors and officers shall be indemnified against such liabilities. The change is for the purposes of clarification and reflects a recent determination by the courts that a company’s articles of association are not automatically binding as between a company and its officers and that indemnities will not be available to directors or officers unless they are also incorporated in a separate contract between New WPP and the relevant director or officer. The wording of new article 136 has also been updated to reflect changes in company law relating to such indemnities.

PART VIII – ADDITIONAL INFORMATION

5.	Directors of New WPP

5.1	The Directors of New WPP and their biographies are set out below:

Name: Philip Lader	Position: Non-executive Chairman	Age: 59

Philip Lader was appointed chairman in 2001. The US Ambassador to the Court of St James’s from 1997 to 2001, he previously served in several senior executive roles in the US Government, including as a Member of the President’s Cabinet and as White House Deputy Chief of Staff. Before entering government service, he was executive vice president of the company managing the late Sir James Goldsmith’s US holdings and president of both a prominent American real estate company and universities in the US and Australia. A lawyer, he is also a Senior Advisor to Morgan Stanley, a director of RAND, Marathon Oil and AES Corporations, a Member of the Council of Lloyd’s (Insurance Market), a Trustee of the British Museum and a Member of the Council on Foreign Relations.

Name: Sir Martin S Sorrell	Position: Chief executive	Age: 60

Sir Martin Sorrell joined WPP in 1986 as a director, becoming WPP Group chief executive in the same year.

Name: Paul W G Richardson	Position: Finance Director	Age: 47

Paul Richardson became Group finance director of WPP in 1996 after four years with WPP as director of treasury. He is responsible for Group worldwide functions in finance, information technology, procurement and property. Previously he spent six years with the central financial team of Hanson PLC. He is a chartered accountant and member of the Association of Corporate Treasurers. He is a non-executive director of Chime Communications PLC and STW Communications Group Limited in Australia, both of which are companies associated with WPP Group.

Name: Howard Paster	Position: Executive Director	Age: 60

Howard Paster was appointed a director in January 2003. He was previously chairman and chief executive officer of Hill & Knowlton, Inc. He joined the WPP parent company in August 2002, overseeing WPP’s portfolio of public relations and public affairs businesses. He is also the director responsible for the Group’s Corporate Social Responsibility policy. Prior to joining Hill & Knowlton Inc., he served as assistant to President Clinton and director of the White House Office of Legislative Affairs. He is a member of the board of trustees of Tuskegee University, president of the Little League Foundation and a member of the Council on Foreign Relations.

Name: Mark J Read	Position: Strategy Director	Age: 38

Mark Read was appointed a director in March 2005. He has been WPP’s Director of Strategy since 2002. He worked at WPP between 1989 and 1995 in both parent company and operating company roles. Prior to rejoining WPP in 2002, he was a principal at the consultancy firm of Booz-Allen & Hamilton. He subsequently founded and developed Web Rewards in the UK.

Name: Esther Dyson	Position: Non-executive Director	Age: 54

Esther Dyson was appointed a director in 1999. She recently sold her business, EDventure Holdings, to CNET Networks, the US-based interactive media company. She remains editor of her newsletter, Release 1.0, and continues to host the annual PC Forum conference under CNET’s ownership. She is an acknowledged luminary in the information technology industry, highly influential for the past 20 years on the basis of her state-of-the-art knowledge of the online/information technology industry worldwide, as well as the emerging information technology markets of Central and Eastern Europe. An angel investor as well as an analyst/observer, she recently participated in the sale of Flickr to Yahoo!. She sits on the boards of other IT start-ups including EVDB, Meetup.com, Newspaper Direct (Canada), CV-Online (Hungary) and Yandex (Russia). She sat on the consumer advisory board of Orbitz until its recent sale to Cendant.

Name: Orit Gadiesh	Position: Non-executive Director	Age: 54

Orit Gadiesh was appointed a director in April 2004. She is chairman of Bain & Company, Inc. and a world-renowned expert on management and corporate strategy. She holds an MBA from Harvard Business School and was a Baker Scholar. She is a board member of the HBS Visiting Committee (Harvard Business School) and Dean’s Advisory

PART VIII – ADDITIONAL INFORMATION

Board (Kellogg School) in the US and the Haute Ecole Commerciale in France. She sits on the Boards of the Federal Reserve Bank of New England and the Peres Institute for Peace and is a member of the Council of Foreign Relations.

Name: David H Komansky	Position: Non-executive Director	Age: 66

David Komansky was appointed a director in January 2003. He was chairman of the Board of Merrill Lynch & Co, Inc. serving until his retirement on 28 April 2003. He served as chief executive officer from 1996 to 2002, having begun his career at Merrill Lynch in 1968. Among many professional affiliations, he serves as a director of Black Rock, Inc. and as a member of the International Advisory Board of the British American Business Council. Active in many civic and charitable organisations, he serves on the Boards of the New York Presbyterian Hospital, the American Museum of Natural History and the National Academy Foundation.

Name: Christopher A A E Mackenzie	Position: Non-executive Director	Age: 51

Christopher Mackenzie was appointed a director in 2000. He is chief executive of Equilibrium, a London-based financial advisory and investment partnership and visiting professor of International Business Strategy at INSEAD. He is also a board member of Minerva plc and the Abdul Latif Jameel Group.

Name: Stanley W Morten	Position: Non-executive Director	Age: 61

Bud Morten was appointed a director in 1991. He is a consultant and private investor. He is currently the Independent Consultant to Citigroup/Smith Barney with responsibility for its independent research requirements. Previously he was the chief operating officer of Punk, Ziegel & Co, a New York investment banking firm with a focus on the healthcare and technology industries. Before that he was the managing director of the equity division of Wertheim Schroder & Co, Inc. in New York. He is a non-executive director of Register.com Inc., a NASDAQ-listed US public company.

Name: Koichiro Naganuma	Position: Non-executive Director	Age: 60

Koichiro Naganuma was appointed a director in 2004. He is president and group chief operating officer of Asatsu-DK, also known as ADK. Joining the agency in 1981, he began his career with the international arm of the agency. His mandate thereafter expanded to the total operation of the group. He replaced ADK Chairman Masao Inagaki on the Board who retired upon the appointment of Mr. Naganuma. ADK is Japan’s third largest advertising and communications company, and the ninth largest in the world. WPP took a 20 per cent. interest in ADK in 1998.

Name: Lubna S Olayan	Position: Non-executive Director	Age: 50

As CEO of Olayan Financing Company, Lubna Olayan is responsible for the Olayan Group business and investments in Saudi Arabia and the Middle East. In December 2004, she was elected to the Board of Saudi Hollandi Bank, the first woman to be elected to the board of a Saudi listed company. From 1996 through 2004, she served on the board of Chelsfield, the UK property developer. She is a member of INSEAD’s International Council and a trustee of the Arab Thought Foundation. She is also a member on the Arab Business Council and the Women’s Leadership Initiative of the World Economic Forum.

Name: John A Quelch	Position: Non-executive Director	Age: 54

John Quelch was appointed a director in 1988. He is Senior Associate Dean and Lincoln Filene Professor of Business Administration at Harvard Business School. Between 1998 and 2001 he was Dean of the London Business School. He also serves as chairman of the Massachusetts Port Authority. Professor Quelch’s writing focus on global business practice in emerging as well as developed markets, international marketing and the role of the multinational corporation and the nation state. He is a non-executive director of Inverness Medical Innovations, Inc. and Pepsi Bottling Group Inc. He served previously on the boards of Blue Circle Industries plc, easyJet plc, Pentland Group plc and Reebok International Limited.

Name: Jeffrey A. Rosen	Position: Non-executive Director	Age: 57

Jeffrey Rosen was appointed a director in December 2004. He is a deputy chairman and managing director of Lazard LLC. Previously, he was a managing director of Wasserstein Perella & Co., Inc. since its inception in 1988, and

PART VIII – ADDITIONAL INFORMATION

chairman of Wasserstein Perella International. He has over 30 years of experience in international investment banking, and corporate finance. He is a member of the Council on Foreign Relations. He is also President of the Board of Trustees of the International Centre of Photography in New York.

Name: Paul Spencer	Position: Non-executive Director	Age: 55

Paul Spencer was appointed a director in April 2004. He is a financier with 20 years’ experience in the financial management of a number of blue chip companies, including British Leyland PLC, Rolls-Royce PLC, Hanson PLC and Royal & Sun Alliance PLC. He served as UK chief executive of Royal & Sun Alliance PLC between 1999 and 2002. He is the non-executive chairman of State Street Managed Pension Funds and of Goshawk Insurance Group PLC and of Britannic Group plc. He is also the chairman of the Association of Corporate Treasurers’ Advisory Board and of NS&I (National Savings), a UK government-owned retail savings institution. He has also joined the boards of Nipponkoa Insurance Europe Ltd, Sovereign Reversions Group plc and Britannic Group plc. Paul is a governor of Motability, a UK charity for the disabled.

Name: Colin Richard Day	Position: Non-executive Director	Age: 50

Colin Day was appointed as a director in August 2005. He is the chief financial officer of Reckitt Benckiser Plc (2000 to date). Previously he has been group finance director of Aegis Group Plc (1995-2000) and of companies within the ABB group (1988-1994). He has also worked for the De La Rue Group Plc, British Gas and Kodak. He has been a non-executive director of Vero Group Plc (1995-1998), Bell Group Plc (1996-2004) and easyjet Plc (2000-2005).

5.2	The business address of each of the Directors of New WPP is 27 Farm Street, London W1J 5RJ.

5.3	In addition to their directorships of New WPP, WPP and companies in the WPP Group, the Directors of New WPP hold or have held the following directorships and/or partners of the following partnerships in the past five years:

Name	Position	Company/Partnership	Position still held (Y/N)
Philip Lader	Chairman (non-executive)	AES Corporation	Y
		Lloyd’s of London	Y
		Marathon Oil Corporation	Y
		RAND Corporation	Y

Sir Martin Stuart Sorrell	Chief Executive Officer	Colefax Group plc	N
		JMS Financial Services Limited	Y
		JMS Financial Services (No 2) Limited	Y

Paul Winston George Richardson	Finance Director	STW Communications Group Limited	Y
		Chime Communications PLC	Y
		International Research (USA) Inc.	Y
		Internet Crimes Group, Inc.	Y
		The Grass Roots Group plc	N

Mark Julian Read	Executive Director	43 Redcliffe Road Property	Y
Management Company Limited
		WebRewards Limited	N

Esther Dyson	Non-Executive Director	Manugistics Group, Inc.	N
		Scala Business Solutions N.V.	N
		Graphisoft R&D Rt	N
		ComputerLand Poland S.A.	N
		Sourceree Limited	N
		Living Systems AG	N
		Trustworks Group, Inc.	N
		Cybiko, Inc.	N
		KeySystem	N
		Electrobug Limited	Y
		Meetup, Inc.	Y
		IBS Group	Y
		NewspaperDirect, Inc.	Y
		CVO Group	Y

PART VIII – ADDITIONAL INFORMATION

Name	Position	Company/Partnership	Position still held (Y/N)
		EVDB, Inc.	Y
		Yandex	Y
		Vatera (Hungary) Kft	Y

Orit Gadiesh	Non-Executive Director	Bain & Company	Y
		Federal Reserve Bank of New England	Y

David Herman Komansky	Non-Executive Director	AEA Investors LLC	Y
		BlackRock, Inc	Y
		Burt’s Bees, Inc	Y
		New York Stock Exchange	N
		Schering-Plough Corporation	N

Christopher Alasdhair Anthony Ewan Mackenzie	Non-Executive Director	Champagnes Jacquesson et Fils	Y
		Abdul Latif Jameel Group	Y
		Minerva plc	Y
		Trizec Hahn Corp	N
		Trizec Canada	N
		Trizec Corp	N
		Brunswick Capital Limited	N
		Brunswick UBS Limited	N

Stanley Wilbur Morten	Non-Executive Director	Morten Paper and Metal, Inc.	Y
		The Motley Fool, Inc.	Y
		Register.com, Inc.	Y

Koichiro Naganuma	Non-Executive Director	Asatsu-DK, Inc.	Y

Lubna Sulliman Olayan	Non-Executive Director	Saudi Hollandi Bank	Y
Olayan Investments Company
		Establishment	Y
		Chelsfield Limited	N

John Anthony Quelch	Non-Executive Director	Pepsi Bottling Group, Inc.	Y
		Inverness Medical Innovations, Inc.	Y
		Loyalty Management UK Limited	Y
		easyJet plc	N
		Pentland Group plc	N
		Blue Circle Industries plc	N

Jeffrey Allen Rosen	Non-Executive Director	Lazard Frères & Co. LLC	Y
		Lazard & Co., Europe Limited	Y
		Lazard & Co. S.r.l.	Y
		Lazard & Co. GmbH	Y
		Lazard Agesones Financieros, S.A.	Y
		Lazard AB	Y
		Lazard B.V.	Y
		Cypress Air LLC	N
Wasserstein Perella & Co. Holdings.
		Inc.	N
		Wasserstein Perella & Co., Inc.	N
		Dresdner Kleinwort Wasserstein, Inc.	N
		Wasserstein Perella & Co. Japan, Ltd.	N
		Wasserstein Perella & Co. Ltd.	N
		Wasserstein Perella & Co. Pacific, Ltd.	N
Wasserstein Perella Emerging Markets,
		Inc.	N
		Wasserstein Perella (France) S.A.	N
Wasserstein Perella Group Holdings,
		LLC.	N
		Wasserstein Perella Securities Limited	N
		WPEM Asset Management, Inc.	N
		WP Plan Management Partners, Inc.	N
		WP Plan Management Partners II, Inc.	N
		Wasserstein Perella	N

PART VIII – ADDITIONAL INFORMATION

Name	Position	Company/Partnership	Position still held (Y/N)
		Wasserstein Perella International	N
		Dresdner Kleinwort Wasserstein	N

Paul Spencer	Non-Executive Director	ACT (Administration) Limited	N
		Britannic Assurance PLC	Y
		Britannic Group PLC	Y
		Royal Sun Alliance Group PLC	N
		Cavendish Insurance Limited	N
		Commercial Bridging Limited	N
		Directors & Officers Limited	N
		Elders Insurance Company Limited	N
		Fortress Insurance Company Limited	N
		GoshawK Insurance Holdings plc	Y
		Hazard Management Limited	N
		Home Bridging Limited	N
Liverpool Marine and General
		Insurance Company Limited	N
		Marine Insurance Company Limited	N
		National Savings and Investments	Y
Nipponkoa Insurance Company
		(Europe) Limited	Y
Northern Maritime Insurance Company
		Limited	N
		Recommend Limited	N
		Sovereign Reversions PLC	Y
State Street Managed Pension Funds
		Limited	Y
Union Marine and General Insurance
		Company Limited	N
		P and L Partnership	Y
		Beachcroft Wansboroughs	Y [1]

Colin Richard Day	Non-Executive Director	E.R. Howard Limited	Y
		Glasgow Square Limited	Y
		Hamol Limited	Y
		Helpcentral Limited	Y
		Linden Germany A Limited	Y
		Linden Germany B Limited	Y
		Lloyds’ Pharmaceuticals Limited	Y
		Reckitt Benckiser plc	Y
		Suffolk Finance Company Limited	Y
		Airwick	N
		Airwick (UK) Limited	N
		Atlantis (Egypt)	N
		Atlantis	N
		Carbic	N
		Chiswick Products (Egypt)	N
		Chiswick Products	N
		DAE Health Laboratories	N
		Howard Lloyd & Company, Limited	N
		J & J COLMAN	N
		Lloyd Anphar Limited	N
		Lloyds (Batley) Limited	N
		Slater (Finance) Limited	N
		Bell Group plc	N
		easyjet PLC	N
		Imperial Tobacco Plc	Y

[1]	Member of partnership board but not a partner.

PART VIII – ADDITIONAL INFORMATION

5.4	Esther Dyson was a director of Sourceree Limited from May 2000 until February 2003 when the company entered liquidation. Ms Dyson was a non-executive director and an investor in the company. The assets of Sourceree Limited were sold to Cogparde Limited (renamed Sourceree Solutions Limited) in February 2003 and such company also assumed all the liabilities of Sourceree Limited. The liquidation of Sourceree Limited was therefore closed on a solvent basis. Esther Dyson was also a director of Living Systems AG which appointed an insolvency practitioner and filed for insolvency in April 2003. The assets of the company have been sold and the insolvency practitioner is in the process of distributing the proceeds to the company’s creditors. This process is ongoing but it is not anticipated that creditors will be paid in full.

5.5	None of the Directors of New WPP has at anytime within the last five years:

(a)	save as disclosed in paragraph 5.3, been a director or partner of any companies or partnerships; or

(b)	had any convictions (whether spent or unspent) in relation to offences involving fraud or dishonesty; or

(c)	been adjudged bankrupt or been the subject of any individual voluntary arrangement; or

(d)	save as disclosed in paragraph 5.4, been a director of a company which has been placed in receivership, compulsory liquidation, creditors’ voluntary liquidation or administration or which entered into any company voluntary arrangement or any composition or arrangement with its creditors generally or with any class of its creditors, at any time while he was a director of that company or within 12 months after his ceasing to be a director; or

(e)	been a partner in a partnership which, while he was a partner or within 12 months of his ceasing to be a partner, was put into compulsory liquidation or administration or entered into any partnership voluntary arrangement or had a receiver appointed over any partnership asset; or

(f)	had a receiver appointed with respect to any assets belonging to him; or

(g)	been subject to any official public incrimination and/or sanction by any statutory or regulatory authority (including any designated professional body) or been disqualified by a court from acting as a director or other officer of a company or from acting in the management or conduct of the affairs of any company.

5.6	None of the Directors of New WPP have any family relationship with another Director.

6.	Directors’ interests in WPP and New WPP

6.1	The interests (all of which are beneficial unless otherwise stated), of the Directors of New WPP and their immediate families in the issued share capital of WPP which:

(a)	have or will have been notified to WPP Group pursuant to sections 324 and 328 of the Act by each director;

(b)	are required to be entered into the register referred to in section 325 of the Act; or

(c)	are interests of a connected person (within the meaning of section 346 of the Act) of a Director which would, if the connected person were a Director, be required to be disclosed under (a) or (b) above and the existence of which is known to or could with reasonable diligence be ascertained by that Director;

were as at 30 August 2005 (the latest practicable date prior to publication of this document) as follows and in the event that the Scheme becomes effective the Directors of New WPP will have the following interests in New WPP Shares by virtue of the effect of the Scheme on their existing holdings of WPP Shares (ignoring the subscriber shares of New WPP which will be cancelled following the Scheme):

Director	Number of WPP Shares/ New WPP Shares	Percentage of WPP Shares
Philip Lader	11,950	0.001
Sir Martin Stuart Sorrell	15,553,028	1.231
Paul Winston George Richardson	226,176	0.018
Howard Paster	201,167	0.016
Mark Julian Read	3,000	0.001
Esther Dyson	35,000	0.003
David Herman Komansky	10,000	0.001
Christopher Alasdhair Anthony Ewan Mackenzie	10,000	0.001

PART VIII – ADDITIONAL INFORMATION

Director	Number of WPP Shares/ New WPP Shares		Percentage of WPP Shares
Stanley Wilbur Morten	20,000		0.002
Koichiro Naganuma	Nil	[1]	Nil
John Anthony Quelch	12,000		0.001
Paul Spencer	3,240		0.001

[1]	Koichiro Naganuma is a director of Asatsu-DK, Inc. which holds 31,295,646 WPP Shares and will hold 31,295,646 New WPP Shares on the Scheme becoming effective (in each case 2.48% of the issued share capital).

The above table does not reflect the extent to which any Directors may have additional beneficial interests by virtue of their participation in the WPP Share Plans. The interests of the Directors in this regard are set out in paragraph 6.3 of this Part VIII.

6.2	The interests of the Directors together represent approximately 1.27 per cent. of the issued share capital of WPP as at 30 August (the latest practicable date prior to publication of this document) and will represent approximately 1.27 per cent. of the issued share capital of New WPP on the Scheme becoming effective.

6.3	As at 30 August 2005 (the latest practicable date before the publication of this document) the following Directors held the following interests in WPP Shares under the WPP Executive Stock Option Plan, the WPP Performance Share Plan, the WPP 2004 Leadership Equity Acquisition Plan and restricted stock awards. In the case of awards under the WPP Performance Share Plan the awards will remain exercisable over WPP Shares. On exercise of an award, the WPP Shares issued to satisfy the awards will be exchanged for New WPP Shares pursuant to the proposed changes to the WPP Articles which form part of the Scheme Proposals. In relation to the other plans under which the Directors hold awards and subject to the Scheme becoming effective, they have agreed to exchange their existing awards (which remain outstanding and are capable of exercise) for replacement awards over an identical number of New WPP Shares.

WPP Executive Stock Option Plan

	Number of Shares	Exercise Price	Exercisable Date
Howard Paster	10,688	£2.14	26/06/99
	83,499	£2.835	26/09/00
	77,180	£2.93	28/09/0[1]	,2
	11,834	US$46.475	24/09/02[1]	,2
	8,694	US$63.2625	21/09/03[1]	,2
	16,959	US$35.38	21/09/04[1]	,2
	18,072	US$33.2	19/09/05[1]	,2
Mark Read	5,254	£5.595	17/11/06	[2]
	5,361	£5.595	17/11/06	[2]
	9,879	£5.535	29/10/07	[2]

[1]	Options over WPP ADSs. 1 WPP ADS is equivalent to 5 WPP Shares and the WPP Share equivalent is shown above. Exercise price is shown per WPP ADS reflecting terms of grant.

[2]	These grants are subject to performance conditions which have not yet been satisfied.

PART VIII – ADDITIONAL INFORMATION

Performance Share Awards

	Grant Date	Price on Grant	Number of Shares	Performance Period Ends
Howard Paster	30/04/04	£5.56	79,150	31/12/05
	30/04/04	£5.56	85,955	31/12/06
Paul Richardson	28/02/01	£8.12	4,268	31/12/03
	30/04/04	£5.56	67,912	31/12/05
	30/04/04	£5.56	92,025	31/12/06
Sir Martin Sorrell	28/02/01	£8.12	11,076	31/12/03
	30/04/04	£5.56	142,615	31/12/05
	30/04/04	£5.56	171,779	31/12/06
Mark Read	30/04/04	£5.56	6,646	31/12/06

2004 Leadership Equity Acquisition Plan

	Grant Date	Share (ADRs/ Shares)	Granted	Maximum number of marketing units
Howard Paster	28/10/04	ADRs	24,744	24,744	[1]
Paul Richardson	28/10/04	Ords	123,892	123,892
Sir Martin Sorrell	28/10/04	Ords	4,129,664	4,129,664
[1] 1 WPP ADR is equivalent to 5 WPP Shares.

Restricted Stock Awards

	Grant Date	Price on Grant	Number of Shares	Vesting Date
Mark Read	01/06/04	£5.44	5,515	01/06/06
	06/03/05	£6.23	19,262	06/03/08
	10/03/05	£6.23	4,816	10/03/07

6.4	The interests disclosed in this paragraph 6 are based upon the interests of the Directors in the ordinary share capital of WPP which (i) have been notified by each Director to WPP pursuant to section 324 or section 328 of the Companies Act 1985 before 26 August 2005 (the latest practicable date before the issue of this document), or (ii) are required to be entered in the register referred to in section 325 of the Companies Act 1985, or (iii) are interests of a connected person (within the meaning of section 346 of the Companies Act 1985) of a Director which would, if the connected person were a Director, be required to be disclosed under (i) or (ii), and the existence of which is known to or could with reasonable diligence be ascertained by that Director.

6.5	Save as set out in this Part VIII, none of the Directors or any connected person within the meaning of section 346 of the Act has any interest, whether beneficial or non-beneficial, in the share capital of any member of the WPP WPP Group.

6.6	None of the Directors has any potential conflicts of interest between their duties to WPP or New WPP and their private interests and/or their duties to third parties.

7.	Significant Shareholdings

7.1

Insofar as is known to New WPP as at 30 August 2005 (the latest practicable date prior to the publication of this document), the following persons will, on the Scheme becoming effective, directly or indirectly, have an interest in New WPP’s share capital or voting rights which is notifiable under the Companies Act (on the basis of their

PART VIII – ADDITIONAL INFORMATION

disclosed existing holdings of WPP Shares as at 30 August 2005, (the latest practicable date prior to the publication of this document)):

Name	No. of New WPP Shares after Scheme becoming effective	Percentage of issued share capital after Scheme becoming effective
HSBC Trustee (CI) Limited (as trustee of the WPP Employee Share Ownership Plan Trusts)	51,438,963	4.07

The disclosed interests of all the above refer to the respective combined holdings of those and to entities’ interests associated with them.

7.2	Save as disclosed in paragraph 7.1, the Directors of New WPP are not aware of any interest (within the meaning of Part VI of the Companies Act) which will represent an interest in New WPP’s share capital or voting rights which is notifiable under the Companies Act following the Scheme becoming effective and Admission occurring.

7.3	So far as New WPP, is aware, on the Scheme becoming effective, no person or persons, directly or indirectly, jointly or severally, will exercise or could exercise control over New WPP.

7.4	There are no differences between the voting rights enjoyed by the shareholders described in paragraph 7.1 above and those enjoyed by any other holder of WPP Shares or New WPP Shares.

7.5	New WPP has not entered into any related party transactions since its incorporation. WPP has not entered into any related party transactions since 1 January 2002.

8.	Directors’ service agreements and emoluments

8.1	The executive Directors have service agreements with WPP but conditional on the Scheme becoming effective their service agreements will be novated in full to New WPP. Sir Martin Sorrell and Paul Richardson also have service agreements with WPP Group USA, Inc. which will remain in place but which will be amended on the Scheme becoming effective to reflect that New WPP will be the parent company of the WPP Group. The non-executive Directors do not have service agreements but letters of appointment. These letters of appointment will be transferred to New WPP in full conditional on the Scheme becoming effective.

8.2	In order to terminate the service agreements written notice is required and the notice periods required to terminate the service agreements are set out below:

Director	Notice Period/Unexpired term
Sir Martin Stuart Sorrell	31 August, 2005 thereafter at will
Howard Paster	31 December, 2005 thereafter 6 months
Paul Richardson	12 months
Mark Julian Read	6 months
All non-executive Directors	2 months

PART VIII – ADDITIONAL INFORMATION

8.3	Remuneration of the Directors who were directors of WPP during the year ended 31 December 2004 is set out in the table below. All amounts shown constitute the total amounts which the respective Director received during 2004 and for the annual bonus in respect of 2004 but received in 2005.

Chairman	Location	Salary and fees	Other benefits[1]	Short-term incentive plans (annual bonus)[2]	Total annual remuneration		Pension contributions
					2004 Total	2003 Total	2004 Total	2003 Total
					£000
P Lader[3]	USA	213	—	—	213	200	—	—
Executive directors
M S Sorrell[3]	UK	840	25	1,554	2,419	2,215	321	329
H Paster[3]	USA	382	11	191	584	657	8	9
P W G Richardson3 4	USA	437	97	280	814	825	90	73
Non-executive directors
E Dyson[3]	USA	50	—	—	50	25	—	—
O Gadiesh3 5	USA	33	—	—	33	—	—	—
D H Komansky[3]	USA	50	—	—	50	25	—	—
C A A E Mackenzie	UK	56	—	—	56	25	—	—
S W Morten[3]	USA	66	—	—	66	30	—	—
K Naganuma[5]	Japan	—	—	—	—	—	—	—
J A Quelch3 6	USA	76	38	—	114	90	—	—
P Spencer	UK	37	—	—	37	—	—	—
Total remuneration		2,240	171	2,025	4,436	4,092	419	411

[1]	Other benefits comprise healthcare, life assurance and allowances for cars, housing and club memberships. During the year, Paul Richardson also received a tax equalisation payment in the gross amount of £227k from WPP Group USA, Inc. Sir Martin Sorrell also received a gross payment of £262k from WPP Group USA, Inc. to reimburse fees in respect of professional services upon which WPP also relied and arising as a result of various group transactions.

[2]	Amounts paid in 2005 in respect of bonus entitlements for 2004.

[3]	All amounts payable in US dollars have been converted into pounds sterling at $1.8326 to £1. The amounts paid to Sir Martin Sorrell and Paul Richardson were paid part in US dollars and part in pounds sterling.

[4]	Neither Paul Richardson nor WPP Group received any payment from Chime Communications PLC or STW Communications Group in respect of his non-executive directorships in those companies.

[5]	Paul Spencer and Orit Gadiesh were appointed to the Board in April 2004, K Naganuma was appointed to the board of WPP in February 2004 in place of Mr Inagaki. Mr Naganuma received no remuneration for WPP Group given his executive position with Asatsu DK Inc., Jeffrey Rosen was appointed in December 2004 and, in addition, in March 2005, Lubna Olayan and Mark Read were appointed and in August 2005 Colin Day was appointed to the board of WPP (and consequently do not appear in the table).

[6]	In addition to fees paid to him in 2004 as non-executive director of WPP additional fees were received by John Quelch of £26,000.

8.4	For the financial year ended 31 December 2004, the aggregate remuneration paid and benefits in kind granted to the Directors by WPP Group was £5.192 million and the aggregate amount set aside by WPP Group to provide pension, retirement or similar benefits to the Directors was £419,000.

8.5	Other than as described in paragraph 8.3 above no benefit, payment or compensation of any kind is payable to any Director upon termination of his or her employment.

8.6	Implementation of the Scheme and Admission will have no impact on the remuneration of the Directors, save only that remuneration which would have been payable by WPP will be payable by New WPP.

PART VIII – ADDITIONAL INFORMATION

9.	WPP Share Plans, New Share Plans and other conversion rights relating to New WPP Shares and ADSs

9.1	Conditional on the Scheme becoming effective and the approval at the EGM of the New Share Plans, the WPP Share Plans and the New Share Plans will comprise the arrangements which are summarised below:

The WPP Share Plans

(a)	The WPP Worldwide Ownership Plan (1996) (the Worldwide Plan)

(i)	Outline

The Worldwide Plan is constituted by rules and includes a section which is approved by the Inland Revenue under the Income and Corporation Taxes Act 1988 and additional sections which amend the rules in certain overseas jurisdictions.

No new options will be granted under the Worldwide Plan after the Scheme. The effect of the Scheme on subsisting options is summarised in paragraph 14 of Part 3 of the Scheme Circular.

(ii)	Option price

The price at which an option was granted was not less than the average middle-market quotation of WPP Shares, as derived from the Daily Official List of the London Stock Exchange, over any number of consecutive dealing days from amongst the six ending with the grant date or, in the case of an option over a WPP ADS, the fair market value of a WPP ADS as quoted on the Nasdaq over any number of consecutive dealing days (being not more than 5) immediately preceding its grant date.

(iii)	Exercise of options

Options granted under the Worldwide Plan are generally exercisable on the third anniversary of grant and at six monthly intervals thereafter. The options may be exercised for a period of 12 months after the optionholder ceases employment, if the optionholder ceases employment by reason of injury, disability, death, retirement upon reaching the age when the optionholder becomes bound to retire under his employment contract or following the sale of the WPP Group company or business in which the optionholder is employed or, in respect of options granted before March 1999, redundancy. If an optionholder ceases employment for any other reason, the Directors may permit options to be exercised within 12 months of ceasing employment. Options may also be exercised in the event of a takeover, reconstruction or winding up of WPP or, following the Scheme, in the event of a takeover, reconstruction or winding up of New WPP. However, the Scheme itself will not trigger the exercise of options under the Worldwide Plan.

(iv)	Issue of shares

Shares issued on the exercise of options will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date. As described in paragraph 14 of Part 3 of the Scheme Circular, WPP Shares issued on the exercise of options under the Worldwide Plan after the Scheme has taken effect will be immediately acquired by New WPP pursuant to the amended WPP articles of association.

(v)	Scheme limits

The Worldwide Plan is subject to an overall limit on the number of WPP Shares or WPP ADSs which may be allocated under the Worldwide Plan. This provides that in the 10 year period beginning with 28 June 1999, not more than 10 per cent. in aggregate of the issued ordinary share capital of WPP for the time being may be issued under options granted under the Executive Plan, the Worldwide Plan or under any employee share scheme adopted by WPP. For the purposes of this limit, rights to acquire WPP New Shares which are released or which lapse without being exercised cease to count.

(vi)	Variation of share capital

In the event of a variation of the share capital of WPP, the Board may make certain adjustments. An adjustment may only reduce the price at which shares are acquired upon the exercise of an option to less than their nominal value if the Board is authorised to capitalise from the reserves of WPP a sum equal to the difference between the nominal value of the shares and exercise price of the options and to apply such sum in paying up such amount on such shares.

PART VIII – ADDITIONAL INFORMATION

(vii)	Amendments

The Directors may amend the provisions of the Worldwide Plan or the terms of options granted under it provided that no amendment to the advantage of participants in the Worldwide Plan can be made without the prior approval by ordinary resolution of the Share Owners of WPP, unless the amendment is a minor amendment to take account of a change in legislation or to obtain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company. Amendments to the approved part of the Worldwide Plan must also be approved by the Inland Revenue.

(b)	The WPP Executive Stock Option Plan (1996) (the Executive Plan)

(i)	Outline

The Executive Plan is constituted by rules and includes a section which is approved by the Inland Revenue under the Income and Corporation Taxes Act 1988. The Executive Plan also contains additional sections which amend the rules in certain jurisdictions. The Executive Plan is administered by the Compensation Committee (a committee of the Board).

The Executive Plan will not be operated as regards new option grants after the Scheme. The effect of the Scheme on subsisting options is summarised in paragraph 14 of Part 3 of the Scheme Circular.

(ii)	Option price

The price at which an option was granted must not have been less than the average middle-market quotation of WPP Shares, as derived from the Daily Official List of the London Stock Exchange, over any number of consecutive dealing days from amongst the six ending with the grant date or, in the case of an option over a WPP ADS, the fair market value of a WPP ADS as quoted on the Nasdaq over any number of consecutive dealing days (being not more than 5) immediately preceding the grant date.

(iii)	Exercise of options

Options granted under the Executive Plan are generally exercisable after the third anniversary of grant. The exercise of an option is conditional on the satisfaction of performance conditions set by the Compensation Committee at the date of grant. The options may also be exercised for a period of 12 months after the optionholder ceases employment, if the optionholder ceases employment by reason of injury, disability, death or retirement upon reaching the age when the optionholder becomes bound to retire under his employment contract or, following the sale of the WPP Group company or business in which the optionholder is employed or, in respect of options granted before March 1999, redundancy. If an optionholder ceases employment for any other reason, the Compensation Committee may permit options to be exercised within 12 months of ceasing employment. Options may also be exercised in the event of a takeover, reconstruction or winding up of WPP or, following the Scheme, in the event of a takeover, reconstruction or winding-up of New WPP. However, the Scheme itself will not trigger the exercise of options under the Executive Plan.

(iv)	Issue of shares

Shares issued on the exercise of options will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date. As described in paragraph 14 of Part 3 of the Scheme Circular, WPP Shares issued on the exercise of options under the Executive Plan will be immediately acquired by New WPP pursuant to the articles of association of WPP (as amended at the EGM).

(v)	Scheme limits

The Executive Plan is subject to an overall limit on the number of WPP Shares or WPP ADSs which may be allocated under it. This provides that in the 10 year period beginning with 28 June 1999, not more than 10 per cent. in aggregate of the issued ordinary share capital of WPP for the time being may be issued under options granted under the Executive Plan and any employees’ share schemes adopted by WPP. Rights to acquire shares which are released or which lapse without being exercised do not count towards this limit.

PART VIII – ADDITIONAL INFORMATION

(vi)	Variation of share capital

The Board may make certain adjustments to options in the event of a variation of the share capital of WPP. An adjustment may only reduce the price at which shares are acquired on exercise of an option to less than their nominal value if the Board is authorised to capitalise from the reserves of WPP a sum equal to the difference between the nominal value of the shares and exercise price of the options and to apply that sum in paying up the amount on the shares.

(vii)	Amendments

The Directors may amend the provisions of the Executive Plan or the terms of options granted under it provided that no amendment to the advantage of participants in the Executive Plan will be made without the prior approval by ordinary resolution of the Share Owners of WPP unless the amendment is a minor amendment to take account of a change in legislation or to obtain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company. Amendments to the approved section of the Executive Plan cannot be made without the approval of the Inland Revenue.

The Continuing Share Plans

In the summaries of the Continuing Share Plans below, references are made to WPP, WPP Shares and WPP ADSs. These plans will be amended, as part of the Scheme Proposals, so that, where relevant, these references will, after the Scheme becomes effective, be to New WPP, New WPP Shares and New WPP ADSs. No new awards will be made under a Continuing Share Plan unless its adoption is approved at the Extraordinary General Meeting as part of the Share Plans Proposals.

(c)	WPP Group plc Leadership Equity Acquisition Plan (LEAP)

(i)	Outline

In September 1999, WPP share owners approved the introduction of LEAP to reward performance superior to that of WPP’s peer companies, so as to create strong shared interests with WPP share owners through significant personal investment and ownership in stock by executives and to ensure competitive total rewards in the relevant market place (Original LEAP).

In 2004, a new plan was adopted to replace Original LEAP (Renewed LEAP). The summary set out below reflects the terms of Renewed LEAP.

The effect of the Scheme on outstanding awards under LEAP is summarised in paragraph 14 of Part 3 of the Scheme Circular.

(ii)	Investment shares

A participant must commit investment shares (investment shares) in order to qualify for matching shares. With the exception of Sir Martin Sorrell (for whom the relevant limits are investment shares to the maximum value of $10 million in respect of his award in 2004 and to the maximum value of $2 million in respect of any year thereafter), the maximum aggregate value of investment shares is determined by the Compensation Committee and cannot exceed 400 per cent. of annual earnings. Investment shares are committed to LEAP for a 5 year period, four years in respect of awards made in 2004 (the investment period). The Compensation Committee decides the timing of a participant’s investment. Following any offer to participate in LEAP, investment shares are held under arrangements approved by the Compensation Committee.

(iii)	Matching shares

The Compensation Committee will make matching shares available to participants who commit investment shares to LEAP. For each investment share committed to LEAP the participant may earn up to five matching shares (four in respect of awards granted in 2004) if the performance condition is fully satisfied over the performance period. The number of matching shares a participant may receive at the end of the investment period will depend on the performance of WPP measured over five financial years commencing with the financial year in which the WPP Shares are committed (performance period). The number of matching shares will depend on the total share owner return achieved by WPP relative to a number of comparator businesses in the global communication services industry. The maximum number of matching shares is five for every investment share (four in respect of awards granted in 2004) for

PART VIII – ADDITIONAL INFORMATION

which WPP must rank first or second over the performance period. If WPP performance is below the median of the comparator group no matching shares vest except in the case of participants who did not participate in Original LEAP for whom the Compensation Committee may determine (at the time of the grant of the award) that half a matching share will vest for every investment share held throughout the investment period. Unless the Compensation Committee otherwise determines, the performance condition set out in Renewed LEAP compares the WPP Group’s total shareholder return (TSR) with that of a group of comparator companies For awards granted in 2004, the comparator group of companies was Aegis Group plc, Arbitron Inc, Dentsu Inc, Digitas LLC, GfK AG, Grey Global Group Inc, Havas SA, Interpublic Group of Companies Inc, Ipsos SA, Omnicom Group Inc, Publicis Groupe SA, Taylor Nelson Sofres PLC and VNU nv. It is proposed that Grey Global Group Inc be removed from the comparator group for awards to be granted in 2005. It is also proposed that Digitas LLC be removed from the comparator group for awards to be granted in 2005 as this maintains an appropriate balance in the peer group between the close competitors and the more distant peers. Also, its size, geographical spread and narrow focus on internet advertising makes it an unsuitable comparator for a broad based marketing services company such as WPP. As a result of the removal of these two comparator group companies, the vesting schedule will also need to be amended. The Compensation Committee acknowledges that TSR may not always accurately reflect the true performance of the WPP Group and so it has the discretion to vary the number of matching shares that will vest if, during a performance period, it determines that there have been exceptional circumstances. In respect of the right to receive dividends on the number of matching shares which vest at the end of a performance period, the Compensation Committee may provide that participants who are not entitled to the minimum half matching share vesting right will be entitled to receive an issue or transfer at the end of a performance period of that number of WPP Shares which could have been purchased if the dividend which would have been paid on an award in the form of actual WPP Shares had been reinvested in WPP Shares on the respective payment dates of the relevant dividend.

(iv)	Participation

Normally awards may only be made during the period of 42 days commencing on the day on which WPP releases its results for any financial period. In exceptional circumstances, such as to facilitate the recruitment of new employees, awards may be granted at other times. Management recommend and the Compensation Committee approves the executive directors of WPP and the senior executives throughout the WPP Group to participate in LEAP. To date, awards under Renewed LEAP have been made to 15 directors and executives. Sir Martin Sorrell, the group chief executive, has committed to LEAP WPP Shares worth $10 million calculated at a price of US$9.686 per WPP Share. Employees within two years of their normal retirement date may only participate in exceptional circumstances.

(v)	Form of awards

The rules confer discretion on the Compensation Committee to decide the form in which awards will be made. The Compensation Committee will decide which form is most appropriate for each award in the light of the accounting and tax consequences. The manner in which an award is satisfied at the end of the investment period depends on the form of the particular award. Awards will normally be satisfied by transferring the number of WPP Shares in respect of which the award has vested to the participant or, in the case of WPP ADSs, to the US Depositary from one of the WPP employee share trusts. Awards are personal to each participant and cannot be transferred except on a limited basis, approved by the Compensation Committee, within a participant’s close family or family interest.

(vi)	Scheme Limits

In accordance with previous undertakings given by WPP to the Association of British Insurers, WPP will not before 31 December 2006 grant awards under LEAP which would, when aggregated with other options or awards granted or made by WPP in the 10 years prior to the grant of the award being considered, result in the average over each of the ten years to 31 December 2006 of the percentage of the issued share capital of WPP required to be newly issued to satisfy those options and awards exceeding 10% of the issued ordinary share capital of WPP.

In addition (but again before 31 December 2006), New WPP will not grant awards under LEAP which would, when aggregated with the other options or awards granted by WPP and New WPP in the 10 years

PART VIII – ADDITIONAL INFORMATION

prior to the grant of the award being considered, result in the number of New WPP Shares which are required to be newly issued to satisfy those options and awards exceeding 13% of the issued ordinary share capital of WPP or New WPP Shares as appropriate on the date that such award is to be granted.

After 31 December 2006, the Compensation Committee will determine the limit on the issue of new WPP Shares to satisfy the awards under LEAP they consider appropriate, but having regard to all relevant institutional guidelines in existence at that time.

(vii)	Special situations

If, during the investment period, a participant ceases to be employed by WPP Group for any reason other than voluntary resignation or termination for cause, the number of matching shares which is capable of vesting shall be reduced proportionately based on the part of the investment period that the participant remained in employment (but the award will lapse altogether if the participant ceases to be in employment during the first year of the investment period or if the participant does not retain all of his investment shares until the end of the investment period except to the extent that the Compensation Committee decides otherwise). The reduced number of matching shares may vest, to the extent to which the performance condition is satisfied, at the end of the investment period. If the participant resigns voluntarily from the WPP Group or his employment is terminated for cause during the investment period, no matching shares will vest, except to the extent that the Compensation Committee decides otherwise.

(viii)	Change of control

Following a change of control of WPP as a result of a takeover offer, a number of matching shares may vest depending on the extent to which the performance condition pro-rated to the date of the change of control is satisfied.

If a court sanctions a compromise or arrangement under Section 425 of the Companies Act or a resolution is passed for the voluntary winding up of WPP, the terms for awards and the terms on which the investment shares have been committed to LEAP may be varied in such manner as the Compensation Committee decides and the auditors (or other financial advisers) confirm to be, in their opinion, fair and reasonable.

(ix)	Pensionability

Benefits under LEAP are not pensionable.

(x)	Amendments

The Compensation Committee may amend the provisions of LEAP or the terms of any outstanding awards under it provided that no amendment to the advantage of eligible employees or participants will be made without the prior approval by ordinary resolution of the share owners of WPP unless the amendment is a minor amendment to benefit the administration of LEAP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in LEAP or for any member of the WPP Group.

(xi)	Variation of share capital

In the event of a variation of the share capital of WPP, the Compensation Committee may make such amendments to the terms of outstanding awards and the terms on which investment shares are held as they consider appropriate and the auditors (or other advisers) confirm to be, in their opinion, fair and reasonable.

(d)	WPP Group plc Performance Share Plan (the PSP)

(i)	Outline

PSP was adopted by WPP in June 1993 to motivate senior executives by notionally allocating performance shares representing WPP Shares or bonus units under PSP. The Compensation Committee has amended PSP on various occasions since 1993. The effect of the Scheme on awards under PSP is summarised in paragraph 14 of Part 3 of the Scheme Circular. It is not proposed to continue making regular awards under PSP. However, WPP wishes to have the ability to use PSP in the future if circumstances change or, indeed, it is necessary in a particular case.

PART VIII – ADDITIONAL INFORMATION

(ii)	Eligibility

Participants in PSP are executive directors or full-time employees of the WPP Group who are determined by the Compensation Committee to be senior management personnel who are important to the growth of the WPP Group. Awards may be conditional on the participant’s continued employment in the WPP Group over the performance period or in any other manner the Compensation Committee may determine.

(iii)	Performance period and performance objectives

The performance period over which the achievement of any performance objectives is to be determined is generally not less than three years. The Compensation Committee determines performance share payments on the basis of performance over the applicable performance period. If the performance objective is not satisfied for any performance period no payments or transfer of WPP Shares will be made to any participant on account of that performance period.

Unless the Compensation Committee determines otherwise, awards under PSP lapse on termination of employment at any time prior to the expiration of the performance period or, if Compensation Committee determines otherwise, on the date for valuing WPP Shares for the purposes of determining the payment which a participant will be entitled to receive.

(iv)	Performance Shares

The term performance shares is a reference to units of bonus or WPP Shares and the award represents the contingent right to receive a sum of money per unit held or a transfer of WPP Shares.

(v)	Form of Awards

The Compensation Committee may make an award in the following forms:

•	as two separate awards, including either or both of a bonus award payable at the end of the performance period and an award of an option to acquire WPP Shares;

•	an option to acquire the WPP Shares exercisable for a nil or a nominal consideration;

•	an award of WPP Shares, subject to restrictions, or a promise to receive WPP Shares; and

•	such other form which the Compensation Committee considers has a substantially similar purpose or effect.

(vi)	Scheme Limits

PSP does not contain any scheme limits. However if New WPP Shares are delivered pursuant to the PSP they will be New WPP Shares held by one of WPP’s employee benefit trusts.

There are no maximum entitlements under the rules of the PSP.

(vii)	Optional Deferred Payments

Payments or transfers of WPP Shares to which a participant is entitled are generally made as soon as practicable from 6th March in the year following the end of the performance period. Prior to the end of the performance period the participant may make an election to defer distribution of any amount he may be entitled to receive in respect to such performance shares.

(viii)	Pensionability

Benefits under PSP are not pensionable.

(ix)	Variation of share capital

In the event of a variation of the share capital of WPP, the Compensation Committee may make such amendments to the terms of outstanding awards and the terms on which investment shares are held as they consider appropriate.

(x)	Amendments

The Compensation Committee may amend the provisions of the PSP or the terms of any outstanding awards under it provided that no amendments to the advantage of eligible employees or participants will

PART VIII – ADDITIONAL INFORMATION

be made without prior approval by ordinary resolution of the share owners of WPP unless the amendment is a minor amendment to benefit the administration of the PSP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the PSP or for any member of the WPP Group.

Other Plans

The remaining WPP Share Plans summarised below are not Long Term Incentive Schemes as that term is defined for the purposes of the Listing Rules. Accordingly these plans have not been approved by WPP share owners.

(e)	Operating Company LTIP (OpCoLTIP)

(i)	Outline

Senior executives of most WPP group operating companies have historically been eligible to receive OpCoLTIP awards. The awards are designed to reward financial performance against WPP’s three year business plan and encourage increased ownership of WPP Shares by executives of the operating companies. The effect of the Scheme on OpCoLTIP awards is summarised in paragraph 14 of Part 3 of the Scheme Circular. It is not proposed to continue making regular awards under the OpCoLTIP. However, New WPP wishes to continue to have the ability to make future OpCoLTIP awards if circumstances change or, indeed, it is necessary in a particular case.

(ii)	Operation of awards

The OpCoLTIP awards provide awards of performance shares for the achievement of fixed financial targets over three year performance periods. Award holders are rewarded for their performance in the fourth year (usually in March). Awards are structured as contingent rights to receive WPP Shares and are therefore subject to fluctuations in the price of WPP Shares over this performance period. The value of payments made to executives over each performance period is based on the achievement of targeted improvements in the following performance measures:

•	the financial performance of the operating company and

•	the price per WPP Share at the time of the payout.

The WPP Shares used to satisfy awards are transferred from the WPP ESOPs.

If executives retire from the WPP Group or are prevented from working they will retain a proportionate segment of their OpCoLTIP awards. Otherwise, all awards lapse upon leaving the WPP Group.

(f)	WPP Restricted Stock Awards

(i)	Outline

The WPP Restricted Stock Awards are designed to incentivise the senior executives to achieve long-term financial performance and ensure their commitment to the future of the company. The Compensation Committee determines the restricted period of each award. Under the WPP Restricted Stock Awards, participants have a contingent right to receive WPP Shares. WPP has granted WPP Restricted Stock Awards on various terms. The summary below sets out the nature of the terms that have applied to awards made. However, not all awards have been made on the same terms.

The effect of the Scheme on existing awards under the WPP Restricted Stock Awards is summarised in paragraph 14 of Part 3 of the Scheme Circular.

(ii)	Awards

The amount of the award is recommended by management and approved by the Compensation Committee and awards are granted as a contingent right to receive either WPP Shares or WPP ADSs. Dividend shares (ie the WPP Shares that could have been purchased using individual dividends paid on the WPP Shares which are the subject of the award) are sometimes accumulated alongside the WPP Shares which are the subject of the award during the restricted period. Where dividend shares have accumulated in relation to an award, the participant has the right to receive the dividend shares if and when the participant becomes entitled to receive the WPP Shares which are the subject of the award.

PART VIII – ADDITIONAL INFORMATION

WPP Restricted Stock Awards are discretionary and participants are not guaranteed to receive any additional grants.

(iii)	Forfeiture

Except under limited circumstances including retirement, disability, death or wrongful dismissal, a participant who leaves the group will forfeit their contingent right to WPP Shares. Those participants who come within the exceptions to this rule may still forfeit their rights if they take up employment with a competitor of the WPP Group within 6 months following cessation of employment.

(iv)	Change of Control

The restricted period will come to an end on a takeover of New WPP and participants will be entitled to the WPP Shares, plus any dividend stock accumulated. However, if New WPP is subject to any restructuring or change to the structure of its share capital, participants may be required to accept replacements to their contingent rights to WPP Shares. The existing WPP Restricted Stock Awards over WPP Shares will, on the Scheme taking effect, be exchanged for awards over New WPP Shares.

(g)	The WPP Annual Bonus Deferral Programme (the ABDP)

(i)	Outline

WPP adopted the ABDP in November 2000. The effect of the Scheme on awards under the ABDP is summarised at paragraph 14 of Part 3 of the Scheme Circular.

For each financial year the Board selects the employees who may participate in the ABDP. The ABDP offers a variety of methods for employees to invest cash bonuses in WPP Shares. They may receive one or more of the following:

•	“Basic Share Awards”, where employees choose to waive their cash bonuses and receive an entitlement to free WPP Shares after four years;

•	“Basic Share Rights”, where employees choose to waive their cash bonuses and receive options to receive WPP Shares at a nominal price after four years;

•	“Invested Shares”, where employees choose to receive their cash bonuses and apply them in purchasing WPP Shares that are placed in trust for them for four years by an employee benefit trust;

•	“Bonus Share Awards”, which are extra free WPP Shares that are transfered if the employee participates in the program and remains with the company after the four years; or

•	“Bonus Share Rights”, which are extra nominal cost options that, again, are issued if the employee participates in the program and remains with the company after the four years. Employees can choose whether to receive these or Bonus Share Awards.

(ii)	Eligibility

An employee must be employed by the WPP Group and not be under notice to leave at the grant date.

(iii)	Forfeiture

Bonus Share Awards and Bonus Share Rights in respect of Invested Shares are granted contingently on the continuous holding by a participant of the Invested Shares during the vesting period. During the vesting period the participant may not withdraw, transfer, pledge, assign, charge or otherwise dispose of all or any Invested Shares unless the Board determines otherwise. The corresponding Bonus Share Award or Bonus Share Rights will lapse if the participant does so without Board consent.

(iv)	Dividends, scrip dividends and voting rights

Bonus Share Awards and Bonus Share Rights in respect of Invested Shares are contingent on the participant waiving any right to all dividends and scrip dividends declared in respect of the Invested Shares until the Invested Shares are transferred to the participant. Where a dividend is declared by reference to a record date after the date of the award and before the date of transfer, the trustees will acquire WPP Shares calculated by reference to the dividends that would have been paid.

PART VIII – ADDITIONAL INFORMATION

In relation to Invested Shares, a participant shall not be entitled to instruct the trustees on how to vote or abstain from voting or whether to accept or reject any offer. The trustees of the employee benefit trust (which holds the WPP Shares which are the subject of the award pending the award fully vesting to the participant) shall, at their discretion, be entitled to vote or abstain from voting in respect of the WPP Shares which are the subject of any award.

(v)	Transfer, exercise, lapse of awards and invested shareholdings

The WPP Shares subject to a Basic Share Award, a Bonus Share Award and Invested Shares will be transferred to the participant as soon as reasonably practicable after the final day of the four year vesting period.

A Basic Share Right or a Bonus Share Right does not become exercisable before the end of the vesting period.

If the participant ceases employment with the WPP Group for any reason the WPP Shares subject to a Basic Share Award, the Invested Shares and the WPP Shares including any shares acquired by the trustees in relation to dividends accrued to the date of transfer will be transferred to the participant as soon as is reasonably practicable following the date of cessation, unless the Board determines otherwise.

If the Participant ceases employment with the WPP Group for any reason in relation to a Basic Share Right, the right becomes exercisable unless the Board determines otherwise.

(vi)	Change of control

If there is a change of control, or WPP passes a resolution for voluntary winding up, or if an order is made for compulsory winding up of WPP, the trustees shall as soon as is reasonably practicable after the change of control transfer to the participant all of the WPP Shares to which the participant is entitled.

(vii)	Variations of capital

In the event of any capitalisation issue, rights issue, rights offer or the issue of shares as consideration for an acquisition or any sub-division, consolidation, reduction or other variation of the capital of WPP or any specie dividend, demerger or in such other circumstances as the Board determine, the Board may make such adjustments to the awards as the Board considers fair and reasonable provided that WPP’s auditors confirm that such adjustment is fair and reasonable.

(viii)	Amendments

The Board, with the consent of the trustees, may at any time alter or add to all or any of the provisions of the ABDP in any respect, provided that any alteration or addition which would adversely affect, to any material extent, the subsisting rights of a participant shall not be made without the consent of such participant.

(h)	The Deferred Stock Unit Awards Agreements (the DSUs)

The capital investment plan (the CIP) provided Sir Martin Sorrell with a capital incentive which was initially dependent on satisfaction of performance requirements over a five year period with effect from 4th September 1994 and which matured in full in September 1999. Sir Martin Sorrell agreed to defer entitlement to the 4,691,392 WPP Shares (Performance Shares) that he would otherwise have been able to acquire in September 1999, subject to good leaver, change of control and other specified provisions, so as to correspond with the investment period under Original LEAP. The right to acquire the Performance Shares was exercisable at any time during the period 30 September 2004 to 31 December 2004.

On September 1, 2004 Sir Martin Sorrell exercised his award under the CIP in relation to 1,054,442 WPP Shares. Sir Martin deferred his entitlement to 3,636,950 WPP Shares under the two separate DSUs entered into by Sir Martin with WPP and WPP Group USA, Inc. on 16 August 2004. WPP received share owner approval for such deferral at its Annual General Meeting in June 2004.

Under the DSUs, Sir Martin Sorrell has an entitlement to receive 2,649,208 WPP Shares on 1 October 2008, or on a change of control of, or a cessation of employment with, WPP or WPP Group USA, Inc if earlier than 1 October 2008. In addition, under the DSUs, Sir Martin deferred his option to acquire 987,742 WPP Shares at an option price of £21.73 in aggregate. The option element of the DSUs is exercisable at any time during the period 1 October 2004 to 31 December 2008.

PART VIII – ADDITIONAL INFORMATION

The effect of the Scheme on awards under the DSUs is summarised in paragraph 14 of Part 3 of the Scheme Circular. Certain amendments to the DSUs are required to avoid an early triggering of the existing awards and for the awards to relate to New WPP Shares. The DSUs may be amended with the consent of Sir Martin Sorrell and WPP and/or WPP Group USA, Inc. (as appropriate).

(i)	WPP Restricted Stock Plan (“RSP”)

(i)	Outline

The RSP is a new plan designed to enable the Compensation Committee to modernise the provision of shares based incentives in the WPP Group and will mainly be used as a replacement for the Operating Company Long Term Incentive Plans, the WPP Performance Share Plan and the WPP Executive Share Option Plan.

(ii)	Eligibility

Awards may only be made under the RSP to employees and executive directors of the WPP Group. The Compensation Committee will determine which employees and directors participate.

(iii)	Grant of Awards

After the end of each financial year of New WPP or at such other time as the Compensation Committee may determine, the Compensation Committee will consider whether to grant awards under the RSP. Normally awards may only be granted within the period of six weeks following the announcement of New WPP’s results for any period but exceptionally awards may be granted at other times.

(iv)	Nature of Awards

Awards will be in respect of a specified number of New WPP Shares, which will be delivered to the participant two years after the award is made. If the participant ceases to be employed with the WPP Group during that period the award may lapse or be unaffected or the number of New WPP Shares comprised in the award may be delivered early, in each case at the discretion of the Compensation Committee except that for certain types of “bad” leavers (such as employees who are summarily dismissed), the awards will lapse automatically.

(v)	Change of Control

In the event of a change of control of New WPP, the number of New WPP Shares comprised in the awards will normally be transferred to the participants shortly after the change of control occurs. In these circumstances any awards that are subject to performance conditions will be scaled down on a pro-rata time basis.

(vi)	Variation of share capital

In the event of a variation of the share capital of New WPP, the Board may make appropriate adjustments to awards provided that the amendments are confirmed by the auditors or other experts as being in their view fair and reasonable.

(vii)	Pensionability

Benefits under the RSP are not pensionable.

(viii)	Amendments

The Compensation Committee will have discretion to amend any aspect of the RSP and/or the terms of any awards to be granted under it provided that no amendments can be made that could result in New WPP Shares being issued or treasury shares of New WPP being transferred or that would widen the scope of the RSP as it will apply to directors of New WPP beyond that of a deferred bonus plan, in each case without the consent of the Company in general meeting.

(ix)	Satisfaction of Awards

New WPP will procure that sufficient New WPP Shares are transferred to satisfy awards at the end of the deferral period. Under no circumstances will New WPP Shares be issued or treasury shares of New WPP be transferred in order to satisfy awards under the RSP.

PART VIII – ADDITIONAL INFORMATION

(j)	Young & Rubicam Share Plans

(A)	Young & Rubicam Inc. Directors Stock Option Plan (the Directors Plan)

(i)	Outline

The Directors Plan was intended to promote the interests of Young and Rubicam, Inc. (Y&R) by providing non-employee directors of Y&R with incentives and rewards to encourage them to continue as directors. The plan granted non-qualified stock options, i.e., options that were not incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Internal Revenue Code). Grants of options were last made before the acquisition of Y&R by WPP on October 4, 2000. In connection with the acquisition, subsisting options were converted to options to purchase WPP Shares and/or WPP ADSs.

No new options will be granted under the Directors Plan after the Scheme. The effect of the Scheme on subsisting options is summarized in paragraph 14 of Part 3 of the Scheme Circular.

(ii)	Option price

The price at which an option was granted must not have been less than the fair market value of a share of Y&R common stock on the date on which the option was granted. As defined by the Directors Plan, fair market value is (a) the closing sales price on the immediately preceding business day reported on the securities exchange on which the common stock is traded, or, if not so reported, (b) the average of closing bid and ask prices on the Nasdaq on the immediately preceding business day, or, if not so reported, (c) the value furnished by any member of the NASD, Inc. selected by the plan committee.

(iii)	Exercise of options

Options granted under the Directors Plan are generally exercisable in whole or in part (provided that no partial exercise is for an aggregate price of less than $1,000) following the first anniversary of grant but no later than the tenth anniversary of grant. Options became fully vested and exercisable on the acquisition of Y&R by WPP.

(iv)	Issue of shares

Shares issued on the exercise of options will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

(v)	Scheme limits

The Directors Plan was subject to an overall limit on the number of shares that could be allocated under the plan (140,000 Y&R shares).

(vi)	Variation of share capital

In the event of a variation of share capital the options may be adjusted in one or more of the following ways: (a) the number and kind of shares subject to options granted under the plan thereafter, (b) the number and kind of shares subject to outstanding options, (c) the exercise price of any option, and (d) the payment in cash or other property in respect of any outstanding option.

(vii)	Amendments

The Board may amend, alter, suspend, discontinue or terminate the Directors Plan without the consent of stockholders or participating directors, except that (i) any amendment or alteration to the Plan is subject to shareholder approval if required by law or stock exchange rules and (ii) the consent of an affected director is required if the Board action may materially and adversely affect the rights of that director. The plan committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any director’s option or related award agreement, with the consent of the affected director if the plan committee action may materially and adversely affect the rights of such director. The plan committee may terminate any option in whole or in part without consent, provided the company makes a payment described in the plan document to compensate for the termination.

PART VIII – ADDITIONAL INFORMATION

(B)	Young & Rubicam Inc. Holdings Inc. Management Stock Option Plan (the Management Plan)

(i)	Outline

The Management Plan was intended to promote the interests of Y&R and its stockholders by providing key employees of the company and its affiliates with an appropriate incentive to encourage them to continue in the employ of the company and its affiliates and to improve the growth and profitability of the company. The plan granted both incentive stock options within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options that are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code. Grants of options were last made before the acquisition of Y&R by WPP Group plc on October 4, 2000. In connection with the acquisition, subsisting options were converted to options to purchase WPP Shares and/or WPP ADSs.

No new options will be granted under the Management Plan after the Scheme. The effect of the Scheme on subsisting options is summarized in paragraph 14 of Part 3 of the Scheme Circular.

(ii)	Eligibility

Awards were granted to directors or key executives of Y&R. Non-employee directors were excluded.

(iii)	Closing options (not to exceed 408,750 Y&R shares)

The option price was $115.00. Closing options granted under the Management Plan are generally exercisable with respect to 40% on the grant date, with respect to an additional 30% on the third anniversary of the grant date, and with respect to the remaining 30% on the fifth anniversary of the grant date.

(iv)	1998 performance options (not to exceed 272,500 Y&R shares)

The option price was $115.00. 1998 Performance options are exercisable only upon an initial public offering or change in control and only to the extent that EBITDA-based performance goals were satisfied.

(v)	2000 performance options (not to exceed 272,500 Y&R shares)

The option price was $115.00. 2000 Performance options are exercisable upon the satisfaction of EBITDA-based performance goals and only with respect to 40% on the first anniversary of the issuance of a certificate by the company’s independent auditor establishing EBITDA, with respect to an additional 30% on the second anniversary of such issuance date, and with respect to the remaining 30% on the third anniversary of such issuance date.

(vi)	Additional options (not to exceed 136,250 Y&R shares)

Additional options were granted in the plan committee’s discretion with terms no more favorable than those associated with the closing options, 1998 performance options or 2000 performance options. Option prices did not exceed $115.

(vii)	Roll-over options (not to exceed 1,121,571 Y&R shares)

Roll-over options are non-qualified options. The option price was $28.75 or any higher price set out in the option agreement. A roll-over option was exercisable as to 100% percent of the shares subject to it on the date of grant. Roll-over options expired with respect to 50% of shares subject to the option on the fifth anniversary of the grant date and with respect to the remaining 50% on the seventh anniversary of the grant date.

(viii)	Exercise on Termination of Employment

If a participant’s employment is terminated for any reason, an option (or part of an option) that is exercisable at the time of termination remains exercisable until the expiration of 30 days from the termination date. An option (or part of an option) that is not exercisable at the time of termination, lapses.

(ix)	Issue of shares

Shares issued on the exercise of options will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

PART VIII – ADDITIONAL INFORMATION

(x)	Scheme limits

The Management Plan was subject to an overall limit on the number of shares that could be allocated under the plan (2,211,571 Y&R shares).

(xi)	Variation of share capital

In the event of a variation of the share capital of WPP, the Board may adjust the shares under the plan.

(xii)	Amendments

The plan committee may terminate the plan or options granted under it, whether or not exerciseable, so long as no such action, without the consent of a participant, adversely and materially affects the rights of such participant. The plan committee may amend the plan so long as the amendment does not, without the consent of a participant, impair such participant’s rights under an outstanding option, but may not amend the plan, without shareholder consent, to increase shares available for issue under the plan or change the plan’s definition of eligible employee.

(C)	Young & Rubicam Inc. 1997 Incentive Compensation Plan (the 1997 Plan)

(i)	Outline

In December 1997, the board of Y&R approved the introduction of the 1997 Plan, which was an amendment and restatement of the Young & Rubicam Holdings Inc. Restricted Stock Plan. The purpose of the 1997 Plan was to assist Y&R and its affiliates to attract, retain and reward high-quality executives, employees and other persons who provide services to Y&R or its affiliates, enabling such persons to acquire or increase proprietary interest in the company in order to strengthen the mutuality of interests between such persons and the company’s shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value. The 1997 Plan authorized awards of stock options, SARs, restricted stock, deferred stock, stock granted as bonus or in lieu of another award, dividend equivalents, performance awards and annual incentive awards. Grants of awards were last made before the acquisition of Y&R by WPP Group plc on October 4, 2000. In connection with the acquisition, subsisting awards were converted to awards relating to WPP Shares and/or WPP ADSs.

No new awards will be granted under the 1997 Plan after the Scheme. The effect of the Scheme on subsisting awards is summarized in paragraph 14 of Part 3 of the Scheme Circular.

(ii)	Eligibility

Officers and employees of Y&R or any affiliate as well as directors and other persons who provide services to Y&R or any affiliate were eligible to participate in the 1997 Plan.

(iii)	Option price

The price at which an option was granted must not have been less than the fair market value of a share of Y&R common stock on the date on which the option was granted. As defined in the 1997 Plan, fair market value is (a) the average sales price reported on the NYSE or applicable securities exchange for the ten day trading period ending on the date of grant, or, if not so listed, (b) the last quoted price, or, if not so quoted, (c) the average high bid and low asked prices as reported by Nasdaq.

(iv)	Exercise of options

Options granted under the 1997 Plan are exercisable as determined by the plan committee, which may base exercisability on performance goals or future service requirements. Options must be exercised before the tenth anniversary of the grant date, except incentive stock options are subject to any shorter term that may be required under Section 422 of the Internal Revenue Code.

(v)	SARs

A SAR gives the participant the right to receive a payment, upon exercise, of the excess of the fair market value of one share of company stock on the date of exercise over the grant price of the SAR as determined by the plan committee. The conditions of grant and exercise were determined by the plan committee. The period of exercise may not exceed the tenth anniversary of the date of grant. The plan committee could issue Limited SARs which are only exercised in the event of a change in control.

PART VIII – ADDITIONAL INFORMATION

(vi)	Restricted Stock

Restricted stock was granted, subject to restrictions on transferability, risk of forfeiture and other restrictions the plan committee determined to impose. On termination of employment, restricted stock granted under the 1997 Plan would be forfeited. The plan committee could waive the restrictions and forfeiture in the case of terminations resulting from specified causes.

(vii)	Deferred stock

Deferred stock is the right to receive stock, cash or a combination thereof at the end of a specified deferral period, subject to restrictions and performance conditions the plan committee may impose. Upon termination of employment, deferred stock granted under the 1997 Plan would be forfeited. The plan committee could determine to waive restrictions and forfeiture in the case of terminations resulting from specified causes.

(viii)	Stock granted as bonus or in lieu of another award

The plan committee could grant stock as a bonus or grant stock or other awards in lieu of obligations to pay cash or deliver other property under the 1997 Plan or under other plans or compensatory arrangements.

(ix)	Dividend equivalents

Dividend equivalents entitled a participant to receive cash, stock, other awards or other property equal in value to dividends paid with respect to a specified number of shares of stock or other periodic payments.

(x)	Performance awards and annual incentive awards

Performance objectives were established by the plan committee using business criteria and were objective and designed to meet the requirements of Section 162(m) of the Internal Revenue Code. The performance period over which the achievement of any performance objective was to be determined was set by the plan committee and would be as long as ten years. The plan committee could establish award pools for performance awards and annual incentive awards for the purposes of measuring the performance of the company in connection with the awards. Individual awards could be increased or reduced by the plan committee based on the extent to which performance goals were satisfied.

(xi)	Change in control

Unless otherwise provided in the applicable award agreement, on the acquisition of Y&R by WPP Group plc, all unexercised awards became exercisable and fully vested, all restrictions, deferral periods and forfeiture conditions lapsed and were waived so that the awards were fully vested, and all performance goals were deemed satisfied if provided as such in the award agreement relating to such award.

(xii)	Issue of shares

Shares issued under the 1997 Plan will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

(xiii)	Scheme limits

The 1997 Plan was subject to an overall limit on the number of shares which could be allocated under the plan (1,275,000 million Y&R shares) plus the number of shares subject to awards under preexisting plans, however, the number of shares subject to incentive stock options within the meaning of Section 422 of the Internal Revenue Code could not exceed 1,000,000 Y&R shares. No employee could be granted awards relating to more than 200 shares of stock or total awards exceeding $10 million in any fiscal year.

(xiv)	Variation of share capital

In the event of a variation of the share capital of WPP Group plc, the Board may adjust (a) the number and kind of shares subject to awards under the plan, (b) the number and kind of shares by which annual per-person limits are measured, (c) the number and kind of shares subject to outstanding awards, and (d) the exercise price, grant price or purchase price relating to any award under the 1997 Plan. In

PART VIII – ADDITIONAL INFORMATION

addition, the Board can make adjustments in the terms and conditions of certain awards necessitated by the acquisition or disposition of businesses, changes in law, business strategy or other relevant circumstances.

(xv)	Amendments

The Board may amend, alter, suspend, discontinue or terminate the 1997 Plan without the consent of shareholders or participants, except that (i) any amendment or alteration to the plan is subject to the approval of the shareholders if required by law or stock exchange rules, and (ii) participant consent is required if the Board action may materially and adversely affect the rights of such participant under any previously granted and outstanding award. The plan committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any award granted under the plan and related award agreement, provided, that participant consent is required if such plan committee action may materially and adversely affect the rights of a participant. No consent is necessary for terminating an award if the company makes a payment described in the plan in full consideration of the termination.

(k)	Grey Global Group Share Plans

(A)	Grey Advertising Inc. 1994 Stock Incentive Plan (the SIP)

(i)	Outline

In June 1994, Grey Advertising Inc. (Grey) established the SIP. Under the SIP, both incentive stock options within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options that are not incentive stock options within the meaning of Section 422 of the Code, as well as restricted stock, could be granted. Grants of equity were last made before the acquisition of Grey by WPP on March 7, 2005. In connection with the acquisition, subsisting awards were converted to awards relating to WPP Shares and/or WPP ADSs.

The SIP will not be operated as regards new award grants after the Scheme. The effect of the Scheme on subsisting awards is summarized in paragraph 14 of Part 3 of the Scheme.

(ii)	Eligibility

Awards were granted to key employees of Grey and it subsidiaries, excluding members of the Board of Directors of Grey who are not full-time employees of Grey or any of its subsidiaries.

(iii)	Option price

The price at which an option was granted must not have been less than the fair market value of a share of Grey common stock on the date on which the option was granted. For any individual who owned stock possessing more than ten percent of the combined voting power of all classes of stock of Grey or any subsidiary, the price at which an incentive stock option was granted must not have been less than 110% fair market value of a share of Grey common stock on the date on which the option was granted.

(iv)	Exercise of options

Options granted under the SIP are exercisable over their term at such times and in such installments as the plan committee prescribed, but no later than the tenth anniversary of the date of grant or, in the case of incentive stock options granted to ten percent shareholders, no later than the fifth anniversary of the date of grant or any longer period permitted by the plan committee. If an optionee’s employment is terminated, options may be exercised until the date set out in the optionee’s option agreement.

(v)	Purchase price of restricted stock

Shares of restricted stock were sold to eligible employees at the price per share determined by the plan committee, or were awarded and issued without the payment of a purchase price provided the company’s earnings in the year prior to the issuance or sale exceeded $15,000,000 in earnings.

(vi)	Exercise of right to purchase restricted stock

Employees who were granted the right to purchase shares of restricted stock could exercise such right after a period of time determined by the plan committee, provided they were still employed by the company on the date of such exercise.

PART VIII – ADDITIONAL INFORMATION

(vii)	Issue of shares

Shares issued under the SIP will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

(viii)	Scheme limits

The SIP was subject to an overall limit on the number of shares that could be allocated under the plan (250,000 Grey shares). No employee was permitted to be granted options for more than 75,000 Grey shares or more than 75,000 Grey shares of restricted stock.

(ix)	Variation of share capital

In the event of a variation of the share capital of WPP, the terms of any outstanding awards may be adjusted as appropriate.

(x)	Amendments

The Board may amend SIP in any manner it deems in the best interest of the company, but may not, without the approval of the company’s shareholders, adopt any amendment which would cause SIP to fail to comply with Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934.

(B)	Grey Global Group Inc. 2003 Senior Management Incentive Plan (the SMIP)

(i)	Outline

The SMIP was established by Grey to provide additional compensation to certain key executives of Grey and its subsidiaries based on the earnings of the company in order to advance the continued success of Grey by providing additional incentive for them to promote the success of the business and to enable Grey and its subsidiaries to attract and retain the services of key executives. In furtherance of these goals, a percentage of earnings of Grey for each of the plan years 2003 through 2007 are allocated to the plan and credited to participants.

The effect of the Scheme on awards under the SMIP is summarized in paragraph 14 of Part 3 of the Scheme Circular. Certain amendments to the SMIP are required to enable subsisting awards to relate to New WPP Shares and/or ADSs. These amendments will be made as part of the Scheme. The summary of the SMIP below reflects all of the proposed amendments.

(ii)	Eligibility

Awards were granted to key executives of Grey and it subsidiaries, including executive officers and directors who were employees.

(iii)	Participation

There are three types of participants: (a) “vested participants,” comprised of participants age 70 and over at the time they became participants before December 1, 2002; (b) “cash participants,” to whom awards are paid solely in cash, and (c) “stock participants,” to whom awards may be paid partly in shares.

(iv)	Plan Operation

Each plan year, the WPP Group contributes into a pool 12% of Grey’s earnings, provided that earnings have exceeded $15,000,000 and participants’ accounts are allocated a portion of the pool. The allocation made to the account of a cash participant is in the form of cash and the allocation made to the account of a stock participant is half cash and half stock. Stock is valued on the basis that share price equals the average of the means of the daily high bid and low asked prices of the stock as reported in the Wall Street Journal on the last 15 days on which the stock traded during December of the plan year to which the allocations are attributable. Stock participants are also credited with dividends in respect of the stock that has been allocated to their account.

(v)	Vesting

Generally, a participant becomes vested on the first to occur of (a) becoming a “vested participant,” (b) completing five full calendar years of continuous employment with Grey or its subsidiaries (certain

PART VIII – ADDITIONAL INFORMATION

exceptions apply), or (c) the death or disability of the participant. Upon the participant’s termination of employment for any reason, all unvested amounts are forfeited.

(vi)	Payment

Generally, payments are made to participants of sums credited or stock allocated to their vested accounts by the June 30th following their vesting date; provided, however, that cash payments and/or stock distributions may be made in no less than two nor more than five equal annual installments, as determined by the plan committee.

(vii)	Issue of shares

Shares issued under the SMIP will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

(viii)	Scheme limits

The SMIP is subject to an overall limit on the number of shares which may be allocated under the plan (200,000 Grey shares).

(ix)	Variation of share capital

In the event of a variation of the share capital of WPP, the Board may adjust the shares which may be allocated under the SMIP and the number of shares outstanding as deemed appropriate, including through the substitution of other consideration.

(x)	Amendments

The Board may amend or terminate the SMIP at any time it thinks advisable, provided that the amendment or termination does not adversely affect previously credited allocations, without the consent of affected participants, and stockholder approval is required to the extent necessary to comply with legal and stock exchange requirements.

(l)	The Tempus Group PLC 1998 Long Term Incentive Plan (the Tempus LTIP)

(i)	Outline

The Tempus LTIP was used to grant options to employees of Tempus Group PLC before its acquisition by WPP. At the time of that acquisition, some participants exchanged their options under the Tempus LTIP to acquire Tempus Group PLC shares for equivalent options over WPP Shares.

No new options will be granted under the Tempus LTIP after the Scheme. The effect of the Scheme on subsisting options is summarised in paragraph 14 of Part 3 of the Scheme Circular.

(ii)	Option Price

The option prices of the outstanding options range from £2.26 to £6.00 per WPP share.

(iii)	Exercise of options

All options under the Tempus LTIP are currently exercisable. The Scheme will not affect the exercisability of options.

(iv)	Issue of shares

Shares issued on the exercise of options will rank equally with shares of the same class in issue at the date of allotment except in respect of rights determined by reference to a date preceding the date of allotment.

As described in paragraph 14 of Part 3 of the Scheme Circular, WPP shares issued on the exercise of options under the Tempus LTIP after the Scheme has taken effect will be immediately acquired by new WPP pursuant to the amended WPP articles of association.

PART VIII – ADDITIONAL INFORMATION

(m)	401k Plans

(A)	GroupM Worldwide, Inc. Plan (the M Plan)

(i)	Outline

The M Plan is intended to qualify as a profit-sharing plan under Section 401(a) of the Internal Revenue Code, and includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code.

The effect of the Scheme on the M Plan is that WPP ADSs held by the M Plan will automatically convert to New WPP ADSs.

(ii)	Eligibility

Employees of GroupM Worldwide, Inc., other than non-resident aliens, leased employees and certain collectively-bargained employees, are eligible to make elective contributions to the M Plan upon attainment of age 18, and are eligible to participate in the employer contributions portion of the plan (employer matching contributions and employer profit sharing contributions) upon attainment of 18 and completion of one year of service.

(iii)	Contributions

The M Plan provides for elective employee contributions in which participants are automatically 100% vested, discretionary employer matching contributions which vest 100% upon completion of three years of service, and discretionary employer profit sharing contributions which vest 100% upon the completion of five years of service.

(iv)	Investment of assets

The M Plan has several investment options into which participants may direct contributions, including WPP ADSs. To the extent that a participant’s account is invested in WPP ADSs on the date distribution is to be made, the participant may elect to receive an in-kind distribution. Participants who invest in WPP ADSs are provided pass-through voting rights, allowing them to direct the trustee how to vote the shares. In the absence of instructions, shares generally remain unvoted. In the case of a tender offer, shares remain unvoted and untendered unless otherwise required by statute.

(v)	Distributions

Distributions from the M Plan are available upon a participant’s termination of employment with GroupM Worldwide, Inc. and all related companies. The plan provides for distributions while a participant is still employed if the participant has reached his or her normal retirement date (the later of age 62 or the 5th anniversary of participation) or becomes disabled. Payments are made in a single lump sum or installments.

(vi)	Amendments

The Board of Directors may amend or terminate the M Plan. No amendment may (a) decrease the accrued benefit of any participant, (b) revert plan assets to the company, (c) divert plan assets for uses other than those in the exclusive benefit of the participants, and (d) be retroactive, except as allowed under the Internal Revenue Code.

(B)	The Ogilvy & Mather Profit Sharing Retirement and 401(k) Plan (the O&M Plan)

(i)	Outline

The O&M Plan is intended to qualify as a profit-sharing plan under Section 401(a) of the Internal Revenue Code, and includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code.

The effect of the Scheme on the O&M Plan is that WPP ADSs held by the O&M Plan will automatically convert to New WPP ADSs.

PART VIII – ADDITIONAL INFORMATION

(ii)	Eligibility

Employees of the Ogilvy Group, Inc., other than non-resident aliens, leased employees, certain independent contractors and certain collectively-bargained employees, are eligible to participate in the O&M Plan upon completion of one month of service, except that part-time, temporary or contingent employees are eligible to participate upon completion of one year of service.

(iii)	Contributions

The O&M Plan provides for elective employee contributions and discretionary employer profit sharing contributions in which participants are automatically 100% vested.

(iv)	Investment of assets

The O&M Plan has several investment options into which participants may direct contributions, including WPP ADSs. To the extent that a participant’s account is invested in WPP ADSs on the date distribution is to be made, the participant may elect to receive an in-kind distribution. Participants who invest in WPP ADSs are provided pass-through voting rights, allowing them to direct the trustee how to vote the shares. In the absence of instructions from a participant, shares generally are voted by the trustee in the same proportion as voted shares. In the case of a tender offer, in the absence of participant instructions, the shares remain unvoted and untendered, subject to the requirements of ERISA, however, in the case of shares related to the ESOP which was merged into the plan in 2001, those are voted in the same proportion as voted shares.

(v)	Distributions

Distributions from the O&M Plan are available upon a participant’s termination of employment with the Ogilvy Group, Inc. and all related companies. The plan provides for distributions while a participant is still employed if the participant has reached age 70 1/2 or if the participant encounters financial hardship. Payments are made in a single lump sum.

(vi)	Amendments

The Board of Directors may amend or terminate the O&M Plan. No amendment may (a) decrease the benefit of any participant, (b) revert plan assets to the company, (c) divert plan assets for uses other than those in the exclusive benefit of the participants, or (d) substantially increase the duties of the trustee.

(C)	The J. Walter Thompson Company U.S. Employees’ Profit Sharing and Matched Savings Plan (the JWT Plan)

(i)	Outline

The JWT Plan is intended to qualify as a profit-sharing plan under Section 401(a) of the Internal Revenue Code, and includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code.

The effect of the Scheme on the JWT Plan is that WPP ADSs held by the JWT Plan will automatically convert to New WPP ADSs.

(ii)	Eligibility

Employees of J. Walter Thompson Company, other than non-resident aliens, employees of foreign affiliates, leased employees, certain independent contractors, consultants, freelancers, employment agency employees and certain collectively-bargained employees, are eligible to participate in the plan upon completion of one year of service.

(iii)	Contributions

The JWT Plan provides for elective employee contributions and discretionary employer profit sharing contributions in which participants are automatically 100% vested, and discretionary employer matching contributions in which the participant becomes fully vested upon completion of three years of service.

(iv)	Investment of assets

The JWT Plan has several investment options into which participants may direct contributions, including WPP ADSs. To the extent that a participant’s account is invested in WPP ADSs on the date distribution

PART VIII – ADDITIONAL INFORMATION

is to be made, the participant may elect to receive an in-kind distribution. Participants who invest in WPP ADSs are provided pass-through voting rights, allowing them to direct the trustee how to vote the shares. In the absence of instructions from a participant, shares generally are voted by the trustee in the same proportion as voted shares. In the case of a tender offer, in the absence of participant instructions, shares remain unvoted and untendered. If time contraints make it unlikely that participant instructions can be received on a timely basis, then the Investment Fiduciary (the administrative committee of the Board) may direct the trustee how to vote. In the case that the Investment Fiduciary’s instructions are not received, the trustee can get advice from a bank, insurance company, investment adviser or other investment professional or retain an investment manager or other independent fiduciary to make the voting decision.

(v)	Distributions

Distributions from the JWT Plan are available upon a participant’s termination of employment with J. Walter Thompson Company and all related companies. The plan provides for distributions while a participant is still employed if the participant has attained age 59 1/2 or if the participant encounters financial hardship. Payments are made in a single lump sum, unless they are made from assets transferred from the terminated money purchase plan, in which case payments are made in the form of an annuity, unless a lump sum is elected, with spousal consent if required by law.

(vi)	Amendments

The Board of Directors may amend or terminate the JWT Plan. No amendment may (a) reduce any vested right of any participant, (b) vest in the company any interest in plan assets, or (c) divert plan assets for uses other than those in the exclusive benefit of the participants.

(D)	The Hill and Knowlton, Inc. Retirement and 401k Savings Plan (the H&K Plan)

(i)	Outline

The H&K Plan is intended to qualify as a profit-sharing plan under Section 401(a) of the Internal Revenue Code, and includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code.

The effect of the Scheme on the H&K Plan is that WPP ADSs held by the H&K Plan will automatically convert to New WPP ADSs.

(ii)	Eligibility

Employees of Hill and Knowlton, Inc., other than non-resident aliens, employees of foreign affiliates, leased employees, certain independent contractors, consultants, freelancers, employment agency employees and certain collectively-bargained employees, are eligible to participate in the plan upon completion of six months of service.

(iii)	Contributions

The H&K Plan provides for elective employee contributions and employer profit sharing contributions (at least 3% of eligible participant compensation) in which participants are automatically 100% vested, and employer matching contributions up to 4% of the participant’s compensation. Matching contributions vest as to 25% upon the completion of one year of service, as to an additional 25% upon the completion of 2 years of service, and as to the remaining 50% upon the completion of 3 years of service.

(iv)	Investment of assets

The H&K Plan has several investment options into which participants may direct contributions, including WPP ADSs. To the extent that a participant’s account is invested in WPP ADSs on the date distribution is to be made, the participant may elect to receive an in-kind distribution. Participants who invest in WPP ADSs are provided pass-through voting, allowing them to direct the trustee how to vote the shares. In the absence of instructions from a participant, shares generally are voted by the trustee in the same proportion as voted shares.

PART VIII – ADDITIONAL INFORMATION

(v)	Distributions

Distributions from the H&K Plan are available upon a participant’s termination of employment with Hill and Knowlton, Inc. and all related companies. The plan provides for distributions while a participant is still employed if the participant has reached his or her normal retirement date (age 60) or if the participant encounters financial hardship. Payments are made in a single lump sum, unless they are made from assets transferred from the terminated money purchase plan, in which case payments are made in the form of an annuity, unless a lump sum is elected, with spousal consent if required by law.

(vi)	Amendments

The Board of Directors may amend or terminate the H&K Plan. No amendment may (a) reduce any vested right of any participant, (b) vest in the company any interest in plan assets, (c) divert plan assets for uses other than those in the exclusive benefit of the participants, or (d) change the rights, duties or powers of trustees without their consent.

(n)	The WPP Group plc Grantor Trust, the WPP Group plc US Grantor No. 2 Trust, the WPP Group plc ROW ESOP, the WPP Group plc UK ESOP and the WPP Group plc CIP Grantor Trust (the “WPP ESOPs”)

The WPP ESOPs are trusts constituted by separate trust deeds for the benefit generally of employees, former employees and family members of employees and former employers of WPP, subject to the following clarification:

The WPP Group Plc Grantor Trust, the WPP Group plc US Grantor No. 2 Trust and the WPP Group plc CIP Grantor Trust

  is for the benefit of:

•	the employees and former employees from time to time of any subsidiary (as defined in the trust deed) organised in the United States of America and the wives, husbands, widows, widowers and children and step-children under the age of eighteen of such employees and former employees, and

•	the employees and former employees from time to time of any other subsidiary (as defined in the trust deed) who are citizens or residents of the Unites States of America and the wives, husbands, widows, widowers and children and step-children under the age of eighteen who are citizens of the United States of America of such employees and former employees or any other subsidiary.

The WPP Group Plc ROW ESOP

  is for the benefit of:

•	the employees and former employees from time to time of any subsidiary (as defined in the trust deed) incorporated outside the United Kingdom other than any subsidiary organised or incorporated under the laws of the United States of America, and

•	the wives, husbands, widows, widowers and children and step-children under the age of eighteen of such employees and former employees.

The WPP Group Plc UK ESOP

is for the benefit of the employees and former employees from time to time of WPP and/or any subsidiary (as defined in the trust deed) incorporated in the United Kingdom and the wives, husbands, widows, widowers and children and step-children under the age of eighteen of such employees and former employees but excluding any person who is a citizen or resident of the United States of America.

The assets of the WPP ESOPs cannot be used to benefit WPP.

The powers of investment in the WPP ESOPs specifically allow the trustees of the trusts to subscribe for, or purchase, ordinary shares in WPP. The shares can be used to satisfy share incentives granted to employees of WPP or any of its subsidiaries. Paragraph 7 of this Part X sets out the number of shares of WPP currently held by the WPP ESOPs.

The trustees have been given a broad range of powers to hold the WPP ESOPs’ funds or to pay or apply the income and capital of the trust fund to or for the benefit of all or any of the beneficiaries.

PART VIII – ADDITIONAL INFORMATION

New Share Plans

Subject to the approval of the WPP Share Owners at the EGM, it is proposed that New WPP adopt the Continuing Plans together with the following new share option plans which may be used to grant options to employees of the WPP Group after the Scheme.

(a)	WPP 2005 Executive Stock Option Plan (2005 ExSOP)

Outline

The 2005 ExSOP will be constituted by a set of rules and will include a section to be approved by HM Revenue & Customs under the Income Tax (Earnings and Pensions) Act 2003 and will contain additional sections which amend the rules in certain jurisdictions. The 2005 ExSOP will be administered by the Compensation Committee.

The 2005 ExSOP will permit the grant of options over New WPP Shares or New WPP ADSs.

Eligibility

Options may be granted to employees or directors of any member of the WPP Group. The directors of New WPP will determine and the Compensation Committee will approve which employees and directors participate.

Grant of options

Normally options may only be granted within the period of six weeks following the announcement of the New WPP’s interim or final results for any period. In exceptional circumstances, such as to facilitate the recruitment of a new employee, options may be granted at other times.

Options granted to executive directors of New WPP will be subject to performance conditions set by the directors of New WPP. The default performance condition in the plan is that the growth in earnings per share of New WPP must exceed the growth in the UK retail prices index by at least 5% per annum over a fixed three year period. The directors of WPP may, at their discretion, make other grants of options conditional on the meeting of performance conditions (either the default performance condition or otherwise).

Option price

The price payable per New WPP Share for the exercise of an option must not be less than the lower of the two prices shown for New WPP Shares on the grant date plus one quarter of the difference between them (as derived from the Daily Official List of the London Stock Exchange or other reputable market source) or, in the case of an option over a New WPP ADS, the fair market value of a New WPP ADS as quoted on the NASDAQ over any number of consecutive dealing days (being not more than 5) immediately preceding or ending on the grant date.

Exercise of options

Options granted under the 2005 ExSOP will normally be exercisable after the third anniversary of grant. The options may also be exercised (to the extent permitted under any performance conditions) for a period of 6 months (12 months in the case of death) after the optionholder ceases employment, if the optionholder ceases employment by reason of injury, disability, death or retirement upon reaching the age when the optionholder becomes bound to retire under his employment contract or following the sale of the business in which the optionholder is employed. If an optionholder ceases employment for any other reason, the directors of New WPP may permit options to be exercised within 6 months of ceasing employment. In the event that an option is exercised in any of these circumstances less than three years after it was granted, the number of New WPP Shares in respect of which the option may be exercised will be scaled back on a pro rata time basis unless the directors of New WPP determine otherwise. Options may also be exercised in the event of a takeover, reconstruction or winding up of New WPP and if this occurs less than three years after the option was granted, the number of New WPP Shares in respect of which the option may be exercised will be automatically scaled back on a pro-rata time basis.

In the event that exercise of an option that is subject to performance conditions is permitted before the end of the performance period, the directors of New WPP will make an early determination as to the extent to which the performance condition has been met.

PART VIII – ADDITIONAL INFORMATION

Issue of shares

Shares issued on the exercise of options will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

Plan limits

New WPP will not issue options under the 2005 ExSOP which would, when aggregated with other options or awards granted or made by WPP and New WPP in the ten years prior to the grant of the award being considered, result in the number of WPP Shares and New WPP Shares which are required to be issued to satisfy those amounts exceeding 10% of the issued share capital of New WPP.

For the purposes of this limit, rights to acquire shares which are released or which lapse without being exercised cease to count and the transfer of treasury shares is treated as equivalent to the issue of new shares.

No individual may, in any twelve month period, receive options over New WPP Shares under the 2005 ExSOP with a value exceeding four times that individual’s basic annual salary.

Variation of share capital

In the event of a variation of the share capital of New WPP, the directors of New WPP may make appropriate adjustments to the number of New WPP Shares or New WPP ADSs subject to an option and to the option exercise price provided that the adjustments are confirmed by the auditors or other experts as being in their view fair and reasonable. If an option is an option to subscribe for New WPP Shares to be issued on exercise, an adjustment may only reduce the price at which those New WPP Shares are acquired upon exercise to less than their nominal value if the directors of New WPP are authorised to capitalise from the reserves of New WPP a sum equal to the difference between the nominal value of the shares and exercise price of the options and to apply such sum in paying up such amount on such New WPP Shares.

Pensionability

Benefits under the 2005 ExSOP are not pensionable.

Amendments

The directors of New WPP may amend the provisions of the 2005 ExSOP or the terms of options granted under it provided that no amendment to the advantage of participants in the 2005 ExSOP will be made without the prior approval by ordinary resolution of the Share Owners of New WPP unless the amendment is a minor amendment to benefit administration of the plan to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company. Amendments to key features of the approved section of the 2005 ExSOP cannot be made without the approval of HM Revenue & Customs.

(b)	WPP 2005 Worldwide Ownership Plan (2005 WWOP)

Outline

The 2005 WWOP will be constituted by a set of rules and will include a section to be approved by the HM Revenue & Customs under the Income Tax (Earnings and Pensions) Act 2003 and additional sections which amend the rules in certain overseas jurisdictions.

Eligibility

Options may be granted to employees of the WPP Group or any subsidiary designated as a participating company who are employees of the WPP Group with at least two years’ continuous service.

Grant of options

Normally, options may only be granted within the period of six weeks following the announcement of New WPP’s results to the London Stock Exchange for any period. In exceptional circumstances, options may be granted at other times.

PART VIII – ADDITIONAL INFORMATION

It is not envisaged that grants of options under the 2005 WWOP will be subject to performance conditions; however, the directors of New WPP can apply performance conditions to a grant where they consider it appropriate to do so.

Option price

The price payable per New WPP Share for the exercise of an option must not be less than the lower of the two prices shown for New WPP Shares on the grant date plus one quarter of the difference between them (as derived from the Daily Official List of the London Stock Exchange or other reputable market source) or, in the case of an option over a New WPP ADS, the fair market value of a New WPP ADS as quoted on the NASDAQ over any number of consecutive dealing days (being not more than 5) immediately preceding or ending on the grant date.

Exercise of options

Options granted under the 2005 WWOP will generally be exercisable on the third anniversary of grant. The options may be exercised for a period of 6 months (12 months in the case of death) after the optionholder ceases employment, if the optionholder ceases employment by reason of injury, disability, death, retirement upon reaching the age when the optionholder becomes bound to retire under his employment contract or following the sale of the WPP Group or the business in which the optionholder is employed. If an optionholder ceases employment for any other reason, the directors of New WPP may permit options to be exercised within 6 months of ceasing employment. In the event that an option is exercised in any of these circumstances less than three years after it was granted, the number of New WPP Shares in respect of which the option may be exercised will be scaled back on a pro rata time basis unless the directors of New WPP determine otherwise. Options may also be exercised in the event of a takeover, reconstruction or winding up of New WPP and if this occurs less than three years after the option was granted, the number of New WPP Shares in respect of which the option may be exercised will be automatically scaled back on a pro-rata time basis.

Issue of shares

Shares issued on the exercise of options will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

Scheme limits

New WPP will not issue options under the 2005 WWOP which would, when aggregated with other options or awards made by WPP and New WPP in the ten years prior to the grant of the award being considered, result in the number of WPP Shares and New WPP Shares which are required to be issued to satisfy those awards exceeding 10% of the issued share capital of New WPP.

For the purposes of this limit, rights to acquire New WPP Shares which are released or which lapse without being exercised cease to count and the transfer of treasury shares is treated as equivalent to the issue of new shares.

No individual may, in any twelve month period, receive options over New WPP Shares under the 2005 WWOP with a value exceeding that individual’s basic annual salary.

Variation of share capital

In the event of a variation of the share capital of New WPP, the Board may make appropriate adjustments provided that the adjustments are confirmed by the auditors or other experts as being in their view fair and reasonable. An adjustment may only reduce the price at which shares are acquired upon the exercise of an option to less than their nominal value if the Board is authorised to capitalise from the reserves of New WPP a sum equal to the difference between the nominal value of the shares and exercise price of the options and to apply such sum in paying up such amount on such shares.

Pensionability

Benefits under the 2005 WWOP are not pensionable.

PART VIII – ADDITIONAL INFORMATION

Amendments

The directors of New WPP may amend the provisions of the 2005 WWOP or the terms of options granted under it provided that no amendment to the advantage of participants in the 2005 WWOP can be made without the prior approval by ordinary resolution of the Share Owners of New WPP, unless the amendment is a minor amendment to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company. Amendments to key features of the approved section of the 2005 WWOP cannot be made without the approval of HM Revenue & Customs.

9.2	Outstanding options and awards under the WPP Share Plans

The table below shows details of the options and awards that constitute rights to acquire WPP Shares and which were outstanding under the WPP Share Plans on 30 August 2005 (the latest practicable date prior to the publication of this document). No consideration was paid for the grant of the options and awards (with the exception of the Grey restricted stock). In the case of awards under the WPP Worldwide Ownership Plan, the WPP Executive Stock Option Plan, the WPP Group plc Performance Share Plan (where applicable) and the Tempus LTIP the awards will remain exercisable over WPP Shares. On exercise the WPP Shares issued to satisfy the awards will be exchanged for New WPP Shares pursuant to the proposed changes to the WPP articles which form part of the Scheme Proposal. In relation to the other WPP share plans and subject to the Scheme becoming effective, awards over WPP Shares shall be exchanged for awards over New WPP Shares.

WPP Executive Stock Option Plan	54,515,127
WPP Worldwide Ownership Plan	11,871,123
WPP Group plc Leadership Equity Acquisition Plan	317,255
WPP Group plc 2004 Leadership Equity Acquisition Plan	5,800,180
Deferred Stock Units Awards Agreements	3,636,950
Restricted Stock Awards	2,736,194
WPP Annual Bonus Deferral Program	718,574
Operating Company Long Term Incentive Plans	13,572,690
Y&R Plans	12,261,882
Tempus Group plc 1998 Long Term Incentive Plan	409,293
Grey Plans	2,568,461

Total	108,407,729

(Actual awards are made over a combination of WPP Shares and WPP ADSs but are shown here as being over WPP Shares.)

Please see note 25 of the consolidated financial statements for the year ended 31 December 2004 under IFRS set out in Section B of Part VI of this document for details of the existing share options as at the date of the most recent audited balance sheet.

9.3	Other Conversion Rights relating to New WPP Shares and ADSs

(a)	WPP has issued £450,000,000 2 per cent. Convertible Bonds due 2007. These are currently convertible into WPP Shares. The trustee of the Convertible Bonds has indicated that in principle it is minded to consent to the WPP Shares being delisted. The articles of association of WPP will be amended after the Scheme becomes effective and the WPP Shares are delisted such that on conversion of a bond the WPP Shares issued are automatically transferred to New WPP in exchange for New WPP issuing New WPP Shares, such number of New WPP Shares being calculated on an equivalent basis to the existing provisions of the bond.

(b)	WPP is a co-obligor of US$150,000,000 5 per cent. Contingent Convertible Subordinated Debentures due 2033 issued by Grey Global Group, Inc.. These are currently convertible into WPP ADSs. In accordance with the terms of the indenture relating to the Contingent Convertible Subordinated Debentures, WPP and New WPP will enter into a supplemental indenture pursuant to which the Contingent Convertible Subordinated Debentures will be convertible, from and after completion of the Scheme, into WPP 2005 ADSs instead of WPP ADS.

PART VIII – ADDITIONAL INFORMATION

10.	Pension Schemes

The form and level of the WPP Group sponsored retirement programs varies depending on historical practices and local market considerations. In the two markets where the WPP Group employs the largest number of people, the US and the UK, pension provision generally takes the form of defined contribution plans, although the WPP Group still maintains various defined benefit plans and arrangements primarily in the US and UK. In each case, these pension plans are provided for the benefit of employees in specific operating companies and, in the case of the UK defined benefit plans, are closed to new entrants. All pension coverage for WPP’s executive directors is currently on a defined contribution basis and only base salary is pensionable under any WPP retirement plan. Please see note 23 of the consolidated financial statements of WPP for the year ended 31 December 2004 set out in Section B of Part VI in relation to further details of the WPP Group’s pension arrangements as at the date of the most recent audited balance sheet.

11.	Subsidiary undertakings

Immediately following implementation of the Scheme, New WPP will directly own 100 per cent. of the issued share capital of WPP and New WPP will be the holding company of WPP Group. The following table shows those companies which, in addition to WPP, will be the significant subsidiary undertakings of New WPP following the Effective Date. Unless otherwise stated, each of the following subsidiary undertakings will be wholly owned, either by New WPP, WPP or by one of their subsidiaries:

Name and country of incorporation/ residence	Registered office	Class of share capital (issued and fully paid, unless otherwise stated)	Proportion of capital held	Proportion of voting power held	Nature of business
J.Walter Thompson
Company, Inc.	The Corporation	Common	100%	100%	Advertising
	Trust Company	Stock
	1209 Orange Street
	Wilmington
	Delaware 19801
	USA

GroupM Worldwide, Inc.	United Corporate	Common	100%	100%	Media
	Services, Inc	Stock			investment
	874 Walker Road				management
	Suite C
	Dover
	Delaware 19904
	USA

The Ogilvy Group, Inc.	309 West 24th Street	Common	100%	100%	Advertising
	New York	Stock and
	NY 10019	Cumulative
	USA	Preferred
		Stock

Young & Rubicam, Inc.	The Corporation	Common	100%	100%	Advertising
	Trust Company,	Stock
	Corporation Trust
	Center
	1209 Orange Street
	Wilmington
	Delaware 19801
	USA

Grey Global Group Inc.	1209 Orange Street	Common	100%	100%	Advertising
	Wilmington	Stock
	Delaware 19801
	USA

PART VIII – ADDITIONAL INFORMATION

Name and country of incorporation/ residence	Registered office	Class of share capital (issued and fully paid, unless otherwise stated)	Proportion of capital held	Proportion of voting power held	Nature of business
WPP Finance Co Limited	27 Farm Street London W1J 5RJ UK	Ordinary Shares	100%	100%	Financing

WPP Group Services SNC	Boulevard de l’Imperative 13, 1000 Brussels Belgium	A Shares (ordinary) B Shares (preferred) C Shares (preferred)	100%	100%	Co-ordination Centre/Services

With the exception of WPP Finance Co Limited, which is involved in financing arrangements with other WPP Group companies and WPP Group Services SNC which acts as a co-ordination centre, all these subsidiaries are operating companies.

12.	Property, Plant and Equipment

The majority of WPP Group’s properties are leased, although certain properties which are used mainly for office space are owned in the United States (including the 370,000 net square foot Young & Rubicam headquarters office building located at 285 Madison Avenue in New York, New York), Argentina, Brazil, Mexico, Peru and Thailand, and manufacturing facilities are owned in the United Kingdom. Principal leased properties include office space at the following locations:

Location	Use	Approximate square footage
Worldwide Plaza, New York, NY	Ogilvy & Mather	675,700
466 Lexington Avenue, New York, NY	JWT, Hill & Knowtton	456,100
777 Third Avenue, New York, NY	Grey Global Group	439,100
230 Park Ave South, New York, NY	Burson-Marsteller, Bravo, Landor, Sudler & Hennessey	328,000
498 Seventh Avenue, New York, NY	MindShare, 141	204,200
500 Woodward Avenue, Detroit, MI	JWT, MindShare	183,300
Darmstadter Landstrasse, Frankfurt, Germany	Ogilvy & Mather	150,500
350 North Orleans, Chicago, IL	Ogilvy & Mather, MindShare, OPR	126,600
233 North Michigan Avenue, Chicago, IL	Y&R Advertising, Wunderman, Burson- Marsteller, Mediaedge:cia, Landor	122,100
27-8 Chamwon-Dong Seochkuy, Seoul, South Korea	Diamond Ad Ltd.	118,700
114 Fifth Avenue, New York, NY	Grey Global Group	116,200
825 Seventh Avenue, New York, NY	Mediaedge:cia	109,800
10 Cabot Square, Canary Wharf, London, UK	Ogilvy & Mather	104,200
222 Merchandise Mart Plaza, Chicago, IL	JWT, Hill & Knowlton	101,500
Greater London House, London, UK	Y&R Advertising, Wunderman	91,000

PART VIII – ADDITIONAL INFORMATION

The WPP Group has no items of equipment which are material tangible fixed assets.

13.	Securities laws

13.1	The distribution of this document and the issue of New WPP Shares in exchange for WPP Shares as part of the Scheme in certain jurisdictions may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions, including those in the paragraphs that follow. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

13.2	This document does not constitute or form part of any offer or invitation to sell or issue, or any solicitation of any offer to purchase or subscribe for, any securities other than the securities to which it relates or any offer or invitation to sell or issue, or any solicitation of any offer to purchase or subscribe for, such securities by any person in any circumstances in which such offer or solicitation is unlawful.

13.3	No person has been authorised to give any information or make any representations other than those contained in this document and, if given or made, such information or representations must not be relied on as having been so authorised. Neither the delivery of this document nor any subscription or sale made under it shall, under any circumstances, create any implication that there has been no change in the affairs of WPP Group since the date of this document or that the information in it is correct as of any subsequent time.

13.4	The contents of this document should not be construed as legal, financial or tax advice. Each Share Owner should consult his, her or its own legal, financial or tax adviser for legal, financial or tax advice.

14.	UK taxation

14.1	General

The following statements are intended to apply only as a general guide to current UK tax law and to the current practice of the HM Revenue and Customs (HMRC), both of which are subject to change, possibly with retrospective effect. They are intended to apply only to New WPP Share Owners who are resident (or, in the case of an individual, ordinarily resident) in the UK for UK tax purposes, who hold New WPP Shares as investments and who are the beneficial owners of New WPP Shares. The statements may not apply to certain classes of Share Owner such as dealers in securities. New WPP Share Owners who are in any doubt as to their tax position regarding the acquisition, ownership and disposition of the New WPP Shares or who are subject to tax in a jurisdiction other than the UK should consult their own tax advisers.

14.2	Dividends

Under current UK tax law, New WPP will not be required to withhold tax at source from dividend payments it makes.

(a)	Individuals

An individual New WPP Share Owner who is resident in the UK for tax purposes and who receives a dividend from New WPP will be entitled to a tax credit which may be set off against his total income tax liability on the dividend. Such an individual share owner’s liability to income tax is calculated on the aggregate of the dividend and the tax credit (the gross dividend) which will be regarded as the top slice of the individual’s income. The tax credit will be equal to 10 per cent. of the ‘gross dividend’ (i.e. the tax credit will be one-ninth of the amount of the dividend).

Generally, a UK resident individual share owner who is not liable to income tax in respect of the gross dividend will not be entitled to any payment from HMRC in respect of any part of the tax credit. A UK resident share owner who is liable to income tax at the lower or basic rate will be subject to income tax on the dividend at the rate of 10 per cent. of the gross dividend so that the tax credit will satisfy in full such share owner’s liability to income tax on the dividend. A UK resident individual share owner liable to income tax at the higher rate will be subject to income tax on the gross dividend at 32.5 per cent. but will be able to set the tax credit off against part of this liability. The effect of that set-off of the tax credit is that such a share owner will have to account for additional tax equal to 22.5 per cent. of the gross dividend (which is also equal to one quarter of the net cash dividend received).

PART VIII – ADDITIONAL INFORMATION

(b)	Companies

A corporate New WPP Share Owner resident in the UK for tax purposes will not normally be subject to corporation tax on any dividend received from New WPP. Such corporate New WPP Share Owners will not be entitled to any payment from HMRC in respect of the tax credit attaching to any dividend paid by New WPP.

(c)	Non-residents

New WPP Share Owners resident outside the UK will not generally be entitled to any payment from HMRC in respect of the tax credit attaching to any dividend paid by New WPP.

(d)	Pension Funds

UK pension funds will not be entitled to any payment from HMRC in respect of the tax credit attaching to any dividend paid by New WPP.

14.3	Capital Gains

A disposal of New WPP Shares by a New WPP Share Owner who is either resident or ordinarily resident in the UK for tax purposes, or is not UK resident but carries on a trade, profession or vocation in the UK through a permanent establishment, branch or agency and has used, held or acquired the New WPP Shares for the purposes of such trade, profession or vocation or such permanent establishment, branch or agency, may, depending on the New WPP Share Owner’s circumstances and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of the taxation of capital gains. Special rules apply to disposals by individuals at a time when they are temporarily not resident or ordinarily resident in the UK.

14.4	Stamp duty and stamp duty reserve tax (SDRT)

In relation to the New WPP Shares, no liability to stamp duty or SDRT will arise on the issue of, or on the issue of definitive share certificates in respect of, the issue by New WPP of the New WPP Shares pursuant to the Scheme, save in specific circumstances set out below.

The conveyance or transfer on sale of New WPP Shares outside the CREST system will generally be subject to ad valorem stamp duty on the instrument of transfer at the rate of 0.5 per cent. (rounded up to the nearest £5) of the amount or value of the consideration given. Stamp duty will normally be payable by the purchaser or transferee of New WPP Shares. An unconditional agreement to transfer New WPP Shares will normally give rise to a charge to SDRT at the rate of 0.5 per cent. of the amount or value of the consideration for the New WPP Shares. However, where within six years of the date of the agreement, an instrument of transfer is executed and duly stamped, the SDRT liability will be cancelled and any SDRT which has been paid will be repaid. SDRT will normally be the liability of the purchaser or transferee of the New WPP Shares.

Where New WPP Shares are issued or transferred (a) to, or to a nominee for, a person whose business is or includes the provision of clearance services or (b) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts, stamp duty (in the case of a transfer only to such persons) or SDRT may be payable at a rate of 1.5 per cent. of the amount or value of the consideration payable or, in certain circumstances, the value of the New WPP Shares or, in the case of an issue to such persons, the issue price of the New WPP Shares. Clearance service providers may opt, under certain circumstances, for the normal rates of stamp duty and SDRT to apply to an issue or transfer of New WPP Shares into, and to transactions within, the service instead of the higher rate applying to an issue or transfer of the New WPP Shares into the clearance system and the exemption for dealings in the New WPP Shares whilst in the system.

Under the CREST system for paperless share transfers, deposits of New WPP Shares into CREST will generally not be subject to stamp duty or SDRT unless such a transfer is made for a consideration in money or money’s worth, in which case a liability to SDRT will arise usually at the rate of 0.5 per cent. of the value of the consideration given. Paperless transfers of New WPP Shares within CREST will generally be liable to SDRT, rather than stamp duty, at the rate of 0.5 per cent. of the amount or value of the consideration payable. CREST is obliged to collect SDRT from the purchaser of the New WPP Shares on relevant transactions settled within the system.

The above statements are intended as a general guide to the current position. Certain categories of person, including market makers, brokers, dealers and persons connected with depositary arrangements and clearance services, are not liable to stamp duty or SDRT and others may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for it under the Stamp Duty Reserve Tax Regulations 1986.

PART VIII – ADDITIONAL INFORMATION

15.	U.S. taxation

15.1	US Federal Income Taxation

The following is a summary based on present law of certain US federal income tax considerations relevant to the purchase, ownership and disposition of New WPP Shares or New WPP ADSs. The discussion is not a complete description of all the tax considerations that may be relevant to a particular share owner. The discussion addresses only US Holders who (as defined below) hold the New WPP Shares or New WPP ADSs as capital assets and use the US dollar as their functional currency. It does not address the tax treatment of investors subject to special rules, such as banks, dealers, traders in securities that elect mark to market treatment, insurance companies, tax-exempt entities, holders of a beneficial interest in five per cent. or more (directly, indirectly, or by attribution) by voting power or value of New WPP Shares and/or New WPP ADSs, persons who have ceased to be US citizens, or to be taxed as resident aliens, persons holding the New WPP Shares or New WPP ADSs through a partnership, estate or trust, or as part of a hedge, straddle, conversion or other integrated financial transaction, and persons resident or ordinarily resident in the UK. In addition, it does not address consequences relevant to holders of an equity interest in a holder of New WPP Shares or New WPP ADSs.

Each investor is advised to consult its own tax advisers about the US federal, state and local tax consequences to it of holding and disposing of the New WPP Shares or New WPP ADSs.

As used here, US Holder means a beneficial owner of New WPP Shares or New WPP ADSs that is (a) a US citizen or individual resident of the United States, (b) a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (c) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all the substantial decisions of such trust, or (d) an estate the income of which is subject to US federal income tax regardless of its source.

The summary is based on the tax laws of the United States including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, as well as on the income tax treaty between the United States and the United Kingdom (the Treaty) all as currently in effect and all subject to change at any time, possibly with retroactive effect.

For purposes of applying US federal income and withholding tax law, a US Holder of a New WPP ADS should be treated as the owner of the underlying New WPP Shares represented by that New WPP ADS.

Notwithstanding anything herein to the contrary, all persons may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction described herein and all materials of any kind that are provided to such persons relating to such tax treatment and tax structure, except to the extent that any such disclosure could reasonably be expected to cause this transaction not to be in compliance with securities laws. For purposes of this paragraph, the tax treatment of this transaction is the purported or claimed US federal income tax treatment of this transaction and the tax structure of this transaction is any fact that may be relevant to understanding the purported or claimed US federal income tax treatment of this transaction.

To ensure compliance with requirements imposed by the US Internal Revenue Service (the IRS), we inform you that any tax discussion herein was not written and is not intended to be used and cannot be used by any taxpayer for purposes of avoiding US federal income tax penalties that may be imposed on the taxpayer. Any such tax discussion was written to support the promotion or marketing of the proposals described herein. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax adviser.

15.2	Dividends

Subject to the passive foreign investment company rules discussed below, cash dividends paid with respect to the New WPP Shares or New WPP ADSs generally will be included in the gross income of a US Holder as ordinary income from foreign sources to the extent paid out of New WPP’s earnings and profits as determined under US federal income tax principles. To the extent that a distribution exceeds New WPP’s earnings and profits, it will be treated as a non-taxable return of capital to the extent of the US Holder’s adjusted tax basis in the New WPP Shares or New WPP ADSs and thereafter as capital gain. New WPP does not maintain calculations of its earnings and profits under US federal income tax principles, and US Holders should therefore expect to treat all cash distributions as dividends for such purposes. The dividends will not be eligible for the dividends-received deduction available to corporations. Dividends paid in pounds sterling will be includible as a US dollar amount based on the exchange rate in effect on the date of receipt whether or not the payment is converted into dollars at that time. A US Holder’s tax basis in pounds

PART VIII – ADDITIONAL INFORMATION

sterling will equal US such dollar amount. Any gain or loss recognised on a subsequent conversion of the pounds sterling for a different currency will generally be US source ordinary income or loss. Distributions to US Holders of additional New WPP Shares or New WPP ADSs or rights to acquire additional New WPP Shares or New WPP ADSs that are made as part of a pro rata distribution to all share owners of New WPP may not be subject to US federal income tax.

Certain dividends received by individual US Holders (as well as certain trusts and estates) in taxable years beginning before 1 January 2009 generally will be subject to a maximum income tax rate of 15 per cent. This reduced income tax rate is only applicable to dividends paid by “qualified corporations” and only with respect to New WPP Shares or New WPP ADSs held for a minimum holding period of at least 61 days during a specified 121-day period. New WPP reasonably expects to be considered a qualified corporation. Accordingly, subject to the discussion below under “Passive Foreign Investment Company Considerations”, dividends paid by New WPP should be eligible for the reduced income tax rate. The amount of qualified dividend income, if any, paid by New WPP to a US Holder that may be subject to the reduced dividend income tax rate and that is taken into account for purposes of calculating the US Holder’s foreign tax credit limitation must be reduced by the “rate differential portion” of such dividend.

The US Treasury has announced its intention to promulgate rules pursuant to which US Holders of shares and intermediaries through whom such shares are held will be permitted to rely on certifications from issuers to establish that dividends are eligible to be treated as qualified dividends eligible for the 15 per cent. rate. Because such procedures have not yet been issued, it is not clear whether WPP will be able to comply with the procedures. WPP will use reasonable efforts to facilitate appropriate tax reporting by providing these certifications or other similar certifications pursuant to any subsequent rules the US Internal Revenue Service or US Treasury may promulgate to the extent it is reasonably able to do so without undue cost.

15.3	Sale or Other Disposition

Subject to the passive foreign investment company rules discussed below, a US Holder generally will recognise capital gain or loss on the sale or other disposition of the New WPP Shares or New WPP ADSs equal to the difference between the amount realised (or the US dollar value of any amount received other than in US dollars) and the US Holder’s adjusted tax basis in the New WPP Shares or New WPP ADSs. Any gain or loss generally will be treated as arising from US sources. Such gain or loss, if any, will be a capital gain or loss and will be long-term capital gain or loss if the New WPP Shares or New WPP ADSs were held for more than one year. The deductibility of capital losses is subject to significant limitations. A maximum US federal tax rate of 15 per cent. (rather than the higher rates of tax generally applicable to items of ordinary income) will generally apply to individuals (as well as certain trusts and estates) with respect to gain on capital assets held for over one year and sold or otherwise disposed of in taxable years beginning before January 1, 2009.

Deposits and withdrawals of New WPP Shares by US Holders in exchange for New WPP ADSs will not result in the recognition of gain or loss for US federal income tax purposes.

A US Holder that receives foreign currency on the sale or other disposition of New WPP Shares or New WPP ADSs will realise an amount equal to the US dollar value of the foreign currency on the date of sale (or in the case of cash basis and electing accrual basis taxpayers, the US dollar value of the foreign currency on the settlement date). If a US Holder receives foreign currency upon a sale or exchange of New WPP Shares or New WPP ADSs, the gain or loss, if any, recognised on the subsequent sale, conversion or disposition of such foreign currency will be ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. However, if such foreign currency is converted into US dollars on the date received by the US Holder, a cash basis or electing accrual US Holder should not recognise any gain or loss on such conversion.

15.4	Passive Foreign Investment Company Considerations

A corporation organized or incorporated outside the United States is a passive foreign investment company (a PFIC) in any taxable year in which, after taking into account its income and assets and the income and assets of certain subsidiaries either (a) at least 75 per cent. of its gross income is passive income or (b) at least 50 per cent. of the average value of its assets is attributable to assets that produce or are held to produce passive income.

WPP believes that it is not a PFIC and that New WPP will not become a PFIC after the Scheme becomes effective. Depending upon the future of its business, New WPP could become a PFIC in the future

If New WPP were a PFIC in any year during which a US Holder owns New WPP Shares or New WPP ADSs, the US Holder would be subject to additional taxes on any “excess distributions” received from New WPP and from any gain

PART VIII – ADDITIONAL INFORMATION

realised from a sale or other disposition of the New WPP Shares or New WPP ADSs (regardless of whether New WPP continues to be a PFIC). A US Holder would have an excess distribution to the extent that distributions on New WPP Shares or New WPP ADSs during a taxable year exceed 125 per cent. of the average amount received during the three preceding taxable years (or, if shorter, the US Holder’s holding period). To compute the tax on excess distributions or any gain (a) the excess distribution or the gain is allocated rateably over the US Holder’s holding period, (b) the amount allocated to the current taxable year is taxed as ordinary income and (c) the amount allocated to other taxable years is taxed at the highest applicable marginal rate in effect for each year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax attributable to each year.

In addition, corporations classified as PFICs are not qualified corporations (as discussed above) and dividends paid by such corporations are not eligible for the reduced 15 per cent. tax rate.

If New WPP were a PFIC, a US Holder of New WPP Shares or New WPP ADSs generally would be subject to similar rules with respect to distributions by, and dispositions of the shares of, any direct or indirect subsidiaries of WPP Holdings that were also PFICs.

US Holders can avoid some of the tax consequences described above by making a mark-to-market election with respect to the New WPP Shares or New WPP ADSs, provided that the New WPP Shares or New WPP ADSs are “marketable”. New WPP Shares or New WPP ADSs will be marketable if they are regularly traded on certain US stock exchanges, or on a foreign stock exchange if (a) the foreign exchange is regulated or supervised by a governmental authority of the country in which the exchange is located; (b) the foreign exchange has trading volume, listing, financing disclosure, and other requirements designed to prevent fraudulent and manipulative acts and practices, remove impediments to, and perfect the mechanism of, a free and open market, and to protect investors; (c) the laws of the country in which the exchange is located and the rules of the stock exchange ensure that these requirements are actually enforced; and (d) the rules of the exchange ensure active trading of listed stocks. The London Stock Exchange, on which the New WPP Shares will be listed, and NASDAQ, on which the New WPP ADSs will be listed, are expected to meet these requirements. For these purposes, the New WPP Shares or New WPP ADSs will be considered regularly traded during any calendar year in which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose the meeting of this requirement will be disregarded.

A US Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the New WPP Shares or New WPP ADSs at the close of the taxable year over the US Holder’s adjusted basis in the New WPP Shares or New WPP ADSs. An electing US Holder may also claim an ordinary loss deduction for the excess, if any, of the US Holder’s adjusted basis in the New WPP Shares or New WPP ADSs over the fair market value of the New WPP Shares or New WPP ADSs at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the New WPP Shares or New WPP ADSs while New WPP is a PFIC will be treated as ordinary income, and any losses incurred on a sale or other disposition of the New WPP Shares or New WPP ADSs while New WPP is a PFIC will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the IRS unless the New WPP Shares or New WPP ADSs cease to be marketable. If New WPP is a PFIC for any year in which the US Holder owns the New WPP Shares or New WPP ADSs but before a mark-to-market election is made, the interest charge rules described above will apply to any mark-to-market gain recognised in the year the election is made.

In some cases, an owner of shares in a PFIC can avoid the interest charge and the other adverse PFIC consequences described above by making a qualifying electing fund election to be taxed currently on its share of the PFIC’s undistributed income. New WPP does not, however, expect to provide to US Holders the information regarding this income that would be necessary in order for a US Holder to make a qualified electing fund election with respect to its New WPP Shares or New WPP ADSs.

If New WPP were a PFIC, each US Holder would be required to make an annual return on IRS Form 8621, reporting distributions received and gains realised with respect to each PFIC in which it holds a direct or indirect interest. Prospective purchasers should consult their tax advisers regarding the potential application of the PFIC regime and the consequences thereof.

15.5	Information Reporting and Backup Withholding

In general, payments of dividends with respect to, and the proceeds of a sale, redemption or other disposition of, the New WPP Shares or New WPP ADSs, payable to a US Holder by a US paying agent or other US intermediary will be

PART VIII – ADDITIONAL INFORMATION

reported to the IRS and to the US Holder as may be required under applicable regulations. Backup withholding will apply to these payments if the US Holder fails to provide an accurate taxpayer identification number or certification of exempt status or otherwise fails to comply with the requirements of the backup withholding rules. Certain US Holders (including, among others, corporations) are not subject to backup withholding. US Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a US Holder’s federal income tax liability, and a US Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing all required information.

16.	Material contracts

16.1	The following is a summary of each material contract, other than contracts entered into in the ordinary course of business, to which New WPP or any member of WPP Group is a party, for the two years immediately preceding the date of publication of this document and a summary of any other contract (not being a contract entered into in the ordinary course of business) entered into by any member of the WPP Group which contains any provision under which any member of the WPP Group has any obligation or entitlement which is material to the WPP Group as at the date of this document:

(a)	On 3 August 1998 WPP entered into an agreement with Asatsu-DK, Inc (Asatsu) pursuant to which WPP subscribed for approximately 23% (at that time) of the share capital of Asatsu for approximately £139 million and Asatsu subscribed for 31,295,646 WPP Ordinary Shares representing approximately 4% (at that time) of the issued share capital of WPP. Each party agreed not to transfer any shares held by them in the other for a period of five years and thereafter only to not to transfer such shares following a procedure set out in the agreement. Each party is further entitled to nominate a non-executive director to the board of the other subject to retaining its shareholding in the other. On the same date, Asatsu and WPP entered into a co-operation and alliance agreement to exploit mutual opportunities for business both inside and outside Japan. Due to the disparity of the percentage shareholdings of WPP in Asatsu and of Asatsu in WPP, an agreement was also entered into on 3 August 1998 imposing, inter alia, limitations, in certain circumstances, on the voting rights in respect of the shares held by WPP in Asatsu.

(b)	On 23 August 2005 WPP, WPP Finance Co. Limited and WPP Group U.S. Finance Corp. (as borrowers), guaranteed by WPP, entered into an agreement for a seven year multi-currency revolving credit facility (with US Dollar swingline option) of $1,600 million with a syndicate of banks and Citibank International plc as facility agent. The facility is available for drawing by way of multi-currency cash advances on a revolving basis, with an option to draw US Dollar swingline advances up to a sub-limit of $1,400 million. The rate of margin for the facility is 0.25 per cent. per annum (ratcheting up to 0.275 per cent. per annum following the fifth anniversary of the date of the facility) above LIBOR. The commitment fee payable on undrawn commitments is equal to 30 per cent. of the then applicable margin. The interest rate for swingline advances is the higher of the US prime commercial lending rate and 0.25 per cent. per annum above the federal funds rate.

(c)	On June 23, 2004, WPP Finance (UK) issued US$650,000,000 of 5.875% Notes due 2014 pursuant to the Indenture dated as of June 23, 2004 among WPP Finance (UK), as Issuer, WPP, as guarantor and Citibank N.A., as Trustee, as supplemented by the First Supplemental Indenture dated as of June 23, 2004 among WPP Finance (UK), as Issuer, WPP, as Guarantor and Citibank N.A., as Trustee. In February 2005, the Notes were exchanged by the holders for new Notes having substantially the same terms that were registered under the Securities Act. The Notes are fully and unconditionally guaranteed by WPP. The Notes are listed on the Luxembourg Stock Exchange.

(d)	On July 21, 1998, WPP Finance (USA) Corporation issued US$100,000,000 of 6 7/8% Notes due July 15, 2008 pursuant to the Indenture dated as of July 15, 1998 among WPP Finance (USA) corporation, as Issuer, WPP, as Guarantor and Bankers Trust Company (now known as Deutsche Bank Trust Company), as Trustee, as supplemented by the Supplemental Indenture, dated as of December 30, 2003, among WPP Finance (USA) Corporation, WPP and Deutsche Bank Trust company (formerly Bankers Trust Company). The Notes are unconditionally guaranteed as to the payment of principal and interest by WPP. The Notes are not listed on an exchange.

PART VIII – ADDITIONAL INFORMATION

(e)	In connection with WPP’s acquisition of Grey Global Group Inc. on 7 March 2005, WPP became a co-obligor of U.S.$150,000,000 aggregate principal amount of 5 per cent. Contingent Convertible Subordinated Debentures due 2033 issued by Grey Global Group Inc. Pursuant to supplemental indentures dated as of 28 February 2005, each U.S.$1,000 principal amount of debentures is convertible into U.S.$499.31 in cash and 59.10181 ordinary shares (for an aggregate of U.S.$74,896,500 in cash and 8,865,271 ordinary shares), subject to adjustment. Holders of debentures also have the right to require Grey Global Group Inc. to repurchase all or part of the debentures at par on 28 October 2008, 2010 and 2013. The indenture contains an indemnity granted by WPP and Grey Global Group Inc. to American Stock Transfer & Trust Company, as trustee. In accordance with the terms of the indenture relating to the Contingent Convertible Subordinated Debentures, WPP and New WPP will enter into a supplemental indenture pursuant to which the Contingent Convertible Subordinated Debentures will be convertible, from and after completion of the Scheme, into WPP ADSs instead of WPP ADSs.

(f)	On 18 June 2001, WPP issued EUR650,000,000 6 per cent. bonds due 2008; the bonds are constituted by a Trust Deed dated 18 June 2001 between Citicorp Trustee Company Limited (as amended by a supplemental Trust Deed dated 4 November 2003) and the administration of payments to bondholders is provided for in a Paying Agency Agreement, dated 18 June 2001, between WPP, Citicorp Trustee Company Limited and others. The bonds are listed on the London Stock Exchange. The trust deed contains an indemnity granted by WPP in favour of Citicorp Trustee Company Limited.

(g)	On 11 April 2002, WPP issued GBP450,000,000 2.00 per cent. convertible bonds due 2007, convertible into ordinary shares of WPP. The bonds are constituted by a Trust Deed with Citicorp Trustee Company Limited, dated 2 April 2003, (as amended by supplemental trust deeds dated 2 April 2003, 4 November 2003 and 17 December 2004) and the administration of payments to bondholders and conversion of the bonds into ordinary shares of WPP Group plc is provided for in a Paying and Conversion Agency Agreement, dated 11 April 2002, between WPP Group plc, Citibank N.A., Dexia Banque International a Luxembourg and Citicorp Trustee Company Limited. The bonds are listed on the London Stock Exchange. The trust deed contains an indemnity granted by WPP in favour of Citicorp Trustee Company Limited. WPP Group plc is not entitled to elect to pay a cash-alternative to bondholders requesting the conversion of their bonds into ordinary shares of WPP Group plc. The trustee of the Convertible Bonds has indicated that in principle it is minded to consent to the WPP Shares being delisted. The articles of association of WPP will be amended after the Scheme becomes effective and the WPP Shares are delisted such that on conversion of a bond the WPP Shares issued are automatically transferred to New WPP in exchange for New WPP issuing New WPP Shares, such number of New WPP Shares being calculated on an equivalent basis to the existing provisions of the bond.

(h)	WPP and New WPP entered into a sponsor’s agreement with Merrill Lynch International on 31 August 2005 which sets out the terms on which New WPP has appointed Merrill Lynch International as its sponsor for the purposes of its application for Admission. This sponsor’s agreement contains, amongst other things (i) customary warranties given by WPP and New WPP to Merrill Lynch International and (ii) a customary indemnity from each of WPP and New WPP in favour of Merrill Lynch International.

17.	Currency

Unless otherwise indicated, all references in this document to “pounds sterling”, “sterling”, “GBP”, “£”, “pence” or “p” are to the lawful currency of the United Kingdom and all references to “U.S.$”, “U.S. Dollars”, “U.S.D”, “dollars” or “$” are to the lawful currency of the United States of America. WPP Group prepares its financial statements in pounds sterling.

18.	Litigation

Neither New WPP nor any member of WPP Group is or has been engaged in any governmental legal or arbitration proceedings (including any such proceedings which are pending or threatened of which New WPP is aware) during the period covering at least the 12 months predeeding the date of this document which may have, or have had in the recent past significant effects on New WPP’s and/or WPP Group’s financial position or profitability.

19.	Consent(s)

19.1

Deloitte & Touche LLP is a member of the Institute of Chartered Accountants in England and Wales and has given and has not withdrawn its written consent to the inclusion in this document of its name, reports, letter and

PART VIII – ADDITIONAL INFORMATION

references to it in the form and context in which they appear and has authorised the contents of that part of this prospectus for the purposes of paragraph 5.5.3R(2)(f) of the Prospectus Rules.

19.2	Merrill Lynch International have given and not withdrawn its written consent to the inclusion in this document of its name and references to it in the form and context in which they appear.

20.	General

The total costs (exclusive of any amounts in respect of value added tax) payable by New WPP and/or WPP in connection with the Scheme and the listing of New WPP are estimated to amount to approximately £7.4 million. Given the inter-relationship between the Scheme and the listing of New WPP, it is not practicable to separate costs attributable solely to the Scheme and the listing of New WPP. There are no amounts payable to financial intermediaries.

This sum includes approximately £3.9 million which could become payable in respect of adverse tax consequences (including stamp duty) arising out of the effect of the Scheme on certain outstanding awards under the WPP Share Plans.

21.	Documents available for inspection

Copies of the following documents are available for inspection during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) for a period of twelve months from the date of publication of this document at New WPP’s registered office at Pennypot Industrial Estate, Hythe, Kent CT21 6PE and the office of Allen & Overy, LLP, One New Change., London EC4M 9QQ:

(a)	the memorandum and articles of association of New WPP;

(b)	the memorandum and articles of association of WPP and the memorandum and articles of WPP as they will be following the proposed amendment at the Extraordinary General Meeting;

(c)	the audited consolidated accounts of the WPP Group for the three financial years ended 31 December 2002, 2003 and 2004 prepared under UK GAAP (including auditors’ reports), the audited non-statutory consolidated accounts of the WPP Group for the financial year ended 31 December 2004 prepared under IFRS (including auditor’s report), the unaudited interim accounts for the six months ended 30 June 2005, the financial statements for New WPP and the Accountants’ Report on such financial statements, all as set out in Part VI of this document;

(d)	the rules (or, where applicable, participants’ guides) and trust deeds of the share schemes referred to in the WPP Share Plans and New Share Plans in this Part VIII marked up to reflect any relevant amendments to those rules or deeds;

(e)	the consent letters referred to in “Consents” in this Part VIII;

(f)	the Scheme Circular; and

(g)	this document.

Dated 31 August 2005

PART IX – DEFINITIONS

The following definitions apply throughout this document unless the context requires otherwise:

Admission	admission of the New WPP Shares to the Official List and to trading on the market for listed securities of the London Stock Exchange and Admission becoming effective means it becoming effective in accordance with paragraph 3.2.7 of the Listing Rules

ADRs	American Depositary Receipts

the Board	the directors of New WPP as at the date of this document, as set out on page 3 of this document

business day	a day (excluding Saturday or Sunday) on which banks generally are open for business in the City of London for the transaction of normal banking business

Combined Code	the Combined Code on Corporate Governance dated July 2003 appended to the Listing Rules

Companies Act	the Companies Act 1985, as amended

Consolidated Financial Statements	WPP’s audited consolidated financial statements under UK GAAP for the financial years ended 31 December 2004, 2003 and 2002

Continuing Share Plans	The WPP 2004 Leadership Equity Acquisition Plan and the WPP Performance Share Plan, each as described in paragraph 9.1 of Part VIII of this document

Court	the High Court of Justice of England and Wales

Court Hearing	the hearing of the petition to sanction the Scheme by the Court

Court Meeting	the meeting, notice of which is set out in Part 6 of the Scheme Circular, of the holders of WPP Shares convened by order of the Court pursuant to section 425 of the Companies Act 1985 to consider and, if thought fit, approve the Scheme, and any adjournment thereof

CREST	the system for the paperless settlement of trades in listed securities operated by CRESTCo Limited

CREST Regulations	the Uncertificated Securities Regulations 2001, as amended

Directors	the directors of New WPP as at the date of this document, as set out on page 3 of this document

Disclosure Rules	the disclosure rules of the FSA

Effective Date	the date on which the Scheme becomes effective in accordance with clause 7 of the Scheme, expected to be 25 October 2005

EURIBOR	European Interbank Offer Rate

Exchange Act	the United States Securities Exchange Act of 1934, as amended

Extraordinary General Meeting or EGM	the extraordinary general meeting of WPP convened for 26 September 2005, notice of which is set out in Part 7 of the Scheme Circular, and any adjournment thereof

FSA	Financial Services Authority

FSMA	the Financial Services and Markets Act 2000 (as amended)

Grey Plans	the Grey Advertising Inc 1994 Stock Incentive Plan and the Grey Global Group Inc. 2003 Senior Management Incentive Plan

PART IX – DEFINITIONS

IFRS	International Financial Reporting Standards

in certificated form	in relation to a share or other security, a share or other security which is not in uncertificated form

JMS	JMS Financial Services Limited

LIBOR	London Interbank Offer Rate

Listing Rules	the listing rules of the UK Listing Authority

London Stock Exchange	London Stock Exchange plc

NASDAQ	National Association of Securities Dealers Automated Quotation System National Market

New WPP	WPP 2005 plc, a public limited company incorporated in England and Wales with registered number 05537577

New WPP ADS Deposit Agreement	the deposit agreement relating to New WPP ADSs between New WPP and Citibank N.A.

New WPP ADSs	American Depositary Shares to be issued by the US Depositary in respect of and representing the right to received five (5) New WPP Shares

New WPP Articles	the articles of association of New WPP

New WPP Memorandum	the memorandum of association of New WPP

New WPP Reduction of Capital	the proposed reduction of capital of New WPP under section 135 Companies Act, as described in paragraph 9 of Part III of this document

New WPP Shares

(a)     prior to the New WPP Reduction of Capital, the ordinary shares of 475 pence (or such lower nominal value as the directors of New WPP shall decide prior to the date on which the Court is asked to sanction the Scheme) each in New WPP to be allotted and issued pursuant to the Scheme; and

(b)     following the New WPP Reduction of capital becoming effective, the ordinary shares of 10 pence each in New WPP

New WPP Share Owner	a holder of New WPP Shares

New Share Plans	the WPP 2005 Executive Stock Option Plan and the WPP 2005 Worldwide Ownership Plan both as described in paragraph 9.1 of Part VIII of this document

New Shares	the ordinary shares of 10 pence each in the capital of WPP created following the cancellation of the Scheme Shares which shall be of an aggregate nominal amount equal to the aggregate nominal amount of the shares cancelled

Official List	the Official List of the UK Listing Authority

pence or £	the lawful currency of the United Kingdom

Prospectus Rules	the rules made for the purposes of Part VI of the FSMA in relation to offers of securities to the public and admission of securities to trading on a regulated market

Reform Act	the US Private Securities Litigation Reform Act of 1955

Remuneration Committee	the remuneration committee of the Board

PART IX – DEFINITIONS

Scheme	the scheme of arrangement in its present form as described in Part III of this document and Part 4 of the Scheme Circular or with or subject to any amendment modification, additional or condition approved or imposed by the Court

Scheme ADR	an ADR which represents Scheme Shares

Scheme Circular	the circular to Ordinary Shareholders dated 31 August 2005 relating to the Scheme including, amongst other things, a description of the Scheme, notice of the Court Meeting and notice of the Extraordinary General Meeting

Scheme Proposals	collectively the proposed Scheme and the subsequent New WPP Reduction of Capital as described in this document and the Scheme Circular

Scheme Record Date	the later of 24 October 2005 and the business day immediately preceding the Effective Date

Scheme Record Time	6.00 p.m. (London time) on the Scheme Record Date

Scheme Share Owner	a holder of Scheme Shares as appearing in the register of members of WPP at the Scheme Record Time (including the US Depositary)

Scheme Shares	means:

(a) all the WPP Shares (including WPP Shares represented by WPP ADSs) in issue at the date of the Scheme;

(b) all (if any) additional WPP Shares (including WPP Shares represented by WPP ADSs) in issue at the Scheme Voting Record Time; and

(c)     all (if any) further WPP Shares (including WPP Shares represented by WPP ADSs) which may be in issue immediately prior to the confirmation by the Court of the reduction of capital provided for by the Scheme in respect of which the original or any subsequent holders shall be bound by the Scheme or in respect of which the original or any subsequent holders shall have agreed in writing to be so bound

Scheme Voting Record Time	6.00 p.m. (London time) on 24 September 2005, or if the Court Meeting is adjourned, 48 hours before the time appointed for any adjourned Court Meeting

SEC	the United States Securities and Exchange Commission

Securities Act	the US Securities Act of 1933, as amended

share owner or holder	a registered holder of WPP Shares or New WPP Shares, as the context requires, including any person(s) entitled by transmission

Sponsor	Merrill Lynch International

Statutes	means the Companies Act, the Uncertificated Securities Regulations 2001 and every other statute, statutory instrument, regulation or order for the time being in force concerning companies registered under the Companies Act

PART IX – DEFINITIONS

uncertificated or in uncertificated form	in relation to a share or other security, a share or other security title to which is recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST

UK GAAP	generally accepted accounting principles in the UK

UK Listing Authority	the Financial Services Authority acting in its capacity as competent authority under the Financial Services and Markets Act 2000

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland

United States or US or USA	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

US Depositary	Citibank N.A. including, where the context requires, its nominee

US GAAP	generally accepted accounting principles in the US

WPP	WPP Group plc, a public limited company incorporated in England and Wales with registered number 1003653

WPP ADRs	American Depositary Receipt certificates evidencing WPP ADSs

WPP ADSs	American Depositary Shares issued by the US Depositary in respect of and representing the right to receive five (5) WPP Shares

WPP Group or Group	before the Effective Date, WPP and its subsidiaries and subsidiary undertakings, and, where the context requires, its associated undertakings and, after the Effective Date, New WPP and its subsidiaries and subsidiary undertakings, and, where the context requires, its associated undertakings

WPP Share Owner	a holder of WPP Shares

WPP Share Plans	the WPP Executive Stock Option Plan, the WPP Worldwide Ownership Plan, the WPP Leadership Equity Acquisition Plan, the WPP 2004 Leadership Equity Acquisition Plan, the WPP Performance Share Plan, the WPP Annual Bonus Deferral Program, the WPP Deferred Stock Units Awards Agreements, the Operating Company Long Term Incentive Plans, the Restricted Stock Awards, the WPP Restricted Stock Plan, the Tempus Group PLC 1998 Long Term Incentive Plan, the Y&R Plans and the Grey Plans

WPP Shares	the ordinary shares of 10 pence each of WPP

Y&R Plans	the Young & Rubicam Inc. Directors Stock Option Plan, the Young & Rubicam 1997 Incentive Compensation Plan and the Young & Rubicam Holdings Inc. Management Stock Option Plan